   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 15, 2003


                                                     REGISTRATION NO. 333-108857
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                               AMENDMENT NO. 4 TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                          UNITED NATIONAL GROUP, LTD.
             (Exact name of registrant as specified in its charter)

             CAYMAN ISLANDS                                6399                                NOT APPLICABLE
    (State or other jurisdiction of            (Primary Standard Industrial                   (I.R.S. Employer
     incorporation or organization)                Classification Code)                     Identification No.)

                             ---------------------
                          WALKER HOUSE, 87 MARY STREET
                                 P.O. BOX 908GT
                           GEORGE TOWN, GRAND CAYMAN
                                 CAYMAN ISLANDS
                                 (345) 949-0100
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                                   NRAI, INC.
                                  P.O. BOX 927
                          41 EVERETT DRIVE, SUITE 107B
                             WEST WINDSOR, NJ 08550
                                 (609) 716-0300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   COPIES TO:

                   ELLIOTT V. STEIN, ESQ.                                       PHYLLIS G. KORFF, ESQ.
               WACHTELL, LIPTON, ROSEN & KATZ                                   SKADDEN, ARPS, SLATE,
                    51 WEST 52ND STREET                                           MEAGHER & FLOM LLP
                     NEW YORK, NY 10019                                           FOUR TIMES SQUARE
                       (212) 403-1000                                             NEW YORK, NY 10036
                 FACSIMILE: (212) 403-2000                                          (212) 735-3000
                                                                              FACSIMILE: (212) 735-2000

                             ---------------------
       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.
                             ---------------------
       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

       If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

       If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box: [ ]
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
                                                                 PROPOSED MAXIMUM
                   TITLE OF EACH CLASS OF                       AGGREGATE OFFERING             AMOUNT OF
                SECURITIES TO BE REGISTERED                         PRICE(1)(2)            REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------
Class A common shares, $0.0001 par value per share..........       $201,825,000               $16,328(3)
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

(1) Includes Class A common shares, if any, that may be sold pursuant to the underwriters' overallotment option.

(2) Estimated solely for the purposes of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(3) This amount has been previously paid.
                             ---------------------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION

                 PRELIMINARY PROSPECTUS DATED NOVEMBER 26, 2003

PROSPECTUS

                                9,750,000 SHARES

                          [UNITED NATIONAL GROUP LOGO]
                          UNITED NATIONAL GROUP, LTD.
                             CLASS A COMMON SHARES
                             ----------------------
     This offering is the initial public offering of Class A common shares of United National Group. Prior to this offering there has been no public market for our Class A common shares. All of the Class A common shares are being sold by United National Group. We have two classes of common shares outstanding, Class A common shares and Class B common shares. Each Class A common share is entitled to one vote, while each Class B common share is entitled to ten votes. In addition, each Class B common share is convertible into one Class A common share.


     We currently expect the initial public offering price of our Class A common shares to be between $16.00 and $18.00 per share. Our Class A common shares have been approved for quotation on the Nasdaq National Market under the symbol "UNGL."


     INVESTING IN OUR CLASS A COMMON SHARES INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 8 OF THIS PROSPECTUS.
                             ----------------------

                                                              PER SHARE              TOTAL
                                                              ---------              -----
Public offering price.......................................      $                    $
Underwriting discount.......................................      $                    $
Proceeds, before expenses, to United National Group.........      $                    $

     The underwriters may also purchase up to an additional 1,462,500 Class A common shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover overallotments.

     Neither the Securities and Exchange Commission nor any regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The Class A common shares will be ready for delivery on or about
          , 2003.
                             ----------------------

                              MERRILL LYNCH & CO.

BANC OF AMERICA SECURITIES LLC                DOWLING & PARTNERS SECURITIES, LLC
FOX-PITT, KELTON                                   KEEFE, BRUYETTE & WOODS, INC.
                             ----------------------
                The date of this prospectus is           , 2003.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    1
Risk Factors................................................    8
Cautionary Note Regarding Forward-Looking Statements........   29
Use of Proceeds.............................................   30
Dividend Policy.............................................   30
Capitalization..............................................   31
Dilution....................................................   32
Pro Forma Financial Information.............................   33
Selected Historical Financial Data..........................   38
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   40
Industry Background and Trends..............................   63
Business....................................................   65
Regulation..................................................   85
Management..................................................   93
Principal Shareholders......................................  106
Our Relationship with Fox Paine & Company...................  110
Certain Relationships and Related Transactions..............  113
Description of Share Capital................................  115
Shares Eligible for Future Sale.............................  123
Material Tax Considerations.................................  125
Underwriting................................................  138
Legal Matters...............................................  141
Experts.....................................................  141
Where You Can Find More Information.........................  141
Enforceability of Civil Liabilities Under United States
  Federal Securities Laws and Other Matters.................  141
Index to Financial Statements...............................  F-1
Glossary of Selected Insurance Terms........................  G-1

                             ---------------------

       You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information that is different from, or in addition to, that contained in this prospectus. We are offering to sell and seeking offers to buy our Class A common shares only in states and jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Class A common shares.
                             ---------------------

       In this prospectus, unless the context requires otherwise: (1) "United National Group" refers to United National Group, Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands; (2) "we," "us" and "our" refer to United National Group and its subsidiaries as a whole; (3) our "U.S. Operations" refers to the insurance and related operations conducted by American Insurance Service, Inc. and its subsidiaries, including American Insurance Adjustment Agency, Inc., Diamond State Insurance Company, J.H. Ferguson & Associates, LLC, United National Casualty Insurance Company, United National Insurance Company and United National Specialty Insurance Company; (4) our "U.S. Insurance Subsidiaries" refers to United National Insurance Company, Diamond State Insurance Company, United National Specialty Insurance Company and United National Casualty Insurance Company; (5) "U.N. Barbados" refers to Wind River Insurance Company (Barbados), Ltd.; (6) "U.N. Bermuda" refers to Wind River Insurance Company (Bermuda), Ltd.; (7) our "Non-U.S. Operations" refers to the insurance and reinsurance and related operations of U.N. Barbados and U.N. Bermuda; (8) "Fox Paine & Company" refers to Fox Paine & Company, LLC and affiliated investment funds; (9) our articles of association refers to our articles of association as they will be amended and restated immediately prior to completion of this offering; and (10) "$" or "dollars" refers to U.S. dollars.

                                    SUMMARY

       This summary highlights selected information contained elsewhere in this prospectus. While we have highlighted what we believe to be the most important information about us and this offering in this summary, this summary does not contain all of the information you should consider before investing in our Class A common shares. You should read this entire prospectus carefully, including "Risk Factors," "Cautionary Note Regarding Forward-Looking Statements" and the consolidated financial statements and accompanying notes beginning on page F-1 for a more complete understanding of our business and this offering before investing in our Class A common shares. We have included a glossary of insurance terms that are used in this prospectus beginning on page G-1.

                                  OUR BUSINESS

       United National Group is a holding company formed on August 26, 2003 under the laws of the Cayman Islands to acquire our U.S. Operations.

       Through our U.S. Operations we are a leading specialty property and casualty insurer with a 43-year history of operating in the specialty insurance markets. In 2002, United National Insurance Company was the sixth largest excess and surplus lines, or "E&S," insurance company according to Business Insurance, and we were the 11th largest E&S insurance group according to A.M. Best, in each case on the basis of direct premiums written. Our Non-U.S. Operations, which consist of recently formed Barbados-based and Bermuda-based insurance companies, are expected to begin offering insurance and reinsurance products to third parties and reinsurance to our U.S. Operations in the near future.

       We write specialty insurance products that are designed to meet the specific needs of targeted niche insurance markets. These niche markets are typically well-defined, homogeneous groups of insureds to which, due to some particular risk exposure, standard market insurers do not offer insurance coverage. Examples of products that we write for these markets include property and casualty insurance for social service agencies, insurance for equine mortality risks and insurance for vacant property risks. We believe that our specialty insurance product focus and niche market strategy have enabled us to outperform the property and casualty industry as a whole. For example, our combined ratio, based on our statutory financial statements and calculated as an unweighted average, was 13.8 percentage points better than that of the property and casualty industry as a whole over the past 20 years, based on data from A.M. Best. The combined ratio of an insurance company is generally viewed as an indication of underwriting profitability, but does not take into account the effect of investing activities on net income. The combined ratio of an insurance company is calculated by adding the expense ratio and the loss and loss adjustment expense ratio of that insurance company. Under statutory accounting principles, the expense ratio is the ratio of underwriting expenses to net premiums written, while the losses and loss adjustment expense ratio is the ratio of incurred losses and loss adjustment expenses to net premiums earned.

       Our financial goal is to provide a superior return to our shareholders by achieving underwriting profits and by steadily increasing our shareholders' equity over the long term. We have produced combined ratios of 95.4%, 104.7% and 117.3% over the last 20, 5 and 3 years, respectively. In each case, our combined ratio is based on our statutory financial statements, is calculated as an unweighted average over the relevant period and takes into account our 162.6% combined ratio for 2002. For further information concerning our combined ratio in recent periods, see "-- Summary Historical Financial Data." We have reported an underwriting profit, based on our statutory financial statements, in 19 of the past 20 years.

       Our U.S. Insurance Subsidiaries currently are rated "A" (Excellent) by A.M. Best, which assigns ratings to each insurance company transacting business in the United States. "A" (Excellent) is the third highest rating of sixteen rating categories.

                       ACQUISITION OF OUR U.S. OPERATIONS

       On September 5, 2003, Fox Paine & Company made a capital contribution of $240.0 million to us, in exchange for 10.0 million Class B common shares and
14.0 million Series A preferred shares, and we acquired Wind River Investment Corporation, the holding company for our U.S. Operations, from a group of family trusts affiliated with the Ball family of Philadelphia, Pennsylvania.

       To effect this acquisition, we used $100.0 million of this $240.0 million capital contribution to purchase a portion of the common stock of Wind River Investment Corporation held by the Ball family trusts. We purchased the remainder with consideration consisting of 2.5 million Class A common shares,
3.5 million Series A preferred shares and senior notes issued by Wind River Investment Corporation having an aggregate principal amount of approximately $72.8 million, which we have fully and unconditionally guaranteed. Of the remaining $140.0 million contributed to us, we then contributed $80.0 million to our U.S. Operations, used $43.5 million to capitalize our Non-U.S. Operations and will use the remaining $16.5 million to fund fees and expenses incurred in connection with the acquisition. See "Our Relationship with Fox Paine & Company."

       For a chart showing our organizational structure, see
"Business -- Corporate Organization."

OUR COMPETITIVE STRENGTHS

       We believe certain characteristics distinguish us from our competitors, including:

       - ESTABLISHED REPUTATION IN THE SPECIALTY INSURANCE INDUSTRY. We were founded in 1960 and have a 43-year operating history in the E&S and specialty admitted insurance markets.

       - EXPERIENCED MANAGEMENT TEAM. Our experienced management team has an average of over 22 years of experience in the insurance industry and has been with us for an average of 15 years.

       - EXTENSIVE SPECIALIZED NICHE UNDERWRITING CAPABILITIES. We have an experienced, focused underwriting organization of 63 dedicated underwriting professionals.

       - WELL-ESTABLISHED PROCESSES AND PROCEDURES. We have developed critical, customized processes and procedures that enable us to underwrite and analyze the results of our business and capitalize quickly on business opportunities.

       - STRONG MARKET RELATIONSHIPS. We have strong, longstanding relationships with our reinsurers and with our professional general agencies, which extend 17 years on average for our ten largest reinsurers and eight years on average across all of our general agency relationships.

       - BALANCE SHEET STRENGTH. We maintain conservative underwriting and investment policies that we believe have enabled us to maintain at least an "A" (Excellent) rating or better from A.M. Best for 17 consecutive years.

OUR STRATEGY

       Our financial goal is to provide a superior return to our shareholders by achieving underwriting profits and through steadily increasing our shareholders' equity over the long term. We intend to reach our goal by:

       - MAINTAINING A LEADERSHIP ROLE IN THE E&S AND SPECIALTY ADMITTED MARKETS. We intend to continue to focus on the needs of the E&S and specialty admitted markets by developing customized insurance products, using sophisticated underwriting solutions and providing predictable and helpful customer service.

       - FOCUSING ON SPECIFIC NICHE MARKETS IN WHICH WE HAVE DEMONSTRATED UNDERWRITING EXPERTISE. Our depth of experience across a diverse set of niche markets provides a competitive advantage that we believe enables us to generate superior profitability.

       - OPPORTUNISTICALLY MANAGING A DIVERSE PRODUCT PORTFOLIO. In order to enhance underwriting profitability, we are increasing our retention in certain products with respect to which we believe we have superior underwriting expertise and where we have identified improving market conditions.

       - MAINTAINING A CONSERVATIVE BALANCE SHEET AND A STRONG A.M. BEST RATING. We intend to remain conservative in our underwriting, reinsurance buying and investment practices and to use extensive modeling techniques to protect our current position with the rating agencies, particularly A.M. Best.

       - BUILDING SHAREHOLDER VALUE. By growing underwriting profits through our disciplined approach and conservatively managing our investment portfolio, we intend to grow shareholders' equity over the long term.

                         RECENT TRENDS IN OUR INDUSTRY

       The property and casualty insurance industry has historically been a cyclical industry. We believe that during the 1990s the property and casualty insurance industry maintained excess underwriting capacity. As a result, the industry suffered from lower pricing, less favorable policy terms and conditions, less stringent underwriting standards and reduced profitability. Significant catastrophic losses in 1999 and a subsequent contraction of underwriting capacity led to price increases and policy terms and conditions more favorable to insurers in 2000.

       We believe that these trends continued and accelerated in 2001 when the property and casualty insurance industry experienced a severe dislocation as a result of an unprecedented impairment of capital, causing a substantial contraction in industry underwriting capacity. These factors have resulted in a general environment of rate increases and conservative risk selection. In this environment, rates tend to increase, coverage terms become more restrictive and a significant volume of premium moves from the standard property and casualty insurance market into the specialty insurance market. Growth in direct premiums written for the E&S market has increased from 9.8% in 2000 to 35.7% in 2001 and 61.7% in 2002, according to data from A.M. Best.

       Consistent with the trends witnessed in the broader property and casualty market, during 2001 and 2002, our rate increases on renewal business across all segments approximated 23% and 30%, respectively. Through September 30, 2003, our rate increases on renewal business approximated 27%, which rates we will earn over the period of time in which the policies are in force, generally the next 12 months. We cannot assure you, however, that these favorable trends will continue or that these rate increases can be sustained.

          RISKS RELATING TO AN INVESTMENT IN OUR CLASS A COMMON SHARES

       Before investing in our Class A common shares, you should take into account the following risks related to such an investment:

       - If actual claims payments exceed our reserves for losses and loss adjustment expenses, our financial condition and results of operations could be adversely affected.

       - Our U.S. Insurance Subsidiaries are rated "A" (Excellent) by A.M. Best, the third highest rating, and a decline in this rating could adversely affect our position in the insurance market, make it more difficult to market our insurance products and cause premiums and earnings to decrease.

       - We cannot guarantee that our reinsurers will pay in a timely fashion, if at all, and as a result, we could experience losses.

       - Our investment performance may suffer as a result of adverse capital market developments or other factors, which would in turn adversely affect our financial condition and results of operations.

       - Because we are dependent on key executives, the loss of any of these executives or our inability to retain other key personnel could adversely affect our business.

       - Our holding company structure, as well as regulatory and other constraints, limit our ability to pay dividends and make other payments.

       - Prior to this offering, there has been no public trading market for our Class A common shares, and you cannot be certain that an active trading market or a specific share price will be established.

       - If the Internal Revenue Service were to challenge successfully the expected U.S. federal tax consequences attendant to our operations or to an investment in Class A common shares, or if expected U.S. federal tax consequences were affected by a change in law, these developments may have a material adverse effect on our operations and your investment.

       For more information on these or other risks that we face, including risks related to our controlling shareholder, establishment of our Non-U.S. Operations, performance by our general agencies, fluctuation in our results, competitive pressures, terrorism and political unrest, regulation and our potential need for additional capital, see "Risk Factors" beginning on page 8 of this prospectus. You should carefully consider those risks, together with the other information in this prospectus, before investing in our Class A common shares.
                             ---------------------

       Our principal executive offices are located at Walker House, 87 Mary Street, P.O. Box 908GT, George Town, Grand Cayman, Cayman Islands, and our telephone number is (345) 949-0100.

                                 THIS OFFERING

Class A common shares offered
by us.........................   9,750,000 shares

Overallotment option offered
by us.........................   1,462,500 shares

Common shares to be
outstanding after this
  offering:

 Class A common shares........   14,059,044 shares

 Class B common shares........   12,687,500 shares
                                 --------------------------------------------

Total.........................   26,746,544 shares
                                 --------------------------------------------

________                         --------------------------------------------

Use of proceeds...............   We intend to use up to $150.0 million of the
                                 net proceeds from this offering to redeem all of our 15.0 million outstanding Series A preferred shares, which are currently held by Fox Paine & Company and the Ball family trusts.
                                 The redemption price for each Series A
                                 preferred share is currently $11.825, which represents 110% of the sum of the current liquidation preference per Series A preferred share, which is $10.00, plus accrued but unpaid dividends of $0.75 per Series A preferred share. Of this redemption price, we will pay
                                 $10.00 in cash, and we will pay the remainder in Class A common shares, valued at the initial public offering price. We intend to use any remaining net proceeds for general corporate purposes, including to capitalize our Non-U.S.
                                 Operations. See "Use of Proceeds."

Voting rights.................   On all matters submitted for a vote of
                                 shareholders, each Class A common share is entitled to one vote, and each Class B common share is entitled to ten votes, subject, in each case, to the adjustments described under "Description of Share Capital -- Voting
                                 Adjustments."

Other common share rights.....   With the exception of voting and conversion
                                 rights, Class A common shares and Class B common shares have identical rights. See
                                 "Description of Share Capital -- Common
                                 Shares."

Dividend policy...............   We do not anticipate paying any cash dividends
                                 on any class of our common shares in the foreseeable future. We currently intend to retain any future earnings to fund the development and growth of our business. See
                                 "Dividend Policy."


Nasdaq National Market
symbol........................   Our Class A common shares have been approved
                                 for quotation on the Nasdaq National Market under the symbol "UNGL."


Risk factors..................   See "Risk Factors" and other information
                                 included in this prospectus for a discussion of factors that you should carefully consider before investing in our Class A common shares.

       Unless we specifically state otherwise, all information in this prospectus assumes that the underwriters do not exercise their overallotment option. If the underwriters exercise their overallotment option in full, an additional 1,462,500 shares of Class A common stock will be outstanding following completion of this offering.

       The number of Class A common shares outstanding after this offering also excludes 2.5 million Class A common shares issuable under our share incentive plan, of which options to purchase 1,256,699 Class A common shares at a weighted average exercise price of $9.29 per share had been issued as of November 25, 2003, and warrants to purchase 55,000 Class A common shares at an exercise price of $10.00 per share.

                       SUMMARY HISTORICAL FINANCIAL DATA

       The following table sets forth summary historical financial data for United National Group and, for periods prior to September 5, 2003, Wind River Investment Corporation, which is considered United National Group's predecessor for accounting purposes. This summary financial data is derived from the consolidated financial statements and accompanying notes of Wind River Investment Corporation and United National Group included elsewhere in this prospectus. You should read this summary historical financial data together with the consolidated financial statements and accompanying notes of Wind River Investment Corporation and United National Group and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                                                             PREDECESSOR              SUCCESSOR
                                                                                     ----------------------------   -------------
                                                                                                       FOR THE         FOR THE
                                                  PREDECESSOR                           FOR THE      PERIOD FROM     PERIOD FROM
                              ----------------------------------------------------    NINE MONTHS     JANUARY 1,    SEPTEMBER 6,
                                        FOR THE YEARS ENDED DECEMBER 31,                 ENDED         2003 TO         2003 TO
                              ----------------------------------------------------   SEPTEMBER 30,   SEPTEMBER 5,   SEPTEMBER 30,
                                1998       1999       2000       2001       2002         2002            2003           2003
                              --------   --------   --------   --------   --------   -------------   ------------   -------------
   (DOLLARS IN THOUSANDS)                                                                            (UNAUDITED)
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Gross premiums written......  $296,426   $357,605   $453,464   $670,520   $793,083     $680,817        $510,623        $33,190
                              ========   ========   ========   ========   ========     ========        ========        =======
Net premiums written........  $ 94,547   $117,883   $127,572   $169,310   $172,689     $171,047        $139,116        $ 9,692
                              ========   ========   ========   ========   ========     ========        ========        =======
Net premiums earned.........  $ 95,740   $103,455   $136,931   $150,336   $162,763     $157,557        $128,254        $10,687
Investment income...........    22,628     24,637     28,578     24,491     24,595       18,131          15,733          1,347
Investment expenses.........    (4,778)    (4,969)    (6,088)    (5,138)    (6,910)      (5,163)         (2,444)          (555)
                              --------   --------   --------   --------   --------     --------        --------        -------
Investment income, net......    17,850     19,668     22,490     19,353     17,685       12,968          13,289            792
Net realized investment
  gains (losses)............     3,556     (5,210)       593    (12,719)   (11,702)     (15,039)          5,589           (718)
                              --------   --------   --------   --------   --------     --------        --------        -------
  Total revenues............   117,146    117,913    160,014    156,970    168,746      155,486         147,132         10,761
Net losses and loss
  adjustment expenses(1)....    67,002     76,257    113,151    128,338    201,750      143,187          84,885          7,349
Acquisition costs and other
  underwriting expenses.....    15,584     11,913     14,999     15,867     18,938       14,339          30,543          4,587
Provision for doubtful
  reinsurance
  receivables(2)(3).........        --         --         --         --     44,000           --           1,750             --
Other operating expenses....     2,399      2,112      2,918      2,220      5,874        2,436             288            124
Interest expense............       922        589        322         77        115          676              46            249
                              --------   --------   --------   --------   --------     --------        --------        -------
  Income (loss) before
    income taxes............    31,239     27,042     28,624     10,468   (101,931)      (5,152)         29,620         (1,548)
Income tax expense
  (benefit).................     6,751      6,252      5,883        295    (40,520)      (5,333)          6,850         (1,106)
                              --------   --------   --------   --------   --------     --------        --------        -------
  Net income (loss) before
    equity in net income
    (loss) of
    partnerships............    24,488     20,790     22,741     10,173    (61,411)         181          22,770           (442)
Equity in net earnings of
  partnerships..............        --         --         --        664       (252)        (995)          1,834            258
                              --------   --------   --------   --------   --------     --------        --------        -------
  Net income (loss) before
    extraordinary gain......    24,488     20,970     22,741     10,837    (61,663)        (814)         24,604           (184)
Extraordinary gain(4).......        --         --         --         --         --           --              --         46,424
                              --------   --------   --------   --------   --------     --------        --------        -------
  Net income (loss).........  $ 24,488   $ 20,790   $ 22,741   $ 10,837   $(61,663)    $   (814)       $ 24,604        $46,240
                              ========   ========   ========   ========   ========     ========        ========        =======
INSURANCE OPERATING RATIOS:
Net losses and loss
  adjustment expense
  ratio(1)(5)...............      70.0%      73.7%      82.6%      85.3%     124.0%        90.9%           66.2%          68.8%
Underwriting expense
  ratio(2)(3)(6)............      16.3       11.5       11.0       10.6       38.6          9.1            25.2           42.9
                              --------   --------   --------   --------   --------     --------        --------        -------
Combined
  ratio(3)(5)(7)(8).........      86.3%      85.2%      93.6%      95.9%     162.6%       100.0%           91.4%         111.7%
                              ========   ========   ========   ========   ========     ========        ========        =======
Net/gross premiums
  written...................      31.9%      33.0%      28.1%      25.3%      21.8%        25.1%           27.2%          29.2%
                              ========   ========   ========   ========   ========     ========        ========        =======

                                                                 AS OF          AS OF SEPTEMBER 30, 2003
                                                              DECEMBER 31,    ----------------------------
                                                                  2002          ACTUAL      AS ADJUSTED(9)
                                                              ------------    ----------    --------------
                   (DOLLARS IN THOUSANDS)                                             (UNAUDITED)
BALANCE SHEET DATA:
Total investments and cash and cash equivalents.............   $  611,129     $  800,169      $  802,317
Reinsurance receivables, net of allowance...................    1,743,524      1,785,213       1,785,213
Total assets................................................    2,685,620      2,834,919       2,837,067
Unpaid losses and loss adjustment expenses..................    2,004,422      2,085,658       2,085,658
Total shareholders' equity..................................   $  268,637     $  356,914      $  359,062

---------------

(1) In 2002, we increased our net loss reserves relative to accident years 2001 and prior by $47.8 million primarily due to higher than anticipated losses in the multi-peril and other liability lines of business and by $23.6 million due to the conclusion of an arbitration proceeding. The net losses and loss adjustment expense ratio increased by 43.9 percentage points in 2002 due to this $71.4 million increase in net loss reserves.

(2) We established an allowance for doubtful reinsurance receivables in 2002, which resulted in a 27.0 percentage point increase in our 2002 underwriting expense ratio.

(3) Our underwriting expense ratio and our combined ratio for the period January 1, 2003 to September 5, 2003 includes a 4.7 percentage point increase attributable to a $4.2 million expense for stock appreciation rights and retention payments made to certain key executives upon completion of the acquisition and a $1.8 million allowance for doubtful reinsurance receivables.

(4) The $46.4 million excess of the estimated fair value of net assets over purchase price was recognized as an extraordinary gain in the consolidated statement of operations for the period September 6, 2003 to September 30, 2003.

(5) Our net losses and loss adjustment expense ratio for the period from September 6, 2003 to September 30, 2003 includes a 9.7 percentage point increase attributable to a $1.7 million reduction in earned premium due to purchase accounting.

(6) Our underwriting expense ratio for the period September 6, 2003 to September 30, 2003 includes a 14.1 percentage point increase attributable to the following: (a) a $1.7 million reduction in earned premium due to purchase accounting; (b) $0.6 million of organizational costs; and (c) $0.4 million of deferred compensation option expense.

(7) Our 2002 combined ratio includes a 43.9 percentage point increase attributable to our $71.4 million reserve strengthening and a 27.0 percentage point increase attributable to establishment of a $44.0 million allowance for doubtful reinsurance receivables.

(8) Our combined ratio for the period from September 6, 2003 to September 30, 2003 includes a 23.8 percentage point increase attributable to our $1.7 million reduction in earned premium, $0.6 million of organizational costs and $0.4 million of deferred compensation option expense.

(9) The as adjusted financial data reflects the sale of 9,750,000 Class A common shares in this offering at an initial public offering price of $17.00 per Class A common share (the midpoint of the estimated range set forth on the cover page of this prospectus) and the application of the net proceeds from this offering as described under "Use of Proceeds," including the redemption of the Series A preferred shares in accordance with their terms.

                                  RISK FACTORS

       You should carefully consider the risks described below and all other information contained in this prospectus before investing in our Class A common shares, including the consolidated financial statements and accompanying notes. The risks and uncertainties described below are those we believe to be material, but they are not the only ones we face. If any of the following risks, or other risks and uncertainties that we have not yet identified or that we currently consider not to be material, actually occur, our business, prospects, financial condition, results of operations and cash flows could be materially and adversely affected. In that event, the trading price of our Class A common shares could decline, and you could lose part or all of your investment.

       Some of the statements regarding risk factors below and elsewhere in this prospectus may include forward-looking statements that reflect our current views with respect to future events and financial performance. Such statements include forward-looking statements both with respect to us specifically and the insurance and reinsurance sectors in general, both as to underwriting and investment matters. Statements that include words such as "expect," "intend," "plan," "believe," "project," "anticipate," "seek," "will" and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements.

                  RISKS RELATING TO OUR BUSINESS AND INDUSTRY

IF ACTUAL CLAIMS PAYMENTS EXCEED OUR RESERVES FOR LOSSES AND LOSS ADJUSTMENT EXPENSES, OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED.

       Our success depends upon our ability to accurately assess the risks associated with the insurance policies that we write. We establish reserves to cover our estimated liability for the payment of all losses and loss adjustment expenses incurred with respect to premiums earned on the insurance policies that we write. Reserves do not represent an exact calculation of liability. Rather, reserves are estimates of what we expect to be the ultimate cost of resolution and administration of claims under the insurance policies that we write. These estimates are based upon actuarial and statistical projections, our assessment of currently available data, as well as estimates and assumptions as to future trends in claims severity and frequency, judicial theories of liability and other factors. We continually refine our reserve estimates in an ongoing process as experience develops and claims are reported and settled. Our insurance subsidiaries obtain an annual statement of opinion from an independent actuarial firm on these reserves.

       Establishing an appropriate level of reserves is an inherently uncertain process. The following factors may have a substantial impact on our future actual losses and loss adjustment expenses experience:

       -     the amounts of claims payments;

       -     the expenses that we incur in resolving claims;

       -     legislative and judicial developments; and

       -     changes in economic conditions, including the effect of inflation.

For example, as industry practices and legal, judicial, social and other conditions change, unexpected and unintended exposures related to claims and coverage may emerge. Recent examples include claims relating to mold, asbestos and construction defects, as well as larger settlements and jury awards against professionals and corporate directors and officers. In addition, there is a growing trend of plaintiffs targeting property and casualty insurers in purported class action litigations relating to claims-handling, insurance sales practices and other practices. These exposures may either extend coverage beyond our underwriting intent or increase the number or size of claims. As a result, such developments could cause our level of reserves to be inadequate.

       Actual losses and loss adjustment expenses we incur under insurance policies that we write may be different from the amount of reserves we establish, and to the extent that actual losses and loss adjustment expenses exceed our expectations and the reserves reflected on our financial statements, we will be required to immediately reflect those changes by increasing our reserves. In addition, government regulators could require that we increase our reserves if they determine that our reserves were understated in the past. When we increase reserves, our pre-tax income for the period in which we do so will decrease by a corresponding amount. For example, during 2002, we increased our net loss reserves relative to accident years 2001 and prior by $47.8 million primarily due to higher than anticipated losses in the multi-peril and other liability lines of business and by $23.6 million due to the conclusion of an arbitration proceeding with a reinsurer regarding losses incurred in 1993 and 1994. In addition to having an effect on reserves and pre-tax income, increasing or "strengthening" reserves causes a reduction in our insurance companies' surplus and could cause a downgrading of the rating of our insurance company subsidiaries. Such a downgrade could, in turn, adversely affect our ability to sell insurance policies.

OUR U.S. INSURANCE SUBSIDIARIES ARE RATED "A" (EXCELLENT) BY A.M. BEST, THE THIRD HIGHEST RATING, AND A DECLINE IN THIS RATING COULD ADVERSELY AFFECT OUR POSITION IN THE INSURANCE MARKET, MAKE IT MORE DIFFICULT TO MARKET OUR INSURANCE PRODUCTS AND CAUSE OUR PREMIUMS AND EARNINGS TO DECREASE.

       Ratings have become an increasingly important factor in establishing the competitive position for insurance companies. A.M. Best ratings currently range from "A++" (Superior) to "F" (In Liquidation), with a total of 16 separate ratings categories. A.M. Best currently assigns each of our U.S. insurance subsidiaries a financial strength rating of "A" (Excellent), the third highest of their 16 rating categories. The objective of A.M. Best's rating system is to provide potential policyholders an opinion of an insurer's financial strength and its ability to meet ongoing obligations, including paying claims. These ratings reflect A.M. Best's analysis of our insurance subsidiaries' balance sheet, financial position, capitalization and management. These ratings are not an evaluation of, nor are they directed to, investors in our Class A common shares and are not a recommendation to buy, sell or hold our Class A common shares. Publications of A.M. Best indicate that companies are assigned "A" (Excellent) ratings if, in A.M. Best's opinion, they have demonstrated excellent overall performance when compared with the standards established by A.M. Best and have demonstrated a strong ability to meet their obligations to policyholders. These ratings are subject to periodic review by, and may be revised downward or revoked at the sole discretion of, A.M. Best.

       In June 2003, our U.S. Insurance Subsidiaries were downgraded from "A+" (Superior) to "A" (Excellent) by A.M. Best primarily due to our increase in reserves during 2002. If the rating of any of our U.S. Insurance Subsidiaries is further reduced from its current level by A.M. Best, our competitive position in the insurance industry would suffer, and it would be more difficult for us to market our insurance products. A downgrade could result in a significant reduction in the number of insurance contracts we write and in a substantial loss of business, as such business could move to other competitors with higher ratings, thus causing premiums and earnings to decrease.

WE CANNOT GUARANTEE THAT OUR REINSURERS WILL PAY IN A TIMELY FASHION IF AT ALL, AND AS A RESULT, WE COULD EXPERIENCE LOSSES.

       We cede significant amounts of gross premiums written to reinsurers under reinsurance contracts. Although reinsurance makes the reinsurer liable to us to the extent the risk is transferred, it does not relieve us of our liability to our policyholders. Upon payment of claims, we will bill our reinsurers for their share of such claims. Our reinsurers may not pay the reinsurance receivables that they owe to us or they may not pay such receivables on a timely basis. If our reinsurers fail to pay us or fail to pay us on a timely basis, our financial results would be adversely affected. Lack of reinsurer liquidity, perceived improper underwriting or claim handling by us, and other factors could cause a reinsurer not to pay. Since January 1, 2000, we have experienced two losses resulting from the failure of reinsurers to pay reinsurance receivables. In October 2002, we concluded an arbitration with a reinsurer relating to reinsurance contracts written in 1993 and 1994. The result of this arbitration reduced 2002 pre-tax net income by $20.6 million.

See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Special Note Regarding 2002." In addition, in April 2001 and October 2003, in recognition of the impaired financial condition of two reinsurers, we entered into commutation agreements with those reinsurers. The commutation entered into in April 2001 resulted in a $5.0 million reduction in pre-tax net income. The commutation entered into in October 2003 had no effect on pre-tax net income.

       As of September 30, 2003, we had $1,785.2 million of reinsurance receivables. As of September 30, 2003, $646.4 million of collateral was held in trust to support our reinsurance receivables. Our reinsurance receivables, net of collateral held, were $1,138.8 million as of September 30, 2003. We also had $118.9 million of prepaid reinsurance premiums as of September 30, 2003. As of September 30, 2003, our largest reinsurer represented approximately 37.4% of our outstanding reinsurance receivables, or $678.8 million, and our second largest reinsurer represented approximately 20.2% of our outstanding reinsurance receivables, or $377.3 million. See "Business -- Reinsurance."

OUR INVESTMENT PERFORMANCE MAY SUFFER AS A RESULT OF ADVERSE CAPITAL MARKET DEVELOPMENTS OR OTHER FACTORS, WHICH WOULD IN TURN ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

       We derive a significant portion of our income from our invested assets. As a result, our operating results depend in part on the performance of our investment portfolio. For the nine months ended September 30, 2003, our income derived from invested assets, including net realized gains of $4.9 million, was $19.0 million, or 67.5% of our pre-tax income. For 2002, our income derived from invested assets was $6.0 million, including net realized losses of $11.7 million, and we had a pre-tax loss of $101.9 million. Our operating results are subject to a variety of investment risks, including risks relating to general economic conditions, market volatility, interest rate fluctuations, liquidity risk and credit and default risk. The fair value of fixed income investments can fluctuate depending on changes in interest rates. Generally, the fair market value of these investments has an inverse relationship with changes in interest rates, while net investment income earned by us from future investments in fixed income securities will generally increase or decrease with interest rates. Additionally, with respect to certain of our investments, we are subject to pre-payment or reinvestment risk.

       With respect to our longer-term liabilities, we strive to structure our investments in a manner that recognizes our liquidity needs for our future liabilities. In that regard, we attempt to correlate the maturity and duration of our investment portfolio to our general and specific liability profile. However, if our liquidity needs or general and specific liability profile unexpectedly changes, we may not be successful in continuing to structure our investment portfolio in that manner. To the extent that we are unsuccessful in correlating our investment portfolio with our expected liabilities, we may be forced to liquidate our investments at times and prices that are not optimal, which could have a material adverse affect on the performance of our investment portfolio. We refer to this risk as liquidity risk.

       Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. Although we attempt to take measures to manage the risks of investing in a changing interest rate environment, we may not be able to mitigate interest rate sensitivity effectively. Our mitigation efforts include maintaining a high-quality portfolio with a relatively short duration to reduce the effect of interest rate changes on book value. A significant portion of the investment portfolio matures each year, allowing for reinvestment at current market rates. The portfolio is actively managed, and trades are made to balance our exposure to interest rates. However, a significant increase in interest rates could have a material adverse effect on the market value of our fixed income investments.

       We also have an equity portfolio that represented approximately 4.3% of our total investments and cash and cash equivalents portfolio, as of September 30, 2003. The performance of our equity portfolio is dependent upon a number of factors, including many of the same factors that affect the performance of our fixed income investments, although those factors sometimes have the opposite effect on performance as to the equity portfolio. The equity markets as a whole have performed negatively in recent years, and if such performance continues, the value of our equity portfolio could decline.

BECAUSE WE ARE DEPENDENT ON KEY EXECUTIVES, THE LOSS OF ANY OF THESE EXECUTIVES OR OUR INABILITY TO RETAIN OTHER KEY PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS.

       Our success substantially depends upon our ability to attract and retain qualified employees and upon the ability of our senior management and other key employees to implement our business strategy. We believe there are only a limited number of available qualified executives in the business lines in which we compete. Although we are not aware of any planned departures, we rely substantially upon the services of David R. Bradley, Chief Executive Officer, United National Group, Seth D. Freudberg, President and Chief Executive Officer of our U.S. Operations, Richard S. March, Senior Vice President and General Counsel of our U.S. Operations, Kevin L. Tate, our Chief Financial Officer and Senior Vice President and Chief Financial Officer of our U.S. Operations, Robert Cohen, Senior Vice President -- Marketing of our U.S. Operations, William F. Schmidt, Senior Vice President and Chief Underwriting Officer of our U.S. Operations, Jonathan P. Ritz, Senior Vice President -- Ceded Reinsurance of our U.S. Operations and Timothy J. Dwyer, Senior Vice President -- Operations of our U.S. Operations. Each of Messrs. Bradley, Freudberg, March, Tate, Cohen, Schmidt, Ritz and Dwyer has an employment agreement with us. The loss of any of their services or the services of other members of our management team or the inability to attract and retain other talented personnel could impede the further implementation of our business strategy, which could have a material adverse effect on our business. We do not currently maintain key man life insurance policies with respect to any of our employees.

SINCE WE DEPEND ON PROFESSIONAL GENERAL AGENCIES FOR A SIGNIFICANT PORTION OF OUR REVENUE, A LOSS OF ANY ONE OF THEM COULD ADVERSELY AFFECT US.

       We distribute the insurance products of our U.S. Operations through our wholly-owned subsidiary, J.H. Ferguson, and a group of 51 professional general agencies that have limited quoting and binding authority. For the nine months ended September 30, 2003, our top five agencies, including J.H. Ferguson, four of which market more than one specific product, represent approximately 51% of our net premiums written. Excluding the net premiums written attributable to J.H. Ferguson, the remaining top four general agencies accounted for approximately 41% of our net premiums written. No one general agency accounted for more than 12% of our net premiums written. A loss of all or substantially all the business produced by one or more of these general agencies could have an adverse effect on our business and results of operations.

IF MARKET CONDITIONS CAUSE REINSURANCE TO BE MORE COSTLY OR UNAVAILABLE, WE MAY BE REQUIRED TO BEAR INCREASED RISKS OR REDUCE THE LEVEL OF OUR UNDERWRITING COMMITMENTS.

       As part of our overall strategy of risk and capacity management, we purchase reinsurance for a significant amount of risk underwritten by our insurance subsidiaries. Market conditions beyond our control determine the availability and cost of the reinsurance we purchase, which may affect the level of our business and profitability. Our reinsurance facilities are generally subject to annual renewal. We may be unable to maintain our current reinsurance facilities or obtain other reinsurance facilities in adequate amounts and at favorable rates. If we are unable to renew our expiring facilities or obtain new reinsurance facilities, either our net exposure to risk would increase or, if we are unwilling to bear an increase in net risk exposures, we would have to reduce the amount of risk we underwrite.

WE HAVE ONLY RECENTLY FORMED OUR NON-U.S. OPERATIONS, AND WE MAY NOT BE SUCCESSFUL IN EXECUTING OUR BUSINESS PLAN FOR THESE OPERATIONS.

       U.N. Barbados was formed on August 18, 2003, and U.N. Bermuda was formed on October 20, 2003. Neither U.N. Barbados nor U.N. Bermuda has any operating or financial history, and we have yet to begin conducting operations through U.N. Barbados or U.N. Bermuda. While we intend to begin offering insurance and reinsurance products to third parties that are substantially similar to those products offered by our U.S. Operations and providing reinsurance to our U.S. Operations in the near term, we may be unsuccessful in executing our business plan. In order to execute our business plan for our Non-U.S. Operations, we will need to hire qualified insurance professionals for our Non-U.S. Operations and obtain from U.S. state regulators approvals and eligibilities to write E&S business. In addition, prior to any reinsurance agreement between our U.S. Operations and our non-U.S. Operations becoming effective, it must be filed with state regulators in Indiana, Pennsylvania and Wisconsin, who have the right to disapprove any reinsurance agreement. We will also need to establish the market relationships, procedures and controls in order for our Non-U.S. Operations to operate effectively and profitably. We may be unable to do so, and if we fail to execute on our business plan for our Non-U.S. Operations or if the business written by our Non-U.S. Operations generates losses, it would prevent us from realizing the tax efficiencies that our Non-U.S. Operations might otherwise provide.

       Neither U.N. Barbados nor U.N. Bermuda is currently rated by A.M. Best. While we intend to apply for a rating from A.M. Best for U.N. Barbados and U.N. Bermuda, we may not receive a satisfactory rating. If we fail to receive a satisfactory rating from A.M. Best, it would be difficult for U.N. Barbados and U.N. Bermuda to effectively sell insurance policies to third parties.

OUR RESULTS MAY FLUCTUATE AS A RESULT OF MANY FACTORS, INCLUDING CYCLICAL CHANGES IN THE INSURANCE INDUSTRY.

       Historically, the results of companies in the property and casualty insurance industry have been subject to significant fluctuations and uncertainties. The industry's profitability can be affected significantly by:

       -     competition;

       -     capital capacity;

       - rising levels of actual costs that are not foreseen by companies at the time they price their products;

       - volatile and unpredictable developments, including man-made, weather-related and other natural catastrophes or terrorist attacks;

       - changes in loss reserves resulting from the general claims and legal environments as different types of claims arise and judicial interpretations relating to the scope of insurers' liability develop; and

       - fluctuations in interest rates, inflationary pressures and other changes in the investment environment, which affect returns on invested assets and may affect the ultimate payout of losses.

       The demand for property and casualty insurance can also vary significantly, rising as the overall level of economic activity increases and falling as that activity decreases. The property and casualty insurance industry historically is cyclical in nature. These fluctuations in demand and competition could produce underwriting results that would have a negative impact on our results of operations and financial condition.

WE FACE SIGNIFICANT COMPETITIVE PRESSURES IN OUR BUSINESS THAT COULD CAUSE DEMAND FOR OUR PRODUCTS TO FALL AND ADVERSELY AFFECT OUR PROFITABILITY.

       We compete with a large number of other companies in our selected lines of business. We compete, and will continue to compete, with major U.S. and non-U.S. insurers and other regional companies, as well as mutual companies, specialty insurance companies, underwriting agencies and diversified financial services companies. Our competitors include, among others: American International Group, Berkshire Hathaway, Great American Insurance Group, HCC Insurance Holdings, Inc., Markel Corporation, Nationwide Insurance, Penn-America Group, Philadelphia Consolidated Group, RLI Corporation and W.R. Berkley Corporation. Some of our competitors have greater financial and marketing resources than we do. Our profitability could be adversely affected if we lose business to competitors offering similar or better products at or below our prices.

       A number of recent, proposed or potential legislative or industry developments could further increase competition in our industry. These developments include:

       - the enactment of the Gramm-Leach-Bliley Act of 1999, which permits financial services companies such as banks and brokerage firms to engage in the insurance business;

       - an influx of new capital as a result of the formation of new insurers in the marketplace and as existing companies attempt to expand their business as a result of better pricing or terms; and

       - legislative mandates for insurers to provide certain types of coverage in areas where existing insurers do business, such as the mandated terrorism coverage in the Terrorism Risk Insurance Act of 2002, could eliminate the opportunities to write those coverages.

       These developments could make the property and casualty insurance marketplace more competitive by increasing the supply of insurance capacity. In that event, recent favorable industry trends that have reduced insurance and reinsurance supply and increased demand could be reversed and may negatively influence our ability to maintain or increase rates. Accordingly, these developments could have an adverse effect on our earnings.

       Further, insurance or risk-linked securities, derivatives and other non-traditional risk transfer mechanisms and vehicles are being developed and offered by other parties, including non-insurance company entities, which could impact the demand for traditional insurance.

       New competition from these developments could cause the demand for insurance to fall or the expense of customer acquisition and retention to increase, either of which could have a material adverse effect on our growth and profitability.

OUR GENERAL AGENCIES TYPICALLY PAY THE INSURANCE PREMIUMS ON BUSINESS THEY HAVE BOUND TO US ON A MONTHLY BASIS. THIS ACCUMULATION OF BALANCES DUE TO US EXPOSES US TO A CREDIT RISK.

       Insurance premiums generally flow from the insured to their retail broker, then into a trust account controlled by our professional general agencies. Our general agencies are typically required to forward funds, net of commissions, to us following the end of each month. Consequently, we assume a degree of credit risk on these balances that have been paid by the insured but have yet to reach us.

AS A PROPERTY AND CASUALTY INSURER, WE COULD FACE LOSSES FROM TERRORISM AND POLITICAL UNREST.

       We may have exposure to losses resulting from acts of terrorism and political instability. Even if reinsurers are able to exclude coverage for terrorist acts or price that coverage at rates that we consider unattractive, direct insurers, like our insurance company subsidiaries, might not be able to likewise exclude terrorist acts because of regulatory constraints. If this does occur, we, in our capacity as a primary insurer, would have a significant gap in our reinsurance protection and would be exposed to potential losses as a result of any terrorist acts. These risks are inherently unpredictable, although recent events may lead to increased frequency and severity. It is difficult to predict occurrence of such events with statistical certainty or to estimate the amount of loss per occurrence they will generate.

BECAUSE WE PROVIDE OUR GENERAL AGENCIES WITH LIMITED QUOTING AND BINDING AUTHORITY, IF ANY OF THEM FAIL TO COMPLY WITH OUR PRE-ESTABLISHED GUIDELINES, OUR RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED.

       We distribute the products of our U.S. Operations through our wholly-owned subsidiary, J.H. Ferguson, as well as a group of 51 professional general agencies that have limited quoting and binding authority; therefore, these agencies can bind certain risks without our initial approval. If any of these professional general agencies fail to comply with our underwriting guidelines and the terms of their appointment, we could be bound on a particular risk or number of risks that were not anticipated when we developed the product offering. Such actions could adversely affect our results of operations.

       For example, in 2000 we learned that one of our general agencies had issued, outside of its authority, certain "facultative reinsurance policies." We now face claims for losses allegedly covered by these "facultative reinsurance policies." See "Business -- Legal Proceedings."

OUR HOLDING COMPANY STRUCTURE AND REGULATORY CONSTRAINTS LIMIT OUR ABILITY TO RECEIVE DIVIDENDS FROM OUR SUBSIDIARIES IN ORDER TO MEET OUR CASH REQUIREMENTS.

       United National Group is a holding company and, as such, has no substantial operations of its own or assets other than its ownership of the shares of its direct and indirect subsidiaries. Dividends and other permitted distributions from insurance subsidiaries are expected to be United National Group's sole source of funds to meet ongoing cash requirements, including debt service payments and other expenses. The laws and regulations of Barbados, including, but not limited to Barbados insurance regulation, restrict the declaration and payment of dividends and the making of distributions by U.N. Barbados unless certain regulatory requirements are met. Specifically, in order for U.N. Barbados to pay dividends to United National Group, it will be required to have sufficient assets to meet minimum solvency requirements following such dividend. See "Regulation -- Barbados." Any dividends that United National Group receives from its subsidiaries must pass through U.N. Barbados. The inability of U.N. Barbados to pay dividends to United National Group in an amount sufficient to enable United National Group to meet its cash requirements at the holding company level could have a material adverse effect on its operations. In addition, our other insurance subsidiaries are subject to significant regulatory restrictions limiting their ability to declare and pay dividends. See "Regulation."

       Bermuda law does not permit payment of dividends or distributions of contributed surplus by a company if there are reasonable grounds for believing that the company, after the payment is made, would be unable to pay its liabilities as they become due, or the realizable value of the company's assets would be less, as a result of the payment, than the aggregate of its liabilities and its issued share capital and share premium accounts. Furthermore, pursuant to the Bermuda Insurance Act 1978, an insurance company is prohibited from declaring or paying a dividend during the financial year if it is in breach of its minimum solvency margin or minimum liquidity ratio or if the declaration or payment of such dividends would cause it to fail to meet such margin or ratio. See "Regulation -- Bermuda."

       For 2003, the maximum amount of distributions that we might receive from our subsidiaries under applicable law and regulations and without prior regulatory approval is approximately $22.9 million.

BECAUSE WE ARE HEAVILY REGULATED BY THE U.S. STATES IN WHICH WE OPERATE, WE MAY BE LIMITED IN THE WAY WE OPERATE.

       We are subject to extensive supervision and regulation in the U.S. states in which our insurance company subsidiaries operate. This is particularly true in those states in which our insurance subsidiaries are licensed, as opposed to those states where our insurance subsidiaries write business on a surplus lines basis. The supervision and regulation relate to numerous aspects of our business and financial condition. The primary purpose of the supervision and regulation is the protection of our insurance policyholders and not our investors. The extent of regulation varies, but generally is governed by state statutes. These statutes delegate regulatory, supervisory and administrative authority to state insurance departments. This system of regulation covers, among other things:

       -     standards of solvency, including risk-based capital measurements;

       - restrictions on the nature, quality and concentration of investments;

       - restrictions on the types of terms that we can include in the insurance policies we offer;

       - restrictions on the way rates are developed and the premiums we may charge;

       - standards for the manner in which general agencies may be appointed;

       -     certain required methods of accounting;

       -     reserves for unearned premiums, losses and other purposes; and

       - potential assessments for the provision of funds necessary for the settlement of covered claims under certain insurance policies provided by impaired, insolvent or failed insurance companies. In light of several recent significant property and casualty insurance company insolvencies, it is likely that assessments we pay will increase.

       The statutes or the state insurance department regulations may affect the cost or demand for our products and may impede us from obtaining rate increases or taking other actions we might wish to take to increase our profitability. Further, we may be unable to maintain all required licenses and approvals and our business may not fully comply with the wide variety of applicable laws and regulations or the relevant authority's interpretation of the laws and regulations. Also, regulatory authorities have discretion to grant, renew or revoke licenses and approvals subject to the applicable state statutes and appeal process. If we do not have the requisite licenses and approvals (including in some states the requisite secretary of state registration) or do not comply with applicable regulatory requirements, the insurance regulatory authorities could stop or temporarily suspend us from carrying on some or all of our activities or monetarily penalize us.

       In recent years, the U.S. insurance regulatory framework has come under increased federal scrutiny, and in an effort to forestall federal intervention some state legislators have considered or enacted laws that may alter or increase state regulation of insurance and reinsurance companies and holding companies. Moreover, the National Association of Insurance Commissioners, or "NAIC," which is an association of the insurance commissioners of all 50 states and the District of Columbia, and state insurance regulators regularly reexamine existing laws and regulations. Changes in these laws and regulations or the interpretation of these laws and regulations could have a material adverse effect on our business.

       As an example of increased federal involvement in insurance issues, in response to the tightening of supply in certain insurance and reinsurance markets resulting from, among other things, the September 11, 2001 terrorist attacks, the Federal Terrorism Risk Insurance Act of 2002 was enacted to ensure the availability of insurance coverage for defined terrorist acts in the United States. This law establishes a federal assistance program through the end of 2005 to aid the commercial property and casualty insurance industry in covering claims related to future terrorism related losses and regulates the terms of insurance relating to terrorism coverage. This law could adversely affect our business by increasing underwriting capacity for our competitors as well as by requiring that we offer coverage for terrorist acts.

WE MAY REQUIRE ADDITIONAL CAPITAL IN THE FUTURE THAT MAY NOT BE AVAILABLE OR ONLY AVAILABLE ON UNFAVORABLE TERMS.

       Our future capital requirements depend on many factors, including our ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover losses. To the extent that we need to raise additional funds, any equity or debt financing for this purpose, if available at all, may be on terms that are not favorable to us. In the case of equity financings, dilution to our shareholders could result, and in any case such securities may have rights, preferences and privileges that are senior to those of the Class A common shares offered hereby. If we cannot obtain adequate capital, our business, results of operations and financial condition could be adversely affected.

                       RISKS RELATED TO THIS OFFERING AND
                     OWNERSHIP OF OUR CLASS A COMMON SHARES

REGULATORY AND OTHER CONSTRAINTS LIMIT OUR ABILITY TO PAY DIVIDENDS AND MAKE OTHER PAYMENTS.

       United National Group is subject to Cayman Islands regulatory constraints that will affect its ability to pay dividends on its common shares and make other payments. In addition, there are provisions in the senior notes issued by one of our subsidiaries, which notes we have guaranteed, that prevent us from paying dividends on or redeeming any of our common shares prior to repayment of these senior notes.

       Our four operating insurance subsidiaries domiciled in the United States are each subject to state regulatory restraints that affect those subsidiaries' ability to pay dividends and to make other payments. We are subject to the insurance holding company laws of Indiana, Pennsylvania and Wisconsin.

       Under Indiana law, Diamond State Insurance Company and United National Casualty Insurance Company may not pay any dividend or make any distribution of cash or other property in any 12-month period unless certain tests regarding their policyholders surplus and net income are met. In addition, Indiana does not permit a domestic insurer to declare or pay a dividend except out of earned surplus unless otherwise approved by the Indiana commissioner of insurance before the dividend is paid. See "Regulation -- State Dividend Limitations."

       Under Pennsylvania law, United National Insurance Company may not pay any dividend or make any distribution in any 12-month period unless certain tests regarding its policyholders surplus and net income are met. In addition, Pennsylvania does not permit a domestic insurer to declare or pay a dividend except out of unassigned funds (surplus) unless otherwise approved by the Pennsylvania commissioner of insurance before the dividend is paid. Furthermore, no dividend or other distribution may be declared or paid by a Pennsylvania insurance company that would reduce its total capital and surplus to an amount that is less than the amount required by the Pennsylvania Insurance Department for the kind or kinds of business that it is authorized to transact. See "Regulation -- State Dividend Limitations."

       Under Wisconsin law, United National Specialty Insurance Company may not pay any dividend or make any distribution of cash or other property in any 12-month period unless certain tests regarding its policyholders surplus and net income are met. Additionally, under Wisconsin law, all authorizations of distributions to shareholders, other than stock dividends, must be reported to the commissioner in writing and no payment may be made until at least 30 days after such report. See "Regulation -- State Dividend Limitations."

       The dividend limitations imposed by the state laws are based on the statutory financial results of our respective U.S. Insurance Subsidiaries determined by using statutory accounting practices that differ in certain respects from accounting principles used in financial statements prepared in conformity with U.S. GAAP. These differences include, among other items, deferred acquisition costs, deferred income taxes, required investment reserves and surplus notes.

YOUR INTERESTS AS A HOLDER OF CLASS A COMMON SHARES MAY CONFLICT WITH THE INTERESTS OF OUR CONTROLLING SHAREHOLDER.

       Fox Paine & Company beneficially owns shares having 88.3% of our total voting power. After this offering, Fox Paine & Company will beneficially own shares having 91.2% of our total voting power. The percentage of our total voting power that Fox Paine & Company may exercise is greater than the percentage of our total shares that Fox Paine & Company beneficially owns because Fox Paine & Company beneficially owns a large number of Class B common shares, which have ten votes per share as opposed to Class A common shares, which have one vote per share. The Class A common shares and the Class B common shares generally vote together as a single class on matters presented to our shareholders. Based on the ownership structure of the affiliates of Fox Paine & Company that own these shares, it is not expected that these affiliates will be subject to the voting restriction contained in our articles of association following completion of this offering. As a result, Fox Paine & Company has and will continue to have control over the outcome of certain matters requiring shareholder approval, including the power to, among other things:

       -     amend our memorandum or articles of association;

       -     prevent schemes of arrangement of our subsidiaries' assets; and

       - approve redemption of the common shares as described under "Description of Share Capital -- Common Shares -- Redemption."

       Fox Paine & Company will also be able to prevent or cause a change of control relating to us. Fox Paine & Company's control over us and our subsidiaries, and its ability to prevent or cause a change of control relating to us, may delay or prevent a change of control, or cause a change of control to occur at a time when it is not favored by other shareholders. As a result, the trading price of our Class A common shares could be adversely affected.

       In addition, we have agreed to pay Fox Paine & Company and an affiliate of the Ball family trusts annual management fees totaling $1.5 million, in addition to an initial management fee of $12.0 million already paid only to Fox Paine & Company. See "Our Relationship with Fox Paine & Company."

       Fox Paine & Company may in the future make significant investments in other insurance or reinsurance companies. Some of these companies may compete with us or with our subsidiaries. Fox Paine & Company is not obligated to advise us of any investment or business opportunities of which they are aware, and they are not prohibited or restricted from competing with us or our subsidiaries.

OUR CONTROLLING SHAREHOLDER HAS THE CONTRACTUAL RIGHT TO NOMINATE A MAJORITY OF THE MEMBERS OF OUR BOARD OF DIRECTORS.

       Under the terms of a shareholders agreement among us, Fox Paine & Company and the Ball family trusts, Fox Paine & Company has the contractual right to nominate a majority of the members of our Board of Directors. Our Board of Directors currently consists of five directors, four of whom were nominated by Fox Paine & Company: Messrs. Saul A. Fox, W. Dexter Paine, Troy W. Thacker and Angelos J. Dassios. Prior to completion of this offering, the size of our Board of Directors will be increased to eleven directors, of which Fox Paine & Company will have the right to nominate six. In addition to Messrs. Fox, Paine, Thacker and Dassios, Fox Paine & Company will nominate Messrs. Michael J. McDonough and John J. Hendrickson to the Board of Directors. See "Management" and "Our Relationship with Fox Paine & Company -- Shareholders Agreement -- Board Composition."

       Our Board of Directors, in turn, and subject to its fiduciary duties under Cayman Islands law, appoints the members of our senior management, who also have fiduciary duties to us. As a result, Fox Paine & Company effectively has the ability to control the appointment of the members of our senior management and to prevent any changes in senior management that shareholders, or that other members of our Board of Directors, may deem advisable. Since the execution of the shareholders agreement, Mr. David R. Bradley was appointed Chief Executive Officer of United National Group. Messrs. Fox and Thacker have held their positions as Chairman and Vice Chairman since United National Group's formation.

PRIOR TO THIS OFFERING, THERE HAS BEEN NO PUBLIC TRADING MARKET FOR OUR CLASS A COMMON SHARES, AND YOU CANNOT BE CERTAIN THAT AN ACTIVE TRADING MARKET OR A SPECIFIC SHARE PRICE WILL BE ESTABLISHED.


       Currently, and at all times prior to this offering, there is no public trading market for our common shares and, as a result, we cannot predict whether an active trading market will develop and continue upon completion of this offering or if the market price of our Class A common shares will decline below the initial public offering price. Our Class A common shares have been approved for quotation on the Nasdaq National Market under the symbol "UNGL." The initial public offering price per Class A common share will be determined by agreement among us and the representatives of the underwriters and may not be indicative of the trading price of our Class A common shares after this offering. The trading price of our Class A common shares may decline for many reasons, some of which are beyond our control, including among others:


       -     quarterly variations in our results of operations;

       - changes in expectations as to our future results of operations, including financial estimates by securities analysts and investors;

       -     announcements by third parties of claims against us;

       -     changes in law and regulation;

       - results of operations that vary from those expected by securities analysts and investors; and

       -     future sales of Class A common shares.

       In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. As a result, the trading price of our Class A common shares may be below the initial public offering price.

FUTURE SALES OF CLASS A COMMON SHARES MAY AFFECT THE TRADING PRICE OF OUR CLASS A COMMON SHARES.

       We cannot predict what effect, if any, future sales of our Class A common shares, or the availability of Class A common shares for future sale, will have on the trading price of our Class A common shares. Sales of substantial amounts of our Class A common shares in the public market following this offering, or the perception that such sales could occur, could adversely affect the trading price of our Class A common shares and may make it more difficult for you to sell your Class A common shares at a time and price that you deem appropriate. See "Description of Share Capital" and "Shares Eligible for Future Sale" for further information regarding circumstances under which additional Class A common shares may be sold. Upon completion of this offering, we will have 14,059,044 Class A common shares outstanding, 12,687,500 Class B common shares outstanding and an additional 256,074 Class A common shares will be issuable upon the full exercise or conversion of outstanding vested options and warrants. If the underwriters' overallotment option is exercised, an additional 1,462,500 Class A common shares will be outstanding. Of these shares, the Class A common shares sold in this offering will be freely transferable, except for any shares sold to our "affiliates," as that term is defined in Rule 144 under the Securities Act. The remaining shares will be "restricted securities" subject to the volume limitations and the other conditions of Rule 144.

       We, our directors, officers, certain of our existing shareholders and those persons who purchase Class A common shares through the reserved share program discussed later in this prospectus have agreed for a period of 180 days after the date of this prospectus, that with limited exceptions we and they will not, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the underwriters (which consent with respect to the reserved share program will not be granted for any sales during the first 90 days of such lock-up), directly or indirectly, offer to sell, sell or otherwise dispose of any of our Class A common shares. Upon the consummation of this offering, certain existing shareholders and their transferees will have the right to require us to register under the Securities Act the sale into the public markets of their Class A common shares, subject to the 180-day lock-up agreements. Upon the effectiveness of any such registration statement, all shares covered by that registration statement may be sold into the public markets. In addition, following the consummation of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register Class A common shares issued or reserved for issuance under our stock incentive plan. Subject to the exercise of issued and outstanding options, shares registered under the registration statement on Form S-8 may be sold into the public markets after the expiration of the 180-day lock-up agreements.

WE DO NOT EXPECT TO PAY CASH DIVIDENDS ON ANY OF OUR COMMON SHARES.

       We have never declared or paid any cash dividends on our common shares. We intend to retain our earnings, if any, to finance the development and expansion of our business, and, therefore, we do not expect to pay any cash dividends on any of our common shares in the foreseeable future. As a result, capital appreciation, if any, on our common shares will be your sole source of gain for the foreseeable future. In addition, there are regulatory and other constraints that could prevent us from paying dividends in any event. See
"-- Regulatory and other constraints limit our ability to pay dividends and make other payments."

PUBLIC INVESTORS MAY SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION AS A RESULT OF THIS OFFERING.

       The initial public offering price per Class A common share may be higher than our net book value per share. In connection with redemption of the Series A preferred shares, we will also issue up to an additional 1,610,294 Class A common shares as payment of the accrued and unpaid dividends on the Series A preferred shares and the applicable redemption premium. See "Description of Share Capital -- Preferred Shares -- Series A Preferred Shares -- Redemption." Accordingly, if you purchase Class A common shares in this offering, you will suffer immediate and substantial dilution of your investment. Based upon the issuance and sale of 11,360,294 Class A common shares (including those issued in connection with the redemption of the Series A preferred shares), you will incur immediate dilution of approximately $3.58 in the net book value per Class A common share if you purchase Class A common shares in this offering. In addition, if funds sufficient to repurchase all of our outstanding Series A preferred shares are not raised in this offering, the remaining outstanding Series A preferred shares not repurchased may be converted into Class A common shares, thereby further diluting your investment.

THERE ARE PROVISIONS IN OUR ARTICLES OF ASSOCIATION THAT MAY REDUCE OR INCREASE THE VOTING RIGHTS OF OUR CLASS A COMMON SHARES.

       Our articles of association generally provide that shareholders have one vote for each Class A common share and ten votes for each Class B common share held by them and are entitled to vote, on a non-cumulative basis, at all meetings of shareholders. However, pursuant to a mechanism specified in our articles of association, the voting rights exercisable by a shareholder may be limited so that certain persons or groups are not deemed to hold 9.5% or more of the voting power conferred by our common shares. The votes that could be cast by a shareholder but for these restrictions will be allocated to the other shareholders. In addition, our Board of Directors may limit a shareholder's exercise of voting rights where it deems necessary to do so to avoid adverse tax, legal or regulatory consequences.

       Under these provisions, certain shareholders may have the right to exercise their voting rights limited to less than one vote per share, while other shareholders may have the right to exercise their voting rights increased to more than one vote per share. Moreover, these provisions could have the effect of reducing the voting power of certain shareholders that would not otherwise be subject to the limitation by virtue of their direct share ownership. Our articles of association provide that shareholders will be notified of the applicable voting power exercisable with respect to their common shares prior to any vote to be taken by the shareholders. See "Description of Share Capital -- Voting Rights."

       As a result of any reallocation of votes, a shareholder's voting rights might increase above 5% of the aggregate voting power of the outstanding common shares, thereby possibly resulting in such shareholder becoming a reporting person subject to Schedule 13D or 13G filing requirements under the Securities Exchange Act of 1934.

       We also have the authority under our articles of association to request information from any shareholder for the purpose of determining whether a shareholder's voting rights are to be reallocated pursuant to the articles of association. If a shareholder fails to respond to our request for information or submits incomplete or inaccurate information in response to a request by us, we may, in our sole discretion, eliminate the shareholder's voting rights.

THERE ARE PROVISIONS IN OUR ARTICLES OF ASSOCIATION THAT MAY RESTRICT THE ABILITY TO TRANSFER COMMON SHARES AND THAT MAY REQUIRE SHAREHOLDERS TO SELL THEIR COMMON SHARES.

       Our Board of Directors may decline to register a transfer of any common shares (1) if it appears to our Board of Directors, in its sole and reasonable discretion, that as a result of such transfer, after taking account of the limitations on voting rights in our articles of association, any non-de minimis adverse tax, regulatory or legal consequences may occur to us, to any of our subsidiaries or to any of our shareholders or (2) if, subject to any applicable requirements of the Nasdaq National Market, a written opinion has not been provided by counsel supporting the legality of the transaction under the U.S. securities laws or if any required governmental approvals have not been obtained.

       Our articles of association also provide that if our Board of Directors determines that share ownership by a person may result in non-de minimis adverse tax, legal or regulatory consequences to us, to any of our subsidiaries or to any of our shareholders, we have the option but not the obligation to require such shareholders to sell for fair market value to us, or to a third party to whom we have assigned that right to repurchase shares, the minimum number of common shares that is necessary to eliminate the non-de minimis adverse tax, legal or regulatory consequence. See "Description of Share Capital -- Articles of Association -- Acquisition of Class A Common Shares by United National Group."

YOU MAY BE REQUIRED TO INDEMNIFY US FOR ANY TAX LIABILITY THAT RESULTS FROM YOUR ACTS.

       Our articles of association provide certain protections against adverse tax consequences to us resulting from laws that apply to our shareholders. If a shareholder's death or non-payment of any tax or duty payable by the shareholder, or any other act involving the shareholder, causes any adverse tax consequences to us, (1) the shareholder (or his executor or administrator) is required to indemnify us against any tax liability that we incur as a result,
(2) we will have a lien on any dividends or any other distributions payable to the shareholder by us to the extent of the tax liability and (3) if any amounts not covered by our lien on dividends and distributions are owed to us by the shareholder as a result of our tax liability, we have the right to refuse to register any transfer of the shareholder's shares.

THERE ARE REGULATORY LIMITATIONS ON THE OWNERSHIP AND TRANSFER OF OUR COMMON SHARES.

       State laws in the United States require prior notices or regulatory agency approval of changes in control of an insurer or its holding company. The insurance laws of the States of Pennsylvania, Indiana and Wisconsin, where our U.S. insurance companies are domiciled, provide that no corporation or other person except an authorized insurer may acquire control of a domestic insurance or reinsurance company unless it has given notice to such insurance or reinsurance company and obtained prior written approval of the relevant insurance regulatory authorities. Any purchaser of 10% or more of our aggregate outstanding voting power could become subject to such regulations and could be required to file certain notices and reports with the applicable regulatory authorities prior to such acquisition.

HOLDERS OF THE CLASS A COMMON SHARES MAY FACE DIFFICULTIES IN PROTECTING THEIR INTERESTS BECAUSE WE ARE INCORPORATED UNDER CAYMAN ISLANDS LAW.

       Following this offering, our corporate affairs will be governed by our amended and restated memorandum and articles of association, by the Companies Law (2003 Revision) and the common law of the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as under statutes or judicial precedent in existence in jurisdictions in the United States. Therefore, you may have more difficulty in protecting your interests in the face of actions by our management, directors or controlling shareholder than would shareholders of a corporation incorporated in a jurisdiction in the United States, due to the comparatively less developed nature of Cayman Islands law in this area.

       Unlike many jurisdictions in the United States, Cayman Islands law does not specifically provide for shareholder appraisal rights. This may make it more difficult for you to assess the value of any consideration you may receive in connection with a business combination transaction or to require that the offeror give you additional consideration if you believe the consideration offered is insufficient.

       Shareholders of Cayman Islands exempted companies such as ourselves have no general rights under Cayman Islands law to inspect corporate records and accounts or to obtain copies of lists of shareholders of the company. Our directors have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This fact may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

       Subject to limited exceptions, under Cayman Islands law, a minority shareholder may not bring a derivative action against the Board of Directors.

PROVISIONS OF OUR ARTICLES OF ASSOCIATION AND CAYMAN ISLANDS CORPORATE LAW MAY IMPEDE A TAKEOVER, WHICH COULD ADVERSELY AFFECT THE VALUE OF OUR CLASS A COMMON SHARES.

       Our articles of association permit our Board of Directors to issue preferred shares from time to time, with such rights and preferences as they consider appropriate. Our Board of Directors could authorize the issuance of preferred shares with terms and conditions and under circumstances that could have an effect of discouraging a takeover or other transaction.

       Unlike many jurisdictions in the United States, Cayman Islands law does not provide for mergers as that expression is understood under corporate law in the United States. However, Cayman Islands law does have statutory provisions that provide for the reconstruction and amalgamation of companies, which are commonly referred to in the Cayman Islands as "schemes of arrangement." The procedural and legal requirements necessary to consummate these transactions are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States. Under Cayman Islands law and practice, a scheme of arrangement in relation to a solvent Cayman Islands company must be approved at a shareholders' meeting by each class of shareholders, in each case, by a majority of the number of holders of each class of a company's shares that are present and voting (either in person or by proxy) at such a meeting, which holders must also represent 75% in value of such class issued that are present and voting (either in person or by proxy) at such meeting (excluding the shares owned by the parties to the scheme of arrangement).

       The convening of these meetings and the terms of the amalgamation must also be sanctioned by the Grand Court of the Cayman Islands. Although there is no requirement to seek the consent of the creditors of the parties involved in the scheme of arrangement, the Grand Court typically seeks to ensure that the creditors have consented to the transfer of their liabilities to the surviving entity or that the scheme of arrangement does not otherwise materially adversely affect the creditors' interests. Furthermore, the Grand Court will only approve a scheme of arrangement if it is satisfied that:

       - the statutory provisions as to majority vote have been complied with;

       - the shareholders have been fairly represented at the meeting in question;

       - the scheme of arrangement is such as a businessman would reasonably approve; and

       - the scheme of arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

YOUR CLASS A COMMON SHARES MAY BE REDEEMED OR REPURCHASED IN CONNECTION WITH A BUSINESS COMBINATION TRANSACTION.

       Our articles of association provide that we may redeem or repurchase Class A common shares upon the approval by our Board of Directors of, and adoption by our shareholders of an ordinary resolution approving, an agreement relating to a business combination transaction involving us. Relevant business combinations would include those effected by stock purchase or any other means, after which any person or entity (other than Fox Paine & Company and its affiliates) would have a majority of the votes represented by our issued and outstanding shares. We have included this provision in our articles of association because Cayman Islands law does not provide for any statutory merger.

       Our articles of association do not specify the type or amount of consideration that you would receive in such a redemption or repurchase, and you will not have any appraisal or similar rights in such an event. The consideration to be received by holders of Class A common shares from such a redemption or repurchase due to a business combination transaction will be dependent upon the terms of the agreement that was approved by our Board of Directors and shareholders. These terms would be specified in the materials furnished to holders of Class A common shares under the proxy rules in connection with the shareholder approval necessary to effect such a business combination. Our articles of association require that the consideration to be received by holders of Class A common shares and Class B common shares in any such redemption be identical.

       Because Fox Paine & Company has the right to appoint a majority of our Board of Directors and holds a majority of our total outstanding voting power, Fox Paine & Company could cause your shares to be redeemed or repurchased without any action from any other shareholder. As a result, you could be forced to redeem or sell your Class A common shares at a time when you have not elected to sell or for consideration that you consider to be inadequate.

AS A HOLDER OF THE CLASS A COMMON SHARES, YOU MAY HAVE DIFFICULTY OBTAINING OR ENFORCING A JUDGMENT AGAINST US BECAUSE WE ARE INCORPORATED UNDER THE LAWS OF THE CAYMAN ISLANDS.

       Because we are a Cayman Islands company, there is uncertainty as to whether the Grand Court of the Cayman Islands would recognize or enforce judgments of United States courts obtained against us predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in the Cayman Islands against us predicated upon the securities laws of the United States or any state thereof.

       We are incorporated as an exempted company with limited liability under the laws of the Cayman Islands. A significant amount of our assets are located outside of the United States. As a result, it may be difficult for persons purchasing the Class A common shares to effect service of process within the United States upon us or to enforce judgments against us or judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States or any state of the United States.

       We have been advised by our Cayman Islands counsel, Walkers, that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will, based on the principle that a judgment by a competent foreign court will impose upon the judgment debtor an obligation to pay the sum for which judgment has been given, recognize and enforce a foreign judgment of a court of competent jurisdiction if such judgment is final, for a liquidated sum, not in respect of taxes or a fine or penalty, is not inconsistent with a Cayman Islands judgment in respect of the same matters, and was not obtained in a manner, and is not of a kind, the enforcement of which is contrary to the public policy of the Cayman Islands. There is doubt, however, as to whether the courts of the Cayman Islands will, in an original action in the Cayman Islands, recognize or enforce judgments of U.S. courts predicated upon the civil liability provisions of the securities laws of the United States or any state of the United States on the grounds that such provisions are penal in nature.

       A Cayman Islands court may stay proceedings if concurrent proceedings are being brought elsewhere.

                           RISKS RELATED TO TAXATION

WE MAY BECOME SUBJECT TO TAXES IN THE CAYMAN ISLANDS, BARBADOS OR BERMUDA IN THE FUTURE, WHICH MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS AND YOUR INVESTMENT.

       United National Group has been incorporated under the laws of the Cayman Islands as an exempted company and, as such, obtained an undertaking on September 2, 2003 from the Governor in Council of the Cayman Islands substantially that, for a period of 20 years from the date of such undertaking, no law that is enacted in the Cayman Islands imposing any tax to be levied on profit or income or gains or appreciation shall apply to us and no such tax and no tax in the nature of estate duty or inheritance tax will be payable, either directly or by way of withholding, on our common shares. This undertaking would not, however, prevent the imposition of taxes on any person ordinarily resident in the Cayman Islands or any company in respect of its ownership of real property or leasehold interests in the Cayman Islands. See "Material Tax Considerations -- Taxation of United National Group and

Subsidiaries -- Cayman Islands." Given the limited duration of the undertaking, we cannot be certain that we will not be subject to Cayman Islands tax after the expiration of the 20-year period.

       U.N. Barbados was incorporated under the laws of Barbados on August 18, 2003. We received a guarantee from the Barbados Minister of Finance on November 17, 2003 to the effect that, for a period of 30 years from the date of such guarantee, U.N. Barbados will be entitled to benefits and exemptions from taxation as set forth in current law. In addition, under such a guarantee, if at any time during such 30-year period, the laws are amended to provide tax rates or exemptions that are more favorable than under current law, U.N. Barbados would be entitled to those rates or exemptions for the remainder of such 15-year period. See "Material Tax Considerations -- Taxation of United National Group and Subsidiaries -- Barbados." Given the limited duration of the guarantee, we cannot be certain that we will not be subject to Barbados tax after the expiration of the 30-year period.

       U.N. Bermuda was formed on October 20, 2003. We have received an assurance from the Bermuda Minister of Finance, under the Bermuda Exempted Undertakings Tax Protection Act 1966, as amended, that if any legislation is enacted in Bermuda that would impose tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax will not be applicable to U.N. Bermuda or any of its operations, shares, debentures or other obligations through March 28, 2016. See "Material Tax Considerations -- Taxation of United National Group and its Subsidiaries -- Bermuda." Given the limited duration of any assurance, we cannot be certain that we will not be subject to any Bermuda tax after March 28, 2016.

       Following the expiration of the periods described above, we may become subject to taxes in the Cayman Islands, Barbados or Bermuda, which may have a material adverse effect on our results of operations and your investment.

UNITED NATIONAL GROUP, U.N. BARBADOS OR U.N. BERMUDA MAY BE SUBJECT TO U.S. TAX THAT MAY HAVE A MATERIAL ADVERSE EFFECT ON UNITED NATIONAL GROUP'S, U.N. BARBADOS' OR U.N. BERMUDA'S RESULTS OF OPERATIONS AND YOUR INVESTMENT.

       United National Group is a Cayman Islands company, U.N. Barbados is a Barbados company and U.N. Bermuda is a Bermuda company. Although we have not commenced any business operations outside of the United States, we intend to manage our business in a manner designed to reduce the risk that United National Group, U.N. Barbados and U.N. Bermuda will be treated as engaged in a U.S. trade or business for U.S. federal income tax purposes. However, because there is considerable uncertainty as to the activities that constitute being engaged in a trade or business within the United States, we cannot be certain that the U.S. Internal Revenue Service will not contend successfully that United National Group, U.N. Barbados or U.N. Bermuda is or will be engaged in a trade or business in the United States. If United National Group, U.N. Barbados or U.N. Bermuda were considered to be engaged in a business in the United States, we could be subject to U.S. corporate income and branch profits taxes on the portion of our earnings effectively connected to such U.S. business, in which case our results of operations and your investment could be materially adversely affected. See "Material Tax Considerations -- Taxation of United National Group and its Subsidiaries -- United States."

       United National Group or its non-U.S. subsidiaries might be subject to U.S. tax or any of its U.S. subsidiaries might be subject to additional U.S. tax on a portion of its income (which in the case of a non-U.S. subsidiary would only include income from U.S. sources and foreign source income to the extent it is effectively connected with a U.S. trade or business) if United National Group or such subsidiary is considered a personal holding company, or "PHC," for U.S. federal income tax purposes. This status will depend on whether more than 50% of the value of our shares could be deemed to be owned (pursuant to certain constructive ownership rules) by five or fewer individuals (including as individuals for this purpose certain entities such as certain tax-exempt organizations and pension funds) and whether 60% or more of United National Group's income, or the income of any of its subsidiaries, as determined for U.S. federal income tax purposes, consists of "personal holding company income." We believe that five or fewer individuals or tax-exempt organizations will be treated as owning more than 50% of the value of our shares. Consequently, United National Group or one or more of its subsidiaries could become PHCs, depending on whether we or any of our subsidiaries satisfy the PHC gross income test. As a result, we intend to manage our business to reduce the possibility that each of us will meet the 60% income threshold. If we or any of our subsidiaries is or were to become a PHC in a given taxable year, such company would be subject to PHC tax on its "undistributed personal holding company income." There can be no assurance that United National Group and each of its subsidiaries are not or will not become a PHC immediately following this offering or in the future because of various factors including factual uncertainties regarding the application of the PHC rules, the makeup of our shareholder base and other circumstances that affect the application of the PHC rules to us and our subsidiaries. Additionally, we cannot be certain that the amount of U.S. tax that would be imposed if United National Group or any of our subsidiaries were a PHC would be immaterial. See "Material Tax Considerations -- Taxation of United National Group and Subsidiaries -- United States -- Personal Holding Companies."

IF YOU ACQUIRE 10% OR MORE OF UNITED NATIONAL GROUP'S SHARES, YOU MAY BE SUBJECT TO TAXATION UNDER THE "CONTROLLED FOREIGN CORPORATION," OR "CFC" RULES.

       Each "10% U.S. Shareholder" of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during a taxable year, and who owns shares in the CFC directly or indirectly through foreign entities on the last day of the CFC's taxable year, must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC's "subpart F income," even if the subpart F income is not distributed. A foreign corporation is considered a CFC if 10% U.S. Shareholders own (directly, indirectly through foreign entities or by attribution by application of the constructive ownership rules (i.e., "constructively") of section 958(b) of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the "Code") more than 50% of the total combined voting power of all classes of voting stock of such foreign corporation or more than 50% of the total value of all stock of such corporation. A "10% U.S. Shareholder" is a U.S. Person (as defined in "Material Tax
Considerations -- Taxation of Shareholders -- United States Taxation") who owns (directly, indirectly through foreign entities or constructively) at least 10% of the total combined voting power of all classes of stock entitled to vote of the foreign corporation. For purposes of taking into account insurance income, which is a category of subpart F income, the term CFC also includes a foreign insurance company in which more than 25% of the total combined voting power of all classes of voting stock (or more than 25% of the total value of all classes of stock) is owned by 10% U.S. Shareholders, on any day during the taxable year of such corporation, if the gross amount of premiums or other consideration for the reinsurance or the issuing of insurance or annuity contracts exceeds 75% of the gross amount of all premiums or other consideration in respect of all risks.

       As a result of the attribution and constructive ownership rules described above, we believe that United National Group, U.N. Barbados and U.N. Bermuda are CFCs. That status as a CFC does not cause United National Group, U.N. Barbados or U.N. Bermuda to be subject to U.S. federal income tax. Such status also has no adverse U.S. federal income tax consequences for any U.S. Person that is not a 10% U.S. Shareholder. We believe that because of the anticipated dispersion of our share ownership, provisions in our organizational documents that limit voting power (these provisions are described in "Description of Share Capital") and other factors, no U.S. Person that acquires shares of United National Group in this offering directly or indirectly through one or more foreign entities and that did not own (directly, indirectly through foreign entities, or constructively) shares of United National Group prior to this offering should be treated as owning (directly, indirectly through foreign entities or constructively) 10% or more of the total voting power of all classes of shares of United National Group, U.N. Barbados or U.N. Bermuda. It is possible, however, that the IRS could challenge the effectiveness of these provisions, and that a court would sustain such a challenge, which would result in a 10% U.S. Shareholder including in its gross income its pro rata share of the subpart F income of United National Group, U.N. Barbados and U.N. Bermuda on a current basis. See "Material Tax Considerations -- Taxation of Shareholders -- United States Taxation -- Classification of United National Group, U.N. Barbados or U.N. Bermuda as Controlled Foreign Corporations."

U.S. PERSONS THAT HOLD CLASS A COMMON SHARES MAY BE SUBJECT TO U.S. INCOME TAXATION AT ORDINARY INCOME TAX RATES ON THEIR PROPORTIONATE SHARE OF OUR "RELATED PARTY INSURANCE INCOME," OR "RPII."

       If the RPII of U.N. Barbados or U.N. Bermuda were to equal or exceed 20% of such company's gross insurance income in any taxable year and direct or indirect insureds (and persons related to such insureds) own (or are treated as owning directly or indirectly through entities) 20% or more of the voting power or value of United National Group, then a U.S. Person that owns shares of United National Group (directly or indirectly through foreign entities) on the last day of the taxable year would be required to include in its income for U.S. federal income tax purposes such person's pro rata share of U.N. Barbados' or U.N. Bermuda's RPII for the entire taxable year, determined as if such RPII were distributed proportionately only to U.S. Persons at that date regardless of whether such income is distributed. The amount of RPII earned by U.N. Barbados or U.N. Bermuda (generally, premium and related investment income from the direct or indirect insurance or reinsurance of any direct or indirect U.S. holder of shares of United National Group or any person related to such holder) will depend on a number of factors, including the geographic distribution of the business and the identity of persons directly or indirectly insured or reinsured by U.N. Barbados or U.N. Bermuda. We do not expect the gross RPII of U.N. Barbados or U.N. Bermuda in the foreseeable future to equal or exceed 20% of such company's gross insurance income, but we cannot be certain that this will be the case because some of the factors that determine the extent of RPII may be beyond our control.

U.S. PERSONS THAT DISPOSE OF CLASS A COMMON SHARES MAY BE SUBJECT TO U.S. INCOME TAXATION AT ORDINARY INCOME TAX RATES ON A PORTION OF THEIR GAIN, IF ANY.

       The RPII rules provide that if a U.S. Person disposes of shares in a foreign insurance corporation in which U.S. Persons own 25% or more of the shares (even if the amount of RPII is less than 20% of the corporation's gross insurance income and the ownership of its shares by direct or indirect insureds and related persons is less than the 20% threshold), any gain from the disposition will generally be treated as ordinary income to the extent of the holder's share of the corporation's undistributed earnings and profits that were accumulated during the period that the holder owned the shares (whether or not such earnings and profits are attributable to RPII). In addition, such a holder will be required to comply with certain reporting requirements, regardless of the amount of shares owned by the holder. These RPII rules should not apply to dispositions of Class A common shares in United National Group because United National Group will not itself be directly engaged in the insurance business. The RPII provisions, however, have never been interpreted by the courts or the U.S. Treasury Department in final regulations, and regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made thereto or whether any such changes, as well as any interpretation or application of RPII by the IRS, the courts, or otherwise, might have retroactive effect. The U.S. Treasury Department has authority to impose, among other things, additional reporting requirements with respect to RPII. Accordingly, the meaning of the RPII provisions and the application thereof to us, U.N. Barbados and U.N. Bermuda is uncertain. See "Material Tax Considerations -- Taxation of Shareholders -- United States Taxation -- The RPII CFC Provisions."

U.S. PERSONS THAT HOLD CLASS A COMMON SHARES WILL BE SUBJECT TO ADVERSE TAX CONSEQUENCES IF UNITED NATIONAL GROUP CONSIDERED TO BE A PASSIVE FOREIGN INVESTMENT COMPANY, OR "PFIC," FOR U.S. FEDERAL INCOME TAX PURPOSES.

       We believe that United National Group is not, has not been, and we currently do not expect United National Group to become, a PFIC for U.S. federal income tax purposes. We cannot assure you, however, that United National Group will not be deemed a PFIC by the IRS. A foreign corporation will be considered a PFIC for U.S. federal income tax purposes during a given year if (1) 75% or more of its gross income constitutes "passive income" (i.e., interest, dividends and other investment income) or (2) 50% or more of its assets produce passive income. However, passive income generally does not include income derived in the active conduct of an insurance business by a corporation that is predominantly engaged in an insurance business, provided that the foreign corporation does not maintain financial reserves in excess of the reasonable needs of its insurance business, and look-through rules apply to treat a foreign corporation as earning the income and owning the assets of any other corporation in which it owns at least 25% of the value of the stock. If United National Group were considered a PFIC, it could have material adverse tax consequences for an investor that is subject to U.S. federal income taxation, including subjecting the investor to a greater tax liability than might otherwise apply (in the event of the sale at a gain of, or receipt of an "excess distribution" with respect to, its shares of United National Group) and subjecting the investor to tax on amounts in advance of when tax would otherwise be imposed (in the event of a "qualified electing fund election" or "mark-to-market" election). There are currently no regulations regarding the application of the PFIC provisions to an insurance company. New regulations or pronouncements interpreting or clarifying these rules may be forthcoming. We cannot predict what impact, if any, such guidance would have on an investor that is subject to U.S. federal income taxation. See "Material Tax Considerations -- Taxation of Shareholders -- United States Taxation -- Passive Foreign Investment Companies."

U.S. PERSONS THAT HOLD CLASS A COMMON SHARES WILL BE SUBJECT TO ADVERSE TAX CONSEQUENCES IF UNITED NATIONAL GROUP, U.N. BARBADOS OR U.N. BERMUDA IS CONSIDERED TO BE A FOREIGN PERSONAL HOLDING COMPANY, OR "FPHC," FOR U.S. FEDERAL INCOME TAX PURPOSES.

       United National Group, U.N. Barbados or U.N. Bermuda could be considered to be an FPHC for U.S. federal income tax purposes if more than 50% of our shares could be deemed to be owned by five or fewer individuals who are citizens or residents of the United States, and 60% or more of United National Group's income, of U.N. Barbados' income or of U.N. Bermuda's income, consists of "foreign personal holding company income," as determined for U.S. federal income tax purposes. We believe that five or fewer individuals may be treated as owning more than 50% of the voting power or the value of our shares. Consequently, United National Group, U.N. Barbados or U.N. Bermuda could be or become an FPHC, depending on whether any of those companies satisfies the FPHC gross income test. As a result, we intend to monitor the income of United National Group, U.N. Barbados and U.N. Bermuda to reduce the possibility that any of those companies will meet the 60% income threshold. However, because of unknown factors including factual uncertainties regarding the application of the FPHC rules, the makeup of our shareholder base and other circumstances that affect the application of the FPHC rules to us and our subsidiaries, we cannot be certain that any of United National Group, U.N. Barbados or U.N. Bermuda will not be considered an FPHC. If United National Group, U.N. Barbados or U.N. Bermuda were considered an FPHC it could have material adverse tax consequences for an investor that is subject to U.S. federal income taxation, including imputing to such investor a portion of the "undistributed foreign personal holding company income" (as defined for U.S. federal income tax purposes) of such entity. Such income would be taxable as a dividend even if no distribution were made and should not be eligible for a reduced rate of tax under recently enacted legislation with respect to dividends paid before 2009. In addition, if United National Group were considered an FPHC in the tax year next preceding the date of death of any U.S. individual owning Class A common shares, such individual's heirs or estate would not be entitled to a "step-up" in the basis of the Class A common shares that might otherwise be available under U.S. federal income tax laws. See "Material Tax Considerations -- Taxation of Shareholders -- United States Taxation-Foreign Personal Holding Companies."

U.S. TAX-EXEMPT ORGANIZATIONS THAT OWN OUR CLASS A COMMON SHARES MAY RECOGNIZE UNRELATED BUSINESS TAXABLE INCOME.

       A U.S. tax-exempt organization may recognize unrelated business taxable income if a portion of our insurance income is allocated to the organization. In general, insurance income will be allocated to a U.S. tax-exempt organization if either United National Group, U.N. Barbados or U.N. Bermuda is a CFC and the tax-exempt shareholder is a 10% U.S. Shareholder or there is RPII and certain exceptions do not apply. Although we do not believe that any U.S. Persons should be allocated such insurance income, we cannot be certain that this will be the case. See "Material Tax Considerations -- Taxation of Shareholders -- United States Taxation -- Classification of United National Group, U.N. Barbados or

U.N. Bermuda as Controlled Foreign Corporations" and "Material Tax Considerations -- Taxation of Shareholders -- United States Taxation -- The RPII CFC Provisions." Potential U.S. tax-exempt investors are advised to consult their own tax advisors.

CHANGES IN U.S. FEDERAL INCOME TAX LAW COULD MATERIALLY ADVERSELY AFFECT AN INVESTMENT IN OUR CLASS A COMMON SHARES.

       Legislation has been introduced in the U.S. Congress intended to eliminate certain perceived tax advantages of companies (including insurance companies) that have legal domiciles outside the United States but have certain U.S. connections. In this regard, legislation has been introduced that includes a provision that permits the IRS to reallocate or re-characterize items of income, deduction or certain other items related to a reinsurance agreement between related parties to reflect the proper source, character and amount for each item (in contrast to current law, which only refers to source and character). While there are no currently pending legislative proposals that, if enacted, would have a material adverse effect on us or our shareholders, it is possible that broader based legislative proposals could emerge in the future that could have an adverse impact on us or our shareholders.

       Additionally, the U.S. federal income tax laws and interpretations regarding whether a company is engaged in a trade or business within the United States, or is a PFIC or whether U.S. Persons would be required to include in their gross income the subpart F income or the RPII of a CFC are subject to change, possibly on a retroactive basis. There are currently no regulations regarding the application of the PFIC rules to insurance companies and the regulations regarding RPII are still in proposed form. New regulations or pronouncements interpreting or clarifying such rules may be forthcoming. We cannot be certain if, when or in what form such regulations or pronouncements may be provided and whether such guidance will have a retroactive effect.

THE IMPACT OF THE CAYMAN ISLANDS' AND BERMUDA'S LETTERS OF COMMITMENT OR OTHER CONCESSIONS TO THE ORGANIZATION FOR ECONOMIC COOPERATION AND DEVELOPMENT TO ELIMINATE HARMFUL TAX PRACTICES IS UNCERTAIN AND COULD ADVERSELY AFFECT OUR TAX STATUS IN THE CAYMAN ISLANDS OR BERMUDA.

       The Organization for Economic Cooperation and Development, which is commonly referred to as the OECD, has published reports and launched a global dialogue among member and non-member countries on measures to limit harmful tax competition. These measures are largely directed at counteracting the effects of tax havens and preferential tax regimes in countries around the world. In the OECD's report dated April 18, 2002, the Cayman Islands and Bermuda were not listed as uncooperative tax haven jurisdictions because each had previously committed itself to eliminate harmful tax practices and to embrace international tax standards for transparency, exchange of information and the elimination of any aspects of the regimes for financial and other services that attract business with no substantial domestic activity. We are not able to predict what changes will arise from the commitment or whether such changes will subject us to additional taxes. Barbados was not included in the list because it has longstanding information exchange arrangements with other countries, which have been found by its treaty partners to operate in an effective manner.

THERE IS A RISK THAT DIVIDENDS AND INTEREST PAID TO U.N. BARBADOS BY OUR U.S. SUBSIDIARIES MAY NOT BE ELIGIBLE FOR BENEFITS UNDER THE U.S.-BARBADOS INCOME TAX TREATY.

       UN Holdings II, Inc. is a Delaware corporation wholly owned by U.N. Barbados. Under U.S. federal income tax law, dividends and interest paid by a U.S. corporation to a non-U.S. shareholder are generally subject to a 30% withholding tax, unless reduced by treaty. The income tax treaty between Barbados and the United States, or the "Barbados Treaty," reduces the rate of withholding tax on interest payments to 5% and on dividends to 15%, or 5% if the shareholder owns 10% or more of the company's voting stock. Were the IRS to successfully contend that U.N. Barbados is not eligible for benefits under the Barbados Treaty, dividends and interest paid to U.N. Barbados from U.S. companies would be subject to the 30% withholding tax. Such tax may be applied retroactively to all previous tax years for which the statute of limitations has not expired, with interest and penalties. Such a result may have a material adverse effect on our financial condition and results of operations.

THE UNITED STATES COULD OVERRIDE OR RENEGOTIATE THE INCOME TAX TREATY BETWEEN THE UNITED STATES AND BARBADOS.

       Legislation has been introduced in the U.S. Congress that would override the Barbados Treaty. We cannot predict whether this proposed legislation or other similar legislation will be enacted. In addition, a recent press release by the U.S. Treasury Department indicates that the United States and Barbados are currently discussing revisions to the Barbados Treaty and that concluding these revisions is a matter of priority for both governments. Accordingly, no assurances can be given as to the availability of benefits under the Barbados Treaty in future years.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

       Some of the statements under "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Industry Background and Trends," "Business" and elsewhere in this prospectus may include forward-looking statements that reflect our current views with respect to future events and financial performance. Such statements include forward-looking statements both with respect to us specifically and the insurance and reinsurance sectors in general, both as to underwriting and investment matters. Statements that include the words "expect," "intend," "plan," "believe," "project," "anticipate," "seek," "will" and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise.

       All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements. We believe that these factors include, but are not limited to, the following:

       - ineffectiveness of our business strategy due to changes in current or future market conditions;

       - the effects of competitors' pricing policies, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products;

       - greater frequency or severity of claims and loss activity than our underwriting, reserving or investment practices have anticipated;

       - decreased level of demand for our insurance products or increased competition due to an increase in capacity of property and casualty insurers;

       -     our ability to implement our business plan for our Non-U.S.
             Operations;

       - the inability to obtain or maintain financial strength or claims-paying ratings by one or more of our U.S. Insurance Subsidiaries;

       - United National Group, U.N. Barbados or U.N. Bermuda becoming subject to income taxes in the United States;

       -     judicial decisions;

       - changes in regulations or tax laws applicable to us, our subsidiaries, brokers or customers;

       - acceptance of our products and services, including new products and services;

       - changes in the availability, cost or quality of reinsurance or a deterioration of the claims-paying ability of reinsurers who have payment obligations to us;

       -     the effects of acts of terrorism;

       -     the effects of terrorist-related insurance legislation and laws;

       -     loss of key personnel;

       -     political stability of the Cayman Islands;

       -     changes in accounting policies or practices; and

       - changes in general economic conditions, including inflation and other factors that could affect our investment portfolio.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

                                USE OF PROCEEDS

       We estimate the net proceeds from this offering will be approximately $152.1 million, based on an assumed initial public offering price of $17.00, the midpoint of the estimated range set forth on the cover page of this prospectus, and after deducting the underwriting discount and our estimated offering expenses of $2.0 million. If the underwriters exercise their overallotment option in full, we estimate our net proceeds will be approximately $175.3 million.

       We intend to use up to $150.0 million of these net proceeds to redeem all of our 15.0 million outstanding Series A preferred shares, which are currently held by Fox Paine & Company and the Ball family trusts. The redemption price for each Series A preferred share is currently $11.825, which represents 110% of the sum of the current liquidation preference per Series A preferred share, which is $10.00, plus accrued but unpaid dividends of $0.75 per Series A preferred share. Of this redemption price, we will pay $10.00 in cash, and we will pay the remainder in Class A common shares, valued at the initial public offering price. We will use any remaining proceeds for general corporate purposes, including to capitalize our Non-U.S. Operations.

                                DIVIDEND POLICY

       We do not anticipate paying any cash dividends on any class of our common shares in the foreseeable future. We currently intend to retain any future earnings to fund the development and growth of our business. Any future determination to pay dividends will be at the discretion of our Board of Directors and will depend upon our results of operations, financial condition, cash requirements, prospects and other factors our Board of Directors deems relevant.

       We are a holding company and have no direct operations. Our ability to pay dividends depends, in part, on the ability of U.N. Barbados, U.N. Bermuda and our U.S. Insurance Subsidiaries to pay dividends. U.N. Barbados, U.N. Bermuda and our U.S. Insurance Subsidiaries are subject to significant regulatory restrictions limiting their ability to declare and pay dividends. See "Risk Factors -- Regulatory and other constraints limit our ability to pay dividends and make other payments."

       For 2003, the maximum amount of distributions that our subsidiaries could pay to us under applicable laws and regulations without prior regulatory approval is approximately $22.9 million.

                                 CAPITALIZATION

       The following table sets forth our capitalization as of September 30, 2003:

       -     on an actual basis;

       - as adjusted to reflect the October 29, 2003 issuance of $20.0 million (aggregate liquidation amount) of Floating Rate Preferred Securities by a subsidiary of United National Group; and

       - as further adjusted to reflect the sale of Class A common shares in this offering at an initial public offering price of $17.00 per Class A common share, the midpoint of the estimated range set forth on the cover page of this prospectus, and the application of the net proceeds from this offering as described under "Use of Proceeds."

       You should read this table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and accompanying notes included elsewhere in this prospectus.

                                                                                       AS FURTHER
                                                               ACTUAL    AS ADJUSTED    ADJUSTED
                   (DOLLARS IN THOUSANDS)                     --------   -----------   ----------
Senior notes(1).............................................  $ 72,848    $ 72,848      $ 72,848
Subordinated company-obligated mandatory redeemable
  preferred security of subsidiary holding solely junior
  subordinated securities...................................    10,000      30,000        30,000
Shareholders' equity:
  Share capital (authorized 900,000,000 common shares, par
     value $0.0001; issued and outstanding: 2,698,750 Class
     A common shares and 12,687,500 Class B common shares
     actual; 14,059,044 Class A common shares and 12,687,500
     Class B common shares as adjusted)(2)..................         1           1             2
  Share capital (authorized 100,000,000 preferred shares,
     par value $0.0001; issued and outstanding: 15,000,000
     Series A preferred shares actual; and 0 as adjusted)...         2           2            --
  Additional paid in capital................................   315,107     315,107       333,381
  Accumulated other comprehensive income....................     8,689       8,689         8,689
  Retained earnings.........................................    33,115      33,115        16,990
                                                              --------    --------      --------
Total shareholders' equity..................................  $356,914    $356,914      $359,062
                                                              --------    --------      --------
Total capitalization........................................  $439,762    $459,762      $461,910
                                                              ========    ========      ========

------------

(1) Senior notes of Wind River Investment Corporation in an aggregate principal amount of approximately $72.8 million were issued to the Ball family trusts as described under "Our Relationship with Fox Paine & Company." These senior notes, which we have fully and unconditionally guaranteed, bear interest at a rate of 5.0% per annum, payable in cash or in kind, and mature on September 5, 2015, subject to mandatory prepayment under certain conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Capital Resources."

(2) The number of shares shown to be outstanding excludes 1,256,699 Class A common shares that may be issued pursuant to options that had been granted as of November 25, 2003 at a weighted average exercise price of $9.29 per share, and 1,243,301 additional Class A common shares available for future issuance under our stock option incentive plan and warrants to purchase an aggregate of 55,000 Class A common shares at an exercise price of $10.00 per share.

                                    DILUTION

       As of September 30, 2003, our net tangible book value was $195.7 million, or $12.72 per common share, based on 15,386,250 Class A and Class B common shares outstanding. "Net tangible book value" per common share represents the excess of our total consolidated tangible assets over our total consolidated liabilities and total redemption value, including dividends, of our outstanding Series A preferred shares, divided by the number of common shares outstanding and without giving effect to this offering. After giving effect to the sale and issuance of 9,750,000 Class A common shares in this offering at an initial public offering price of $17.00 per share (the mid-point of the estimated range set forth on the cover page of this prospectus), after deducting the underwriting discount and our estimated offering expenses and the application of the net proceeds of this offering as described under "Use of Proceeds" and together with the issuance of 1,610,294 Class A common shares in connection with the redemption of the Series A preferred shares, our net tangible book value as of September 30, 2003 would have been approximately $359.1 million or $13.42 per common share. This amount represents an immediate increase of $0.70 per common share to the existing shareholders and an immediate dilution of $3.58 per Class A common share to investors purchasing Class A common shares in this offering. The following table illustrates this dilution:

     Assumed initial public offering price per Class A
      common share..........................................   $ 17.00
     Net tangible book value per common share as of
      September 30, 2003....................................     12.72
     Increase in net tangible book value per common share
      attributable to this offering.........................      0.70
                                                               -------
     Net tangible book value per common share after this
      offering..............................................     13.42
                                                               -------
       Dilution per Class A common share to new investors...   $  3.58
                                                               =======

       If the underwriters exercise their overallotment option in full, dilution per Class A common share to new investors will be $3.45 per Class A common share.

       The following table summarizes, as of September 30, 2003, the difference between the number of our Class A common shares purchased prior to this offering (assuming full conversion of our Class B common shares and our Series A preferred shares), the total consideration paid and the average price per common share paid by our existing shareholders and new investors, after giving effect to the issuance of 9,750,000 Class A common shares in this offering and after the application of the net proceeds from this offering as described under "Use of Proceeds":

                                              CLASS A AND CLASS B
                                                 COMMON SHARES
                                                   PURCHASED         TOTAL CONSIDERATION
                                              --------------------   -------------------   AVERAGE PRICE
                                                AMOUNT        %       AMOUNT        %        PER SHARE
             (DOLLARS IN THOUSANDS)           -----------   ------   ---------   -------   -------------
    Existing shareholders...................  16,996,544     63.5%    151,988      47.8%      $ 8.94
    New investors...........................   9,750,000     36.5     165,750      52.2        17.00
                                              ----------    -----     -------     -----       ------
         Total..............................  26,746,544    100.0%    317,738     100.0%      $11.88
                                              ==========    =====     =======     =====       ======

                        PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma financial information is based on available information and on assumptions we believe are reasonable. The following unaudited pro forma financial information is not indicative of our consolidated results of operations had these transactions been completed on the dates assumed, and does not in any way represent a projection or forecast of our consolidated results of operations for or as of any future period or date.

     You should read the following unaudited pro forma financial information in conjunction with the consolidated financial statements and the accompanying notes of United National Group ("Successor") and Wind River Investment Corporation ("Predecessor") and the information set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

     The unaudited pro forma information gives effect to:

        - the capitalization of United National Group by Fox Paine & Company;

        - the acquisition of Wind River Investment Corporation by United National Group; and

        - the issuance of 198,750 Class A common shares to certain executives of United National Group;

in each case, as if such transactions were completed at the beginning of the applicable period.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            PRO FORMA
                                                                              POST-         PRO FORMA
                                             HISTORICAL                    ACQUISITION    POST-OFFERING
                                             YEAR ENDED     PURCHASE        YEAR ENDED     YEAR ENDED
                                            DECEMBER 31,   ACCOUNTING      DECEMBER 31,   DECEMBER 31,
                                              2002(A)      ADJUSTMENTS         2002           2002
                REVENUES:                   ------------   -----------     ------------   -------------
Gross premiums written....................   $ 793,083      $     --        $ 793,083      $   793,083
                                             =========      ========        =========      ===========
Net premiums written......................   $ 172,689      $     --        $ 172,689      $   172,689
                                             =========      ========        =========      ===========
Net premiums earned.......................     162,763       (11,583)(b)      151,180          151,180
Net investment income.....................      17,685        (1,391)(c)       16,294           16,294
Net realized investment (losses)..........     (11,702)           --          (11,702)         (11,702)
                                             ---------      --------        ---------      -----------
  Total revenues..........................     168,746       (12,974)         155,772          155,772
LOSSES AND EXPENSES:
Net losses and loss adjustment expenses...     201,750            --          201,750          201,750
Acquisition costs and other underwriting
  expenses................................      18,938        (6,809)(d)        7,290            7,290
                                                              (4,839)(e)
Provision for doubtful reinsurance
  receivables.............................      44,000            --           44,000           44,000
Other operating expenses..................       5,874            --            5,874            5,874
Interest expense..........................         115         3,640(f)         3,755            3,755
                                             ---------      --------        ---------      -----------
Income (loss) before income taxes.........    (101,931)       (4,966)        (106,897)        (106,897)
Income tax (benefit)......................     (40,520)       (1,738)(g)      (42,258)         (42,258)
                                             ---------      --------        ---------      -----------
  Net loss before equity in net loss of
     partnerships.........................     (61,411)       (3,228)         (64,639)         (64,639)
Equity in net earnings of partnerships....        (252)           --             (252)            (252)
                                             ---------      --------        ---------      -----------
  Net (loss) before extraordinary gain....   $ (61,663)     $ (3,228)       $ (64,891)     $   (64,891)
                                             =========      ========        =========      ===========
PER SHARE DATA:
Weighted-average common shares
  outstanding.............................         100                                      24,059,044
Weighted-average share equivalents
  outstanding.............................          --                                              --
                                             ---------                                     -----------
Weighted average share and share
  equivalents outstanding.................         100                                      24,059,044
                                             ---------                                     -----------
Basic earnings per share before
  extraordinary gain......................   $(616,630)                                    $     (2.70)
                                             =========                                     ===========
Diluted earnings per share before
  extraordinary gain......................   $(616,630)                                    $     (2.70)
                                             =========                                     ===========

 See accompanying notes to unaudited pro forma condensed consolidated financial statements.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                           PRO FORMA            PRO FORMA
                                     HISTORICAL          PURCHASE       POST-ACQUISITION      POST-OFFERING
                                  NINE MONTHS ENDED     ACCOUNTING     NINE MONTHS ENDED    NINE MONTHS ENDED
                                SEPTEMBER 30, 2003(A)   ADJUSTMENTS    SEPTEMBER 30, 2003   SEPTEMBER 30, 2003
          REVENUES:             ---------------------   -----------    ------------------   ------------------
Gross premiums written........        $ 543,813          $     --          $ 543,813           $   543,813
                                      =========          ========          =========           ===========
Net premiums written..........        $ 148,808          $     --          $ 148,808           $   148,808
                                      =========          ========          =========           ===========
Net premiums earned...........          138,941            (7,870)(b)        131,071               131,071
Net investment income.........           14,081              (945)(c)         13,136                13,136
Net realized investment
  gains.......................            4,871                --              4,871                 4,871
                                      ---------          --------          ---------           -----------
  Total revenues..............          157,893            (8,815)           149,078               149,078
LOSSES AND EXPENSES:
Net losses and loss adjustment
  expenses....................           92,234                --             92,234                92,234
Acquisition costs and other
  underwriting expenses.......           35,130            (4,626)(d)         27,216                27,216
                                                           (3,288)(e)
Provision for doubtful
  reinsurance receivables.....            1,750                --              1,750                 1,750
Other operating expenses......              412                --                412                   412
Interest expense..............              295             2,473(f)           2,768                 2,768
                                      ---------          --------          ---------           -----------
Income before income taxes....           28,072            (3,374)            24,698                24,698
Income tax expense............            5,744            (1,181)(g)          4,563                 4,563
                                      ---------          --------          ---------           -----------
  Net income before equity in
     net income of
     partnerships.............           22,328            (2,193)            20,135                20,135
Equity in net income of
  partnerships................            2,092                --              2,092                 2,092
                                      ---------          --------          ---------           -----------
  Net income before
     extraordinary gain.......        $  24,420          $ (2,193)         $  22,227           $    22,227
                                      =========          ========          =========           ===========
PER SHARE DATA:
Weighted-average common shares
  outstanding.................              100                                                 24,068,925
Weighted-average share
  equivalents outstanding.....               --                                                     89,626
                                      ---------                                                -----------
Weighted-average shares and
  share equivalents
  outstanding.................              100                                                 24,158,551
                                      ---------                                                -----------
Basic earnings per share
  before extraordinary gain...        $ 244,200                                                $      0.92
                                      =========                                                ===========
Diluted earnings per share
  before extraordinary gain...        $ 244,200                                                $      0.92
                                      =========                                                ===========

 See accompanying notes to unaudited pro forma condensed consolidated financial statements.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                     CONSOLIDATED STATEMENTS OF OPERATIONS

       The unaudited pro forma condensed consolidated statements of operations reflect amounts contained in the unaudited historical financial statements of Wind River Investment Corporation, United National Group's predecessor, for the year ended December 31, 2002 and the combined statements of operations of Wind River Investment Corporation and United National Group for the nine months ended September 30, 2003. United National Group acquired 100% of the issued and outstanding voting stock of Wind River Investment Corporation. The following adjustments have been reflected in the unaudited pro forma condensed consolidated statements of operations as if the purchase occurred at the beginning of each period:

       (a) For a discussion of the factors that affected the historical results of operations for 2002 and the nine months ended September 30, 2003, see "Selected Historical Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

       (b) For the year ended December 31, 2002 and the nine months ended September 30, 2003, Wind River Investment Corporation reduced gross premiums earned by $79.9 million and $54.3 million and ceded premiums earned by $68.3 million and $46.4 million, respectively, to reflect the proportionate reduction of unearned premiums on the unaudited condensed consolidated balance sheet. This resulted in a decrease to net premiums earned of $11.6 million and $7.9 million for the year ended December 31, 2002 and the nine months ended September 30, 2003, respectively.

       (c) Wind River Investment Corporation recalculated the net amortization/accretion of the premium/discount on its fixed maturity investments as if the cost basis of the securities had been adjusted to the estimated fair values of the securities at the beginning of each period. For the purpose of this calculation, the change in the market yield was estimated based on the amount of net unrealized gains on fixed maturity investments at the date of acquisition, amortized over the estimated average life of the portfolio (5 years). This adjustment resulted in a decrease in net investment income of $1.4 million and $0.9 million, for the year ended December 31, 2002 and the nine months ended September 30, 2003, respectively.

       (d) Acquisition costs and other underwriting expenses were adjusted to exclude amortization of deferred acquisition costs written off on the unaudited pro forma condensed consolidated balance sheet as of September 30, 2003. For the year ended December 31, 2002 and the nine months ended September 30, 2003, acquisition costs and other underwriting expenses were reduced by $6.8 million and $4.6 million, respectively, as a result of this adjustment.

       (e) Acquisition costs and other underwriting expenses were adjusted to exclude depreciation and amortization of certain assets, such as furniture and equipment and prepaid expenses, that were eliminated on the unaudited pro forma condensed consolidated balance sheet as of September 30, 2003. For the year ended December 31, 2002 and the nine months ended September 30, 2003, acquisition costs and other underwriting expenses were reduced by $4.8 million and $3.2 million, respectively, as a result of this adjustment.

       (f) The $72.8 million note issued by Wind River Investment Corporation to the Ball family trusts in connection with the acquisition bears interest at an annual rate of 5.0%. For the year ended December 31, 2002 and the nine months ended September 30, 2003, respectively, the unaudited pro forma condensed consolidated statements of operations have been adjusted to reflect additional interest expense of $3.6 million and $2.5 million, respectively.

       (g) The $1.7 million increase to the income tax benefit for the year ended December 31, 2002 and the $1.2 million reduction of income tax expense for the nine months ended September 30, 2003 represents the tax effect of the adjustments reflected in the unaudited pro forma condensed consolidated statements of operations.

OTHER ITEMS

       Prior to the acquisition, Wind River Investment Corporation had an executive stock appreciation rights plan. Concurrent with the acquisition, the stock appreciation rights plan was settled and terminated.

       Until the date of acquisition, Wind River Investment Corporation participated in a defined benefit pension plan. Subsequent to the acquisition, Wind River Investment Corporation's participation in the plan was discontinued. Concurrently, United National Group's 401(k) plan was enhanced to increase employer contributions from 50% of the first 6% of wages contributed by the participant to 75% of the first 6% of wages contributed by the participant. Additionally, Wind River Investment Corporation will make a contribution of 1% of wages for all employees even if the employee elects not to contribute to the 401(k) plan. United National Group also implemented a new health and welfare plan for its employees in connection with the acquisition. These changes are not expected to materially alter United National Group's expenses in future periods.

                       SELECTED HISTORICAL FINANCIAL DATA

       The following table sets forth selected historical financial data for United National Group and, for periods prior to September 5, 2003, Wind River Investment Corporation, which is considered United National Group's predecessor for accounting purposes. This selected financial data is derived from the consolidated financial statements and accompanying notes of Wind River Investment Corporation and United National Group included elsewhere in this prospectus. You should read this selected historical financial data together with the consolidated financial statements and accompanying notes of Wind River Investment Corporation and United National Group and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                                                                                  PREDECESSOR
                                                                                                                 -------------

                                                                         PREDECESSOR                                FOR THE
                                                --------------------------------------------------------------    NINE MONTHS
                                                               FOR THE YEARS ENDED DECEMBER 31,                      ENDED
                                                --------------------------------------------------------------   SEPTEMBER 30,
                                                   1998         1999         2000         2001         2002          2002
                                                ----------   ----------   ----------   ----------   ----------   -------------
            (DOLLARS IN THOUSANDS)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Gross premiums written........................  $  296,426   $  357,605   $  453,464   $  670,520   $  793,083    $  680,817
                                                ==========   ==========   ==========   ==========   ==========    ==========
Net premiums written..........................  $   94,547   $  117,883   $  127,572   $  169,310   $  172,689    $  171,047
                                                ==========   ==========   ==========   ==========   ==========    ==========
Net premiums earned...........................  $   95,740   $  103,455   $  136,931   $  150,336   $  162,763    $  157,557
Investment income.............................      22,628       24,637       28,578       24,491       24,595        18,131
Investment expenses...........................      (4,778)      (4,969)      (6,088)      (5,138)      (6,910)       (5,163)
                                                ----------   ----------   ----------   ----------   ----------    ----------
Investment income, net........................      17,850       19,668       22,490       19,353       17,685        12,968
Net realized investment gains (losses)........       3,556       (5,210)         593      (12,719)     (11,702)      (15,039)
                                                ----------   ----------   ----------   ----------   ----------    ----------
   Total revenues.............................     117,146      117,913      160,014      156,970      168,746       155,486
Net losses and loss adjustment expenses(1)....      67,002       76,257      113,151      128,338      201,750       143,187
Acquisition costs and other underwriting
 expenses.....................................      15,584       11,913       14,999       15,867       18,938        14,339
Provision for doubtful reinsurance
 receivables(2)(3)............................          --           --           --           --       44,000            --
Other operating expenses......................       2,399        2,112        2,918        2,220        5,874         2,436
Interest expense..............................         922          589          322           77          115           676
                                                ----------   ----------   ----------   ----------   ----------    ----------
   Income (loss) before income taxes..........      31,239       27,042       28,624       10,468     (101,931)       (5,152)
Income tax expense (benefit)..................       6,751        6,252        5,883          295      (40,520)       (5,333)
                                                ----------   ----------   ----------   ----------   ----------    ----------
   Net income (loss) before equity in net
     income (loss) of partnerships............      24,488       20,790       22,741       10,173      (61,411)          181
Equity in net income (loss) of partnerships...          --           --           --          664         (252)         (995)
                                                ----------   ----------   ----------   ----------   ----------    ----------
   Net income (loss) before extraordinary
     gain.....................................      24,488       20,970       22,741       10,837      (61,663)         (814)
Extraordinary gain(4).........................          --           --           --           --           --            --
                                                ----------   ----------   ----------   ----------   ----------    ----------
   Net income (loss)..........................  $   24,488   $   20,790   $   22,741   $   10,837   $  (61,663)   $     (814)
                                                ==========   ==========   ==========   ==========   ==========    ==========
INSURANCE OPERATING RATIOS:
Net losses and loss adjustment expense
 ratio(1)(5)..................................        70.0%        73.7%        82.6%        85.3%       124.0%         90.9%
Underwriting expense ratio(2)(3)(6)...........        16.3         11.5         11.0         10.6         38.6           9.1
                                                ----------   ----------   ----------   ----------   ----------    ----------
Combined ratio(3)(7)(8).......................        86.3%        85.2%        93.6%        95.9%       162.6%        100.0%
                                                ==========   ==========   ==========   ==========   ==========    ==========
Net/gross premiums written....................        31.9%        33.0%        28.1%        25.3%        21.8%         25.1%
                                                ==========   ==========   ==========   ==========   ==========    ==========
FINANCIAL POSITION AS OF LAST DAY OF PERIOD:
Total investments and cash and cash
 equivalents..................................  $  444,417   $  423,397   $  483,435   $  516,408   $  611,129    $  588,759
Reinsurance receivables, net of allowance.....     598,086      648,189      694,766      799,066    1,743,524       847,031
Total assets..................................   1,234,549    1,365,754    1,376,528    1,575,754    2,685,620     1,753,908
Unpaid losses and loss adjustment expenses....     802,692      805,717      800,630      907,357    2,004,422       994,368
Total shareholders' equity....................  $  277,733   $  285,064   $  315,343   $  324,844   $  268,637    $  332,432

                                                PREDECESSOR      SUCCESSOR
                                                ------------   -------------
                                                  FOR THE         FOR THE
                                                PERIOD FROM     PERIOD FROM
                                                 JANUARY 1,    SEPTEMBER 6,
                                                  2003 TO         2003 TO
                                                SEPTEMBER 5,   SEPTEMBER 30,
                                                    2003           2003
                                                ------------   -------------
            (DOLLARS IN THOUSANDS)              (UNAUDITED)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Gross premiums written........................   $  510,623     $   33,190
                                                 ==========     ==========
Net premiums written..........................   $  139,116     $    9,692
                                                 ==========     ==========
Net premiums earned...........................   $  128,254     $   10,687
Investment income.............................       15,733          1,347
Investment expenses...........................       (2,444)          (555)
                                                 ----------     ----------
Investment income, net........................       13,289            792
Net realized investment gains (losses)........        5,589           (718)
                                                 ----------     ----------
   Total revenues.............................      147,132         10,761
Net losses and loss adjustment expenses(1)....       84,885          7,349
Acquisition costs and other underwriting
 expenses.....................................       30,543          4,587
Provision for doubtful reinsurance
 receivables(2)(3)............................        1,750             --
Other operating expenses......................          288            124
Interest expense..............................           46            249
                                                 ----------     ----------
   Income (loss) before income taxes..........       29,620         (1,548)
Income tax expense (benefit)..................        6,850         (1,106)
                                                 ----------     ----------
   Net income (loss) before equity in net
     income (loss) of partnerships............       22,770           (442)
Equity in net income (loss) of partnerships...        1,834            258
                                                 ----------     ----------
   Net income (loss) before extraordinary
     gain.....................................       24,604           (184)
Extraordinary gain(4).........................           --         46,424
                                                 ----------     ----------
   Net income (loss)..........................   $   24,604     $   46,240
                                                 ==========     ==========
INSURANCE OPERATING RATIOS:
Net losses and loss adjustment expense
 ratio(1)(5)..................................         66.2%          68.8%
Underwriting expense ratio(2)(3)(6)...........         25.2           42.9
                                                 ----------     ----------
Combined ratio(3)(7)(8).......................         91.4%         111.7%
                                                 ==========     ==========
Net/gross premiums written....................         27.2%          29.2%
                                                 ==========     ==========
FINANCIAL POSITION AS OF LAST DAY OF PERIOD:
Total investments and cash and cash
 equivalents..................................   $  667,836     $  800,169
Reinsurance receivables, net of allowance.....    1,843,667      1,785,213
Total assets..................................    2,837,545      2,834,919
Unpaid losses and loss adjustment expenses....    2,120,594      2,085,658
Total shareholders' equity....................   $  296,917     $  356,914

---------------

(1) In 2002, we increased our net loss reserves relative to accident years 2001 and prior by $47.8 million primarily due to higher than anticipated losses in the multi-peril and other liability lines of business and by $23.6 million due to the conclusion of an arbitration proceeding. The net loss and loss adjustment expense ratio increased by 43.9 percentage points in 2002 due to this $71.4 million increase in net loss reserves.

(2) We established an allowance for doubtful reinsurance receivables in 2002, which resulted in a 27.0 percentage point increase in our 2002 underwriting expense ratio.

(3) Our underwriting expense ratio for the period from January 1, 2003 to September 5, 2003 includes a 4.7 percentage point increase attributable to a $4.2 million expense for stock appreciation rights and retention payments made to certain key executives upon completion of the acquisition and a $1.8 million allowance for doubtful reinsurance receivables.

(4) The $46.4 million excess of the estimated fair value of net assets over purchase price was recognized as an extraordinary gain in the consolidated statement of operations for the period September 6, 2003 to September 30, 2003.

(5) Our net losses and loss adjustment expense ratio for the period September 6, 2003 to September 30, 2003 includes a 9.7 percentage point increase attributable to a $1.7 million reduction in earned premium due to purchase accounting.

(6) Our underwriting expense ratio for the period from September 6, 2003 to September 30, 2003 includes a 14.1 percentage point increase attributable to the following: (a) a $1.7 million reduction in earned premium due to purchase accounting; (b) $0.6 million of organizational costs; and (c) $0.4 million of deferred compensation option expense.

(7) Our 2002 combined ratio includes a 43.9 percentage point increase attributable to our $71.4 million reserve strengthening and a 27.0 percentage point increase attributable to establishment of a $44.0 million allowance for doubtful reinsurance receivables.

(8) Our combined ratio for the period September 6, 2003 to September 30, 2003 includes a 23.8 percentage point increase in our ratio attributable to our $1.7 million reduction in earned premium, $0.6 million of organizational costs and $0.4 million of deferred compensation option expense.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

       The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and accompanying notes of Wind River Investment Corporation and United National Group included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy, constitutes forward-looking statements that involve risks and uncertainties. Please see "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" for more information. You should review "Risk Factors" for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained herein.

OVERVIEW

       Our results of operations are affected by the following business and accounting factors and critical accounting policies:

  REVENUES

       We derive our revenues primarily from premiums paid on insurance policies that we write and from income generated by our investment portfolio, net of fees paid for investment management and investment accounting services. The amount of insurance premiums that we receive is a function of the amount and type of policies we write, as well as of prevailing market prices.

  EXPENSES

       Our expenses include losses and loss adjustment expenses, acquisition costs and other underwriting expenses, other operating expenses and interest and other investment expenses. Losses and loss adjustment expenses are estimated by management and reflect our best estimate of ultimate losses and costs arising during the reporting period and revisions of prior period estimates. We record losses and loss adjustment expenses based on an actuarial analysis of the estimated losses we expect to be reported on insurance policies written. The ultimate losses and loss adjustment expenses will depend on the actual costs to resolve claims. Acquisition expenses consist principally of commissions that are typically a percentage of the premiums on insurance policies written, net of ceding commissions earned from reinsurers. Other underwriting expenses consist primarily of personnel expenses and general operating expenses. Other operating expenses are comprised primarily of management fees paid to affiliates of our shareholders. Interest expense consists of interest paid on funds held on behalf of others.

CRITICAL ACCOUNTING POLICIES

  INVESTMENTS

    Fair values

       The carrying amount for our investments approximates their estimated fair value. We measure the fair value of investments in our fixed income and equity portfolios based upon quoted market prices. We also hold investments in several limited partnerships, which were valued at $44.7 million as of September 30, 2003. Several of these partnerships invest solely in securities that are publicly traded and are valued at the net asset value as reported by the investment manager. As of September 30, 2003, the limited partnership portfolio included $18.4 million in securities for which there is no readily available independent market price. The estimated fair value of such securities is determined by the general partner of each limited partnership based on comparisons to transactions involving similar investments. Material assumptions and factors utilized in pricing these securities include future cash flows, constant default rates, recovery rates and any market clearing activity that may have occurred since the prior month-end pricing period.

    Classification of Investments

       Prior to the September 5, 2003 acquisition of our U.S. Operations, our equity portfolio and our convertible bond portfolio were treated as trading securities and, as such, any change in market value was recorded on our income statement. Subsequent to the date of acquisition, all securities will be designated as available for sale, and any change in market value will be included in other comprehensive income in shareholders' equity and, accordingly, have no effect on net income except for investment market declines deemed to be other than temporary.

    Other Than Temporary Impairment

       We regularly perform various analytical procedures with respect to our investments, including identifying any security the fair value of which is below its cost. Upon identification of such securities, we perform a detailed review for all securities meeting predetermined thresholds, to determine whether such decline is other than temporary. If we determine a decline in value to be other than temporary based upon this detailed review, or if a decline in value for an investment has persisted for 12 continuous months, or if the value of the investment has been 20% or more below cost for six continuous months or more, or significant declines in value for shorter periods of time, we evaluate the security to determine whether the cost basis of the security should be written down to its fair value. The factors we consider in reaching the conclusion that a decline below cost is other than temporary include, among others, whether the issuer is in financial distress, the investment is secured, a significant credit rating action occurred, scheduled interest payments were delayed or missed and changes in laws or regulations have affected an issuer or industry. We include the amount of any write-down in earnings as a realized loss in the period in which the impairment arose.

  LIABILITY FOR UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES

       The liability for unpaid losses and loss adjustment expenses ($2,004.4 million and $2,085.7 million, gross of reinsurance; $260.8 million and $286.7 million, net of reinsurance, as of December 31, 2002 and September 30, 2003, respectively) reflects our best estimate for future amounts needed to pay losses and related adjustment expenses and the impact of our reinsurance coverages with respect to insured events. The process of establishing the liability for property and casualty unpaid losses and loss adjustment expenses is a complex process, requiring the use of informed estimates and judgments. This liability includes an amount determined on the basis of claim adjusters' evaluations with respect to insured events that occurred and an amount for losses incurred that have not been reported to us. In some cases, significant periods of time, up to several years or more, may elapse between the occurrence of an insured loss and the reporting of the loss to us.

       The total liability for net unpaid loss and loss adjustment expense includes both reported and incurred but not reported, or "IBNR," reserves. IBNR reserves are calculated using standard actuarial methods. The reviews and documentation are completed in accordance with professional actuarial standards. A point estimate is developed around which an actuarial range is built. As of September 30, 2003, the upper limit of the range is 9.9% above the recorded net liability for unpaid losses and loss adjustment expenses and the lower limit is 7.7% below the recorded amount.

       The method for determining our liability for unpaid losses and loss adjustment expenses includes, among other things, reviewing past loss experience and considering other factors such as legal, social and economic developments. We regularly review and update the methods of making such estimates and establishing the resulting liabilities and we make any resulting adjustment in the accounting period in which the adjustment arose.

       The following sets forth the liability for net unpaid losses and loss adjustment expenses by segment as of December 31, 2001 and 2002 and September 30, 2003.

                                                             SPECIALTY
                                                    E&S      ADMITTED    REINSURANCE(1)    TOTAL
             (DOLLARS IN THOUSANDS)               --------   ---------   --------------   --------
  December 31, 2001.............................  $123,440    $33,347        $  --        $156,787
  December 31, 2002.............................  $203,858    $56,962        $  --        $260,820
  September 30, 2003............................  $217,282    $69,450        $  --        $286,732

------------

(1) There was no liability for unpaid losses and loss adjustment expenses for the reinsurance segment as of December 31, 2001 or 2002 or September 30, 2003 because our reinsurance business was commuted prior to December 31, 2001 and we thereafter de-emphasized this business.

       The following sets forth the liability for gross unpaid losses and loss adjustment expenses by segment as of December 31, 2001 and 2002 and September 30, 2003.

                                                           SPECIALTY
                                                 E&S       ADMITTED    REINSURANCE(1)     TOTAL
           (DOLLARS IN THOUSANDS)             ----------   ---------   --------------   ----------
  December 31, 2001.........................  $  755,726   $151,631        $  --        $  907,357
  December 31, 2002.........................  $1,550,658   $453,764        $  --        $2,004,422
  September 30, 2003........................  $1,584,564   $501,094        $  --        $2,085,658

------------

(1) There was no liability for unpaid losses and loss adjustment expenses for the reinsurance segment as of December 31, 2001, 2002 or September 30, 2003 because our reinsurance business was commuted prior to December 31, 2001 and we thereafter de-emphasized this business.

       The following sets forth the liability for net unpaid losses and loss adjustment expenses by product class as of December 31, 2002 and September 30, 2003.

                                                                      PROPERTY AND           NON-MEDICAL
                        SPECIFIC SPECIALTY   UMBRELLA AND EXCESS   GENERAL LIABILITY    PROFESSIONAL LIABILITY    TOTAL
(DOLLARS IN THOUSANDS)  ------------------   -------------------   ------------------   ----------------------   --------
December 31, 2002....        $153,705              $36,069              $48,967                $22,079           $260,820
September 30, 2003...        $147,453              $42,622              $68,925                $27,692           $286,732

       The following sets forth the liability for gross unpaid losses and loss adjustment expenses by product class as of December 31, 2002 and September 30, 2003.

                                                                      PROPERTY AND           NON-MEDICAL
                        SPECIFIC SPECIALTY   UMBRELLA AND EXCESS   GENERAL LIABILITY    PROFESSIONAL LIABILITY     TOTAL
(DOLLARS IN THOUSANDS)  ------------------   -------------------   ------------------   ----------------------   ----------
December 31, 2002....       $1,187,644            $619,351              $124,060               $73,367           $2,004,422
September 30, 2003...       $1,164,516            $688,810              $139,499               $92,833           $2,085,658

       The total liability for net unpaid losses and loss adjustment expenses includes both reported and IBNR reserves. A point estimate is developed around which an actuarial range is built. As of September 30, 2003, the upper limit of the range for our carried reserves is 9.9% above the recorded net liability for unpaid losses and loss adjustment expenses and the lower limit is 7.7% below the recorded amount. The upper limit of the range and the lower limit of the range for the net unpaid losses and loss adjustment expenses by product class are, as of September 30, 2003 as follows:

       - specific specialty - the upper limit of the actuarial range is 11.2% above and the lower limit is 8.4% below the recorded net liability for unpaid losses and loss adjustment expenses relative to the specific specialty product class;

       - umbrella and excess - the upper limit of the actuarial range is 8.4% above and the lower limit is 6.8% below the recorded net liability for unpaid losses and loss adjustment expenses relative to the umbrella and excess product class;

       - property and general liability - the upper limit of the actuarial range is 9.7% above and the lower limit is 7.7% below the recorded net liability for unpaid losses and loss adjustment expenses relative to the property and general liability product class; and

       - non-medical professional liability - the upper limit of the actuarial range is 5.1% above and the lower limit is 5.0% below the recorded net liability for unpaid losses and loss adjustment expenses relative to the non-medical professional liability product class.

       For a description of our product classes, see "Business -- Products and Product Development."

       The significant uncertainties relating to environmental and asbestos claims on insurance policies written are discussed under "Business -- Reserves For Unpaid Losses and Loss Adjustment Expenses."

       We had 263 asbestos claims outstanding as of September 30, 2003. For the year ended December 31, 2002, we had 220 claims outstanding, compared with 379 asbestos claims outstanding as of December 31, 2001 and with 617 asbestos claims outstanding as of December 31, 2000. For the nine months ended September 30, 2003, 194 claims were opened and 151 claims were closed. In 2002, 179 claims were opened and 338 claims were closed. In 2001, 149 claims were opened, and 387 claims were closed. In 2000, 239 claims were opened, and 241 claims were closed. Indemnity payments per claim have varied over time due primarily to variations in insureds, policy terms and types of claims. Payments for asbestos claims were $0.3 million for the nine months ended September 30, 2003. Payments for asbestos claims were $0.7 million, $0.3 million and $0.5 million for the years ended December 31, 2000, 2001 and 2002, respectively. Management cannot predict whether indemnity payments per claim will increase, decrease or remain the same.

       Significant uncertainty remains as to our ultimate liability for asbestos-related claims due to such factors as the long latency period between asbestos exposure and disease manifestation and the resulting potential for involvement of multiple policy periods for individual claims as well as the increase in the volume of claims made by plaintiffs who claim exposure but who have no symptoms of asbestos-related disease and an increase in claims subject to coverages under general liability policies that do not contain aggregate limits of liability. There is also the possibility of federal legislation that would address the asbestos problem.

       During 2002, we increased the liability for unpaid losses and loss adjustment expenses, net of reinsurance, by $71.4 million. The following sets forth the distribution of the $71.4 million charge among segments.

                                                                SPECIALTY
                                                       E&S      ADMITTED    REINSURANCE    TOTAL
              (DOLLARS IN THOUSANDS)                 --------   ---------   -----------   --------
Composition of 2002 charge.........................  $ 60,854    $10,569       $  --      $ 71,423

       The $71.4 million charge for accident years 2001 and prior by accident year and segment are as follows:

                                                                 SPECIALTY
                                                         E&S     ADMITTED    REINSURANCE    TOTAL
               (DOLLARS IN THOUSANDS)                  -------   ---------   -----------   -------
ACCIDENT YEAR
2001.................................................  $10,971    $ 5,303       $  --      $16,274
2000.................................................   13,559      4,238          --       17,797
1999.................................................    6,813      1,579          --        8,392
1998.................................................    7,239        422          --        7,661
1997 and prior(1)....................................   22,272       (973)         --       21,299
                                                       -------    -------       -----      -------
     Total...........................................  $60,854    $10,569       $  --      $71,423
                                                       =======    =======       =====      =======

------------

(1) Includes $23.6 million for accident year 1994 related to a 2002 rescission with one of our reinsurers related to our specific specialty product class.

       As is discussed in greater detail in "-- Special Note Regarding 2002," faster than expected loss development in the second through fourth quarters of 2002 resulted in our performing an extensive study of our reserves.

       The key changes in the assumptions underlying the 2002 actuarial study as compared with assumptions used in prior years included the following:

       - As a result of our review of net loss reserves during the second and third quarters of 2002, we noted what appeared to be faster than expected development of known incurred losses relative to several recent accident years. This resulted in our strengthening our net loss reserves by a total of $3.3 million, $4.6 million and $38.0 million in the second, third and fourth quarters of 2002, respectively.

           To fully evaluate the development experienced during 2002 and the overall adequacy of our loss reserves, we performed an extensive study of our loss reserves. We changed certain elements of the actuarial review as a result of the loss developments throughout 2002. In particular, the majority of our E&S and specialty admitted casualty business was previously segregated into two distinct groups for purposes of performing actuarial analyses due to the similarity of the loss development patterns within the groups. Due to the aforementioned loss development and changes in the product mix, we determined that our casualty business needed to be further segregated for purposes of performing actuarial analyses. Therefore, we decided to further segregate our casualty business into smaller groups that would be reviewed separately.

       - Our environmental and asbestos exposure (representing less than 3.0% of our net unpaid losses and loss adjustment expenses as of September 30, 2003) was previously aggregated and analyzed with other lines of business with long exposure periods. In 2002, we segregated our environmental and asbestos exposure for purposes of the actuarial study. In 2002, we increased our net reserves for environmental and asbestos exposure by $1.9 million, which amount is included in the $71.4 million charge mentioned above.

       The liability for unpaid loss and loss adjustment expenses reflects our best estimate for future amounts needed to pay losses and related adjustment expenses as of each of the balance sheet dates reflected in our financial statements in accordance with generally accepted accounting principles.

  RECOVERABILITY OF REINSURANCE RECEIVABLES

       We regularly review the collectibility of our reinsurance receivables, and we include adjustments resulting from this review in earnings in the period in which the adjustment arises. As of December 31, 2002, we had $1,743.5 million of reinsurance receivables, net of an allowance of $47.4 million for doubtful reinsurance receivables, and $196.2 million of prepaid reinsurance premiums.

       As of September 30, 2003, we had total reinsurance receivables of $1,883.7 million, which were carried at $1,785.2 million. The carrying value of these reinsurance receivables is net of a $98.5 million reduction recorded upon our acquisition of Wind River Investment Corporation. This reduction represented the effect of:

       -     discounting the reinsurance receivables balance;

       -     applying a risk margin to the reinsurance receivables balance; and

       - reducing gross reinsurance receivables by $49.1 million, the amount equal to Wind River Investment Corporation's estimate of potentially uncollectible reinsurance receivables as of September 5, 2003, the acquisition date.

As of September 30, 2003, we also had $118.9 million of prepaid reinsurance premiums.

  DEFERRED ACQUISITION COSTS AND FUTURE SERVICING COSTS

       Our cost of acquiring new and renewal insurance and reinsurance contracts is capitalized as deferred acquisition costs and amortized over the period in which the related premiums are earned. The ceding commissions earned from reinsurers are deferred as future servicing costs and amortized over the period in which the related premiums are earned. Deferred acquisition costs and future servicing costs are netted in the accompanying consolidated financial statements. The costs of acquiring new and renewal insurance and reinsurance contracts include commissions, premium taxes and certain other costs, which are directly related to and vary with the production of business. The method followed in computing such amounts limits them to their estimated realizable value, which gives effect to the premium to be earned, related investment income, losses and loss adjustment expenses and certain other costs expected to be incurred as the premium is earned.

  REALIZABILITY OF DEFERRED TAX ASSETS

       A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. We believe that it is more likely than not that the results of future operations will generate sufficient income to realize our deferred tax assets.

SPECIAL NOTE REGARDING 2002

       In 2002, several matters had a significant effect on our results of operations. The following is a description of these matters:

       - We perform annual underwriting reviews on all our products. During 2002, as part of this annual review process, and as a result of reviews of our net loss reserves described in the next bullet point, we terminated a number of products as a result of factors such as unsatisfactory underwriting results and the absence of reinsurance capacity at pricing levels acceptable to us. These unsatisfactory underwriting results were in the form of faster than expected development of known incurred losses when compared to the original pricing assumptions used when the business was written. During the first six months of 2002, we terminated nine products within our four product classes, of which eight were excess and surplus, or "E&S," lines and one was specialty admitted. During the six months ended December 31, 2002, we terminated an additional five products, of which four were E&S lines and one was specialty admitted. While the following had no impact on 2002 net income, 13 additional products were terminated during the first six months of 2003, of which nine were E&S lines and four were specialty admitted. Gross premiums written relative to those terminated products were $320.4 million in 2002 and $107.5 million for the nine months ended September 30, 2003 and net premiums written relative to those terminated products were $37.1 million in 2002 and $13.1 million for the nine months ended September 30, 2003.

       - We perform quarterly reviews of our net loss reserves. As a result of our review of net loss reserves during the second and third quarters of 2002, we noted what appeared to be faster than expected development of known incurred losses relative to several recent accident years. This resulted in our strengthening our net loss reserves by a total of $3.3 and $4.6 million, in the second and third quarters of 2002, respectively. Furthermore, a review of our net loss reserves performed in the fourth quarter of 2002 indicated the possible need for additional reserve strengthening. To more fully evaluate the adequacy of our loss reserves, we performed an extensive study of our loss reserves. As a result we increased our loss reserves for accident years 2001 and prior, inclusive of the $7.9 million strengthening noted above, by $47.8 million, with the increase relating primarily to accident years 1997 through 2001.

       - As a result of our loss experience and our expectations concerning future losses on policies written during and after 1997, we identified specific sources of business written during those periods that we expected to be unprofitable. We have taken what we believe to be appropriate steps to discontinue writing additional business from these sources.

       - Our subsidiary, United National Insurance Company, was involved in an arbitration proceeding with Riunione Adriatica Di Sicurta, or "RAS," which had acted as our reinsurer relative to certain of our products written in 1993 and 1994. RAS was seeking to rescind the reinsurance agreement, to prohibit us from drawing down on available lines of credit and demanding repayment of funds previously paid. On October 1, 2002, the arbitration panel issued an order holding RAS liable for a majority of the total amount in dispute. RAS was also ordered to pay interest at a rate of 4.0% compounded annually with respect to balances due. The panel further ordered a portion of the reinsurance agreement with RAS to be rescinded. RAS was released from all future liabilities or responsibilities to us with respect to the rescinded portion of the reinsurance agreement. This rescission, in total, had a $20.6 million detrimental effect on pre-tax net income. We increased losses and loss adjustment expenses by $23.6 million as a result of the rescission.

       - In the fourth quarter of 2002, we recorded a $44.0 million pre-tax charge for an allowance for doubtful reinsurance receivables. This allowance relates to a group of reinsurers, the ratings of many of which were downgraded by A.M. Best in 2002. In addition, the reinsurance receivables from these reinsurers increased during 2002, primarily as a result of the reserve strengthening recorded in 2002 and its effect on our reinsurance receivables.

       -     We experienced net realized investment losses of $11.7 million.

OUR BUSINESS SEGMENTS

       We have three reporting business segments: E&S, specialty admitted and reinsurance.

       - Our E&S segment focuses on writing insurance for hard-to-place risks and risks that standard admitted insurers specifically choose not to write.

       - Our specialty admitted segment focuses on writing insurance for risks that are unique and hard to place in the standard market, but that for marketing and regulatory reasons must remain with an admitted insurance company.

       - Our reinsurance segment includes assumed business written in support of a select group of direct writing reinsurers. The underwriting exposure under this segment has been commuted. We did not write any of this business in 2002 or in the nine-month period ended September 30, 2003.

       We evaluate segment performance based on gross and net premiums written, net premiums earned and net losses and loss adjustment expenses. The following table sets forth an analysis of financial data for our segments during the periods indicated:

                                                                              FOR THE NINE MONTHS
                                          FOR THE YEARS ENDED DECEMBER 31,    ENDED SEPTEMBER 30,
                                          ---------------------------------   -------------------
                                            2000        2001        2002        2002       2003
                                          ---------   ---------   ---------   --------   --------
         (DOLLARS IN THOUSANDS)                                                   (UNAUDITED)
Gross premiums written:
  E&S...................................  $260,730    $398,308    $543,998    $446,071   $380,624
  Specialty admitted....................   130,734     210,212     249,085     200,746    163,189
  Reinsurance(1)........................    62,000      62,000          --      34,000         --
                                          --------    --------    --------    --------   --------
     Gross premiums written.............  $453,464    $670,520    $793,083    $680,817   $543,813
                                          ========    ========    ========    ========   ========

                                                                              FOR THE NINE MONTHS
                                          FOR THE YEARS ENDED DECEMBER 31,    ENDED SEPTEMBER 30,
                                          ---------------------------------   -------------------
                                            2000        2001        2002        2002       2003
                                          ---------   ---------   ---------   --------   --------
         (DOLLARS IN THOUSANDS)                                                   (UNAUDITED)
Net premiums written:
  E&S...................................  $ 40,663    $ 68,226    $112,110    $ 92,270   $ 88,832
  Specialty admitted....................    24,909      39,084      60,579      44,777     59,976
  Reinsurance...........................    62,000      62,000          --      34,000         --
                                          --------    --------    --------    --------   --------
     Net premiums written...............  $127,572    $169,310    $172,689    $171,047   $148,808
                                          ========    ========    ========    ========   ========
Net premiums earned:
  E&S...................................  $ 40,504    $ 59,004    $101,474    $ 77,274   $ 84,437
  Specialty admitted....................    25,677      36,582      53,039      38,033     54,504
  Reinsurance...........................    70,750      54,750       8,250      42,250         --
                                          --------    --------    --------    --------   --------
     Net premiums earned................  $136,931    $150,336    $162,763    $157,557   $138,941
                                          ========    ========    ========    ========   ========
Net losses and loss adjustment expenses:
  E&S...................................  $ 24,613    $ 43,880    $140,943    $ 73,799   $ 55,405
  Specialty admitted....................    18,408      29,075      52,556      27,138     36,829
  Reinsurance...........................    70,130      55,383       8,251      42,250         --
                                          --------    --------    --------    --------   --------
     Net losses and loss adjustment
       expenses.........................  $113,151    $128,338    $201,750    $143,187   $ 92,234
                                          ========    ========    ========    ========   ========
Total net losses and loss adjustment
  expense ratios:
  E&S...................................      60.8%       74.4%      138.9%       95.5%      65.6%
  Specialty admitted....................      71.7        79.5        99.1        71.4       67.6
  Reinsurance...........................      99.1       101.2       100.0       100.0         --
                                          --------    --------    --------    --------   --------
     Net losses and loss adjustment
       expense ratio....................      82.6%       85.3%      124.0%       90.9%      66.4%
                                          ========    ========    ========    ========   ========

---------------

(1) For the nine months ended September 30, 2002, we recorded $34.0 million of reinsurance gross premiums written. Our treaty subsequently was amended to reduce the amount of premiums written in 2002 to zero.

RESULTS OF OPERATIONS

  NINE MONTHS ENDED SEPTEMBER 30, 2003 COMPARED WITH THE NINE MONTHS ENDED SEPTEMBER 30, 2002

    Premiums

       Gross premiums written, which represent the amount received or to be received for insurance policies written without reduction for acquisition costs, reinsurance costs or other deductions, were $543.8 million for the nine months ended September 30, 2003, compared with $680.8 million for the nine months ended September 30, 2002, a decrease of $137.0 million or 20.1%. A further breakdown of gross premiums written is as follows:

       - E&S gross premiums written were $380.6 million for the nine months ended September 30, 2003, compared with $446.1 million for the nine months ended September 30, 2002, a decrease of $65.5 million or 14.7%. This decrease primarily resulted from the termination of 12 products within our four product classes during 2002 and nine products during the nine months ended September 30, 2003, offset by rate increases of approximately 27% (as measured against expiring rates) on other products. E&S gross premiums written relative to the terminated products were $60.9 million for the nine months ended September 30, 2003.

       - Specialty admitted gross premiums written were $163.2 million for the nine months ended September 30, 2003, compared with $200.7 million for the nine months ended September 30, 2002, a decrease of $37.5 million or 18.7%. The decrease in specialty admitted gross premiums written was primarily the result of the termination of two products during 2002 and four products during the first nine months ended September 30, 2003, offset by rate increases of approximately 27% on other products. Specialty admitted gross premiums written relative to the terminated products were $46.6 million for the nine months ended September 30, 2003.

       - There were no reinsurance gross premiums written for the nine months ended September 30, 2003, compared with $34.0 million for the nine months ended September 30, 2002. The decrease in reinsurance gross premiums written was the result of the non-renewal of our reinsurance treaty in 2002.

       Net premiums written, which equal gross premiums written less ceded premiums written, were $148.8 million for the nine months ended September 30, 2003, compared with $171.0 million for the nine months ended September 30, 2002, a decrease of $22.2 million or 13.0%. The ratio of net premiums written to gross premiums written increased to 27.4% for the nine months ended September 30, 2003, from 25.1% for the nine months ended September 30, 2002. A further breakdown of net premiums written is as follows:

       - E&S net premiums written were $88.8 million for the nine months ended September 30, 2003, compared with $92.3 million for the nine months ended September 30, 2002, a decrease of $3.5 million or 3.8%. The ratio of net premiums written to gross premiums written was 23.3% for the nine months ended September 30, 2003, compared with 20.7% for the nine months ended September 30, 2002. The decrease in net premiums written was primarily due to net premiums written associated with the terminated products previously mentioned, largely offset by rate increases of approximately 21%. E&S net premiums written relative to products terminated in 2002 and subsequently were $6.1 million for the nine months ended September 30, 2003.

       - Specialty admitted net premiums written were $60.0 million for the nine months ended September 30, 2003, compared with $44.8 million for the nine months ended September 30, 2002, an increase of $15.2 million or 33.9%. The ratio of net premiums written to gross premiums written was 36.8% for the nine months ended September 30, 2003, compared with 22.3% for the nine months ended September 30, 2002. The increase in net premiums written relates to growth in products within our specific specialty, property and general liability product classes and rate increases of approximately 20%, slightly offset by the terminated products previously mentioned. Specialty admitted net premiums written relative to products terminated in 2002 and subsequently were $7.0 million for the nine months ended September 30, 2003.

       - There were no reinsurance net premiums written for the nine months ended September 30, 2003, compared with $34.0 million for the nine months ended September 30, 2002. The decrease in reinsurance net premiums earned is consistent with the decrease in gross premiums written.

       Net premiums earned were $138.9 million for the nine months ended September 30, 2003, compared with $157.6 million for the nine months ended September 30, 2002, a decrease of $18.7 million or 11.9%. A further breakdown of net premiums earned is as follows:

       - E&S net premiums earned were $84.4 million for the nine months ended September 30, 2003, compared with $77.3 million for the nine months ended September 30, 2002, an increase of $7.1 million or 9.2%. The increase in net premiums earned was due to the previously mentioned rate increases, which were greater than the increase in net premiums written due to the impact of the product terminations previously mentioned.

       - Specialty admitted net premiums earned were $54.5 million for the nine months ended September 30, 2003, compared with $38.0 million for the nine months ended September 30, 2002, an increase of $16.5 million or 43.4%. This increase is primarily due to the previously mentioned growth in products within our specific specialty, property and general liability product classes and rate increases on other products, offset slightly by terminated products.

       - There were no reinsurance net premiums earned for the nine months ended September 30, 2003, compared with $42.3 million for the nine months ended September 30, 2002. The decrease in net premiums earned for reinsurance was consistent with the decrease in net premiums written.

  Net Investment Income

       Gross investment income, excluding realized gains and losses, was $17.1 million for the nine months ended September 30, 2003, compared with $18.1 million for the nine months ended September 30, 2002, a decrease of $1.0 million or 5.5%. The decrease was primarily due to a decrease in the average yield on fixed income investments and lower interest rates on overnight cash balances, partially offset by growth in cash and invested assets. Cash and invested assets grew to $800.2 million as of September 30, 2003, from $588.8 million as of September 30, 2002, an increase of $211.4 million or 35.9%. The growth in the investment portfolio was due to net cash flows provided from operating activities. The average duration of our fixed income investments approximated
4.4 years as of September 30, 2003, compared with 5.0 years as of September 30, 2002. Our book yield on our fixed income investments was 4.11% at September 30, 2003, compared with 5.25% at September 30, 2002.

       Investment expenses were $3.0 million for the nine months ended September 30, 2003, compared with $5.2 million for the nine months ended September 30, 2002, a decrease of $2.2 million or 42.3%. The decrease was due to a reduction in investment management fees paid.

  Net Realized Investment Gain (Loss)

       Net realized investment gains were $4.9 million for the nine months ended September 30, 2003, compared with a $15.0 million net realized investment loss for the nine months ended September 30, 2002. The net investment gain for the current period consists of net gains of $6.3 million relative to our equity portfolio, a net loss on fixed income investments of $0.5 million and $0.9 million of net losses relative to other invested assets. The nine months ended September 30, 2002 included a $16.4 million loss on our equity portfolio and a $1.4 million gain on our fixed income investments.

  Net Losses and Loss Adjustment Expenses

       Net losses and loss adjustment expenses were $92.2 million for the nine months ended September 30, 2003, compared with $143.2 million for the nine months ended September 30, 2002, a decrease of $51.0 million or 35.6%. The loss ratio for the nine months ended September 30, 2003, was 66.4%, compared with 90.9% for the nine months ended September 30, 2002. The loss ratio is calculated by dividing net losses and loss adjustment expenses by net premiums earned. This improvement was attributable to continuing rate increases and the termination of several unprofitable products in 2002 and 2003. A further breakdown of losses incurred is as follows:

       - E&S net losses and loss adjustment expenses were $55.4 million for the nine months ended September 30, 2003, compared with $73.8 million for the nine months ended September 30, 2002. The loss ratio was 65.6% for the nine months ended in September 30, 2003, compared with 95.5% for the nine months ended September 30, 2002. The improvement in the loss ratio is a result of the previously mentioned rate increases. The 2002 loss ratio included the reserve strengthening recognized in the second and third quarters of 2002.

       - Specialty admitted net losses and loss adjustment expenses were $36.8 million for the nine months ended September 30, 2003, compared with $27.1 million for the nine months ended

             September 30, 2002. The loss ratio for the nine months ended September 30, 2003, was 67.6%, compared with 71.4% for the nine months ended September 30, 2002. The improvement in the loss ratio was a result of the previously mentioned rate increases, and the 2002 loss ratio included the reserve strengthening recognized in the second and third quarters of 2002.

       - There were no reinsurance net losses and loss adjustment expenses for the nine months ended September 30, 2003, due to the non-renewal of this business, compared with $42.3 million for the nine months ended September 30, 2002.

  Acquisition Costs and Other Underwriting Expenses

       Acquisition costs and other underwriting expenses were $35.1 million for the nine months ended September 30, 2003, compared with $14.3 million for the nine months ended September 30, 2002, an increase of $20.8 million. This increase can be primarily attributed to a $15.4 million increase in acquisition costs and $5.4 million increase in other underwriting expenses. A further analysis of acquisition costs and other underwriting expenses is as follows:

       - The $15.4 million increase in acquisition costs was primarily the result of a reduction in ceding commission of $38.0 million partially offset by a decrease in direct commission of $29.0 million. Contingent commission expense increased $7.2 million due to favorable loss experience. The reduction in ceding commission income was a result of a decrease in gross premiums written combined with an increase in our level of retention. The reduction in direct commission was consistent with the reduction in gross premiums written. While increased retentions have the impact of increasing acquisition costs, our underwriting profit nonetheless increased based upon our loss experience.

       - The $5.4 million increase in other underwriting expenses was primarily due to payments made to our executive officers in settlement of certain stock appreciation rights and for retention payments relating to services in connection with the closing of the acquisition. See "Management -- Executive Compensation."

       We recorded a charge for an allowance for doubtful reinsurance receivables of $1.8 million for the nine months ended September 30, 2003.

  Expense and Combined Ratios

       Our expense ratio, which is calculated by dividing the sum of acquisition costs and other underwriting expenses by premiums earned, was 26.5% for the nine months ended September 30, 2003, compared with 9.1% for the nine months ended September 30, 2002, as a result of the above mentioned changes to commissions and other underwriting expenses. However, as discussed above, our underwriting profit increased due to the improved loss experience. Part of our strategy is to continue to retain a high percentage of our premiums. To the extent that we are able to accomplish this, we expect the net commission component of our expense ratio to increase.

       Our combined ratio was 92.9% for the nine months ended September 30, 2003, compared with 100.0% for the nine months ended September 30, 2002. This improvement was primarily a result of an increase in our level of premium retention combined with an improvement in the loss experience.

    Other Operating Expenses

       Other operating expenses were $0.4 million for the nine months ended September 30, 2003, compared with $2.4 million for the nine months ended September 30, 2002, a decrease of $2.0 million or 83.3%. The decrease can be attributed to the reduction of management fees paid to The AMC Group L.P. during 2003.

    Income Tax Expense

       Income tax expense was $5.7 million for the nine months ended September 30, 2003, compared with $5.3 million of tax benefit for the nine months ended September 30, 2002, an increase of $11.0 million. Our effective tax rates for the nine months ended September 30, 2003 and 2002 were 20.5% and 103.5%, respectively. The effective rates differed from the 35.0% U.S. statutory rate principally due to investments in tax-exempt securities. We earned $13.3 million and $11.8 million in tax-exempt interest for the nine months ended September 30, 2003 and 2002, respectively. In addition, we achieved a higher level of taxable income in 2003 due to an underwriting income increase to $9.8 million for the nine months ended September 2003, from $0.0 million during the nine months ended September 30, 2002.

       The factors described above resulted in net income before equity in net earnings of partnerships of $68.8 million for the nine months ended September 30, 2003, compared with $0.2 million for the nine months ended September 30, 2002, an increase of $68.6 million.

    Equity in Net Earnings of Partnerships

       Equity in net earnings of partnerships was $2.1 million for the nine months ended September 30, 2003, compared with a loss of $1.0 million for the nine months ended September 30, 2002. The gain is largely attributable to the performance of our investment in a limited partnership.

    Extraordinary Gain

       The extraordinary gain of $46.4 million for the nine months ended September 30, 2003 resulted from the acquisition of Wind River Investment Corporation.

  YEAR ENDED DECEMBER 31, 2002 COMPARED WITH YEAR ENDED DECEMBER 31, 2001

    Premiums

       Gross premiums written were $793.1 million for 2002 compared with $670.5 million for 2001, an increase of $122.6 million or 18.3%. A further breakdown of gross premiums written is as follows:

       - E&S gross premiums written were $544.0 million for 2002, compared with $398.3 million for 2001, an increase of $145.7 million or 36.6%. The increase in E&S gross premiums written was the result of rate increases of approximately 33% combined with new business reflected in our 2002 writings offset slightly by the 14 products within our four product classes terminated in 2002. Gross premiums written relative to products terminated in 2002 and subsequently were $212.1 million for 2002.

       - Specialty admitted gross premiums written were $249.1 million for 2002, compared with $210.2 million for 2001, an increase of $38.9 million or 18.5%. The increase in specialty admitted gross premiums written resulted from a combination of rate increases approximating 23% offset by the two products terminated in 2002. Gross premiums written relative to the products terminated in 2002 and subsequently were $108.3 million for 2002.

       - There were no reinsurance gross premiums written in 2002, compared with $62.0 million in 2001. The decrease in reinsurance gross premiums written was the result of the non-renewal of our reinsurance treaty in 2002.

       Net premiums written were $172.7 million for 2002, compared with $169.3 million for 2001, an increase of $3.4 million or 2.0%. The ratio of net premiums written to gross premiums written was 21.8% for 2002, compared with 25.2% for 2001. A further breakdown of net premiums written is as follows:

       - E&S net premiums written were $112.1 million for 2002, compared with $68.2 million for 2001, an increase of $43.9 million or 64.4%. The ratio of net premiums written to gross premiums written was 20.6% for 2002, compared with 17.1% for 2001. The increase in net premiums written was due to the increase in gross premiums written combined with our increasing our retention relative to individual products and rate increases approximating 26%, slightly offset by the products terminated in 2002. Net premiums written relative to E&S products terminated in 2002 and subsequently were $25.9 million in 2002.

       - Specialty admitted net premiums written were $60.6 million for 2002, compared with $39.1 million for 2001, an increase of $21.5 million or 55.0%. The ratio of net premiums written to gross premiums written was 24.3% for 2002, compared with 18.6% for 2001. The increase in net premiums written was primarily due to an $11.0 million increase in retention relative to a specific product combined with our increasing retentions relative to additional products and rate increases approximating 18%, slightly offset by terminated products. Net premiums written relative to specialty admitted products terminated in 2002 and subsequently were $11.2 million in 2002.

       - There were no reinsurance net premiums written for 2002, compared with $62.0 million for 2001. The decrease in reinsurance net premiums written was consistent with the decrease in gross premiums written.

       Net premiums earned were $162.8 million for 2002, compared with $150.3 million for 2001, an increase of $12.5 million or 8.3%. A further breakdown of net premiums earned is as follows:

       - E&S net premiums earned were $101.5 million for 2002, compared with $59.0 million for 2001, an increase of $42.5 million or 72.0%. This increase is primarily due to the previously mentioned increased retentions relative to individual products and rate increases, which increased gross and net written premiums.

       - Specialty admitted net premiums earned were $53.0 million for 2002, compared with $36.6 million for 2001, an increase of $16.4 million or 44.8%. This increase is due to the previously mentioned increase in the retentions relative to specific products and rate increases, slightly offset by terminated products.

       - Reinsurance net premiums earned were $8.3 million for 2002, compared with $54.8 million for 2001. This decrease was attributable to our not writing any reinsurance in 2002. The net premiums earned in 2002 related to business written in 2001. The decrease in net premiums earned for reinsurance was consistent with the decrease in net premiums written.

  Net Investment Income

       Gross investment income was $24.6 million for 2002, compared with $24.5 million for 2001, an increase of $0.1 million. The $0.1 million difference was primarily due to a decrease in the average yield on fixed-income investments and lower interest rates on overnight cash balances, offset by an increase in cash and invested assets. Cash and invested assets were $611.1 million as of December 31, 2002, compared with $516.4 million as of December 31, 2001. The growth in the investment portfolio was due to net cash flows provided from operating activities. The average duration was 5.3 years as of December 31, 2002, compared with 5.9 years as of December 31, 2001. Our book yield on fixed income investments was 5.12% in 2002, compared with 5.97% in 2001.

       Investment expenses were $6.9 million for 2002, compared with $5.1 million for 2001, an increase of $1.8 million or 35.3%. The increase was primarily due to an increase in our invested asset base as well as an increase in investment management fees.

  Net Realized Investment Gain (Loss)

       Net realized investment loss was $11.7 million for 2002, compared with a $12.7 million net realized investment loss for 2001. The net investment loss for 2002 consisted of realized losses within our equity portfolio of $12.1 million consistent with the performance of the broader equity markets in 2002 and 2001, losses of $1.3 million on our investments in limited partnerships for other than temporary declines, and $1.7 million of gains relative to fixed income investments. The net realized investment loss for 2001 included a $7.8 million loss relative to our equity portfolio, $1.0 million of realized gains from our fixed income investments offset by $2.9 million for other than temporary impairments for fixed income securities and $2.9 million for other than temporary impairments for limited partnerships.

  Net Losses and Loss Adjustment Expenses

       Net losses and loss adjustment expenses were $201.8 million for 2002, compared with $128.3 million for 2001, an increase of $73.5 million or 57.3%. The loss ratio for 2002 was 124.0%, compared with 85.3% for 2001. See
"-- Special Note Regarding 2002." A further breakdown of losses incurred is as follows:

       - E&S net losses and loss adjustment expenses were $140.9 million for 2002, compared with $43.9 million for 2001. The loss ratio was 138.9% for 2002, compared with 74.4% for 2001. The deterioration was the result of the adverse loss development discussed above.

       - Specialty admitted net losses and loss adjustment expenses were $52.6 million for 2002, compared with $29.1 million for 2001. The loss ratio for 2002 was 99.1%, compared with 79.5% for 2001. The deterioration was the result of the adverse development discussed above.

       - Reinsurance net losses and loss adjustment expenses were $8.3 million for 2002, compared with $55.4 million for 2001. The loss ratio for 2002 was 100.0%, compared with 101.2% for 2001.

  Acquisition Costs and Other Underwriting Expenses

       Acquisition costs and other underwriting expenses were $18.9 million for 2002, compared with $15.9 million for 2001, an increase of $3.0 million or 18.9%. This increase can be attributed to a $4.1 million increase in other underwriting expense and a $1.1 million decrease in acquisition costs.

       Acquisition costs decreased by $1.1 million in 2002 primarily as a result of a $6.1 million decrease in contingent commission offset by a $3.9 million decrease in ceding commission.

       Other underwriting expenses increased $4.1 million in 2002, compared with 2001. Premium tax expense increased $1.9 million due to the increased amount of admitted premiums written. Legal expense increased $2.0 million as a result of the RAS arbitration. Salary expense decreased by $1.8 million, principally due to a decline in incentive compensation. Other employee benefits increased by approximately $0.8 million.

       We recorded a charge for an allowance for doubtful reinsurance receivables of $44.0 million in 2002.

    Expense and Combined Ratios

       The expense ratio increased to 38.6% for 2002 from 10.6% for 2001. The expense ratio contains the $44.0 million reserve for uncollectible reinsurance, which caused the expense ratio to increase by 27.0 percentage points.

       The overall combined ratio increased to 162.6% for 2002 from 95.9% for 2001.

    Other Operating Expenses

       Other operating expenses were $5.9 million for 2002, compared with $2.2 million for 2001, an increase of $3.7 million. The increase was primarily the result of a $2.5 million charge for potentially uncollectible producer balances.

    Income Tax Expense

       Income tax benefit was $40.5 million for 2002, compared with an income tax expense of $0.3 million for 2001. The effective tax rate benefit in 2002 was 39.8%, compared with an effective tax rate expense of 2.8% in 2001. The effective tax differs from the United States statutory rate of 35.0% primarily due to tax-exempt investment income. We carried back our 2002 tax losses for five years. As a result of the carryback, alternative minimum tax of $7.3 million was incurred in those earlier years. The alternative minimum tax carryover is available for future years and does not expire.

       The factors described above resulted in a net loss for 2002 of $61.7 million, compared with net income of $10.8 million for 2001.

  YEAR ENDED DECEMBER 31, 2001 COMPARED WITH YEAR ENDED DECEMBER 31, 2000

    Premiums

       Gross premiums written were $670.5 million for 2001, compared with $453.5 million for 2000, an increase of $217.0 million or 47.9%. A further breakdown of gross premiums written is as follows:

       - E&S gross premiums written were $398.3 million for 2001, compared with $260.7 million for 2000, an increase of $137.6 million or 52.8%. The growth in E&S gross premiums written was the result of growth of existing products due to increased rates of approximately 24% and increased exposures combined with new business.

       - Specialty admitted gross premiums written were $210.2 million for 2001, compared with $130.7 million for 2000, an increase of $79.5 million or 60.8%. The growth in specialty admitted gross premiums written was caused primarily by rate increases of approximately 19% combined with several large new products written for the first time in 2001.

       - Reinsurance gross premiums written were $62.0 million for both 2000 and 2001.

       Net premiums written were $169.3 million for 2001, compared with $127.6 million for 2000, an increase of $41.7 million or 32.7%. The ratio of net premiums written to gross premiums written was 25.2% for 2001, compared with 28.1% for 2000. A further breakdown of net premiums written is as follows:

       - E&S net premiums written were $68.2 million for 2001, compared with $40.7 million for 2000, an increase of $27.5 million or 67.6%. The ratio of net premiums written to gross premiums written was 17.1% for 2001, compared with 15.6% for 2000. The increase in net premiums written was due to the increase in gross premiums written and rate increases approximating 18% combined with an increased retention relative to a product within our non-medical professional liability product class.

       - Specialty admitted net premiums written were $39.1 million for 2001, compared with $24.9 million for 2000, an increase of $14.2 million or 57.0%. The ratio of net premiums written to gross premiums written was 18.6% for 2001, compared with 19.1% for 2000. The increase in net premiums written was primarily due to the increase in gross premiums written and rate increases approximating 14%.

       - Reinsurance net premiums written were $62.0 million for both 2000 and 2001.

       Net premiums earned were $150.3 million for 2001, compared with $136.9 million for 2000, an increase of $13.4 million or 9.8%. A further breakdown of net premiums earned is as follows:

       - E&S net premiums earned were $59.0 million for 2001, compared with $40.5 million for 2000, an increase of $18.5 million or 45.7%.

       - Specialty admitted net premiums earned were $36.6 million for 2001, compared with $25.7 million for 2000, an increase of $10.9 million or 42.4%.

       - Reinsurance net premiums earned were $54.8 million for 2001, compared with $70.8 million for 2000, a decrease of $16.0 million or 22.6%.

  Net Investment Income

       Income from investments excluding realized capital gains and losses was $24.5 million for 2001, compared with $28.6 million for 2000. This decrease resulted principally from a decrease in the investment yield of the fixed-income investments and a decline in interest rates on overnight cash balances. During 2001, the average rate on overnight investments was 4.0%, compared with 6.3% during 2000. We held $77.1 million of cash and cash equivalents as of December 31, 2001, compared with $124.8 million as of December 31, 2000. Cash and invested assets grew to $516.4 million as of December 31, 2001, compared with $483.4 million as of December 31, 2000. The growth in the investment portfolio was due to net cash flows provided from operating activities; the average duration of our fixed income investments approximated 5.9 years as of December 31, 2001, compared with 5.4 years as of December 31, 2000. Book yield on our fixed income investments was 5.97% as of December 31, 2001, compared with 6.42% as of December 31, 2000.

       Investment expenses were $5.1 million for 2001, compared with $6.1 million for 2000, a decrease of $1.0 million or 16.4%.

  Net Realized Investment Gain (Loss)

       Net realized investment loss was $12.7 million for 2001, compared with a $0.6 million realized investment gain for 2000. The net realized investment loss for 2001 consisted of a $7.8 million loss relative to our equity portfolio, $1.0 million realized gains from our fixed income investments offset by $2.9 million for other than temporary impairments for fixed income securities and $2.9 million for other than temporary impairments for limited partnerships. In 2000, we recorded a realized investment gain of $1.0 million on our fixed income investments, a $1.9 million gain from the sale of a limited liability venture capital fund, and a $2.3 million loss on our equity portfolio.

  Net Losses and Loss Adjustment Expenses

       Net losses and loss adjustment expenses were $128.3 million for 2001, compared with $113.2 million for 2000. The loss ratio increased to 85.3% for 2001 from 82.6% for 2000. The 2001 operating results included favorable loss development of $17.3 million offset by strengthening of prior year loss reserves of $6.1 million as well as a $5.0 million charge resulting from a commutation with a reinsurer. The prior year reserve increase related principally to the commercial automobile liability and animal mortality lines of business. These factors added 7.5 percentage points to the 2001 loss ratio. The September 11, 2001 terrorist attacks in New York, Washington D.C. and Pennsylvania resulted in no significant property or casualty losses to us. A further breakdown of losses incurred is as follows:

       - E&S net losses and loss adjustment expenses were $43.9 million for 2001, compared with $24.6 million for 2000. The loss ratio was 74.4% for 2001, compared with 60.8% for 2000. The increase in the loss ratio for 2001 was primarily due to the above mentioned commutation with one of our reinsurers.

       - Specialty admitted net losses and loss adjustment expenses were $29.1 million for 2001, compared with $18.4 million for 2000. The loss ratio was 79.5% for 2001, compared with 71.7% for 2000. The increase in the loss ratio for 2001 was primarily due to the loss experience of our animal mortality business.

       - Reinsurance net losses and loss adjustment expenses were $55.4 million for 2001, compared with $70.1 million for 2000. The loss ratio for 2001 was 101.2%, compared with 99.1% for 2000.

  Acquisition Costs and Other Underwriting Expenses

       Acquisition costs and other underwriting expenses were $15.9 million for 2001, compared with $15.0 million for 2000, an increase of $0.9 million or 6.0%. This increase can be attributed to a $6.5 million increase in other underwriting expenses and a $5.6 million decrease in acquisition costs. A further analysis of acquisition costs and other underwriting expenses is as follows:

       - $2.7 million of the decrease in acquisition costs was due to a reduction in contingent commission expense. The remainder of the acquisition cost reduction was attributable to increased levels of ceding commission recognized in 2001.

       - The $6.5 million increase in other underwriting expense in 2001, compared with 2000 is due primarily to increased legal expense of $2.5 million related to RAS and increases in premium taxes attributable to increased admitted writings in 2001.

  Expense and Combined Ratios

       The expense ratio improved to 10.6% for 2001, compared with 11.0% for 2000.

       The combined ratio increased slightly to 95.9% for 2001, compared with 93.6% for 2000.

  Income Tax Expense

       Income tax expense was $0.3 million for 2001, compared with $5.9 million for 2000. The effective tax rate was 2.8% in 2001, compared with a rate of 20.6% in 2000. The difference from the United States statutory rate of 35.0% was mainly attributable to tax-exempt interest income. Total pre-tax income was $18.1 million less in 2001, compared with 2000.

       The factors described above resulted in net income for 2001 of $10.8 million, compared with net income of $22.7 million for 2000.

LIQUIDITY AND CAPITAL RESOURCES

  SOURCES OF FUNDS

       United National Group is a holding company. Its principal asset is its ownership of the shares of its direct and indirect subsidiaries, including United National Insurance Company, Diamond State Insurance Company, United National Specialty Insurance Company, United National Casualty Insurance Company, U.N. Barbados and U.N. Bermuda.

       United National Group's principal source of cash to meet short-term and long-term liquidity needs, including the payment of dividends to stockholders and corporate expenses, includes dividends and other permitted disbursements from U.N. Barbados, which in turn is largely dependent on dividends and other payments from U.N. Bermuda and our U.S. Insurance Subsidiaries. United National Group has no planned capital expenditures that could have a material impact on its long-term liquidity needs.

       The principal sources of funds at U.N. Barbados, U.N. Bermuda and our U.S. Insurance Subsidiaries include underwriting operations, investment income and proceeds from sales and redemptions of investments. Funds are used by U.N. Barbados, U.N. Bermuda and our U.S. Insurance Subsidiaries principally to pay claims and operating expenses, to purchase investments and to make dividend payments. United National Group's future liquidity is dependent on the ability of U.N. Barbados, U.N. Bermuda and our U.S. Insurance Subsidiaries to pay dividends.

       United National Group's insurance subsidiaries are restricted by statute as to the amount of dividends that they may pay without the prior approval of regulatory authorities. United National Insurance Company may pay dividends without advance regulatory approval only out of unassigned surplus. The maximum dividend payout that may be made without prior approval in 2003 is $22.9 million.

  SURPLUS LEVELS

       United National Insurance Company, Diamond State Insurance Company, United National Specialty Insurance Company and United National Casualty Insurance Company are required by law to maintain a certain minimum level of policyholders' surplus on a statutory basis. Policyholders' surplus is calculated by subtracting total liabilities from total assets. The NAIC adopted risk-based capital standards designed to identify property and casualty insurers that may be inadequately capitalized based on inherent risks of each insurer's assets and liabilities and mix of net premiums written. Insurers falling below a calculated threshold may be subject to varying degrees of regulatory action. Based on the standards currently adopted, our U.S. Insurance Subsidiaries' capital and surplus are in excess of the prescribed risk-based capital requirements.

  CASH FLOWS

       Sources of operating funds consist primarily of net premiums written and investment income. Funds are used primarily to pay claims and operating expenses and to purchase investments.

       Our reconciliation of net income to cash provided from operations is generally influenced by the following:

       -     the fact that we collect premiums in advance of losses paid;

       -     the timing of our settlements with our reinsurers; and

       -     the timing of our loss payments.

       Net cash flow provided by operating activities was $31.9 million for the nine months ended September 30, 2003, compared with $83.0 million for the nine months ended September 30, 2002. As of September 30, 2003, cash flow provided by operating activities did not benefit to the full extent of the $71.6 million improvement in net income due to the $46.4 million non-cash extraordinary gain and the net change in non-cash trading gains of $17.2 million. The 2003 cash flow provided by operating activities was negatively affected by $17.3 million, compared to 2002 as a result of net sales of trading securities and timing of pending trades. Net premiums collected for the nine-month period ended September 30, 2003 were $94.2 million, a reduction of $38.7 million, compared with the nine-month period ended September 30, 2002. Cash flow provided by operating activities for the nine-month period ended September 30, 2002 benefited from the overall growth in the premiums written since 2001. However, the cash flow benefit of that growth has stabilized in 2003. Our cash from operating activities was negatively affected by $28.8 million due to the timing of settlements with our reinsurers principally due to prepaid reinsurance premiums. Net losses paid for the nine months ended September 30, 2003 were $43.7 million, compared with the comparable nine-month period in 2002, principally due to the losses paid in 2002 associated with the reinsurance segment. The cash flow was not negatively affected by the $130.6 million increase in unpaid losses and loss adjustment expenses or the $93.6 million increase in reinsurance receivables, both of which are non-cash items. These increases related to losses incurred relative to 2002 gross and ceded earned premiums. We also benefited approximately $30.6 million in the nine-month period ended September 30, 2003 due to the receipt of income tax refunds. Further, our cash flow from operating activities decreased by $18.3 million to return balances on deposit with us and to fund TPA advances.

       Net cash used for investing activities was $23.1 million for the nine months ended September 30, 2003, compared with $88.4 million for the nine months ended September 30, 2002. The decrease in the cash used for investing was primarily due to a reduction in operational cash flow due to declines in premiums written and an increase in cash awaiting investment, as well as $10.8 million of cash used to purchase Wind River Investment Corporation, net of $105.0 million of cash acquired.

       Net cash produced by financing activities was $17.6 million for the nine months ended September 30, 2003. The source of the financing funds included the offering by American Insurance Service, Inc. or, "AIS," of $10.0 million trust preferred securities, $2.0 million of common shares issued under stock purchase plans, and a $5.6 million capital contribution received from the previous parent prior to the acquisition.

       We produced net cash flow from operating activities of $105.0 million in 2002, compared with $18.0 million for 2001. As of December 31, 2002, cash flow had not been negatively affected by the 2002 net loss, as approximately 83% of total incurred net losses of $201.7 million are in unpaid losses and loss adjustment expenses as of December 31, 2002 and the $44.0 million charge for the provision for doubtful reinsurance receivables was a non-cash charge. Net premiums collected in 2002 were $162.6 million, a $37.3 million increase compared to 2001. The 2002 cash flow provided by operating activities increased from the overall growth in premiums written since 2001. However, the cash flow benefit of such growth will stabilize in periods subsequent to 2002 as evidenced by the declining change in unearned premiums (a $63.9 million change in 2001 compared with a $33.1 million change in 2002). Ceded written premiums increased $119.1 million in 2002, compared with 2001, which was consistent with the increase in gross premiums written. Our cash provided by operating activities decreased $7.9 million in 2002 due to the timing of our settlements with our reinsurers with respect to ceded balances payable. Net losses paid in 2002 were $97.7 million, a $5.0 million reduction compared with 2001. As previously mentioned, the cash flow was not negatively affected by the $1,097 million increase in unpaid losses and loss adjustment expenses resulting from the gross losses and loss adjustment expenses related to gross premiums earned in 2002 combined with the gross losses and loss adjustment expenses resulting from the reserve charge recorded in 2002. Cash flow was also not affected by the offsetting change in reinsurance receivables of $999.0 million and related to ceded losses and loss adjustment expenses relative to ceded premiums earned in 2002 combined with the increase in reinsurance receivables resulting from the reserve charge recorded in 2002. Cash flow produced by trading activities was $5.7 million in 2002, compared with a use of operating cash flow of $28.6 million in 2001.

       Net cash used for investing activities was $109.1 million for 2002, compared with $65.8 million for 2001, as we used our strong cash flows from operations to purchase bonds and preferred stocks.

       Net cash provided by operating activities was $18.0 million for 2001, compared with $0.4 million for 2000. Net premiums collected in 2001 were $125.2 million, compared with $163.2 million in 2000. Net losses paid were $102.6 million in 2001, compared with $149.9 million in 2000. Net losses paid in 2000 included $46.4 million of losses paid associated with two commutations with our reinsurers in our reinsurance segment. Net cash used for operations in 2000 also included the net use of $47.1 million for our trading portfolio.

       Net cash used for investing activities was $65.8 million for 2001, compared with $26.3 million for 2000. This increase was attributable primarily to the investment of excess cash held as of December 31, 2000.

  LIQUIDITY

       Our U.S. Insurance Subsidiaries maintain sufficient liquidity to pay claims.

       Our U.S. Insurance Subsidiaries participate in an intercompany pooling arrangement whereby premiums, losses, and expenses are shared pro rata among the members of the group. United National Insurance Company is not an authorized reinsurer in all states. As a result, any losses and unearned premium that are ceded to United National Insurance Company by the other companies in the group must be collateralized. United National Insurance Company has trusts in place to assist the other members of the group in meeting their regulatory requirements.

       There are two intercompany pooling agreements in place. The first pooling agreement governs policies that were written prior to July 1, 2002. The second pooling agreement governs policies that are written on or after July 1, 2002. The method by which intercompany reinsurance is ceded is different for each pool. In the first pool, we cede all business to United National Insurance Company. United National Insurance Company cedes in turn to external reinsurers. The remaining net premiums retained is allocated to the companies in the group according to their respective pool participation percentages. In the second pool, each company in the group first cedes to external reinsurers. The remaining net is ceded to United National Insurance Company where the net premiums written of the group are pooled and reallocated to the group based on their respective participation percentages. The second pool requires less trust funding by United National Insurance Company as a result of it ceding less business to the other group members. United National Insurance Company only has to fund the portion that is ceded to it after cessions have occurred with external reinsurers. United National Insurance Company retains 80.0% of the risk associated with each pool. To cover the required minimum exposure as of December 31, 2002, the trusts were funded to approximately $290.0 million as of February 2003. It is anticipated that the required funding amount will decline in future periods, which would improve the overall liquidity of the domestic insurance group.

  CAPITAL RESOURCES

       We do not anticipate paying any cash dividends on any of our common shares in the foreseeable future. We currently intend to retain any future earnings to fund the development and growth of our business.

       As a result of the acquisition of our U.S. Operations, senior notes in an aggregate principal amount of $72.8 million, subject to adjustment, were issued to the Ball family trusts, by our subsidiary, Wind River Investment Corporation, as part of the purchase price, which senior notes we have fully and unconditionally guaranteed. These senior notes were amended and restated on November 24, 2003, and have an interest rate of 5.0%, which may be paid either in cash or in kind. These senior notes mature on September 5, 2015; however, in certain circumstances Wind River Investment Corporation is required to make mandatory prepayments on these senior notes on October 1 of each year. Wind River Investment Corporation is only required to make such mandatory prepayments if we have generated "excess cash flow" for the preceding fiscal year. "Excess cash flow" generally means an amount equal to our consolidated net income, less such amounts as our Board of Directors may determine are necessary to: (1) maintain an A.M. Best rating of at least "A" (Excellent) for each of our U.S. Insurance Subsidiaries; (2) make permitted dividend payments; (3) maintain the statutory surplus of our U.S. Insurance Subsidiaries at acceptable levels and
(4) provide our U.S. Operations with adequate levels of working capital.

       For 2003, United National Insurance Company can pay a dividend of $22.9 million without regulatory approval.

       U.N. Barbados holds a note in the amount of $175.0 million from U.N. Holdings II, Inc. The note has an interest rate of 6.64% and matures in 2018. It is anticipated that interest will be paid yearly. U.N. Holdings II, Inc. has no operations. The ability of U.N. Holdings II, Inc. to generate cash to repay the note is dependent on dividends that it receives from its subsidiaries.

       On September 30, 2003, AIS, a wholly-owned indirect subsidiary of United National Group, sold $10.0 million (aggregate liquidation preference) of Floating Rate Preferred Securities to Dekania CDO I, Ltd., an exempted company incorporated with limited liability under the law of the Cayman Islands, in a private placement through AIS's wholly-owned Delaware subsidiary United National Group Capital Trust I.

       AIS, through United National Group Capital Trust, together with other insurance companies and insurance holding companies, issued trust preferred securities to the collateralized debt obligation pool organized by Dekania Capital Management LLC, which in turn, issued its securities to institutional and accredited investors. United National Group Capital Trust issued 10,000 trust preferred securities, having a stated liquidation amount of $1,000 per security, that mature on September 30, 2033 and bear a floating interest rate, reset quarterly, equal to the London Interbank Offered Rate plus 4.05%. AIS, through United National Group Capital Trust, has the right to call the trust preferred securities at par after September 30, 2008, five years from the date of issuance. The trust preferred securities have not been and will not be registered under the Securities Act, and satisfy the eligibility requirements of Rule 144(d)(3) under the Act.

       The entire proceeds from the sale of the trust preferred securities were used for the purchase of $10.0 million (in principal amount) of unsecured junior subordinated deferrable interest notes issued by AIS under a junior subordinated indenture, dated as of September 30, 2003, between AIS and JPMorgan Chase Bank, as trustee.

       On October 29, 2003, AIS sold $20.0 million (aggregate liquidation amount) of Floating Rate Capital Securities to I-Preferred Team Securities III, Ltd., an exempted company incorporated with limited liability under the law of the Cayman Islands, in a private placement through AIS's wholly-owned subsidiary, United National Group Capital Statutory Trust II.

       AIS, through United National Group Capital Statutory Trust II, together with other insurance companies and insurance holding companies, issued trust capital securities to the collateralized debt obligation pool organized by I-Preferred Term Securities III, Inc., which in turn, issued its securities to institutional and accredited investors. United National Group Capital Statutory Trust II issued 10,000 trust capital securities, having a stated liquidation amount of $1,000 per security, that mature on October 29, 2033 and bear a floating interest rate, reset quarterly, equal to the London Interbank Offered Rate plus 3.850%. AIS, through United National Group Capital Statutory Trust II, has the right to call the trust capital securities at par after October 29, 2008, five years from the date of issuance. The trust capital securities have not been and will not be registered under the Securities Act, and satisfy the eligibility requirements of Rule 144(d)(3) under the Act.

       The entire proceeds from the sale of the trust capital securities were used for the purchase of $20.0 million (in principal amount) of floating rate junior subordinated deferrable interest debentures issued by AIS under an indenture, dated as of October 29, 2003, between AIS and U.S. Bank National Association, as trustee.


       On September 5, 2004, we will begin paying annual management fees of $1.5 million in the aggregate to Fox Paine & Company and The AMC Group, L.P.


INFLATION

       Property and casualty insurance premiums are established before we know the amount of losses and loss adjustment expenses or the extent to which inflation may affect such amounts. We attempt to anticipate the potential impact of inflation in establishing our reserves.

       Substantial future increases in inflation could result in future increases in interest rates, which in turn are likely to result in a decline in the market value of the investment portfolio and resulting unrealized losses or reductions in shareholders' equity.

QUANTITATIVE AND QUALITATIVE INFORMATION ABOUT MARKET RISK

       We believe that we are principally exposed to two types of market risk: interest rate risk and credit risk.

  INTEREST RATE RISK

       Our primary market risk exposure is to changes in interest rates. Our fixed income investments are exposed to interest rate risk. Fluctuations in interest rates have a direct impact on the market valuation of these securities. As interest rates rise, the market value of our fixed income investments fall, and the converse is also true. We expect to manage interest rate risk through an active portfolio management strategy that involves the selection, by our managers, of investments with appropriate characteristics, such as duration, yield, currency and liquidity, that are tailored to the anticipated cash outflow characteristics of our liabilities. Our strategy for managing interest rate risk also includes maintaining a high quality portfolio with a relatively short duration to reduce the effect of interest rate changes on book value. A significant portion of our investment portfolio matures each year, allowing for reinvestment at current market rates. Our investment portfolio is actively managed and trades are made to balance our exposure to interest rates. As of September 30, 2003, assuming identical shifts in interest rates for securities of all maturities, an immediate 100 basis point increase in market interest rates would have resulted in an estimated decrease in market value of 4.1%, or approximately $19.9 million on our fixed income securities of $486.5 million, and an immediate 100 basis point decrease in market interest rates would have resulted in an estimated increase in market value of 4.3% or approximately $20.8 million.

  CREDIT RISK

       We have exposure to credit risk primarily as a holder of fixed income investments. Our investment policy requires that we invest in debt instruments of high credit quality issuers and limits the amount of credit exposure to any one issuer based upon the rating of the security.

       In addition, we have credit risk exposure to our general agencies and reinsurers. We seek to mitigate and control our risks to producers by typically requiring our general agencies to render payments within no more than 45 days after the month in which a policy is effective and including provisions within our general agency contracts that allow us to terminate a general agencies' authority in the event of non-payment.

       With respect to our credit exposure to reinsurers, we seek to mitigate and control our risk by ceding business to only those reinsurers having adequate financial strength and sufficient capital to fund their obligation. In addition, we seek to mitigate credit risk to reinsurers through the use of trusts for collateral. As of September 30, 2003, $646.4 million of collateral was held in trust to support the reinsurance receivables.

COMMITMENTS

     We have commitments in the form of operating leases, commitments to fund limited partnerships and a revolving line of credit. As of September 30, 2003, contractual obligations related to these commitments were as follows:

                                                         LESS THAN                           MORE THAN
                                                TOTAL     1 YEAR     1-3 YEARS   3-5 YEARS    5 YEARS
           (DOLLARS IN THOUSANDS)              -------   ---------   ---------   ---------   ---------
Operating leases(1)..........................  $10,870    $2,084      $3,876      $4,910      $    --
Commitments to fund limited
  partnerships(2)............................    5,447     5,447          --          --           --
Discretionary demand line of credit(3).......      155        31          62          62           --
Senior notes payable to related party(4).....   72,848        --          --          --       72,848
Subordinated company-obligated mandatorily
  redeemable preferred security of subsidiary
  holding solely junior subordinated
  securities(5)..............................   10,000        --          --          --       10,000
                                               -------    ------      ------      ------      -------
  Total......................................  $99,320    $7,562      $3,938      $4,972      $82,848
                                               =======    ======      ======      ======      =======

------------

(1) We lease office space and equipment as part of our normal operations. The amounts shown above represent future commitments under such operating leases.

(2) We are required to commit additional capital to certain limited partnership investments during future periods. Because the timing of the payments is not specified by the limited partnership agreements, all such commitments are treated as current obligations for the purpose of this table.

(3) There were no outstanding borrowings against the discretionary demand line of credit as of September 30, 2003. The amounts shown above represent fees due on the amount available for borrowing.

(4) As a result of the acquisition of Wind River Investment Corporation, senior notes in an aggregate principal amount of approximately $72.8 million, subject to adjustment, were issued to the Ball family trusts, as part of the purchase price by Wind River Investment Corporation, which senior notes we have fully and unconditionally guaranteed. These senior notes were amended and restated effective November 24, 2003, and have an interest rate of 5.0%, which may be paid either in cash or in kind. These senior notes mature on September 5, 2015; however, in certain circumstances Wind River Investment Corporation is required to make mandatory prepayments on these senior notes on

    October 1 of each year. Wind River Investment Corporation is required to make such mandatory prepayments if "excess cash flow," as defined, was generated in the preceding fiscal year. "Excess cash flow" generally means an amount equal to our consolidated net income, less such amounts as our Board of Directors may determine are necessary to: (1) maintain an A.M. Best rating of at least "A" (Excellent) for each of our U.S. Insurance Subsidiaries; (2) make permitted dividend payments; (3) maintain the statutory surplus of our U.S. Insurance Subsidiaries at acceptable levels; and (4) provide our U.S. Operations with adequate levels of working capital.

(5) On September 30, 2003, AIS participated in a pooled trust preferred transaction led by Dekania Capital Management LLC. In connection with this transaction, AIS issued $10.0 million in principal amount of unsecured junior subordinated deferrable interest notes of AIS to United National Group Capital Trust I, a Delaware statutory trust, United National Group Capital Trust I issued $10.0 million aggregate liquidation preference of floating rate preferred securities to Dekania CDO I, Ltd., a special purpose funding vehicle created by Dekania Capital Management LLC. AIS has guaranteed the payment of amounts payable in respect of the floating rate preferred securities. The stated maturity date of the notes and the preferred securities is September 30, 2033. Interest is payable quarterly, in arrears, at 4.05% over the London interbank offered interest rate.

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

                         INDUSTRY BACKGROUND AND TRENDS

INDUSTRY CONDITION AND TRENDS

       The property and casualty insurance industry has historically been a cyclical industry. During periods of reduced underwriting capacity, as defined by availability of capital, lower competition generally results in more favorable policy terms and conditions for insurers. During periods of excess underwriting capacity, pricing and policy terms and conditions are generally less favorable to insurers due to competition. In the past, several factors affected underwriting capacity, including industry losses, catastrophes, changes in legal and regulatory guidelines, investment results and the ratings and financial strength of competitors.

       We believe that during the 1990s, the insurance industry maintained excess underwriting capacity. As a result, the industry suffered from lower pricing, less favorable policy terms and conditions, less stringent underwriting standards and reduced profitability. Significant catastrophic losses in 1999 and a subsequent contraction of underwriting capacity led to price increases and policy terms and conditions more favorable to insurers in 2000.

       We believe that these trends continued and accelerated in 2001 when the property and casualty insurance industry experienced a severe dislocation as a result of an unprecedented impairment of capital, causing a substantial contraction in industry underwriting capacity. We believe that this reduction in capacity is a result of, among other things:

       - losses caused by the terrorist attacks of September 11, 2001, which resulted in the largest insured loss in history, estimated at $30 to $40 billion by A.M. Best;

       - the existence of substantial reserve deficiencies, resulting from asbestos, environmental and directors and officers liability related claims and from poor underwriting in the late 1990s;

       - substantial investment losses as a result of a decline in the global equity markets and significant credit losses, with the Insurance Services Office estimating that the U.S. property and casualty industry as a whole had realized and unrealized losses from the end of 2000 through the end of 2002 of $33 billion;

       - the exit or insolvency of several insurance market participants, such as Reliance Group, Frontier Insurance Group, GAINSCO and American Equity, each of which either exited particular lines of business or significantly reduced their activities;

       - the ratings downgrade of a significant number of insurers and reinsurers; and

       - increased financial scrutiny of insurers and financial services companies by federal and state regulatory authorities as a result of high-profile corporate scandals and of the resulting changes in corporate governance.

       These factors have resulted in a general environment of rate increases and conservative risk selection, more restrictive coverage terms and a significant movement of premium from the standard market to the specialty insurance market. During 2002, demand for insurance products to manage risk accelerated while underwriting capacity decreased. We believe that this environment will continue through at least 2004. Increased reinsurance costs to some extent offset the benefits of these trends to us and to primary insurance companies in general.

       Consistent with the trends witnessed in the broader property and casualty market, during 2001 and 2002, our rate increases on renewal business across all segments approximated 23% and 30%, respectively. Through September 30, 2003, our rate increases for 2003 on renewal business approximated 27%, which rates we will earn over the period of time for which the policies are in force, generally the next 12 months. We cannot assure you, however, that these favorable trends will continue or that these rate increases can be sustained.

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

SPECIALTY INSURANCE MARKET

       The specialty insurance market differs significantly from the standard property and casualty insurance market. In the standard property and casualty insurance market, insurance rates and forms are highly regulated, products and coverages are largely uniform and have relatively predictable exposures. In the standard market, policies must be written by insurance companies that are admitted to transact business in the state in which the policy is issued. As a result, in the standard property and casualty insurance market, insurance companies tend to compete for customers primarily on the basis of price and financial strength.

       In contrast, the specialty insurance market, which we consider to be composed of the E&S market and the specialty admitted market, provides coverage for hard-to-place risks that do not fit the underwriting criteria of insurance companies operating in the standard market. In the E&S market, insurance rates and forms are not regulated and can be tailored to meet specific risks. However, U.S. insurance regulations generally require a risk to be declined by three admitted carriers before an E&S lines insurance company may write the risk. The specialty admitted market includes policies written to cover hard-to-place risks, including risks associated with insureds engaged in similar but highly specialized types of activities. These insureds are generally forced to rely on specialty admitted insurance companies for one of two reasons: such insureds require a total insurance product not otherwise available from standard market insurers, or such insureds require insurance products that are overlooked by large admitted carriers. For regulatory or marketing reasons, these insureds require products that are written by an admitted insurance company.

       Competition in the specialty insurance market tends to focus less on price and more on availability, service and other considerations. While specialty insurance market exposures may have higher perceived insurance risk than their standard market counterparts, specialty insurance market underwriters historically have been able to generate underwriting profitability superior to standard market underwriters. According to A.M. Best, over the past ten years, the average combined ratio for insurers operating in the E&S market was 10.7 percentage points lower than that of insurers operating in the property and casualty industry as a whole.

       According to A.M. Best, over the 20-year period from 1983 through 2002, the surplus lines market grew from an estimated $2.1 billion in direct premiums written to $25.6 billion, representing a 13.3% compound annual growth rate and aggregate growth of 1,119.1%. In contrast, the U.S. property and casualty industry grew more moderately from $95.5 billion in direct premiums written to $406.7 billion, representing a 7.5% compound annual growth rate and aggregate growth of 325.9%. During this period, the surplus lines market as a percentage of the total property and casualty industry grew from approximately 2.4% to 4.2%. Additionally, the growth in terms of commercial lines market share, which comprises the majority of surplus lines premiums, increased from 3.6% to 8.8% over this period.

       The specialty insurance market is significantly affected by the conditions of the insurance market in general. Hard market conditions (i.e., those favorable to insurers), like those being experienced at present, tend to generate a proportion of business moving from the admitted market back to the surplus lines market, and vice versa when soft market conditions are prevalent. During hard markets, standard market underwriters generally rely on traditional underwriting methods and make adjustments in policy terms, conditions and limits. The firming of the current property and casualty market, which we believe commenced in 2000, caused standard market carriers to refocus on their core books of business.

       Initially, the market shift into the E&S market occurred at a gradual pace. According to A.M. Best data, direct premiums written by the domestic E&S market increased by 8.5% in 2000. Once admitted carriers began to stress underwriting criteria and risk selection techniques in an effort to bolster their operating profits by eliminating non-core lines of business, rather than re-pricing them, the movement of premiums to surplus lines accelerated. As a result, direct premiums written in the domestic E&S market grew 36.6% in 2001 and 81.7% in 2002. Growth of direct premiums written in the total E&S market, which includes domestic professional E&S underwriters, Lloyds of London, other regulated non-domestic insurers and domestic specialty underwriters was 9.8% in 2000, 35.7% in 2001 and 61.7% in 2002.

                                    BUSINESS

OVERVIEW

       United National Group is a holding company formed on August 26, 2003 under the laws of the Cayman Islands to acquire our U.S. Operations.

       Through our U.S. Operations we are a leading specialty property and casualty insurer with a 43-year operating history in the specialty insurance markets. In 2002, United National Insurance Company was the sixth largest E&S insurance company according to Business Insurance, and we were the 11th largest E&S insurance group according to A.M. Best, in each case on the basis of direct premiums written. Our Non-U.S. Operations, which consist of recently formed Barbados-based and Bermuda-based insurance companies, are expected to begin offering insurance and reinsurance products to third parties and reinsurance to our U.S. Operations in the near future.

       We write specialty insurance products that are designed to meet the specific needs of targeted niche insurance markets. These niche markets are typically well-defined, homogeneous groups of insureds to which, due to some particular risk exposure, standard market insurers do not offer insurance coverage. Examples of products that we write for these markets include property and casualty insurance for social service agencies, insurance for equine mortality risks and insurance for vacant property risks. We believe that our specialty insurance product focus and niche market strategy has enabled us to outperform the property and casualty industry as a whole. For example, our combined ratio, based on our statutory financial statements and calculated as an unweighted average, was 13.8 percentage points better than the property and casualty industry as a whole over the past 20 years, based on data from A.M. Best. The combined ratio of an insurance company is generally viewed as an indication of underwriting profitability and is calculated by adding the expense ratio and the loss and loss adjustment expense ratio. Under statutory accounting principles, the expense ratio is the ratio of underwriting expenses to net premiums written, while the loss and loss adjustment expense ratio is the ratio of incurred losses and loss adjustment expenses to premiums earned.

       We compete in the specialty insurance market through our two primary business segments, our E&S segment and our specialty admitted segment. We offer four general classes of insurance products across both of these primary business segments: specific specialty insurance products, umbrella and excess insurance products, property and general liability insurance products and non-medical professional liability insurance products. We distribute the insurance products of our U.S. Operations through our wholly-owned subsidiary, J.H. Ferguson, as well as through a group of 51 professional general agencies that have limited quoting and binding authority, and with which on average, we have an eight-year working relationship.

       Our financial goal is to produce superior returns to our shareholders by achieving underwriting profits and by steadily increasing our shareholders' equity over the long term. We have produced combined ratios of 95.4%, 104.7% and 117.3% over the last 20, 5 and 3 years, respectively. In each case, our combined ratio is based on our statutory financial statements, is calculated as an unweighted average over the relevant period and takes into account our 162.6% combined ratio for 2002. For further information concerning our combined ratio in recent periods, see "Selected Historical Financial Data." We have reported an underwriting profit, based on our statutory financial statements, in 19 of the past 20 years.

       Our U.S. Insurance Subsidiaries are rated "A" (Excellent) by A.M. Best, which assigns ratings to each insurance company transacting business in the United States. "A" (Excellent) is the third highest rating of sixteen rating categories. These ratings are based upon factors of concern to policyholders and are not directed to the protection of investors. In June 2003, each of our U.S. Insurance Subsidiaries was downgraded from "A+" (Superior) to "A" (Excellent) by A.M. Best. This downgrade followed a significant decrease in our surplus during 2002, primarily due to reserve strengthening we recorded in 2002 relating to accident years 2001 and prior and due to the results of an arbitration proceeding with one of our reinsurers.

ACQUISITION OF OUR U.S. OPERATIONS

       On September 5, 2003, Fox Paine & Company made a capital contribution of $240.0 million to us, in exchange for 10.0 million Class B common shares and
14.0 million Series A preferred shares, and we acquired Wind River Investment Corporation, the holding company for our U.S. Operations, from a group of family trusts affiliated with the Ball family of Philadelphia, Pennsylvania.

       To effect this acquisition, we used $100.0 million of this $240.0 million capital contribution to purchase a portion of the common stock of Wind River Investment Corporation held by the Ball family trusts. We then purchased the remainder of the common stock of Wind River Investment Corporation that was also held by the Ball family trusts, paying consideration consisting of 2.5 million Class A common shares, 3.5 million Series A preferred shares and senior notes issued by Wind River Investment Corporation having an aggregate principal amount of approximately $72.8 million, which we have fully and unconditionally guaranteed.

       Of the remaining $140.0 million contributed to us, we then contributed $80.0 million to our U.S. Operations, used $43.5 million to capitalize our Non-U.S. Operations and used $16.5 million to fund fees and expenses incurred in connection with the acquisition. Total expenses incurred in connection with the acquisition are anticipated to be approximately $17.6 million. The remaining unpaid acquisition expenses are expected to be funded through our U.S. Operations. See "Our Relationship with Fox Paine & Company."

OUR COMPETITIVE STRENGTHS

       We believe that we have certain characteristics that distinguish us from our competitors, including:

       - ESTABLISHED REPUTATION IN THE SPECIALTY INSURANCE INDUSTRY. We were founded in 1960 and have a 43-year operating history in the E&S and specialty admitted insurance markets, and we operate in all 50 states.

       - EXPERIENCED MANAGEMENT TEAM. Our experienced management team has an average of over 22 years of experience in the insurance industry and has been with us for an average of 15 years. Each member of our senior management team participates in our stock incentive plan, which is intended to align management compensation with the achievement of the goals of our shareholders.

       - EXTENSIVE SPECIALIZED NICHE UNDERWRITING CAPABILITIES. We believe that we have a conservative, focused underwriting organization and are recognized for our ability to develop innovative and creative insurance products in the E&S and specialty admitted insurance markets. Our underwriting team of 63 people includes 34 experienced underwriters with an average of 24 years of industry experience. We produced an underwriting profit, based on our statutory financial statements, in 19 of the last 20 years.

       - WELL-ESTABLISHED PROCESSES AND PROCEDURES. We have developed critical, customized processes and procedures including our underwriting processes, our systematic legal contracting procedures and our quality control systems. We believe they represent industry best practices. We believe that the combination of these processes and procedures enable us to develop, underwrite and quickly analyze the results of our business. This ability further enables us to capitalize on business opportunities by modifying, improving or exiting a product efficiently.

       - STRONG MARKET RELATIONSHIPS. We believe that the underwriting expertise and extensive industry relationships developed by our senior management team and underwriters have allowed us to maintain a leading presence in the E&S and specialty admitted insurance markets. We have strong, longstanding relationships with a group of 51 professional general agencies that extend over eight years on average. We have equally strong relationships with our reinsurers; our relationship with our ten largest reinsurers, representing 86% of our outstanding reinsurance receivables, extends over 17 years on average.

       - BALANCE SHEET STRENGTH. We believe our conservative underwriting and investment policies have enabled us to maintain at least an "A" (Excellent) rating or better from A.M. Best for 17 consecutive years. Our rating enables us to compete with the highest rated insurers in the industry.

OUR STRATEGY

       Our financial goal is to produce a superior return to our shareholders by achieving underwriting profits and by steadily increasing our shareholders' equity over the long term. We intend to reach our goal by:

       - MAINTAINING A LEADERSHIP ROLE IN THE E&S AND SPECIALTY ADMITTED MARKETS. We intend to continue to focus on the needs of the E&S and specialty admitted markets by developing customized insurance products for our insureds, using sophisticated underwriting solutions and providing predictable and helpful customer service.

       - FOCUSING ON SPECIFIC NICHE MARKETS IN WHICH WE HAVE DEMONSTRATED UNDERWRITING EXPERTISE. We believe our depth of experience across a diverse set of niche markets provides us a competitive advantage that enables us to identify opportunities and generate superior profitability. We intend to utilize our disciplined, systematic underwriting and quality control processes to obtain the appropriate rates and selection of insureds. Our approach has generated an underwriting profit, based on our statutory financial statements, in 19 of the last 20 years.

       - OPPORTUNISTICALLY MANAGING A DIVERSE PRODUCT PORTFOLIO. We continue opportunistically to manage our product portfolio to grow premiums written in those areas experiencing strong price increases and improving underwriting terms and conditions. In order to achieve this growth, we are increasing our retention of our most profitable products. Across our top ten products, as ranked by net premiums written, we increased retention from 31.6% for the nine months ended September 30, 2002 to 44.6% for the nine months ended September 30, 2003.

       - MAINTAINING A CONSERVATIVE BALANCE SHEET AND A STRONG A.M. BEST RATING. We intend to remain conservative in our underwriting, reinsurance buying and investment practices and to use extensive modeling techniques to protect our current position with the rating agencies, particularly A.M. Best. Our investment philosophy will remain consistent with our current conservative investment portfolio, of which 90.1% is invested in fixed income securities and cash and cash equivalents as of September 30, 2003 with the fixed income securities having a 4.6-year duration and an average quality rating of AA.

       - BUILDING SHAREHOLDER VALUE. By growing underwriting profits through our disciplined approach and conservatively managing a large investment portfolio, we intend to grow shareholders' equity over the long term.

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

BUSINESS SEGMENTS

       We operate our business through three business segments: E&S, specialty admitted, and reinsurance. The following table sets forth an analysis of gross premiums written by segment during the periods indicated:

                                          FOR THE YEARS ENDED DECEMBER 31,
                            ------------------------------------------------------------   NINE MONTHS ENDED
                                   2000                 2001                 2002          SEPTEMBER 30, 2003
                            ------------------   ------------------   ------------------   ------------------
                             AMOUNT    PERCENT    AMOUNT    PERCENT    AMOUNT    PERCENT    AMOUNT    PERCENT
  (DOLLARS IN THOUSANDS)    --------   -------   --------   -------   --------   -------   --------   -------
E&S.......................  $260,730     57.5%   $398,308     59.4%   $543,998     68.6%   $380,624     70.0%
Specialty admitted........   130,734     28.8     210,212     31.4     249,085     31.4     163,189     30.0
Reinsurance...............    62,000     13.7      62,000      9.2          --       --          --       --
                            --------    -----    --------    -----    --------    -----    --------    -----
    Total gross premiums
      written.............  $453,464    100.0%   $670,520    100.0%   $793,083    100.0%   $543,813    100.0%
                            ========    =====    ========    =====    ========    =====    ========    =====

  E&S

       Our E&S segment focuses on writing insurance for hard-to-place risks and risks that standard admitted insurers specifically choose not to write. Our eligibility as an E&S lines insurer allows us to underwrite unique risks with more flexible policy forms and unregulated premium rates. This flexibility typically results in coverages that are more restrictive and more expensive than those offered in the standard admitted market. In 2002, the United States E&S market as a whole represented approximately $25.6 billion in direct premiums written according to A.M. Best, or approximately 6.3% of the $406.7 billion United States property and casualty industry direct premiums written. According to A.M. Best, the E&S market as a whole grew 61.7% from 2001 to 2002 on the basis of direct premiums written. In 2002, we had $544.0 million of gross premiums written in the E&S market.

  SPECIALTY ADMITTED

       Our specialty admitted segment focuses on writing insurance for risks that are unique and hard to place in the standard market for insureds that are required, for marketing and regulatory reasons, to purchase insurance from an admitted insurance company. We estimate that the specialty admitted market as a whole is comparable in size to the E&S market. The specialty admitted market is subject to more state regulation than the E&S market, particularly with regard to rate and form filing requirements, restrictions on the ability to exit lines of business, premium tax payments and membership in various state associations, such as state guaranty funds and assigned risk plans. In 2002, we had $249.1 million of gross premiums written in the specialty admitted market.

  REINSURANCE

       Our reinsurance segment includes assumed business written in support of a select group of direct writing reinsurers. Any underwriting exposure under this segment has been commuted at no loss to us. This segment was de-emphasized in 2002, but we may write this type of business in the future through our Non-U.S. Operations.

PRODUCTS AND PRODUCT DEVELOPMENT

       We offer four general classes of insurance products across both our E&S and specialty admitted business segments. These four classes of products are specific specialty insurance products, umbrella and excess insurance products, property and general liability insurance products and non-medical professional

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

liability insurance products. The following table sets forth an analysis of gross premiums written by product class during the periods indicated:

                                                  FOR THE YEARS ENDED DECEMBER 31,
                                    ------------------------------------------------------------   NINE MONTHS ENDED
                                           2000                 2001                 2002          SEPTEMBER 30, 2003
                                    ------------------   ------------------   ------------------   ------------------
                                     AMOUNT    PERCENT    AMOUNT    PERCENT    AMOUNT    PERCENT    AMOUNT    PERCENT
      (DOLLARS IN THOUSANDS)        --------   -------   --------   -------   --------   -------   --------   -------
Specific specialty................  $277,167     70.8%   $375,962     61.8%   $439,364     55.4%   $245,145     45.1%
Umbrella and excess...............    58,095     14.8     138,425     22.8     209,369     26.4     134,847     24.8
Property and general liability....    32,360      8.3      50,725      8.3      75,376      9.5      96,938     17.8
Non-medical professional
  liability.......................    23,842      6.1      43,408      7.1      68,974      8.7      66,883     12.3
                                    --------    -----    --------    -----    --------    -----    --------    -----
    Total.........................  $391,464    100.0%   $608,520    100.0%   $793,083    100.0%   $543,813    100.0%
                                    ========    =====    ========    =====    ========    =====    ========    =====

       Our insurance products target very specific, defined, homogenous groups of insureds with customized coverages to meet their needs. Our products include customized guidelines, rates and forms tailored to our risk and underwriting philosophy.

       The following chart provides representative examples of certain products we offer by product class for specific types of customers:

     PRODUCT CLASS                PRODUCT                   CUSTOMER             HYPOTHETICAL CLAIM
------------------------  ------------------------  ------------------------  ------------------------
Specific Specialty        Equine mortality          Owner of pleasure or      Horse dies
                                                    show horse
                          Dealer open lot physical  Auto dealer distribution  Car on open lot damaged
                          damage                    center                    due to hail storm


Umbrella and Excess       Umbrella liability        Small to medium size      Employee car accident,
                          coverage over multiple    businesses, such as       trip and fall or
                          $1 million liability      warehouses, retail        products claim
                          coverages                 stores, commercial
                                                    contractors and
                                                    apartment buildings
                          Excess liability          Small to medium size      Trip and fall or
                          coverage over $1 million  businesses seeking to     products claim
                          primary general           purchase more than $1
                          liability policy          million general
                                                    liability limit policies


Property and General      Commercial packages       Small businesses, such    Trip and fall or
  Liability                                         as warehouses, retail     premises claim
                                                    stores and restaurants
                          Bicycle manufacturing     Retail bicycle store and  Trip and fall or product
                                                    bicycle warehouse         malfunction claim
                          Vacant dwellings          Home of an individual     Fire damage
                                                    that recently entered a
                                                    nursing home


Non-Medical Professional  Social service agency     Rehabilitation centers    Case worker does not
  Liability                                         and counseling centers    properly supervise
                                                                              charge
                          Educators legal           School boards             Teacher sues for
                          liability                                           discrimination if
                                                                              released prior to tenure

       We utilize a product development process that incorporates disciplined underwriting and due diligence followed by comprehensive home office controls that are intended to maximize underwriting profitability. For example, in 2002, we evaluated approximately 300 products or appointments, of which approximately 50 met our criteria for consideration and ultimately six led to new products or appointments. We believe that direct contacts between our field and home office personnel and our customers have enabled us to identify high quality and profitable products to underwrite. We conduct extensive product due diligence and have strict underwriting guidelines that include in-house actuarial loss analysis and profit calculations based on activity-based costing models. We purchase tailored reinsurance structures for each product and have a formal reinsurance placement process governed by our reinsurance security committee, which consists of six senior executives. Our documentation and underwriting controls include general agency contracts and reinsurance treaties that are specifically tailored for each relationship, daily monitoring, monthly reviews of all products by our senior management and regular on-site general agency audits.

GEOGRAPHIC CONCENTRATION

       The following table sets forth the geographic distribution of our direct premiums written for the periods indicated:

                                                    YEARS ENDED DECEMBER 31,
                                  ------------------------------------------------------------   NINE MONTHS ENDED
                                         2000                 2001                 2002          SEPTEMBER 30, 2003
                                  ------------------   ------------------   ------------------   ------------------
                                   AMOUNT    PERCENT    AMOUNT    PERCENT    AMOUNT    PERCENT    AMOUNT    PERCENT
     (DOLLARS IN THOUSANDS)       --------   -------   --------   -------   --------   -------   --------   -------
New York........................  $ 37,678      9.7%   $ 60,964     10.1%   $ 66,858      8.4%   $ 58,887     10.8%
California......................    56,215     14.4      71,744     11.9      81,573     10.3      57,174     10.5
Florida.........................    35,532      9.1      57,600      9.4      88,990     11.2      46,293      8.5
New Jersey......................    14,572      3.7      22,077      3.6      34,704      4.4      34,425      6.3
Texas...........................    43,091     11.1      71,276     11.8      76,498      9.7      32,621      6.0
Pennsylvania....................    21,600      5.5      31,783      5.3      51,220      6.5      25,865      4.8
Louisiana.......................     8,912      2.3      16,718      2.8      27,449      3.5      24,018      4.4
Illinois........................    18,496      4.8      21,503      3.6      27,872      3.5      22,562      4.2
Ohio............................    16,669      4.3      22,590      3.7      31,711      4.0      21,598      4.0
Alabama.........................    15,362      3.9      22,698      3.8      30,999      3.9      21,269      3.9
                                  --------    -----    --------    -----    --------    -----    --------    -----
    Subtotal....................  $268,127     68.9%   $398,953     66.0%   $517,874     65.4%   $344,712     63.4%
All Others......................   121,221     31.1     205,785     34.0     273,990     34.6     199,052     36.6
                                  --------    -----    --------    -----    --------    -----    --------    -----
    Total.......................  $389,348    100.0%   $604,738    100.0%   $791,864    100.0%   $543,764    100.0%
                                  ========    =====    ========    =====    ========    =====    ========    =====

UNDERWRITING

       We utilize a three-step underwriting process that is intended to ensure appropriate selection of risk.

       First, we carefully and thoroughly review the expected exposure, policy terms, premium rates, conditions and exclusions to determine whether a risk appropriately fits our overall strategic objectives. Risks that meet this criteria are outlined within pre-approved comprehensive underwriting manuals. We also develop specific administrative and policy issuance processes and procedures that are provided to our underwriting personnel and our professional general agencies.

       Second, our professional general agencies, including our wholly-owned subsidiary, J.H. Ferguson, and our direct underwriting personnel further underwrite and assist in the selection of the specific insureds. Our professional general agencies utilize the underwriting manuals and processes and procedures that we provide to generate an insurance quote for the particular insured. In certain cases, a professional general agency may have a potential insured that requires insurance for a risk that lies outside of the scope of our pre-approved underwriting guidelines. For these risks, we also provide a process to enable the delivery of an insurance quote directly from us, after specific review by our underwriters. We regularly update our underwriting manuals to ensure that they clearly outline risk eligibility, pricing, second-step underwriting guidelines and processes, approved policy forms and policy issuance and administrative procedures.

       Third, we monitor the quality of our underwriting on an ongoing basis. Our underwriting staff closely monitors the underwriting quality of our business through a very disciplined control system developed for all products and appointments. Our control system consists of five independent steps that we believe ensure the integrity of our underwriting guidelines and processes, including:

       -     daily updates of all insureds underwritten;

       -     individual policy reviews;

       -     monthly general agency and product profile reviews;

       - on-site general agency audits for profitability, processes and controls that provide for removal of general agencies not producing satisfactory underwriting results or complying with established guidelines; and

       -     internal annual actuarial and profitability reviews.

       We provide strong incentives to our professional general agencies to produce profitable business through contingent profit commission structures that are tied directly to the achievement of loss ratio and profitability targets.

MARKETING AND DISTRIBUTION

       We primarily market the insurance products of our U.S. Operations through our wholly-owned subsidiary J.H. Ferguson, and through a group of 51 professional general agencies that have limited quoting and binding authority that in turn sell our insurance products to insureds through retail insurance brokers. Some of our professional general agencies have limited quoting and binding authority with respect to a single insurance product and others have limited quoting and binding authority with respect to multiple products. Our distribution strategy is to maintain strong relationships with a limited number of high-quality professional general agencies. Professional general agencies typically work exclusively with us on our products. We carefully select our professional general agencies based on their experience and reputation.

       Of our professional general agencies, the top five, including J.H. Ferguson, accounted for approximately 51% of our direct premiums written for the nine months ended September 30, 2003, with no one general agency accounting for more than 12%. J.H. Ferguson accounted for approximately 10% of direct premiums written during that period.

       We believe that our distribution strategy enables us effectively to access numerous small markets at a relatively low fixed-cost through the marketing, underwriting and administrative support of our professional general agencies. These professional general agencies and their retail insurance brokers have local market knowledge and expertise that enables us to access these markets more effectively.

PRICING

       We generally use the actuarial loss costs promulgated by the Insurance Services Office as a benchmark in the development of pricing for our products. We further develop our pricing through the use of our pricing actuary to ultimately establish pricing tailored to each specific product we underwrite, taking into account historical loss experience and individual risk and coverage characteristics.

       Recently, we have been successful in increasing our rates. For example, during 2001 and 2002, our rate increases (as measured against expiring rates), across all segments, approximated 23% and 30%, respectively. Through September 30, 2003, our rate increases on renewal business approximated 27%, which rates we will earn over the period of time for which the policies are in force, generally the next 12 months. We cannot assure you, however, that these favorable trends will continue or that these rate increases can be sustained.

REINSURANCE

       We purchase reinsurance to reduce our net liability on individual risks and to protect against catastrophe losses. Reinsurance allows us to control exposure to losses, stabilize earnings and protect
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

capital resources. We purchase reinsurance on both a proportional and excess of loss basis. The type, cost and limits of reinsurance we purchase can vary from year to year based upon our desired retention levels and the availability of quality reinsurance at an acceptable price. Although reinsurance does not legally discharge an insurer from its primary liability for the full amount of the policies it has written, it does make the assuming reinsurer liable to the insurer to the extent of the insurance ceded. Our reinsurance contracts renew throughout the year, and all of our reinsurance is purchased following review by our reinsurance security committee.

       We purchase specific types and structures of reinsurance depending upon the specific characteristics of the lines of business we underwrite. We will typically seek to place proportional reinsurance in many of our specific specialty products, umbrella and excess products or in the development stages of a new product. We believe that this approach allows us to control our net exposure in these product areas more cost effectively. In our proportional reinsurance contracts, we generally receive a ceding commission on the premium ceded to reinsurers. This commission compensates us for the direct costs associated with the production and underwriting of the business. In addition, many of our proportional reinsurance contracts allow us to share in any excess profits generated under such contracts.

       We purchase reinsurance on an excess of loss basis to cover individual risk severity. These structures are utilized to protect our primary positions on property and general liability products and non-medical professional liability products. These structures allow us to maximize our underwriting profits by retaining a greater portion of the risk in these well defined and seasoned products, while protecting against the possibility of unforeseen volatility. Additionally, we purchase facultative risk protection on single risks when we deem necessary.

       Our property writings are generally not catastrophe exposed, and our casualty focus does not typically generate a clash exposure. To protect us from the certain exposures that do exist, we purchase $5.0 million property catastrophe and $1.0 million casualty clash coverages, both of which are on a per occurrence basis.

       We purchase reinsurance from a number of financially strong reinsurers with which we have long-standing relationships. In addition, in certain circumstances, we hold collateral, including escrow funds and letters of credit, under reinsurance agreements. The following table sets forth our ten largest reinsurers, with which we have an average relationship of 17 years, in terms of amounts receivable, net of reinsurance payables to these reinsurers as of September 30, 2003. Also shown are the amounts of premiums written ceded by us to these reinsurers during the nine months ended September 30, 2003.

                                   A.M.       GROSS        PREPAID        TOTAL                    CEDED
                                   BEST    REINSURANCE   REINSURANCE   REINSURANCE   PERCENT OF   PREMIUMS   PERCENT OF
                                  RATING   RECEIVABLES     PREMIUM       ASSETS        TOTAL      WRITTEN      TOTAL
     (DOLLARS IN MILLIONS)        ------   -----------   -----------   -----------   ----------   --------   ----------
American Re-Insurance Co. ......  A+        $  678.8       $ 91.9       $  770.7        37.4%     $ 173.9       44.0%
Employers Reinsurance Corp. ....  A            377.3         39.6          416.9        20.2         89.5       22.7
Hartford Fire Insurance Co. ....  A+           116.7          5.8          122.5         5.9         25.3        6.4
Converium Re (North America)....  A            105.7          2.3          108.0         5.2         13.7        3.5
GE Reinsurance Corporation .....  A             90.7          3.7           94.4         4.6         16.6        4.2
General Reinsurance Corp. ......  A++           80.5          5.5           86.0         4.2         14.3        3.6
Generali -- Assicurazioni.......  A+            57.1          0.0           57.1         2.8          0.1        0.0
Swiss Reinsurance America
  Corp..........................  A+            41.3          1.3           42.6         2.1          3.3        0.8
SCOR Reinsurance Company........  B++           38.5          0.1           38.6         1.9          5.2        1.3
Odyssey Reinsurance Corp. ......  A             31.6          0.0           31.6         1.5         (0.2)       0.0
                                            --------       ------       --------       -----      -------      -----
    Subtotal....................            $1,618.2       $150.2       $1,768.4        85.8%     $ 341.7       86.5%
All other reinsurers............               265.5         26.5          292.0        14.2         53.3       13.5
                                            --------       ------       --------       -----      -------      -----
    Total reinsurance
      receivables before
      purchase accounting
      adjustments...............            $1,883.7       $176.7       $2,060.4       100.0%     $ 395.0      100.0%
                                            --------       ------       --------       =====      =======      =====
    Purchase accounting
      adjustments...............               (98.5)       (57.8)        (156.3)
      Total receivables.........            $1,785.2       $118.9       $1,904.1
                                            --------       ======       --------
Collateral held in trust from
  reinsurers....................              (646.4)                     (646.4)
                                            --------                    --------
    Net receivables.............            $1,138.8                    $1,257.7
                                            ========                    ========

       As of September 30, 2003, we had total reinsurance receivables of $1,883.7 million, which were carried at $1,785.2 million. The carrying value of the receivables is net of a $98.5 million reduction recorded upon our acquisition of Wind River Investment Corporation. This adjustment represented the net effect of (1) discounting the reinsurance receivables balance, (2) applying a risk margin to the reinsurance receivables balance and (3) reducing gross reinsurance receivables by an amount equal to Wind River Investment Corporation's estimate of potentially uncollectible reinsurance receivables as of the acquisition date, which was $49.1 million. As of September 30, 2003, we also had $118.9 million of prepaid reinsurance premiums.

       Historically, there have been insolvencies following a period of competitive pricing in the industry. While we believe our reinsurance receivables are realizable based on currently available information, conditions may change or additional information might be obtained that may require us to record an allowance. We periodically review our financial exposure to the reinsurance market and the level of our allowance and continue to take actions in an attempt to mitigate our exposure to possible loss. For further information on our reserves, including the establishment of our allowance for doubtful reinsurance receivables in predecessor periods and our relationship with our reinsurers, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Special Note Regarding 2002."

CLAIMS MANAGEMENT AND ADMINISTRATION

       Our approach to claims management is designed to investigate reported incidents at the earliest juncture, to select, manage and supervise all legal and adjustment aspects of claims, including settlement, for the mutual benefit of us, our general agencies, reinsurers and insureds. Our general agencies generally have no authority to settle claims or otherwise exercise control over the claims process. Our claims management staff supervises or processes all claims. We have a formal claims review process, and all claims greater than $100,000 are reviewed by our senior claims management and certain of our senior executives.

       To handle claims, we utilize our own in-house claims department as well as third-party claims administrators, or "TPAs," and assuming reinsurers, to whom we delegate limited claims handling authority. Our experienced in-house staff of approximately 50 claims management professionals are assigned to one of five dedicated claim units: casualty claims, latent exposure claims, property claims, TPA oversight and a wholly-owned subsidiary that administers claims mostly on the west coast of the United States. Each of these units receives supervisory direction and updates on industry, legislative and product developments from the unit director. Our claims management personnel have an average of approximately 19 years of experience in the industry. The dedicated claims units meet regularly to communicate changes that may occur within their assigned specialty.

       As of September 30, 2003, we had approximately $646.1 million of outstanding reserves on known claims. Claims relating to approximately 42.0% of those reserves are handled by our in-house claims management professionals, while approximately 37.0% of those reserves are handled by our TPAs, which send us detailed financial and claims information on a monthly basis. We also individually supervise in-house any significant or complicated TPA handled claims, and conduct two to five day on-site audits of our TPAs at least twice a year. Approximately 21.0% of our reserves are handled by our assuming reinsurers. We diligently review and supervise the claims handled by our reinsurers to protect our reputation and minimize exposure.

OUR NON-U.S. OPERATIONS

       Our Non-U.S. Operations consist of U.N. Barbados and U.N. Bermuda, each of which was recently formed. To date, our Non-U.S. Operations have not commenced operations. In the near future, after obtaining the necessary regulatory approvals and eligibilities, we intend to begin writing third-party insurance policies through our Non-U.S. Operations that are substantially identical to those that we have historically offered through our U.S. Operations, potentially including reinsurance, and that are subject to similar underwriting review. We intend to distribute these insurance products through wholesale insurance brokers in the United States, rather than through a network of professional general agencies.

       We also intend to use our Non-U.S. Operations to provide reinsurance to our U.S. Operations, largely on a proportional basis.

RESERVES FOR UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES

       Applicable insurance laws require us to maintain reserves to cover our estimated ultimate losses under insurance policies that we write and for loss adjustment expenses relating to the investigation and settlement of policy claims.

       We establish losses and loss adjustment expenses reserves for individual claims by evaluating reported claims on the basis of:

       -     our knowledge of the circumstances surrounding the claim;

       -     the severity of injury or damage;

       -     jurisdiction of the occurrence;

       -     the potential for ultimate exposure;

       -     the type of loss; and

       - our experience with the insured and the line of business and policy provisions relating to the particular type of claim.

       In most cases, we estimate such losses and claims costs through an evaluation of individual claims. However, for some types of claims, we initially use an average reserving method until more information becomes available to permit an evaluation of individual claims. We also establish loss reserves IBNR, losses based in part on statistical information and in part on industry experience with respect to the probable number and nature of claims arising from occurrences that have not been reported. We also establish our reserves based on our estimates of future trends in claims severity and other subjective factors. Insurance companies are not permitted to reserve for a catastrophe until it has occurred. Reserves are recorded on an undiscounted basis. The reserves of each of our U.S. Insurance Subsidiaries are established in conjunction with and reviewed by our in-house actuarial staff and are certified annually by our independent actuaries.

       With respect to some classes of risks, the period of time between the occurrence of an insured event and the final resolution of a claim may be many years, and during this period it often becomes necessary to adjust the claim estimates either upward or downward. Certain classes of umbrella and excess liability that we underwrite have historically had longer intervals between the occurrence of an insured event, reporting of the claim and final resolution. In such cases, we are forced to estimate reserves over long periods of time with the possibility of several adjustments to reserves. Other classes of insurance that we underwrite, such as most property insurance, historically have shorter intervals between the occurrence of an insured event, reporting of the claim and final resolution. Reserves with respect to these classes are therefore less likely to be adjusted.

       The reserving process is intended to reflect the impact of inflation and other factors affecting loss payments by taking into account changes in historical payment patterns and perceived trends. However, there is no precise method for the subsequent evaluation of the adequacy of the consideration given to inflation, or to any other specific factor, or to the way one factor may affect another.

       The loss development triangles below show changes in our reserves in subsequent years from the prior loss estimates based on experience as of the end of each succeeding year on the basis of U.S. GAAP. The estimate is increased or decreased as more information becomes known about the frequency and severity of losses for individual years. A redundancy means the original estimate was higher than the current estimate; a deficiency means that the current estimate is higher than the original estimate.

       The first line of the loss development triangle shows, for the years indicated, our net reserve liability including the reserve for incurred but not reported losses. The first section of the table shows, by year, the cumulative amounts of losses and loss adjustment expenses paid as of the end of each succeeding year. The second section sets forth the re-estimates in later years of incurred losses, including payments, for the years indicated. The "cumulative redundancy (deficiency)" represents, as of the date indicated, the difference between the latest re-estimated liability and the reserves as originally estimated.

       This loss development triangle shows development in loss reserves on a net basis:

                          1992       1993       1994       1995       1996       1997       1998       1999       2000       2001
(DOLLARS IN THOUSANDS)  --------   --------   --------   --------   --------   --------   --------   --------   --------   --------
Balance sheet
  reserves:..........   $117,444   $140,993   $152,457   $155,030   $168,599   $180,651   $210,483   $167,868   $131,128   $156,784
Cumulative paid as of:
  One year later.....   $ 14,177   $ 22,355   $ 29,966   $ 15,886   $ 13,190   $  8,360   $ 85,004   $ 64,139   $ 26,163   $ 63,667
  Two years later....     24,023     39,305     38,623     25,120     13,543     64,079    110,073     82,119     72,579
  Three years later...    32,182     49,267     45,974     21,867     56,603     77,775    123,129    118,318
  Four years later...     39,603     55,573     39,537     47,023     66,083     85,923    152,915
  Five years later...     42,837     52,191     52,829     54,490     72,451    111,044
  Six years later....     44,316     56,090     58,647     58,064     93,652
  Seven years later...    45,668     59,312     61,160     77,962
  Eight years later...    46,874     60,112     79,835
  Nine years later...     46,390     65,748
  Ten years later....     48,205
Re-estimated liability
  as of:
  End of year........   $117,444   $140,993   $152,457   $155,030   $168,599   $180,651   $210,483   $167,868   $131,128   $156,784
  One year later.....    121,582    139,523    146,119    146,678    148,895    164,080    195,525    157,602    124,896    228,207
  Two years later....    120,984    131,504    138,304    127,939    137,056    146,959    185,421    155,324    180,044
  Three years later...   110,402    126,872    119,561    116,751    121,906    137,711    182,584    192,675
  Four years later...    105,113    109,751    114,905    105,368    118,144    136,307    211,544
  Five years later...     87,942    103,968    105,963    101,712    116,890    157,605
  Six years later....     79,266     95,141    101,982     98,847    132,663
  Seven years later...    72,295     92,563     98,445    111,484
  Eight years later...    70,964     88,877    111,444
  Nine years later...     67,457     80,558
  Ten years later....     58,257
Cumulative redundancy
  (deficiency).......   $ 59,187   $ 60,435   $ 41,013   $ 43,546   $ 35,936   $ 23,046   $ (1,061)  $(24,807)  $(48,916)  $(71,423)

                          2002
(DOLLARS IN THOUSANDS)  --------
Balance sheet
  reserves:..........   $260,823
Cumulative paid as of:
  One year later.....
  Two years later....
  Three years later...
  Four years later...
  Five years later...
  Six years later....
  Seven years later...
  Eight years later...
  Nine years later...
  Ten years later....
Re-estimated liability
  as of:
  End of year........   $260,823
  One year later.....
  Two years later....
  Three years later...
  Four years later...
  Five years later...
  Six years later....
  Seven years later...
  Eight years later...
  Nine years later...
  Ten years later....
Cumulative redundancy
  (deficiency).......   $      0

       The net deficiency for 1998 through 2001 primarily resulted from the factors described under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Special Note Regarding 2002."

       The following table provides a reconciliation of the liability for losses and loss adjustment expenses, net of reinsurance ceded:

                                                                2000       2001        2002
                   (DOLLARS IN THOUSANDS)                     --------   --------   ----------
Reserves for unpaid losses and loss adjustment expenses at
  beginning of year.........................................  $805,717   $800,630   $  907,357
Less: Gross reinsurance receivables on unpaid losses and
  loss adjustment expenses..................................   637,850    669,504      750,573
                                                              --------   --------   ----------
     Net reserves for losses and loss adjustment expenses at
       beginning of year....................................   167,867    131,126      156,784
Incurred losses and loss adjustment expenses:
  Provision for losses and loss adjustment expenses for
     claims occurring in the current year...................   123,476    134,558      130,327
  (Decrease) increase in estimated losses and loss
     adjustment expenses for claims occurring in prior
     years(1)...............................................   (10,325)    (6,220)      71,423
                                                              --------   --------   ----------
     Incurred losses and loss adjustment expenses...........   113,151    128,338      201,750
Losses and loss adjustment expenses payments for claims
  occurring during:
  Current year..............................................    85,811     76,508       34,045
  Prior years...............................................    64,081     26,172       63,669
                                                              --------   --------   ----------
     Losses and loss adjustment expenses payments...........   149,892    102,680       97,714
Net reserves for losses and loss adjustment expenses at end
  of year...................................................   131,126    156,784      260,820
Plus: Gross reinsurance receivables on unpaid losses and
  loss adjustment expenses..................................   669,504    750,573    1,743,602
                                                              --------   --------   ----------
     Reserves for unpaid losses and loss adjustment expenses
       at end of year.......................................  $800,630   $907,357   $2,004,422
                                                              ========   ========   ==========

---------------

(1) In 2002, we increased our net loss reserves relative to accident years 2001 and prior by $47.8 million primarily due to higher than anticipated losses in the multi-peril and other liability lines of business and by $23.6 million due to the conclusion of an arbitration proceeding. Net losses and loss adjustment expense ratio increased by 43.9 percentage points in 2002 due to this $71.4 million increase in net loss reserves.

ENVIRONMENTAL AND ASBESTOS EXPOSURE

       Although we believe our exposure to be limited, we have exposure to environmental and asbestos, or "A&E," claims. Our environmental exposure arises from the sale of general liability and commercial multi-peril insurance. Currently, our policies continue to exclude classic environmental contamination claims. In some states we are required, however, depending on the circumstances, to provide coverage for such bodily injury claims as an individual's exposure to a release of chemicals. We have also issued policies that were intended to provide limited pollution and exposure coverage. These policies were specific to certain types of products underwritten by us. We receive a number of asbestos-related claims. The majority are declined based on well-established exclusions. In establishing the liability for unpaid losses and loss adjustment expenses related to asbestos and environmental exposures, management considers facts currently known and the current state of the law and coverage litigations. Estimates of the liabilities are reviewed and updated continually.

       The liability for unpaid losses and loss adjustment expenses, inclusive of asbestos and environmental reserves, reflects our best estimates for future amounts needed to pay losses and related adjustment expenses as of each of the balance sheet dates reflected in the financial statements herein in accordance with U.S. GAAP. As of September 30, 2003, we had $5.7 million of net loss reserves for asbestos-related claims and $2.4 million for pollution. We attempt to estimate the full impact of the A&E by establishing full case reserves on all known losses. In 2001 and prior years, A&E claims were aggregated and reviewed with other lines of business that have long periods of loss development. In 2002, we identified that portion of our IBNR reserves related to A&E. The following table shows A&E losses:

                                                               YEARS ENDED DECEMBER 31,
                                                              ---------------------------
                                                               2000      2001      2002
                   (DOLLARS IN THOUSANDS)                     -------   -------   -------
Net reserve for A&E losses and loss adjustment expenses
  reserves -- beginning of period...........................  $ 3,291   $ 2,449   $ 2,104
Plus: Incurred losses and loss adjustment expenses -- case
  reserves..................................................     (177)       (8)      170
Plus: Incurred losses and loss adjustment
  expenses -- IBNR..........................................       --        --     1,979
Plus: Allocated losses and loss adjustment
  expenses -- IBNR(1).......................................       --        --     4,391
Less: Payments..............................................      665       337       500
                                                              -------   -------   -------
     Net reserve for A&E losses and loss adjustment
       expenses -- end of period............................  $ 2,449   $ 2,104   $ 8,144
                                                              =======   =======   =======

---------------

(1) Prior to 2002, our analysis of A&E losses was aggregated with other lines of business with long exposure periods. For the purpose of comparability, we have allocated IBNR related to A&E exposure based on case reserves.

INVESTMENTS

       Insurance company investments must comply with applicable regulations that prescribe the type, quality and concentration of investments. These regulations permit investments, within specified limits and subject to certain qualifications, in federal, state and municipal obligations, corporate bonds, and preferred and common equity securities. As of September 30, 2003, we had $800.2 million of investment and cash and cash equivalents assets. The majority of our invested assets are held by our U.S. Insurance Subsidiaries.

       Our investment policy is determined by our Board of Directors and is reviewed on a regular basis. We will engage third-party investment advisors to oversee our investments and to make recommendations to our Board of Directors. Our investment policy allows us to invest in taxable and tax-exempt fixed income investments as well as publicly traded and private equity investments. With respect to fixed income securities, the maximum exposure per issuer varies as a function of the credit quality of the security. The allocation between taxable and tax-exempt fixed income securities is determined based on market conditions and tax considerations, including the applicability of the alternative minimum tax. The maximum allowable investment in equity securities under our investment policy is based on a percentage of our capital and surplus.

       Although we generally intend to hold fixed income securities to maturity, we regularly reevaluate our position based upon market conditions. As of September 30, 2003, our fixed income securities had a weighted average maturity of 7.4 years and a weighted average duration of 4.6 years. Our financial statements reflect an unrealized gain on fixed income securities available for sale as of September 30, 2003, of $11.4 million on a pre-tax basis.

       The following table shows a profile of our fixed income investments. The table shows the average amount of investments, income earned and the book yield thereon for the periods indicated:

                                                                            NINE MONTHS ENDED
                                             YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                                          ------------------------------   -------------------
                                            2000       2001       2002       2002       2003
         (DOLLARS IN THOUSANDS)           --------   --------   --------   --------   --------
Average investments, at cost............  $280,039   $324,412   $407,194   $397,838   $473,772
Gross investment income(1)..............    17,991     19,307     20,868     15,662     14,544
Book yield..............................      6.42%      5.97%      5.12%      5.25%      4.09%

------------

(1) Represents investment income, gross of investment expenses and excluding realized gains and losses.

       The following table summarizes by type the estimated market value of our investments and cash and cash equivalents as of December 31, 2002 and September 30, 2003:

                                                  DECEMBER 31, 2002            SEPTEMBER 30, 2003
                                             ---------------------------   ---------------------------
                                              AMOUNT    PERCENT OF TOTAL    AMOUNT    PERCENT OF TOTAL
          (DOLLARS IN THOUSANDS)             --------   ----------------   --------   ----------------
Cash and cash equivalents..................  $ 72,942         11.9%        $234,356         29.3%

U.S. Treasury securities...................  $ 30,667          5.0%        $ 37,940          4.7%
Obligations of states, municipalities and
  political subdivisions...................    99,580         16.3          103,663         13.0
Special revenue fixed income securities....   303,500         49.7          321,416         40.2
Corporate fixed income securities..........    14,939          2.4           18,703          2.3
Asset-backed and mortgage-backed
  securities...............................     8,150          1.3            4,086          0.5
Other bonds................................     4,189          0.7              711          0.1
                                             --------        -----         --------        -----
  Total fixed income securities............  $461,025         75.4%        $486,519         60.8%

Marketable equity securities...............  $ 34,710          5.7%        $ 34,591          4.3%
Other investments(1).......................    42,452          7.0           44,703          5.6
                                             --------        -----         --------        -----
     Total investments and cash and cash
       equivalents.........................  $611,129        100.0%        $800,169        100.0%
                                             ========        =====         ========        =====

------------

(1) Includes, as of December 31, 2002, $5.4 million of investments that were sold for $6.0 million on August 25, 2003 to an affiliate of the Ball family trusts.

       The following table summarizes, by Standard & Poor's rating classifications, the market value of our investments in fixed income securities, as of December 31, 2002 and September 30, 2003:

                                                  DECEMBER 31, 2002            SEPTEMBER 30, 2003
                                             ---------------------------   ---------------------------
                                              AMOUNT    PERCENT OF TOTAL    AMOUNT    PERCENT OF TOTAL
          (DOLLARS IN THOUSANDS)             --------   ----------------   --------   ----------------
AAA........................................  $353,286         76.6%        $383,701         78.9%
AA.........................................    70,759         15.3           74,974         15.4
A..........................................    22,968          5.0           11,024          2.3
BBB........................................     9,613          2.1           15,539          3.2
BB.........................................     1,616          0.4            1,281          0.2
B..........................................       522          0.1               --           --
CC.........................................     2,261          0.5               --           --
                                             --------        -----         --------        -----
     Total fixed income securities.........  $461,025        100.0%        $486,519        100.0%
                                             ========        =====         ========        =====

       The following table sets forth the expected maturity distribution of the fixed income securities at their estimated market value as of December 31, 2002 and September 30, 2003:

                                                  DECEMBER 31, 2002            SEPTEMBER 30, 2003
                                             ---------------------------   ---------------------------
                                              AMOUNT    PERCENT OF TOTAL    AMOUNT    PERCENT OF TOTAL
          (DOLLARS IN THOUSANDS)             --------   ----------------   --------   ----------------
One year or less...........................  $ 29,596          6.4%        $ 14,246          2.9%
More than one year to five years...........   184,951         40.1          234,897         48.3
More than five years to ten years..........   177,882         38.6          157,464         32.4
More than ten years to fifteen years.......    23,738          5.1           15,142          3.1
More than fifteen years....................    36,708          8.0           59,884         12.3
                                             --------        -----         --------        -----
  Securities with fixed maturities.........   452,875         98.2          481,633         99.0
Asset-backed and mortgage-backed
  securities...............................     8,150          1.8            4,886          1.0
                                             --------        -----         --------        -----
     Total fixed income securities.........  $461,025        100.0%        $486,519        100.0%
                                             ========        =====         ========        =====

       The weighted average life of our asset-backed and mortgage-backed securities is 6.9 years. The value of our portfolio of fixed income securities is inversely correlated to changes in market interest rates. In addition, some of our fixed income securities have call or prepayment options. This could subject us to reinvestment risk should interest rates fall or issuers call their securities and we are forced to invest the proceeds at lower interest rates. We mitigate this risk by investing in securities with varied maturity dates, so that only a portion of the portfolio will mature at any point in time.

       Our equity portfolio consists primarily of mutual funds and equity securities traded on national stock exchanges.

COMPETITION

       We compete with numerous domestic and international insurance companies and reinsurers, Lloyd's syndicates, risk retention groups, insurance buying groups, risk securitization products and alternative self-insurance mechanisms. In particular, in the specialty insurance market we compete against, among others:

       -     American International Group;

       -     Berkshire Hathaway;

       -     Great American Insurance Group;

       -     HCC Insurance Holdings, Inc.;

       -     Markel Corporation;

       -     Nationwide Insurance;

       -     Penn-America Group;

       -     Philadelphia Consolidated Group;

       -     RLI Corporation; and

       -     W.R. Berkley Corporation.

       Competition may take the form of lower prices, broader coverages, greater product flexibility, higher quality services, reputation and financial strength or higher ratings by independent rating agencies. In all of our markets, we compete by developing specialty products to satisfy well-defined market needs and by maintaining relationships with brokers and insureds who rely on our expertise. This expertise, and our reputation for offering and underwriting products that are not readily available, is our principal means of differentiating us from our competition. Each of our products has its own distinct competitive

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

environment. We seek to compete through innovative ideas, appropriate pricing, expense control and quality service to policyholders, general agencies and brokers.

RATINGS

       A.M. Best ratings for the industry range from "A++" (Superior) to "F" (In Liquidation) with some companies not being rated. Each of our U.S. insurance subsidiaries is currently rated "A" (Excellent) by A.M. Best, and has been rated "A" (Excellent) or higher for 17 consecutive years. Publications of A.M. Best indicate that "A" (Excellent) ratings are assigned to those companies that, in their opinion, have achieved excellent overall performance when compared with the standards established by these firms and have a strong ability to meet their obligations to policyholders over a long period of time. In evaluating a company's financial and operating performance, A.M. Best reviews its profitability, leverage and liquidity, as well as its spread of risk, the quality and appropriateness of its reinsurance, the quality and diversification of its assets, the adequacy of its policy and loss reserves, the adequacy of its surplus, its capital structure and the experience and objectives of its management. These ratings are based on factors relevant to policyholders, general agencies, insurance brokers and intermediaries and are not directed to the protection of investors.

       In June 2003, each of our U.S. Insurance Subsidiaries was downgraded from "A+" (Superior) to "A" (Excellent) by A.M. Best. This downgrade followed a decrease in our policyholders surplus during 2002, due primarily to reserve strengthening that we recorded in 2002 relating to accident years 2001 and prior, and to the results of an arbitration proceeding. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Special Note Regarding 2002."

       We intend to apply for an A.M. Best rating for U.N. Barbados and U.N. Bermuda in the near future.

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CORPORATE STRUCTURE

       The following chart shows the structure of our organization, following the acquisition of our U.S. Operations and the formation of our Non-U.S.
Operations:

                        (COMPANY ORGANIZATION STRUCTURE)

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EMPLOYEES

       As of September 30, 2003, we had approximately 250 employees, six of whom were executive officers. In addition, we have contracts with international insurance service providers based in Barbados and in Bermuda to provide services to our Non-U.S. Operations. We expect to hire individuals in the near future who will operate out of our Barbados and Bermuda offices, subject to approval of any required work permits for non-resident employees. None of our employees are covered by collective bargaining agreements, and our management believes that our relationship with our employees is excellent.

FACILITIES

       We lease approximately 61,525 square feet of office space in Bala Cynwyd, Pennsylvania, which serves as the headquarters location for our U.S. Operations, pursuant to a lease that expires on December 31, 2008. In addition, we lease office space in the following locations: Evanston, Illinois; Grand Rapids, Michigan; and Glendale, California. We also have office space available in Bridge Town, Barbados and Hamilton, Bermuda. We believe this office space is sufficient for us to conduct our business.

LEGAL PROCEEDINGS

       We are, from time to time, involved in various legal proceedings in the ordinary course of business, including litigation regarding claims. Other than the matters described below, we do not believe that the resolution of any currently pending legal proceedings, either individually or taken as a whole, will have a material adverse effect on our business, results of operations or financial condition. We anticipate that, similar to the rest of the insurance and reinsurance industry, we will continue to be subject to litigation and arbitration proceedings in the ordinary course of business.

       On January 26, 2001, our subsidiary Diamond State Insurance Company was named a defendant in a lawsuit filed in the United States District Court for the Southern District of New York by Bank of America N.A. and Platinum Indemnity Limited for breach of contract, negligent selection and supervision of a general agency and related claims for relief. Bank of America and Platinum seek indemnification of approximately $29.0 million, plus interest in excess of $10.0 million and fees and costs, under alleged "facultative reinsurance policies" issued by Worldwide Weather Insurance Agency, Inc. purportedly on behalf of Diamond State. The complaint alleges the "facultative reinsurance policies" reinsure Platinum for losses paid under Weather Risk Mitigation Insurance Policies issued by Platinum to Palladium Insurance Limited covering specific weather derivative trades entered into by Palladium. Bank of America is the issuing bank for a letter of credit in favor of Palladium, and is allegedly the assignee of Platinum's rights against Diamond State. Diamond State denies the allegations in the complaint, and takes the position, among other things, that even if the "facultative reinsurance policies" were issued in its name, they are unenforceable because Worldwide Weather Insurance Agency and its principal, Harold Mollin, exceeded any authority, either actual or apparent, to issue such "facultative reinsurance policies." The parties are currently engaged in discovery, and a trial date has not been set.

       In related proceedings, Diamond State has preserved its potential avenues of recovery in the event it is found liable to Bank of America and Platinum. Diamond State is in arbitration against Partner Reinsurance Company Ltd. and Partner Reinsurance Company of the U.S. seeking recovery under a reinsurance agreement covering business produced by Worldwide Weather Insurance Agency on a 100% basis with regard to the type of risk involved. In addition, if Diamond State were held liable to Bank of America on the ground that Diamond State was negligent in appointing Mr. Mollin and Worldwide Weather Insurance Agency, Diamond State is seeking indemnification and contribution from Partner Reinsurance Company of the U.S. because of its role in the appointment of Mr. Mollin and the Worldwide Weather Insurance Agency. The arbitration is not likely to proceed to a hearing until the Bank of America litigation is resolved.

       On July 11, 2003, our subsidiary United National Insurance Company was named a defendant in a lawsuit filed in the Superior Court of Fulton County, Georgia, by Gulf Underwriters Insurance Company seeking rescission of a facultative reinsurance certificate issued to United National Insurance Company
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with regard to an individual insurance policy. The facultative reinsurance certificate provided 100% reinsurance to United National Insurance Company for loss and loss adjustment expenses paid under the insurance policy. The lawsuit followed United National Insurance Company's billing to Gulf for reimbursement of a loss in the amount of $3.1 million that was paid under that insurance policy. The rescission claim is based on allegations of breach of contract; misrepresentation; non-disclosure and breach of duty of good faith; and fraud. The complaint also seeks attorney's fees and costs.

       United National Insurance Company denies the allegations in the complaint and has filed a counterclaim seeking payment of the amount of losses and loss adjustment expenses paid under the insurance policy plus statutory damages of $1.6 million as a result of late payment. This litigation has just begun, and a trial date has not been set.

       We cannot assure you that lawsuits, arbitrations or other litigation will not have a material adverse effect on our business, financial condition or results of operations.

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                                   REGULATION

GENERAL

       The business of insurance is regulated in most countries, although the degree and type of regulation varies significantly from one jurisdiction to another. In the Cayman Islands, Barbados and Bermuda, we operate under a relatively less intensive regulatory regime than exists in the United States. We are subject to extensive regulation in the United States.

CAYMAN ISLANDS

       As a holding company, United National Group is not subject to any insurance regulation by any authority in the Cayman Islands.

UNITED STATES

       United National Group has four operating insurance subsidiaries domiciled in the United States; United National Insurance Company, which is domiciled in Pennsylvania; Diamond State Insurance Company and United National Casualty Insurance Company, each of which is domiciled in Indiana; and United National Specialty Insurance Company, which is domiciled in Wisconsin. We refer to these companies collectively as our U.S. Insurance Subsidiaries.

  U.S. INSURANCE HOLDING COMPANY REGULATION OF UNITED NATIONAL GROUP

       United National Group, as the indirect parent of our U.S. Insurance Subsidiaries, is subject to the insurance holding company laws of Indiana, Pennsylvania and Wisconsin. These laws generally require each of our U.S. Insurance Subsidiaries to register with its respective domestic state insurance department and to furnish annually financial and other information about the operations of the companies within the United National Group insurance holding company system. Generally, all material transactions among affiliated companies in the holding company system to which any of our U.S. Insurance Subsidiaries is a party, including sales, loans, reinsurance agreements and service agreements with the non-insurance companies within the United National Group of insurance companies or any other U.S. Insurance Subsidiary must be fair and, if material or of a specified category, require prior notice and approval or absence of disapproval by the insurance department where the subsidiary is domiciled.

  CHANGES OF CONTROL

       Before a person can acquire control of a U.S. insurance company, prior written approval must be obtained from the insurance commissioner of the state where the domestic insurer is domiciled. Prior to granting approval of an application to acquire control of a domestic insurer, the state insurance commissioner will consider factors such as the financial strength of the applicant, the integrity and management of the applicant's board of directors and executive officers, the acquiror's plans for the management of the applicant's board of directors and executive officers, the acquiror's plans for the future operations of the domestic insurer and any anti-competitive results that may arise from the consummation of the acquisition of control. Generally, state statutes provide that control over a domestic insurer is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing, 10% or more of the voting securities of the domestic insurer. Because a person acquiring 10% or more of our common shares would indirectly control the same percentage of the stock of our U.S. Insurance Subsidiaries, the insurance change of control laws of Indiana, Pennsylvania and Wisconsin would likely apply to such a transaction. While our articles of association limit the voting power of any shareholder to less than 9.5%, there can be no assurance that the applicable state insurance regulator would agree that such shareholder did not control the applicable U.S. Insurance Subsidiary.

       These laws may discourage potential acquisition proposals and may delay, deter or prevent a change of control of United National Group, including through transactions, and in particular unsolicited transactions, that some or all of the shareholders of United National Group might consider to be desirable.
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  LEGISLATIVE CHANGES

       On November 26, 2002, the Federal Terrorism Risk Insurance Act was enacted to ensure the availability of insurance coverage for defined terrorist acts in the United States. This law requires insurers writing certain lines of property and casualty insurance, including us, to offer coverage against certain acts of terrorism causing damage within the United States or to U.S. flagged vessels or aircraft. In return, the law requires the federal government, should an insurer comply with the procedures of the law, to indemnify the insurer for 90% of covered losses, exceeding a premium-based deductible, up to an industry limit of $100 billion resulting from covered acts of terrorism. Any policy exclusion existing at the time the law was enacted for such coverage was immediately nullified, although such exclusions were subject to reinstatement if either the insured consented to reinstatement or failed to pay any applicable increase in premium resulting from the additional coverage within 30 days of being notified of the increase. With respect to policies issued after the law became effective, insurers are required to offer such coverage at a stated premium. If the insured does not wish to purchase the coverage, the policy may exclude such coverage. It should be noted that "act of terrorism" as defined by the law excludes purely domestic terrorism. For an act of terrorism to have occurred, the U.S. Treasury Secretary must make several findings, including that the act was committed on behalf of a foreign person or foreign interest. The law expires automatically at the end of 2005.

  STATE INSURANCE REGULATION

       State insurance authorities have broad regulatory powers with respect to various aspects of the business of U.S. insurance companies, including but not limited to licensing to transact admitted business or determining eligibility to write surplus lines business, accreditation of reinsurers, admittance of assets to statutory surplus, regulating unfair trade and claims practices, establishing reserve requirements and solvency standards, regulating investments and dividends, approving policy forms and related materials in certain instances and approving premium rates in certain instances. State insurance laws and regulations may require our U.S. Insurance Subsidiaries to file financial statements with insurance departments everywhere they will be licensed or eligible or accredited to conduct insurance business, and their operations are subject to review by those departments at any time. Our U.S. Insurance Subsidiaries prepare statutory financial statements in accordance with statutory accounting principles, or "SAP," and procedures prescribed or permitted by these departments. State insurance departments also conduct periodic examinations of the books and records, financial reporting, policy filings and market conduct of insurance companies domiciled in their states, generally once every three to five years, although market conduct examinations may take place at any time. These examinations are generally carried out in cooperation with the insurance departments of other states under guidelines promulgated by the NAIC. In addition, admitted insurers are subject to targeted market conduct examinations involving specific insurers by state insurance regulators in the state in which the insurer is admitted.

  STATE DIVIDEND LIMITATIONS

     Indiana

       Under Indiana law, Diamond State Insurance Company and United National Casualty Insurance Company may not pay any dividend or make any distribution of cash or other property the fair market value of which, together with that of any other dividends or distributions made within the 12 consecutive months ending on the date on which the proposed dividend or distribution is scheduled to be made, exceeds the greater of (1) 10% of its surplus as of the 31st day of December of the last preceding year, or (2) its net income for the 12-month period ending on the 31st day of December of the last preceding year, unless the commissioner approves the proposed payment or fails to disapprove such payment within 30 days after receiving notice of such payment. An additional limitation is that Indiana does not permit a domestic insurer to declare or pay a dividend except out of earned surplus unless otherwise approved by the commissioner before the dividend is paid.

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     Pennsylvania

       Under Pennsylvania law, United National Insurance Company may not pay any dividend or make any distribution that, together with other dividends or distributions made within the preceding 12 consecutive months, exceeds the greater of (1) 10% of its surplus as shown on its last annual statement on file with the commissioner or (2) its net income for the period covered by such statement, not including pro rata distributions of any class of its own securities, unless the commissioner has received notice from the insurer of the declaration of the dividend and the commissioner approves the proposed payment or fails to disapprove such payment within 30 days after receiving notice of such payment. An additional limitation is that Pennsylvania does not permit a domestic insurer to declare or pay a dividend except out of unassigned funds (surplus) unless otherwise approved by the commissioner before the dividend is paid. Furthermore, no dividend or other distribution may be declared or paid by a Pennsylvania insurance company that would reduce its total capital and surplus to an amount that is less than the amount required by the Insurance Department for the kind or kinds of business that it is authorized to transact.

     Wisconsin

       Under Wisconsin law, United National Specialty Insurance Company may not pay any dividend or make any distribution of cash or other property, other than a proportional distribution of the insurer's stock, the fair market value of which, together with that of other dividends paid or credited and distributions made within the preceding 12 months, exceeds the lesser of (1) 10% of its surplus as of the preceding 31st day of December, or (2) the greater of (a) its net income of the insurer for the calendar year preceding the date of the dividend or distribution, minus realized capital gains for that calendar year or
(b) the aggregate of its net income for the three calendar years preceding the date of the dividend or distribution, minus realized capital gains for those calendar years and minus dividends paid or credited and distributions made within the first two of the preceding three calendar years, unless it reports the extraordinary dividend to the commissioner at least 30 days before payment and the commissioner does not disapprove the extraordinary dividend within that period. Additionally, under Wisconsin law, all authorizations of distributions to shareholders, other than stock dividends, shall be reported to the commissioner in writing and no payment may be made until at least 30 days after such report.

       The dividend limitations imposed by the state laws are based on the statutory financial results of the respective U.S. Insurance Subsidiaries that are determined by using statutory accounting practices that differ in various respects from accounting principles used in financial statements prepared in conformity with U.S. GAAP. See "-- Statutory Accounting Principles." Key differences relate to among other items, deferred acquisition costs, limitations on deferred income taxes, required investment reserves and reserve calculation assumptions and surplus notes.

       For 2003, the maximum amount of distributions that our U.S. Insurance Subsidiaries could pay in dividends under applicable laws and regulations without regulatory approval is approximately $22.9 million.

  INSURANCE REGULATORY INFORMATION SYSTEM RATIOS

       The NAIC Insurance Regulatory Information System, or "IRIS," was developed by a committee of the state insurance regulators and is intended primarily to assist state insurance departments in executing their statutory mandates to oversee the financial condition of insurance companies operating in their respective states. IRIS identifies 12 industry ratios and specifies "usual values" for each ratio. Departure from the usual values of the ratios can lead to inquiries from individual state insurance commissioners as to certain aspects of an insurer's business. Insurers that report four or more ratios that fall outside the range of usual values are generally targeted for regulatory review.

       For 2002, United National Insurance Company had four ratios that fell outside the range of usual values: the Two-Year Overall Operating Ratio, the Change in Policyholders' Surplus Ratio, the Investment Yield Ratio and the Surplus Aid to Policyholders' Surplus Ratio. The first two of these ratios fell outside of the usual ranges as a result of our increase in loss reserves and the recording of an allowance for doubtful reinsurance receivables in 2002. The Investment Yield Ratio fell outside of the usual ranges as a
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result of our investment in tax exempt fixed income securities, which generally have a lower yield than that of taxable fixed income securities. The final ratio fell outside of usual values as a result of the amount of quota share reinsurance purchased in 2002 and the related ceding commission income paid to us.

       For 2002, United National Specialty Insurance Company likewise had four ratios that fell outside of the range of usual values, including the first three ratios listed above and the Two-Year Reserve Development to Policyholders' Surplus Ratio. The first three of these ratios fell outside of the usual range of values for substantially the same reasons as described above, while the last ratio fell outside the usual range of values as a result of the increase in loss reserves in 2002.

       We have received inquiries from state insurance departments and we have prepared an analysis for such state insurance departments of the factors responsible for such values. As a result of our improved business performance thus far in 2003 and of the new capital received by our U.S. Insurance Subsidiaries in connection with our acquisition of them, we do not expect that these ratios will fall outside of the usual ranges for 2003.

  RISK-BASED CAPITAL REGULATIONS

       Indiana, Pennsylvania and Wisconsin require that each domestic insurer report its risk-based capital based on a formula calculated by applying factors to various asset, premium and reserve items. The formula takes into account the risk characteristics of the insurer, including asset risk, insurance risk, interest rate risk and business risk. The respective state insurance regulators use the formula as an early warning regulatory tool to identify possibly inadequately capitalized insurers for purposes of initiating regulatory action, and not as a means to rank insurers generally. State insurance laws impose broad confidentiality requirements on those engaged in the insurance business (including insurers, general agencies, brokers and others) and on state insurance departments as to the use and publication of risk-based capital data. The respective state insurance regulators have explicit regulatory authority to require various actions by, or to take various actions against, insurers the total adjusted capital of which does not exceed certain risk-based capital levels. Each of United National Insurance Company, Diamond State Insurance Company, United National Casualty Insurance Company and United National Specialty Insurance Company have risk-based capital in excess of the required levels prior to the September 5, 2003 acquisition of Wind River Investment Corporation and the contribution of $80.0 million to our U.S. Operations.

  STATUTORY ACCOUNTING PRINCIPLES

       SAP is a basis of accounting developed to assist insurance regulators in monitoring and regulating the solvency of insurance companies. SAP is primarily concerned with measuring an insurer's surplus. Accordingly, statutory accounting focuses on valuing assets and liabilities of insurers at financial reporting dates in accordance with appropriate insurance law and regulatory provisions applicable in each insurer's domiciliary state.

       U.S. GAAP is concerned with a company's solvency, but it is also concerned with other financial measurements, such as income and cash flows. Accordingly, U.S. GAAP gives more consideration to appropriate matching of revenue and expenses. As a direct result, different assets and liabilities and different amounts of assets and liabilities are reflected in financial statements prepared in accordance with U.S. GAAP than financial statements prepared in accordance with SAP.

       Statutory accounting practices established by the NAIC and adopted in part by the Indiana, Pennsylvania and Wisconsin regulators determine, among other things, the amount of statutory surplus and statutory net income of our U.S. Insurance Subsidiaries and thus determine, in part, the amount of funds these subsidiaries have available to pay dividends.

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  GUARANTY ASSOCIATIONS AND SIMILAR ARRANGEMENTS

       Most of the jurisdictions in which our U.S. Insurance Subsidiaries are admitted to transact business require property and casualty insurers doing business within that jurisdiction to participate in guaranty associations. These organizations are organized to pay contractual benefits owed pursuant to insurance policies issued by impaired, insolvent or failed insurers. These associations levy assessments, up to prescribed limits, on all member insurers in a particular state on the basis of the proportionate share of the premiums written by member insurers in the lines of business in which the impaired, insolvent or failed insurer is engaged. Some states permit member insurers to recover assessments paid through full or partial premium tax offset or in limited circumstances by surcharging policyholders.

  OPERATIONS OF U.N. BARBADOS AND U.N. BERMUDA

       The insurance laws of each of the United States and of many other countries regulate or prohibit the sale of insurance and reinsurance within their jurisdictions by non-U.S. insurers and reinsurers that are not admitted to do business within such jurisdictions. U.N. Barbados and U.N. Bermuda are not admitted to do business in the United States. We do not intend that U.N. Barbados and U.N. Bermuda will maintain offices or solicit, advertise, settle claims or conduct other insurance activities in any jurisdiction in the United States where the conduct of such activities would require these companies to be admitted or authorized. U.N. Bermuda does intend to seek surplus lines approvals and eligibilities in certain U.S. jurisdictions as further described below.

       As a reinsurer that is not licensed, accredited or approved in any state in the United States, each of U.N. Barbados and U.N. Bermuda will be required to post collateral security with respect to reinsurance liabilities it assumes from the ceding U.S. Insurance Subsidiaries as well as other U.S. ceding companies. The posting of collateral security is generally required in order for U.S. ceding companies to obtain credit on their U.S. statutory financial statements with respect to reinsurance liabilities ceded to unlicensed or unaccredited reinsurers. Under applicable United States "credit for reinsurance" statutory provisions, the security arrangements generally may be in the form of letters of credit, reinsurance trusts maintained by third-party trustees or funds-withheld arrangements whereby the ceded premium is held by the ceding company. If "credit for reinsurance" laws or regulations are made more stringent in Indiana, Pennsylvania, Wisconsin or other applicable state or any of the U.S. Insurance Subsidiaries redomesticates to one of the few states that do not allow credit for reinsurance ceded to non-licensed reinsurers, we may be unable to realize some of the benefits we expect from our business plan. Accordingly, our, U.N. Barbados' and U.N. Bermuda's business operations could be adversely affected.

       U.N. Bermuda is currently preparing to seek surplus lines approvals and eligibilities in certain U.S. jurisdictions. In order to obtain such approvals and eligibilities, U.N. Bermuda must first be included on the Quarterly Listing of Alien Insurers ("Quarterly Listing") that is maintained by the International Insurers Department ("IID") of the NAIC.

       U.N. Bermuda will be required to establish a U.S. surplus lines trust fund with a U.S. bank to secure U.S. surplus lines policyholders. The initial minimum trust fund amount is $5.4 million. In subsequent years, U.N. Bermuda must add an amount equal to 30% of its U.S. surplus lines liabilities, as at year end and certified by an actuary, subject to the current maximum of $60 million. The NAIC's IID Plan of Operation Working Group is currently in the early stages of considering proposals to increase both the trust fund maximum amount and the variable percentage amount.

       Applications for state surplus lines approvals and eligibilities may be required in certain jurisdictions. As with the IID, certain jurisdictions require annual requalification filings. Such filings customarily include financial and related information, updated national and state-specific business plans, descriptions of reinsurance programs, updated officers' and directors' biographical affidavits and similar information.

       Apart from the financial and related filings required to maintain U.N. Bermuda's place on the Quarterly Listing and its jurisdiction-specific approvals and eligibilities, U.N. Bermuda generally will not

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be subject to regulation by U.S. jurisdictions. Specifically, rate and form regulations otherwise applicable to authorized insurers will generally not apply to U.N. Bermuda's surplus lines transactions. Similarly, U.S. solvency regulation requirements, including risk-based capital standards, investment limitations, credit for reinsurance and holding company filing requirements, which would otherwise be applicable to authorized insurers, do not generally apply to alien surplus lines insurers such as U.N. Bermuda.

BARBADOS

       U.N. Barbados will be subject to regulation under the Barbados Exempt Insurance Act, 1996. In addition, under the Barbados Companies Act, U.N. Barbados may only pay a dividend out of the realized profits of the company and may not pay a dividend unless (1) after payment of the dividend it is able to pay its liabilities as they become due, (2) the realizable value of its assets is greater than the aggregate value of its liabilities and (3) the stated capital accounts are maintained in respect of all classes of shares.

       U.N. Barbados will also be required to maintain assets in an amount that permits it to meet the prescribed minimum solvency margin for the net premium income level of its business. In respect of its general insurance business, U.N. Barbados will be required to maintain the following margin of solvency:

       - to the extent that premium income of the preceding financial year did not exceed approximately $750,000, assets must exceed liabilities by approximately $125,000;

       - to the extent that premium income of the preceding financial year exceeds approximately $750,000 but is equal to or less than approximately $5.0 million, the assets must exceed liabilities by 20% of the premium income of the preceding financial year; and

       - to the extent that premium income of the preceding financial year exceeds approximately $5.0 million, the assets must exceed liabilities by the aggregate of approximately $1.0 million and 10% of the premium income of the preceding financial year.

       U.N. Barbados is not required currently to maintain any additional statutory deposits or reserves relative to its business.

       U.N. Barbados is expressly authorized as a licensed exempt insurance company by the Barbados Act to make payments of dividends to non-residents of Barbados and to other licensees free of Barbados withholding tax and without the need for exchange control permission.

BERMUDA

  BERMUDA INSURANCE REGULATION

       The Insurance Act 1978 of Bermuda and related regulations, as amended, or the "Insurance Act," regulates the insurance business of U.N. Bermuda and provides that no person may carry on any insurance business in or from within Bermuda unless registered as an insurer by the Bermuda Monetary Authority, or "BMA," under the Insurance Act. U.N. Bermuda has been registered as a Class 3 insurer by the BMA. The continued registration of an applicant as an insurer is subject to it complying with the terms of its registration and such other conditions as the BMA may impose from time to time.

       The Insurance Act also imposes on Bermuda insurance companies solvency and liquidity standards and auditing and reporting requirements. Certain significant aspects of the Bermuda insurance regulatory framework are set forth below.

  CLASSIFICATION OF INSURERS

       There are four classifications of insurers carrying on general business, with Class 4 insurers subject to the strictest regulation. U.N. Bermuda, which is incorporated to carry on general insurance and reinsurance business, is registered as a Class 3 insurer in Bermuda.

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  CANCELLATION OF INSURER'S REGISTRATION

       An insurer's registration may be canceled by the Supervisor of Insurance of the BMA on certain grounds specified in the Insurance Act, including failure of the insurer to comply with its obligations under the Insurance Act.

  PRINCIPAL REPRESENTATIVE

       An insurer is required to maintain a principal office in Bermuda and to appoint and maintain a principal representative in Bermuda. For the purpose of the Insurance Act, U.N. Bermuda's principal office is its executive offices in Hamilton, Bermuda, and U.N. Bermuda's principal representative is Marsh Management Services (Bermuda) Ltd.

  INDEPENDENT APPROVED AUDITOR

       Every registered insurer must appoint an independent auditor who will audit and report annually on the statutory financial statements and the statutory financial return of the insurer, both of which, in the case of U.N. Bermuda, are required to be filed annually with the BMA.

  LOSS RESERVE SPECIALIST

       As a registered Class 3 insurer, U.N. Bermuda is required to submit an opinion of its approved loss reserve specialist with its statutory financial return in respect of its losses and loss expenses provisions.

  STATUTORY FINANCIAL STATEMENTS

       U.N. Bermuda must prepare annual statutory financial statements. The Insurance Act prescribes rules for the preparation and substance of these statutory financial statements (which include, in statutory form, a balance sheet, an income statement, a statement of capital and surplus and notes thereto). U.N. Bermuda is required to give detailed information and analyses regarding premiums, claims, reinsurance and investments. The statutory financial statements are not prepared in accordance with United States GAAP and are distinct from the financial statements prepared for presentation to U.N. Bermuda's shareholders and under the Companies Act, which financial statements, in the case of U.N. Bermuda, will be prepared in accordance with U.S. GAAP.

  ANNUAL STATUTORY FINANCIAL RETURN

       U.N. Bermuda is required to file with the BMA a statutory financial return no later than four months after its financial year end (unless specifically extended upon application to the BMA). The statutory financial return for a Class 3 insurer includes, among other matters, a report of the approved independent auditor on the statutory financial statements of the insurer, solvency certificates, the statutory financial statements, a declaration of statutory ratios and the opinion of the loss reserve specialist.

  MINIMUM SOLVENCY MARGIN AND RESTRICTIONS ON DIVIDENDS AND DISTRIBUTIONS

       Under the Insurance Act, the value of the general business assets of a Class 3 insurer, such as U.N. Bermuda, must exceed the amount of its general business liabilities by an amount greater than the prescribed minimum solvency margin.

       Additionally, under the Companies Act, U.N. Bermuda may only declare or pay a dividend if U.N. Bermuda has no reasonable grounds for believing that it is, or would after the payment be, unable to pay its liabilities as they become due, or if the realizable value of its assets would not be less than the aggregate of its liabilities and its issued share capital and share premium accounts.

  MINIMUM LIQUIDITY RATIO

       The Insurance Act provides a minimum liquidity ratio for general business insurers, such as U.N. Bermuda. An insurer engaged in general business is required to maintain the value of its relevant assets at not less than 75% of the amount of its relevant liabilities, as such terms are defined in the Insurance Act and its related regulations.

  SUPERVISION, INVESTIGATION AND INTERVENTION

       The BMA has wide powers of investigation and document production in relation to Bermuda insurers under the Insurance Act. For example, the BMA may appoint an inspector with extensive powers to investigate the affairs of U.N. Bermuda if the BMA believes that such an investigation is in the best interests of its policyholders or persons who may become policyholders.

  CERTAIN OTHER BERMUDA LAW CONSIDERATIONS

       U.N. Bermuda must comply with the provisions of the Companies Act regulating the payment of dividends and making of distributions from contributed surplus.

       Although U.N. Bermuda is incorporated in Bermuda, it is classified as a non-resident of Bermuda for exchange control purposes by the BMA. Pursuant to the non-resident status, U.N. Bermuda may engage in transactions in currencies other than Bermuda dollars, and there are no restrictions on its ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to United States residents that are holders of its common shares.

       Under Bermuda law, exempted companies are companies formed for the purpose of conducting business outside Bermuda from a principal place of business in Bermuda. As an "exempted" company, U.N. Bermuda may not, without the express authorization of the Bermuda legislature or under a license or consent granted by the Minister of Finance, participate in certain business transactions, including transactions involving Bermuda landholding rights and the carrying on of business of any kind for which it is not licensed in Bermuda.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

       The following table sets forth information as to persons who will serve as our directors and executive officers immediately upon completion of this offering, as well as those individuals who serve as the executive officers of our U.S. Operations. All directors hold office until the next general annual meeting of shareholders or until their successors are duly elected and qualified in accordance with our articles of association. Officers serve at the request of our Board of Directors.

NAME                             AGE                             POSITION
----                             ---                             --------
Saul A. Fox....................   50   Chairman and Director, United National Group
David R. Bradley...............   53   Chief Executive Officer and Director, United National Group
Troy W. Thacker................   31   Vice Chairman and Director, United National Group
Kevin L. Tate..................   47   Chief Financial Officer, United National Group; Senior Vice
                                       President and Chief Financial Officer of U.S. Operations
Seth D. Freudberg..............   44   President and Chief Executive Officer of U.S. Operations
Richard S. March...............   62   Senior Vice President and General Counsel of U.S. Operations
Robert Cohen...................   54   Senior Vice President -- Marketing of U.S. Operations
William F. Schmidt.............   42   Senior Vice President and Chief Underwriting Officer of U.S.
                                       Operations
Jonathan P. Ritz...............   35   Senior Vice President -- Ceded Reinsurance of U.S.
                                       Operations
Timothy J. Dwyer...............   39   Senior Vice President -- Operations of U.S. Operations
W. Dexter Paine, III...........   42   Director, United National Group
Angelos J. Dassios.............   29   Director, United National Group
Michael J. McDonough...........   29   Director, United National Group
Russell C. Ball, III...........   37   Director, United National Group
John J. Hendrickson............   43   Director, United National Group
Edward J. Noonan...............   45   Director, United National Group

       Saul A. Fox, 50, has served as our Chairman since September 5, 2003 and has served as Chief Executive of Fox Paine & Company since he co-founded Fox Paine & Company in 1997. Prior to founding Fox Paine & Company, Mr. Fox was general partner with Kohlberg, Kravis & Roberts & Co. During his thirteen years with Kohlberg, Kravis & Roberts & Co., Mr. Fox led a focused investment effort in the global insurance and reinsurance sectors. This effort included the 1992 acquisition of American Reinsurance Corp. and the 1995 acquisition of Canadian General Insurance Company. Mr. Fox was Chairman of the Executive Committee of the Board of Directors for both companies. Prior to joining Kohlberg, Kravis & Roberts & Co., Mr. Fox was an attorney specializing in tax, business law and mergers and acquisitions and participated significantly in law firm management at Latham & Watkins LLP, an international law firm headquartered in Los Angeles, California. Mr. Fox received a B.S. in Communications from Temple University in 1975 (summa cum laude) and a J.D. from the University of Pennsylvania School of Law in 1978 (cum laude). Mr. Fox is a director of Alaska Communications Systems Holdings, Inc. and a member of the Board of Overseers, University of Pennsylvania Law School. Mr. Fox was nominated for election as a director by Fox Paine & Company pursuant to its rights under our shareholders agreement. See "Our Relationship with Fox Paine & Company -- Shareholders Agreement -- Board Composition."

       David R. Bradley, 53, has been our Chief Executive Officer since November 11, 2003. Prior to joining us, Mr. Bradley was an Executive Vice President at Hartford Fire, the property and casualty arm of The Hartford Financial Services Group, Inc., where he served from 1971 through 2002. From 1990 through 2002, Mr. Bradley also served as the President of Hartford Specialty Company where he managed over 2,000 employees and had responsibility for all excess and surplus lines property and casualty business, fidelity and surety bond lines, directors and officers and errors and omissions liability, and agricultural lines. The specialty business represented approximately $1.7 billion of gross written premium in aggregate. Mr. Bradley began his career as an actuary with The Hartford and spent 13 years in various positions in specific underwriting and actuarial training, implementation and management. Mr. Bradley received a B.S. in Applied Mathematics from Brown University in 1971. Mr. Bradley will be appointed as director immediately prior to completion of this offering.

       Troy W. Thacker, 31, has served as our Vice Chairman since September 5, 2003 and a Director at Fox Paine & Company since 2001. Prior to joining Fox Paine & Company, Mr. Thacker was an investment professional at Gryphon Investors, Inc., a San Francisco, California based private equity firm, which he joined after receiving his M.B.A. from Harvard Business School in 2000. From 1997 through 1998, Mr. Thacker was employed by SCF Partners, a private equity firm, and from 1995 through 1997, Mr. Thacker was an analyst at Morgan Stanley & Co. Mr. Thacker received a B.S. in Chemical Engineering from Rice University in 1995. Mr. Thacker was nominated for election as a director by Fox Paine & Company pursuant to its rights under our shareholders agreement. See "Our Relationship with Fox Paine & Company -- Shareholders Agreement -- Board Composition."

       Kevin L. Tate, 47, has been our Chief Financial Officer since September 5, 2003 and has served as Senior Vice President and Chief Financial Officer of our U.S. Operations since 1990. Mr. Tate joined our U.S. Operations in 1984 as Vice President and Controller. Prior to joining our U.S. Operations, Mr. Tate served as a senior auditor at Deloitte Haskins & Sells from 1978 to 1982. In 1982, he joined the then parent company of our U.S. Operations, American Manufacturing Corporation as Manager of Financial Accounting. Mr. Tate is a member of the American and Pennsylvania Institutes of Certified Public Accountants. Mr. Tate received a B.S. in Accounting and Finance from Lehigh University in 1978.

       Seth D. Freudberg, 44, has served as President and Chief Executive Officer of our U.S. Operations since 1988. Mr. Freudberg joined our U.S. Operations in 1983. He was promoted to various executive positions until the Board of Directors elected him to his current post in 1988. Mr. Freudberg has served both as Chairman of the NAII Surplus Lines Committee and as a Board Member of the Insurance Society of Pennsylvania. He holds the Chartered Property and Casualty Underwriter designation. Mr. Freudberg received a B.S. in Economics from The Wharton School at the University of Pennsylvania in 1981.

       Richard S. March, 62, has served as General Counsel and Senior Vice President of our U.S. Operations since 1996. Previously, Mr. March represented our U.S. Operations in various capacities at the Philadelphia law firm of Galfand, Berger, Lurie, Brigham & March during his 31 years in private practice with that firm. Although not an employee of our U.S. Operations during that time, Mr. March served as an officer and General Counsel throughout most of those years. Mr. March received a B.S. in Economics from The Wharton School at the University of Pennsylvania in 1962 and an L.L.B. from the University of Pennsylvania School of Law in 1965.

       Robert Cohen, 54, has served as Senior Vice President -- Marketing of our U.S. Operations since 1996. Mr. Cohen joined our U.S. Operations in 1992 as Vice President of Underwriting. From 1994 to 1996, Mr. Cohen served as Vice President of Marketing. Prior to joining our U.S. Operations, from 1971 to 1992, Mr. Cohen served as Senior Vice President for Delaware Valley Underwriting Agency, one of the nation's largest independently owned wholesale broker/general agency. Mr. Cohen received a B.B.A. in Marketing from Temple University in 1970.

       William F. Schmidt, 42, has served as Senior Vice President and Chief Underwriting Officer of our U.S. Operations since 1997. Prior to joining us, Mr. Schmidt served as Senior Vice President Branch Manager and Chief Underwriting Officer at Calvert Insurance Company, and prior to that as the Chief Financial Officer of Stewart Smith Insurance Brokers. Mr. Schmidt began his career as a CPA with Ernst & Whinney, becoming a Certified Public Accountant in May 1985. Mr. Schmidt received a B.S. in Accounting from SUNY Oswego in 1983.

       Jonathan P. Ritz, 35, has served as Senior Vice President -- Ceded Reinsurance of our U.S. Operations since 2002. From 1997 to 2002, Mr. Ritz served as Vice President of Marketing. Prior to joining our U.S. Operations, Mr. Ritz served as a reinsurance broker for E. W. Blanch Company from 1990 to 1994. In 1994, Mr. Ritz joined the reinsurance brokering operations of Johnson & Higgins (Willcox) as an Assistant Vice President before being promoted to Vice President in 1996 at Guy Carpenter after the acquisition of Johnson & Higgins by Marsh & McLennan Companies, Inc. Mr. Ritz received a B.B.A. in Marketing from Loyola College in 1990.

       Timothy J. Dwyer, 39, has served as our Senior Vice
President -- Operations of U.S. Operations since October 16, 2003. From 1998 to 2001, Mr. Dwyer served as Vice President and Controller of our U.S. Operations. From 2001 to 2003, Mr. Dwyer served as Vice President and Corporate Controller of The AMC Group, L.P. Prior to joining our U.S. Operations in 2001, Mr. Dwyer held various positions for Reliance Insurance Company between 1987 and 1998, most recently as Assistant Vice President -- Investment Accounting and Treasury Services. From 1985 to 1987, Mr. Dwyer worked for Touche Ross and Co., in the auditing department of the CPA firm. Mr. Dwyer is a member of the American and Pennsylvania Institutes of Certified Public Accountants. Mr. Dwyer received a B.S. in Accounting from Saint Joseph's University in 1985.

       W. Dexter Paine, III, 42, has served as President of Fox Paine & Company since he co-founded Fox Paine & Company in 1997. From 1994 through 1997, Mr. Paine served as a senior partner of Kohlberg & Company. Prior to joining Kohlberg & Company, Mr. Paine served as a general partner at Robertson Stephens & Company. Mr. Paine received a B.A. in Economics from Williams College in 1983. Mr. Paine is Chairman of the Board of Directors of WJ Communications, Inc. and a director of Alaska Communications Systems Holdings, Inc. and of Maxxim Medical Inc. Mr. Paine was nominated for election as a director by Fox Paine & Company pursuant to its rights under our shareholders agreement. See "Our Relationship with Fox Paine & Company -- Shareholders Agreement -- Board Composition."

       Angelos J. Dassios, 29, has served as a Vice President at Fox Paine & Company since 2002. Prior to joining Fox Paine & Company, Mr. Dassios was an associate in the Principal Investment Area from 1998 through 2002, and an analyst in both the Principal Investment Area and the Investment Banking Division from 1996 through 1998, of Goldman, Sachs & Co. Mr. Dassios received an A.B. in Applied Mathematics from Dartmouth College in 1996 (summa cum laude, Phi Beta Kappa). Mr. Dassios was nominated for election as a director by Fox Paine & Company pursuant to its rights under our shareholders agreement. See "Our Relationship with Fox Paine & Company -- Shareholders Agreement -- Board Composition."

       Michael J. McDonough, 29, has served as a Vice President of Fox Paine & Company since 2003. Mr. McDonough was an investment professional at J.W. Childs Associates L.P., a Boston, Massachusetts based private equity firm, from 1999 to 2001. Mr. McDonough was an analyst at Donaldson, Lufkin & Jenrette from 1998 to 1999, and prior to that was an analyst at J.P. Morgan from 1996 to 1998. Mr. McDonough received an A.B. in Classics and Economics from Cornell University in 1996 (summa cum laude, Phi Beta Kappa) and both an M.B.A. and an M.S.E. from Stanford University in 2003. Mr. McDonough will be nominated for election as a director by Fox Paine & Company pursuant to its rights under our shareholders agreement. See "Our Relationship with Fox Paine & Company -- Shareholders Agreement -- Board Composition."

       Russell C. Ball, III, 37, has served as the Chief Executive Officer of The AMC Group, L.P. since 1993. The AMC Group is a privately-owned limited partnership that provides services under a management agreement to interests of the Ball family trusts in manufacturing, franchising, insurance and real estate enterprises. Mr. Ball received a B.A. in History from Harvard University in 1988 and an M.B.A. from Pennsylvania State University in 1992. Mr. Ball was nominated for election as a director by the Ball family trusts pursuant to their rights under our shareholders agreement. See "Our Relationship with Fox Paine &
Company -- Shareholders Agreement -- Board Composition."

       John J. Hendrickson, 43, has served as a Managing Director with Fox-Pitt, Kelton Inc., a subsidiary of Swiss Reinsurance Company that provides research, brokerage and investment banking services specializing in the insurance and financial services sector, since March 2003. From July 1998 to March 2003, Mr. Hendrickson was a member of the Executive Board of Swiss Re and head of Swiss Re's merchant banking division. Prior to joining Swiss Re, Mr. Hendrickson was a founding partner of Securitas Capital, a private equity fund focused on investments in the insurance industry. Prior to joining Securitas, Mr. Hendrickson held various positions with Smith Barney during his ten-year tenure there, including Managing Director and Head of the Insurance Group within the corporate finance department. Mr. Hendrickson is a director of Atradius, formerly Gerling NCM, a trade credit insurance company headquartered in Amsterdam. He is also a director of Allied World Assurance Holdings, Ltd, a Bermuda-based property and casualty insurance and reinsurance company. Mr. Hendrickson received a B.A. in History and an M.S. in Industrial Engineering from Stanford University in 1983. Mr. Hendrickson will be nominated for election as a director by Fox Paine & Company pursuant to its rights under our shareholders agreement prior to completion of this offering. See "Our Relationship with Fox Paine & Company -- Shareholders Agreement -- Board Composition."

       Edward J. Noonan, 45, retired from American Re-Insurance Corporation in 2002. Mr. Noonan worked with American Re-Insurance from 1983 until March of 2002. He served as President and Chief Executive Officer of that company from March of 1997 through March of 2002. Mr. Noonan also served as Chairman of Inter-Ocean Reinsurance Holdings of Hamilton, Bermuda from 1997 to 2002. Prior to joining American Re-Insurance, Mr. Noonan worked at Swiss Reinsurance from 1979 to 1983. Mr. Noonan received a B.S. in Finance from St. John's University in 1979 (cum laude). Mr. Noonan is also a director of the St. Mary Medical Center Foundation. Mr. Noonan will be appointed as a director immediately prior to completion of this offering.

BOARD OF DIRECTORS

       The Board of Directors is responsible for the management of the overall affairs of United National Group. To assist it in carrying out its duties, the Board of Directors may delegate certain of its powers to its executive officers.

       The Companies Law (2003 Revision) of the Cayman Islands does not set out the duties of directors. However, a Cayman Islands court has held that the fiduciary obligations of a senior manager with major responsibilities was the same as that of a director or trustee. These duties were listed as "the observance of general standards of loyalty, honesty, good faith, and the avoidance of a conflict of duty and self-interest."

       A Cayman Islands court would also view as highly persuasive the United Kingdom common law principles relating to directors' duties. By application of the common law principles, the duties of the directors of United National Group can be summarized as follows:

       - a duty to act in what the directors bona fide consider to be the best interests of the company (and in this regard it should be noted that what is in the best interests of the group of companies to which United National Group belongs is not necessarily in the best interests of United National Group);

       - a duty to exercise their powers for the purposes for which they are conferred;

       -     a duty of trusteeship of United National Group's assets;

       -     a duty to avoid conflicts of interest and of duty;

       - a duty to disclose personal interest in contracts involving United National Group;

       -     a duty not to make secret profits from the directors' office; and

       -     a duty to act with skill and care.

       Our Board of Directors is currently comprised of five directors, namely Messrs. Fox, Paine, Thacker, Dassios and Ball. Immediately upon completion of this offering, we will expand our Board of Directors to consist of eleven individuals and will appoint Messrs. Bradley, Hendrickson, Noonan and

McDonough. Within 90 days of the completion of this offering, we will appoint one other director who is considered "independent" for purposes of the rules of the Nasdaq National Market. Our Board of Directors intends to appoint one additional independent director, for a total of three independent directors, within a year of the completion of this Offering.

       Under the terms of our shareholders agreement, Fox Paine & Company is entitled to nominate and have elected a majority of the members of our Board of Directors and, for so long as the Ball family trusts own securities representing at least 5% of our total voting power, the Ball family trusts have the right to appoint one director. See "Our Relationship with Fox Paine &
Company -- Shareholders Agreement -- Board Composition."

BOARD COMMITTEES

       Upon completion of this offering, we intend to establish the following committees of our Board of Directors: executive committee; audit committee; compensation committee; nominating and governance committee; and operating committee.

  EXECUTIVE COMMITTEE

       The executive committee is expected to consist of Messrs. Fox and Thacker. The executive committee will have the authority to exercise the powers of the Board of Directors, other than those reserved to the audit committee, the compensation committee, the nominating and governance committee and the operating committee or our full Board of Directors, between meetings of our full Board of Directors.

  AUDIT COMMITTEE


       The audit committee is initially expected to consist of Messrs. Noonan, Hendrickson and Dassios. The composition of the audit committee will be changed to comply with the rules of the Nasdaq National Market following completion of this offering. The audit committee will:


       - review the audit plans and findings of our independent auditors, the audit plans and findings of our internal audit and the results of regulatory examinations and will track results of management's corrective action plans as necessary;

       - review our accounting policies and controls, compliance programs and significant tax and legal matters;

       - recommend to our Board of Directors the annual appointment of our independent auditors; and

       -     review our risk management processes.

  COMPENSATION COMMITTEE

       The composition of the compensation committee has not been determined; however, it will be comprised in such a manner so as to comply with the rules of the Nasdaq National Market. The compensation committee will oversee our compensation and benefit policies and plans.

  NOMINATING AND GOVERNANCE COMMITTEE

       The composition of the nominating and governance committee has not been determined; however, it will be comprised in such a manner so as to comply with the rules of the Nasdaq National Market. The nominating and governance committee will nominate candidates for election to our Board of Directors and establish and maintain our corporate governance policies.

  OPERATING COMMITTEE

       The operating committee is expected to consist of Messrs. Fox, Thacker and Dassios. The operating committee will oversee a number of policies relating to our day-to-day operations, including our underwriting policies (including approving exceptions therefrom), our reinsurance and risk management processes and our investment guidelines.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       As noted above, prior to completion of this offering, our Board of Directors did not have a compensation committee, but we intend to form a compensation committee upon completion of this offering. Prior to this offering, our senior management was directly involved in setting compensation for our executives.

ELECTION OF EXECUTIVE OFFICERS

       Our officers are elected by the Board of Directors and serve at the discretion of the Board of Directors.

DIRECTOR COMPENSATION

       Directors who currently are not receiving compensation as officers or employees of United National Group or any of its affiliates, who we refer to as "Non-Employee Directors," are paid an annual retainer of $30,000, $11,250 of which is payable in cash and the remainder of which is payable in restricted Class A common shares valued at the time of the grant. Class A common shares granted to Non-Employee Directors vest monthly from the date of grant over a three-year period and will be forfeited if the Non-Employee Director's services are terminated prior to vesting for any reason. Non-Employee Directors are also paid $2,500 for each Board of Directors meeting attended in person and $1,000 for each Board meeting attended by telephonic means. With respect to additional committee service, Non-Employee Directors are paid $2,500 for each additional committee meeting attended in person and $1,000 for each such meeting attended by telephonic means. All members of our Board of Directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and its committees. These provisions are subject to change by our Board of Directors.

EXECUTIVE COMPENSATION

       The following table summarizes the compensation paid or awarded in 2002 to the President and Chief Executive Officer of our U.S. Operations and to our other named executive officers of our U.S. Operations who were the most highly compensated in 2002.

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG TERM
                                                                                             COMPENSATION
                                                                                                AWARDS
                                                            ANNUAL COMPENSATION              ------------
                                                 -----------------------------------------    SECURITIES
                                                                                 OTHER        UNDERLYING
                                                                                 ANNUAL        OPTIONS/
NAME AND PRINCIPAL POSITION                      YEAR    SALARY     BONUS     COMPENSATION       SARS
---------------------------                      ----   --------   --------   ------------   ------------
Seth D. Freudberg,.............................  2002   $385,786   $111,850      $1,000           --
  President and Chief Executive Officer
Richard S. March,..............................  2002    293,838     56,813          --           --
  Senior Vice President and General
  Counsel
Kevin L. Tate,.................................  2002    219,873     42,406       1,000           --
  Senior Vice President and Chief
  Financial Officer
Robert Cohen,..................................  2002    235,890     45,957          --           --
  Senior Vice President -- Marketing
William F. Schmidt,............................  2002    223,873     43,218          --           --
  Senior Vice President and Chief
  Underwriting Officer
Jonathan P. Ritz,..............................  2002    179,798     67,400          --          583(1)
  Senior Vice President -- Ceded
  Reinsurance

------------
(1) Reflects stock appreciation rights granted to Mr. Ritz on shares of AIS common stock. This stock appreciation rights plan was terminated on September 5, 2003.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                              INDIVIDUAL GRANTS
                                        --------------------------------------------------------------
                                         NUMBER OF      % OF TOTAL
                                         SECURITIES    OPTIONS/SARS   EXERCISE                  GRANT
                                         UNDERLYING     GRANTED TO     OR BASE                  DATE
                                        OPTIONS/SARS   EMPLOYEES IN     PRICE     EXPIRATION   PRESENT
NAME AND PRINCIPAL POSITION              GRANTED($)    FISCAL YEAR     ($/SH)        DATE      VALUE$
---------------------------             ------------   ------------   ---------   ----------   -------
Seth D. Freudberg,....................       --             --               --       --          --
  President and Chief Executive
  Officer
Richard S. March,.....................       --             --               --       --          --
  Senior Vice President and General
  Counsel
Kevin L. Tate,........................       --             --               --       --          --
  Senior Vice President and Chief
  Financial Officer
Robert Cohen,.........................       --             --               --       --          --
  Senior Vice President -- Marketing
William F. Schmidt,...................       --             --               --       --          --
  Senior Vice President and Chief
  Underwriting Officer
Jonathan P. Ritz,.....................      583            0.3%       $1,670.98      N/A(1)      N/A(1)
  Senior Vice President -- Ceded
  Reinsurance

------------
(1) Stock appreciation rights plan related to AIS common stock and was terminated on September 5, 2003.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                           NUMBER OF        VALUE OF
                                                                          SECURITIES       UNEXERCISED
                                                                          UNDERLYING      IN-THE-MONEY
                                                                          UNEXERCISED     OPTIONS/SARS
                                                                         OPTIONS/SARS      AT YEAR END
                                                                          AT YEAR END        ($)(1)
                                              SHARES                     -------------   ---------------
                                           ACQUIRED ON       VALUE       EXERCISABLE/     EXERCISABLE/
       NAME AND PRINCIPAL POSITION         EXERCISE (#)   REALIZED ($)   UNEXERCISABLE    UNEXERCISABLE
       ---------------------------         ------------   ------------   -------------   ---------------
Seth D. Freudberg,.......................        --             --        1,961/2,942      $1,878,755
  President and Chief Executive Officer
Richard S. March,........................        --             --            566/566      $  442,052
  Senior Vice President and General
  Counsel
Kevin L. Tate,...........................        --             --            566/566      $  442,052
  Senior Vice President and Chief
  Financial Officer
Robert Cohen,............................        --             --            566/566      $  442,052
  Senior Vice President -- Marketing
William F. Schmidt,......................        --             --            113/453      $   68,564
  Senior Vice President and Chief
  Underwriting Officer
Jonathan P. Ritz,........................        --             --             --/583               0
  Senior Vice President -- Ceded
  Reinsurance

------------
(1) The stock appreciation rights plan was terminated on September 5, 2003 and the named executives received payments as described under "-- Acquisition-Related Payments."

EMPLOYMENT AGREEMENTS

       United National Group and Mr. Bradley have entered into an employment agreement that provides for a five-year employment term, commencing on November 11, 2003 and expiring December 31, 2008. Under the agreement, upon a termination other than for "cause," Mr. Bradley is entitled to six months of base salary payable monthly, conditioned upon his execution of a general release and compliance with all post-termination obligations. The agreement also imposes non-compete, non-solicitation and confidentiality obligations on Mr. Bradley upon his termination for any reason. In the event Mr. Bradley is terminated for "cause," each of the above referenced obligations applies for a period of 18 months; in the event of a termination without cause, each of the above referenced obligations applies for a period of six months. The agreement provides for an annual base salary of $450,000, plus an annual bonus of between $100,000 and $375,000 (based on achievement of 90% to 120% of targeted performance objectives and substantial progress on corporate goals, as set by the Executive Committee). Until the earlier to occur of the consummation of United National Group's initial public offering or February 29, 2004, Mr. Bradley will have the opportunity to purchase up to 33,333 shares of United National Group stock at the initial public offering price (to be fully vested upon purchase) and to receive five times as many stock options with an exercise price equal to the initial public offering price. These stock options will have a term of ten years, 67.5% to vest based on United National Group performance, ratably over four years from the date of grant, and 32.5% to vest 20% per year, starting on December 31, 2004. All options and stock acquired by Mr. Bradley will be subject to the Management Shareholders Agreement (as described below). The agreement with Mr. Bradley is conditioned upon approval by our Board of Directors.

       Each of Messrs. Freudberg, March, Cohen, Schmidt, Tate and Ritz has a current executive employment agreement with United National Insurance Company, or "UNIC," an indirect wholly-owned subsidiary of the United National Group. The agreements are similar in structure and provide for five-year initial employment terms, commencing on the date of acquisition, September 5, 2003, with additional one-year renewal terms unless either party gives 90 days' prior written notice of non-renewal to the other. If UNIC elects not to renew the agreement at the end of the initial five-year term, and the executive has otherwise performed satisfactorily, the executive will receive, conditioned upon execution of a general release and compliance with post-termination obligations, monthly payments of base salary until the earlier of six months following the date of termination or the commencement of full-time employment with another employer.

       Under the agreements, UNIC may also terminate the executive for "cause" or if the executive becomes "disabled" (as such terms are defined in the agreement) or upon the death of the executive, in which case (1) the executive would not be entitled to any separation payments in the case of a termination for cause or death, and (2) in the case of disability, the executive would be entitled to six months of base salary payable monthly (subject to reduction for disability payments otherwise received by the executive), and conditioned upon the execution by the executive of a general release and compliance with post-termination obligations.

       If UNIC terminates the executive without "cause" or the executive resigns as a result of the relocation of the principal executive offices of UNIC or the business relocation of the executive (in each case without UNIC offering the executive a reasonable relocation package), UNIC has agreed to severance pay of 24 months in the case of Mr. Freudberg and 18 months in the case of the other executives, payable monthly, and subject to the execution of a general release and further adjustment for the equity compensation package granted to such executive. During this severance period, UNIC is also obligated to maintain any medical, health and accident plan or arrangement in which the executive participates until the earlier of the end of the severance period or the executive becoming eligible for coverage by another employer and subject to the executive continuing to bear his share of coverage costs.

       All of the executive agreements with UNIC also impose non-compete, non-solicitation and confidentiality obligations on the executives upon their termination for any reason. The non-compete provisions provide that for a period of 18 months following the termination of employment for any reason, the executives shall not directly or indirectly engage in any "competitive business," which includes any business engaging in the specialty property and casualty insurance business or any business engaging in the insurance agency or brokerage business (or any other material business of UNIC or its affiliates) or which has business dealings with any general agency or producer of UNIC. The non-solicitation provisions prohibit the executives, for a period of 18 months following termination of employment, from doing business with any employee, officer, director, agent, consultant or independent contractor employed by or performing services for UNIC, or engaging in insurance-related business with any party who is or was a customer of UNIC during the executives' employment (or during such 18-month period), or a business prospect of UNIC during the executives' employment. The employment agreements also provide that the executives may elect to forego separation payments and certain equity awards (discussed below) and in return no longer be subject to certain provisions of the non-competition restrictions (such as those prohibiting engaging in the specialty and casualty insurance business or any business engaging in the insurance agency or brokerage business), but still remain subject to other non-compete provisions, confidentiality provisions and non-solicitation provisions of the agreements. If the executives violate their restrictive covenants or confidentiality obligations, the employment agreements also have provisions that permit UNIC to recover gain realized by the executives upon the exercise of options or sale of stock during a designated period, to purchase their shares at the lesser of cost or fair market value and for the forfeiture of any unexercised options.

       With respect to the executives' annual cash compensation, the agreements provide as follows: (1) Mr. Freudberg is entitled to an annual salary of $415,000; (2) Mr. March is entitled to an annual salary of $320,000; (3) Mr. Cohen is entitled to an annual salary of $255,000; (4) Mr. Schmidt is entitled to an annual salary of $245,000; (5) Mr. Tate is entitled to an annual salary of $237,500; and (6) Mr. Ritz is entitled to an annual salary of $225,000. Each executive is also eligible for an annual bonus, conditioned on the achievement of performance targets included in the bonus plan adopted by our Board of Directors.

       In connection with the execution of their employment agreements, the named executives also purchased our Class A common shares at a purchase price of $10.00 per share. Class A common shares purchased by the named executives are subject to the terms of a restricted share purchase agreement and a Management Shareholders Agreement. The number of Class A common shares acquired by the named executives is as follows: Mr. Freudberg - 50,000 shares; Mr.
March - 26,250 shares; Mr. Cohen - 26,250 shares; Mr. Schmidt - 26,250 shares; Mr. Tate - 26,250 shares; and Mr. Ritz - 26,250 shares.

       The executives have been granted various options to purchase our Class A common shares. Options denoted as the "Option-A Tranche" granted on September 5, 2003 have an exercise price of $6.50 per share and are fully vested at the time of the grant; Messrs. Freudberg and March were granted 200,000 and 56,074 options, respectively, from the Option-A Tranche. The second set of options granted to all named executive officers on September 5, 2003 have an exercise price of $10 per share and vests over time in 20% increments over a five-year period, with any unvested options forfeitable upon termination of the executive's employment for any reason (including cause); Mr. Freudberg was granted 75,000 of these options and the other named executive officers were each granted 39,375 of these options. The final set of options are performance-vesting options granted on September 5, 2003, having an exercise price of $10 per share with vesting in 25% increments and conditioned upon our achieving various operating targets or Fox Paine & Company achieving an agreed upon rate of return on its investment in us; Mr. Freudberg was granted 125,000 of these options and the other named executive officers were each granted 65,625 of these options.

MANAGEMENT SHAREHOLDERS AGREEMENT

       All named executives are parties to a Management Shareholders Agreement, or "MSA," that applies to all shares acquired by such executives, whether by direct purchase or upon option exercise. Generally, all shares governed by the MSA are subject to transfer restrictions, some of which no longer apply upon our filing of a registration statement covering the shares or the reduction in Fox Paine & Company's ownership interest to below 10%. The management shareholders are also subject to a "drag along" obligation on their shares and may be required to join in the sale by Fox Paine & Company of at least 50% of its shareholdings in us, on the same terms and conditions as Fox Paine & Company. In any case, we may elect to purchase the shares owned by an executive upon the termination of the executive's employment for cause or his resignation for any reason (other than for retirement or failure to renew the executive's employment agreement), generally, at the lesser of cost or fair market value (provided that for purposes of this repurchase provision, the cost of shares realized by Messrs. Freudberg and March upon the exercise of their Option-A Tranche Shares shall be $10.00). If the executive's employment is terminated due to death, disability, retirement or by us without cause, we may elect to repurchase the executive's stock at fair market value as determined by the Board of Directors. The repurchase rights of the Company extend for seven years from the execution of the MSA. If during the first five years from the execution of the MSA, the employment of Messrs. Freudberg and March is terminated by us or our subsidiaries for any reason, they have the right within 90 days of such termination to have us purchase all of the Option-A Tranche Shares realized upon exercise at the lesser of $10.00 or fair market value. The Board of Directors has also agreed to consider providing Messrs. Freudberg and March with the right to have any unexercised portion of the Option-A Tranche purchased by us for a per share amount equal to the difference (if any) between the exercise price ($6.50) and the lesser of $10.00 or fair market value, provided that such a repurchase will not result in any material adverse accounting consequences to us, and if the Board of Directors determines not to provide such a right, the Board of Directors has agreed to cooperate with Messrs. Freudberg and March to implement a mutually satisfactory alternative. Our payment obligations with respect to any such repurchase obligations are subject to a formula providing for an initial partial payment, followed by a subsequent payment three years later upon confirmation of fair market value, and all payment obligations are conditioned on compliance with applicable covenants governing cash expenditures.

       The MSA also provides that if, after the public offering, we subsequently propose to include common shares and shares held by Fox Paine & Company on any registration statement, and if the management shares covered under the MSA are not at such time or otherwise subject to registration or sale under Rule 144, then the management shareholders may exercise certain "piggyback" registration rights, subject to cutbacks at the discretion of the managing underwriters.

SHARE INCENTIVE PLAN

  PURPOSE

       Our Board of Directors and shareholders approved our Share Incentive Plan and Amendment No. 1 thereto, as so amended, the "Plan." The purpose of the Plan is to enable us to offer key employees and our Non-Employee Directors stock options, restricted stock and other stock-based awards. We believe this will help us attract, retain and reward our key employees and directors, and strengthen the mutuality of interests between such individuals and our shareholders. The Plan also provides additional advantages if the Board of Directors determines to acquire other business operations, by permitting us to offer the employees and Non-Employee Directors of such businesses share-based awards. Under certain circumstances our consultants and affiliates may also be eligible for grants under the Plan.

  ADMINISTRATION

       The Plan will be administered by a committee of the Board of Directors. That committee will consist of two or more Non-Employee Directors, each of whom is intended to be, to the extent required by Rule 16b-3 under the Exchange Act and Section 162(m) of the Code, a Non-Employee Director under Rule 16b-3 and an outside director under Section 162(m) of the Code. With respect to the application of the Plan to Non-Employee Directors, the committee is the Board of Directors. If no committee exists, the functions of the committee will be exercised by the Board of Directors.

       The committee has the full authority to administer and interpret the Plan, to grant discretionary awards under the Plan, to determine the persons to whom awards will be granted, to determine the number of shares of common stock to be covered by each award (subject to the individual participant limitations provided in the Plan), to prescribe the form of instruments evidencing awards, to make all other determinations and to take all such steps in connection with the Plan and the awards thereunder as the committee, in its sole discretion, deems necessary or desirable.

       The terms and conditions of individual awards will be set forth in written agreements consistent with the Plan. Awards under the Plan may not be made on or after September 5, 2013, but awards granted prior to such date may extend beyond that date.

  ELIGIBILITY AND TYPES OF AWARDS

       Our Non-Employee Directors, senior officers, senior management and key employees, and those of certain of our subsidiaries and affiliates, and in some circumstances our consultants, are eligible to be granted stock options, restricted shares and other share-based awards under the Plan. Eligibility for awards under the Plan is determined by the committee, in its sole discretion. As of the date of this prospectus, awards have been granted under the Plan as set forth in "Option Grants to Executive Officers."

  AVAILABLE SHARES

       A maximum of 2.5 million Class A common shares may be issued or used for reference purposes under the Plan. The maximum number of common shares with respect to which an award may be granted under the Plan during any fiscal year to any individual will be 800,000 shares in the case of options or, in the case of other share-based awards, a maximum value at grant based on 400,000 Class A common shares, except that these maximum numbers for an individual with respect to options shall be increased for subsequent fiscal years to the extent that awards with respect to fewer than 800,000 shares are made for such individual during any fiscal year.

       The committee may, in accordance with the terms of the Plan, make appropriate adjustments to the number of common shares available for the grant of awards and the terms of outstanding options and other awards to reflect any stock dividend or distribution, stock split, reverse stock split, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares (and certain other events affecting our capital structure or business).

  AMENDMENT AND TERMINATION

       Notwithstanding any other provision of the Plan, the Board of Directors or the committee may at any time, amend, suspend or terminate the Plan entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law, the rights of a participant with respect to awards granted prior to such amendment, suspension or termination, may not be impaired without the consent of such participant and, provided further, without the approval of our shareholders, to the extent required under applicable securities or tax law, no amendment may be made that would: (1) increase the aggregate number of our common shares that may be issued under the Plan; (2) increase the maximum individual participant share limitations for a fiscal year; (3) change the classification of individuals eligible to receive awards under the Plan; (4) decrease the minimum exercise price of any stock option; (5) extend the maximum option term; (6) materially alter the performance goals for the award of other stock-based awards; or (7) require shareholder approval in order for the Plan to continue to comply with applicable securities law.

ANNUAL INCENTIVE AWARDS PLAN

       Our Board of Directors has approved an Annual Incentive Awards Plan. This Awards Plan is administered by the compensation committee of our Board of Directors. All officers are eligible to participate in the Awards Plan, as selected by the compensation committee.

       Incentive awards under the Awards Plan are determined and paid in cash based upon objective performance-based criteria as set forth in the Awards Plan. The criteria relate to certain performance goals, such as net income and individual performance expectations as established and approved by the compensation committee. Award opportunities are based on a percentage of base salary, ranging from 5% to 75%.

ACQUISITION-RELATED PAYMENTS

       In connection with the acquisition, the named executive officers received payments from the U.S. Operations for the settlement of stock appreciation rights previously granted in connection with the U.S. Operations and for retention payments relating to their services through the closing of the acquisition. The named executive officers participated in a stock appreciation rights plan maintained by AIS during periods prior to September 5, 2003. This stock appreciation rights plan was terminated upon the completion of our acquisition of our U.S. Operations on September 5, 2003. The named executive officers received the following cash payments in satisfaction of stock appreciation rights outstanding and retention payments, respectively: Mr. Freudberg -- $922,087 and $117,913; Mr. March -- $196,260 and $1,047,480; Mr.
Tate -- $196,260 and $1,243,740; Mr. Cohen -- $196,260 and $1,243,740; Mr.
Schmidt -- $0 and $1,249,460; and Mr. Ritz -- $0 and $1,249,460. Such payments were approved by the then shareholders of the U.S. Operations in accordance with
Section 280G of the Code and the regulations promulgated thereunder.

       In addition, Mr. Schmidt and Mr. Ritz received cash bonuses of $190,540 each in connection with the acquisition.

LIMITATION OF LIABILITY OF OFFICERS AND DIRECTORS

       Generally, the directors and officers of United National Group are not personally liable for its debts, liabilities or obligations except for those debts, liabilities or obligations that arise out of the negligence, fraud or breach of fiduciary duty on the part of an individual director or officer, or out of an action not within the authority of the individual director or officer and not ratified by United National Group.

       Our articles of association make indemnification of directors and officers and advancement of expenses to defend claims against directors and officers mandatory on the part of United National Group to the fullest extent allowed by law.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

       Our articles of association provide for the indemnification of our directors and officers against liabilities that they may incur while discharging the duties of their offices. See "Description of Share
Capital -- Indemnification."

       In addition, we have entered into indemnification agreements with our directors and officers, under which we agreed to indemnify our directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that the director or officer is or was our director, officer, employee or agent, provided that the director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, our best interest.

                             PRINCIPAL SHAREHOLDERS

       The table on the following page sets forth certain information concerning the beneficial ownership of our common and preferred shares as of September 30, 2003, including the percentage of our total voting power such shares represent on an actual basis and as adjusted to give effect to this offering (assuming the underwriters do not exercise their overallotment option), by:

       -     each of our executive officers;

       -     each of our directors;

       - each holder known to us to hold beneficially more than 5% of any class of our shares; and

       -     all of our executive officers and directors as a group.

       As of September 30, 2003, the following share capital of United National Group was issued and outstanding:

       -     2,698,750 Class A common shares;

       - 12,687,500 Class B common shares, each of which is convertible at any time at the option of the holder into one Class A common share; and

       - 15,000,000 Series A preferred shares, each of which is convertible at any time at the option of the holder into one Class B common share, each of which, in turn, is convertible as described in the preceding bullet point.

Based on the foregoing, and assuming each Series A preferred share is converted into one Class B common share, and each Class B common share (including those into which the Series A preferred shares have been converted as described in the first clause of this sentence) is converted into one Class A common share, as of September 30, 2003, there would have been 30,386,250 Class A common shares issued and outstanding.

       Except as otherwise set forth in the footnotes to the table, each beneficial owner has the sole power to vote and dispose all shares held by that beneficial owner.

                             PRINCIPAL SHAREHOLDERS

                                              BENEFICIAL OWNERSHIP
                                           BEFORE THIS OFFERING(1)(2)
                           ----------------------------------------------------------
                                CLASS A             CLASS B             SERIES A
                             COMMON SHARES       COMMON SHARES      PREFERRED SHARES    % TOTAL         %
                           -----------------   ------------------   -----------------    VOTING    AS-CONVERTED
NAME AND ADDRESS             SHARES      %       SHARES       %       SHARES      %     POWER(4)   OWNERSHIP(5)
----------------           ----------   ----   ----------   -----   ----------   ----   --------   ------------
Fox Paine & Company(6)...  24,997,382   91.4%  24,659,932   100.0%  11,972,432   79.8%   88.3%        81.6%
Ball family trusts(7)....   5,190,118   90.6    3,027,568    19.3    3,027,568   20.2     11.6         16.9
Saul A. Fox(8)...........          --     --           --      --           --     --       --           --
David R. Bradley.........          --     --           --      --           --     --       --           --
Troy W. Thacker(8).......          --     --           --      --           --     --       --           --
Kevin L. Tate............      26,250    1.0           --      --           --     --        *            *
Seth D. Freudberg........     250,000    8.6           --      --           --     --        *            *
Richard S. March.........      82,324    3.0           --      --           --     --        *            *
Robert Cohen.............      26,250    1.0           --      --           --     --        *            *
William F. Schmidt.......      26,250    1.0           --      --           --     --        *            *
Jonathan P. Ritz.........      26,250    1.0           --      --           --     --        *            *
W. Dexter Paine,
 III(8)..................          --     --           --      --           --     --       --           --
Angelos J. Dassios(8)....          --     --           --      --           --     --       --           --
Michael J. McDonough.....          --     --           --      --           --     --       --           --
Russell C. Ball,
 III(9)..................   5,190,118   90.6    3,027,568    19.3    3,027,568   20.2     11.6         16.9
John J. Hendrickson......          --     --           --      --           --     --       --           --
Edward J. Noonan.........          --     --           --      --           --     --       --           --
All directors and
 executive officers as a
 group (15 persons)......   5,627,442   94.1%   3,027,568   19.3%    3,027,568   20.2%   11.7%        18.4%

                                              BENEFICIAL OWNERSHIP
                                          AFTER THIS OFFERING(1)(2)(3)
                           ----------------------------------------------------------
                                CLASS A             CLASS B             SERIES A
                             COMMON SHARES       COMMON SHARES      PREFERRED SHARES    % TOTAL         %
                           -----------------   ------------------   -----------------    VOTING    AS-CONVERTED
NAME AND ADDRESS             SHARES      %       SHARES       %       SHARES      %     POWER(4)   OWNERSHIP(5)
----------------           ----------   ----   ----------   -----   ----------   ----   --------   ------------
Fox Paine & Company(6)...  14,310,226   53.5%  12,687,500   100.0%          --     --     91.2%        53.0%
Ball family trusts(7)....   2,487,568   17.7%          --      --           --     --      1.8%         9.2%
Saul A. Fox(8)...........          --     --           --      --           --     --       --           --
David R. Bradley.........          --     --           --      --           --     --       --           --
Troy W. Thacker(8).......          --     --           --      --           --     --       --           --
Kevin L. Tate............      26,250      *           --      --           --     --        *            *
Seth D. Freudberg........     250,000    1.8%          --      --           --     --        *            *
Richard S. March.........      82,324      *           --      --           --     --        *            *
Robert Cohen.............      26,250      *           --      --           --     --        *            *
William F. Schmidt.......      26,250      *           --      --           --     --        *            *
Jonathan P. Ritz.........      26,250      *           --      --           --     --        *            *
W. Dexter Paine,
 III(8)..................          --     --           --      --           --     --       --           --
Angelos J. Dassios(8)....          --     --           --      --           --     --       --           --
Michael J. McDonough.....          --     --           --      --           --     --       --           --
Russell C. Ball,
 III(9)..................   2,487,568   17.7%          --      --           --     --      1.8%         9.2%
John J. Hendrickson......          --     --           --      --           --     --       --           --
Edward J. Noonan.........          --     --           --      --           --     --       --           --
All directors and
 executive officers as a
 group (15 persons)......   2,924,893   20.4%          --      --           --     --      2.1%        10.8%

------------

 *  Less than 1.0%

** Unless otherwise set forth above, the address for each beneficial owner is c/o United National Group, Ltd., Walker House, Mary Street, P.O. Box 908GT, George Town, Grand Cayman, Cayman Islands.

(1) The numbers of shares set forth in these columns are calculated in accordance with the provisions of Rule 13d-3 under the Securities Exchange Act of 1934. As a result, these figures assume the exercise or conversion by each beneficial owner of all securities that are exercisable or convertible within 60 days of the date of this prospectus. In particular, the figures relating to beneficial ownership of Class A common shares for a particular beneficial owner assume:

       - conversion of each Series A preferred share held by that beneficial owner into one Class B common share; and

       - conversion of each Class B common share (including those into which the Series A preferred shares are converted as described in the preceding bullet point) into one Class A common share.

     The figures relating to beneficial ownership of Class B common shares for a particular beneficial owner assume conversion of each Series A preferred share held by that beneficial owner into one Class B common share.

(2) The percentages set forth in these columns are calculated in accordance with the provisions of Rule 13d-3 under the Securities Act of 1934. In particular:

       - Class A common shares that may be acquired by a particular beneficial owner upon the conversion of Class B common shares (including Class B common shares that may be acquired upon the conversion of Series A preferred shares) are deemed to be outstanding for the purpose of computing the percentage of the Class A common shares owned by such beneficial owner but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other beneficial owner; and

       - Class B common shares that may be acquired by a particular beneficial owner upon the conversion of Series A preferred shares are be deemed to be outstanding for the purpose of computing the percentage of the Class B common shares owned by such beneficial owner but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other beneficial owner.

     As a result, the percentages in these columns do not sum to 100%.

(3) Assumes redemption of the Series A preferred shares as described under "Use of Proceeds," including the issuance of 1,610,294 Class A common shares in such redemption.

(4) The percentages in this column represent the percentage of the total outstanding voting power of United National Group that the particular beneficial owner holds. The numerator used in this calculation is the total votes to which each beneficial owner is entitled, taking into account that each Class B common share and each Series A preferred share has ten votes, and the denominator is the total number of votes to which all outstanding shares of United National Group are entitled, again taking into account that each Class B common share and each Series A preferred share has ten votes.

(5) The percentages in this column represent the percentage of the total outstanding share capital of United National Group that a particular beneficial owner holds on an as-converted basis, assuming that each Series A preferred share is converted into one Class B common share and each Class B common share (including those into which the Series A preferred shares have been converted) is converted into one Class A common share. As of September 30, 2003, there would have been 30,386,250 Class A common shares issued and outstanding on this basis. The numerator used in this calculation is the total number of Class A common shares each beneficial owner holds on an as-converted basis and the denominator is the total number of Class A common shares on an as-converted basis.

(6) The security holders are: U.N. Holdings (Cayman), Ltd.; U.N. Co-Investment Fund I (Cayman), L.P.; U.N. Co-Investment Fund II (Cayman), L.P.; U.N. Co-Investment Fund III (Cayman), L.P.; U.N. Co-Investment Fund IV (Cayman), L.P.; U.N. Co-Investment Fund V (Cayman), L.P.; U.N. Co-Investment Fund VI (Cayman), L.P.; U.N. Co-Investment Fund (Cayman) VII, L.P.;

    U.N. Co-Investment Fund VIII (Cayman), L.P.; and U.N. Co-Investment Fund IX (Cayman), L.P. A majority of the outstanding share capital of U.N. Holdings (Cayman), Ltd. is held by Fox Paine Capital Fund II International, L.P. The general partner of Fox Paine Capital Fund II International, L.P. is Fox Paine Capital International Fund GP, L.P. The sole general partner of Fox Paine Capital International Fund GP, L.P. is Fox Paine International GP, Ltd. As a result, each of Fox Paine Capital Fund II International, L.P., Fox Paine Capital International Fund GP, L.P. and Fox Paine International GP, Ltd. may be deemed to control U.N. Holdings (Cayman), Ltd. The sole general partner of each of U.N. Co-Investment Fund I (Cayman), L.P., U.N. Co-Investment Fund II (Cayman), L.P., U.N. Co-Investment Fund III (Cayman), L.P., U.N. Co-Investment Fund IV (Cayman), L.P., U.N. Co-Investment Fund V (Cayman), L.P., U.N. Co-Investment Fund VI (Cayman), L.P., U.N. Co-Investment Fund VII (Cayman), L.P., U.N. Co-Investment Fund VIII (Cayman), L.P. and U.N. Co-Investment Fund IX (Cayman), L.P. is Fox Paine Capital Co-Investors International GP, Ltd., which, together with its sole shareholder, Fox Paine Capital International Fund GP, L.P., may be deemed to control such funds.

(7) The security holders are the following trusts: Russell C. Ball, III, Andrew
    L. Ball, PNC Bank, N.A., trustees u/w of Russell C. Ball, Sr., as appointed by Russell C. Ball, Jr., f/b/o Russell C. Ball, III; Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., trustees u/w of Russell C. Ball, Sr., as appointed by Russell C. Ball, Jr., f/b/o Andrew L. Ball; Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., trustees u/a/t of Ethel M. Ball, dated 2/9/67, as appointed by Russell C. Ball, Jr., f/b/o Russell C. Ball, III; Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., trustees u/a/t of Ethel M. Ball, dated 2/9/67, as appointed by Russell C. Ball, Jr., f/b/o Andrew L. Ball; Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., trustees u/a/t of Russell C. Ball, Jr., dated 11/9/67; Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., trustees u/a/t Russell C. Ball, Jr., dated 6/9/69; Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., trustees u/a/t Russell C. Ball, Jr., dated 1/29/70; Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., trustees u/a/t Russell C. Ball, Jr., dated 1/24/73; Russell
    C. Ball, III, Andrew L. Ball, PNC Bank, N.A., trustees u/a/t Russell C. Ball, Jr., dated 12/22/76 f/b/o Russell C. Ball, III; and Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., trustees u/a/t Russell C. Ball, Jr., dated 12/22/76 f/b/o Andrew L. Ball. Russell C. Ball, III, Andrew L. Ball and PNC Bank, N.A. are the sole co-trustees of each trust and, therefore, share voting and dispositive power over all of the Class A common shares and Series A preferred shares held by the Ball family trusts. The address for each of the Ball family trusts is 555 Croton Road, Suite 300, King of Prussia, Pennsylvania 19406.

(8) Each of Messrs. Fox, Paine, Thacker and Dassios is a shareholder of Fox Paine International GP, Ltd., which acts through its board of directors, which currently consists of Messrs. Fox and Paine. Each of Messrs. Fox, Paine, Thacker and Dassios disclaims beneficial ownership of all shares held by U.N. Holdings (Cayman), Ltd., U.N. Co-Investment Fund I (Cayman), L.P., U.N. Co-Investment Fund II (Cayman), L.P., U.N. Co-Investment Fund III (Cayman), L.P., U.N. Co-Investment Fund IV (Cayman), L.P., U.N. Co-Investment Fund V (Cayman), L.P., U.N. Co-Investment Fund VI (Cayman), L.P., U.N. Co-Investment Fund VII (Cayman), L.P., U.N. Co-Investment Fund VIII (Cayman), L.P. and U.N. Co-Investment Fund IX (Cayman), L.P., except to the extent of his indirect pecuniary interest in such shares through ownership of such entities.

(9) Mr. Ball is a co-trustee of each of the Ball family trusts described in footnote 7, and, therefore, shares voting and dispositive power over all of the Class A common shares and Series A preferred shares held by the Ball family trusts.

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                   OUR RELATIONSHIP WITH FOX PAINE & COMPANY

       The following summary of the material terms of the Amended and Restated Investment Agreement, the Shareholders Agreement and the Management Agreement is qualified in its entirety by reference to the Investment Agreement, the Shareholders Agreement and the Management Agreement, each of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

INVESTMENT AGREEMENT

       On September 5, 2003, Fox Paine & Company made an aggregate capital contribution of $240.0 million to us, in exchange for an aggregate of 10.0 million Class B common shares and 14.0 million Series A preferred shares, and we acquired Wind River Investment Corporation, the holding company for our U.S. Operations, from a group of family trusts affiliated with the Ball family of Philadelphia, Pennsylvania. Prior to September 5, 2003, Wind River Investment Corporation was owned by the Ball family trusts and had no relationship with Fox Paine & Company, other than as described in this section and under "-- Our Investment with Fox Paine & Company."

       To effect the acquisition, we used $100.0 million of this $240.0 million capital contribution to purchase a portion of the common stock of Wind River Investment Corporation held by the Ball family trusts. We then purchased the remainder of the outstanding common stock of Wind River Investment Corporation that was also held by the Ball family trusts, paying consideration consisting of
2.5 million Class A common shares, 3.5 million Series A preferred shares and senior notes issued by Wind River Investment Corporation having an aggregate principal amount of approximately $72.8 million, which senior notes we have fully and unconditionally guaranteed.

       Of the remaining $140.0 million contributed to us, we then contributed $80.0 million to our U.S. Operations, used $43.5 million to capitalize our Non-U.S. Operations and used $16.5 million to fund fees and expenses incurred in connection with the transaction.

       The principal amount of the senior notes are subject to adjustment as a result of the Ball family trusts' agreement to indemnify us for certain breaches of representations, warranties and covenants in the Investment Agreement and as a result of the amount of recoveries by us from certain of our obligors. Any indemnification payment due from the Ball family trusts to us is to be first offset against the interest outstanding on the senior notes held by the Ball family trusts and then against any principal outstanding on such senior notes. If no principal is then outstanding, the Ball family trusts must instead make the indemnification payment directly to us. In addition, if proceeds from settlement arrangements that we enter into with certain of our obligors are greater than a specified amount, the principal amount of the senior notes will be increased by one-half of the excess, up to $7.5 million. Further, if we receive proceeds from settlement arrangements when the senior notes are no longer outstanding, the amount that would have increased the principal amount of the senior notes will instead be paid in cash to the Ball family trusts.

       Wind River Investment Corporation wholly-owned two subsidiaries prior to August 18, 2003. The subsidiaries included AIS and a real estate company. On August 18, 2003, the real estate subsidiary was spun off to the Ball family trusts. The historical financial data for United National Group has been adjusted to exclude the activity related to the former real estate subsidiary because Wind River Investment Corporation (through AIS and its subsidiaries) and the real estate subsidiary participated in dissimilar businesses; they were operated and financed autonomously; and they had only incidental common costs. Additionally, Wind River Investment Corporation and the former subsidiary will be operated and financed autonomously following the spin-off and there are no material financial commitments, guarantees or contingent liabilities between the companies.

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SHAREHOLDERS AGREEMENT

       In connection with the acquisition, on September 5, 2003, United National Group, Fox Paine & Company and the Ball family trusts entered into a shareholders agreement. The material terms of the shareholders agreement are described below.

  BOARD COMPOSITION

       The shareholders agreement provides that our Board of Directors consist of five directors. Of these five directors, four are to be nominated by Fox Paine & Company and, for so long as the Ball family trusts beneficially own at least 5% of our outstanding shares, one is to be nominated by the Ball family trusts. As of the completion of this offering, the shareholders agreement will be amended to provide that our Board of Directors be comprised of 11 directors. Of these 11 directors, six directors are to be nominated by Fox Paine & Company and, for so long as the Ball family trusts beneficially own at least 5% of our outstanding shares, one director is to be nominated by the Ball family trusts. The agreement requires Fox Paine & Company and the Ball family trusts to vote in favor of the election of the nominees. The remaining directors will include three individuals who are considered "independent" for purposes of the rules of the Nasdaq National Market.

  TRANSFERABILITY RIGHTS

       The shareholders agreement provides that the Ball family trusts cannot generally transfer any Class A common shares or Series A preferred shares, whether currently owned or subsequently acquired, without the approval of our Board of Directors, except to another Ball family trust or their affiliates or to a principal beneficiary of any Ball family trust.

       Fox Paine & Company agreed that, if it proposed to transfer any Class B common shares or Series A preferred shares to an unaffiliated third party, it would provide the Ball family trusts with customary "tag-along" rights. Namely, in any such sale, the Ball family trusts would be permitted to participate in such transfer by selling a number of shares that bears the same proportion to the aggregate number of shares that they hold, as the number of shares proposed to be sold by Fox Paine & Company bears to the aggregate number of shares held by Fox Paine & Company. Similarly, the Ball family trusts have agreed that, if Fox Paine & Company proposes to transfer Class B common shares or Series A preferred shares in such amounts that following such transfer, Fox Paine & Company will no longer have a majority of the outstanding shares, Fox Paine & Company will have "drag-along" rights against the Ball family trusts. Specifically, Fox Paine & Company will have the right to require the Ball family trusts to transfer a number of shares that bears the same proportion to the aggregate number of shares that they hold, as the number of shares proposed to be sold by Fox Paine & Company bears to the aggregate number of shares held by Fox Paine & Company.

       Each of United National Group and Fox Paine & Company further agreed to provide the Ball family trusts with "piggyback" registration rights under the Securities Act in connection with any registered offering of common shares by United National Group or shareholders of United National Group, including Fox Paine & Company.

       Finally, United National Group agreed to provide the Ball family trusts with rights of first refusal if United National Group or any of its subsidiaries propose to issue additional equity interests or debt securities. However, these rights of first refusal will not be applicable following completion of this offering.

  TERMINATION

       Certain material terms of the shareholders agreement will terminate when Fox Paine & Company ceases to hold at least 25.0% of our fully diluted outstanding common shares. All terms of the agreement, except terms with respect to tag-along and piggyback registration rights and indemnification, will terminate upon any completion of any transaction that results in Fox Paine & Company and the Ball family trusts owning in the aggregate less than a majority of the voting power of the entity surviving such transaction.

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The Ball family trusts' piggyback registration rights survive until the earlier of September 5, 2023 or the date that they no longer hold any securities outstanding that are registrable under the Securities Act.

MANAGEMENT AGREEMENT

       On September 5, 2003, as part of the acquisition, we entered into a management agreement with Fox Paine & Company and The AMC Group, L.P., an affiliate of the Ball family trusts. In the management agreement, we agreed to pay to Fox Paine & Company an initial management fee of $13.2 million for the year beginning on September 5, 2003, which was paid on September 5, 2003, and thereafter an annual management fee of $1.2 million subject to certain adjustments. We likewise agreed to pay to The AMC Group an annual management fee of $0.3 million subject to certain adjustments. We believe these fees represent fair value for the services rendered to us by Fox Paine & Company and The AMC Group. In exchange for their management fees, Fox Paine & Company and The AMC Group assist us and our affiliates with strategic planning, budgets and financial projections and assist us and our affiliates in identifying possible strategic acquisitions and in recruiting qualified management personnel. In addition, The AMC Group has agreed to provide us with transitional services relating to the use of certain tax and accounting software for a limited period of time. Fox Paine & Company and The AMC Group also consult with us and our affiliates on various matters including tax planning, public relations strategies, economic and industry trends and executive compensation.

       Fox Paine & Company and The AMC Group will continue to provide management services under this agreement until either Fox Paine & Company or The AMC Group no longer holds any equity investment in our company or we agree with Fox Paine & Company and The AMC Group to terminate this management relationship. In connection with this agreement, we agreed to indemnify Fox Paine & Company and The AMC Group against various liabilities that may arise as a result of the management services they will provide us. We also agreed to reimburse Fox Paine & Company and The AMC Group for expenses incurred in providing management services.

OUR INVESTMENT WITH FOX PAINE & COMPANY

       We are a limited partner in Fox Paine Capital Fund II, L.P. and Fox Paine Capital Fund II International, L.P., investment funds managed by Fox Paine & Company. Our interest in these partnerships is valued, as of September 30, 2003, at $5.3 million, and we have a remaining capital commitment to these partnerships of approximately $3.9 million.

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                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       During 2003, 2002, 2001 and 2000, we paid management and investment advisory fees of approximately $0, $9.9 million, $7.1 million and $7.1 million, respectively to The AMC Group, L.P., an affiliate of the Ball family trusts, which at the time were our shareholders.

       As of December 31, 2002, 2001 and 2000, we had payable balances due to affiliates of the Ball family trusts, which at the time were our shareholders, totaling approximately $0.2 million, $0.1 million and $0.4 million, respectively.

       As of January 1, 2000, Wind River Investment Corporation owed $3.5 million to Wind River Investment, LLC, an affiliate of the Ball family trusts, which included a note receivable of $3.5 million and interest receivable of $28,455 under a promissory note. The annual rate of interest on this note was 6.0%. During 2001, United National Insurance Company purchased this promissory note from Wind River Investments, LLC for $3.9 million, which included a note receivable of $3.5 million and interest receivable of $0.4 million. During 2002, United National Insurance Company sold this promissory note to American Manufacturing Corporation (Delaware), an affiliate of the Ball family trusts, for $4.2 million, which included a note receivable of $3.9 million and interest receivable of $0.4 million. No gain or loss was recognized on the sale to American Manufacturing Corporation (Delaware). On August 18, 2003, in anticipation of the sale of Wind River Investment Corporation, the Ball family trusts assumed this debt owed to American Manufacturing Corporation (Delaware). A total of $4.3 million was assumed, which included a note receivable of $3.9 million and interest receivable of $0.5 million.

       During 2001, we purchased a promissory note from Wind River Investments, LLC for $1.4 million. The promissory note was a loan to The AMC Group, L.P. The annual rate of interest on this note was 6.0%. Between 2001 and 2003 we received principal payments of $0.7 million and interest payments of $0.1 million. In April 2003, we sold this promissory note to American Manufacturing Corporation (Delaware) for $0.6 million (the amortized value as of April 30, 2003). No gain or loss was recognized on the sale to American Manufacturing Corporation (Delaware).

       During 2001, we purchased a promissory note from Philadelphia Gear Corporation, an affiliate of the Ball family trusts, for $2.4 million. The promissory note was a loan to 181 Properties, LP, an affiliate of the Ball family trusts. The annual rate of interest on this note was 6.3%. During 2001, we received interest payments of $74,784. In April 2003, we sold this promissory note to American Manufacturing Corporation (Delaware) for $2.6 million, which included a note receivable of $2.4 million and interest receivable of $0.2 million. No gain or loss was recognized on the sale to American Manufacturing Corporation (Delaware).

       During 2001, we purchased a mortgage from Wind River Investment, LLC for $1.3 million. The annual rate of interest on this mortgage was 7.8%. During 2003, this mortgage loan was repaid in full.

       During 2000, we issued insurance policies to affiliates with premiums totaling approximately $94,000. During 2003, 2002 and 2001, no such insurance policies were issued to affiliates.

       During 2000, we assigned our interests in various limited liability partnership funds and other venture capital funds to Wind River Investment, LLC. In connection with this transaction, a gain of $2.0 million was included in income. Also during 2000, we purchased interests in two limited liability partnership funds from Wind River Investment, LLC for their then fair market value of $3.4 million.

       During 2000, Little Round Top Inc., a real estate company that at the time was a wholly-owned subsidiary of Wind River Investment Corporation, but which was distributed to the Ball family trusts prior to the sale of Wind River Investment Corporation, established a demand promissory note with American Manufacturing Corporation (Pennsylvania). Little Round Top participates in real estate related ventures and was not included in the sale of Wind River Investment Corporation. The interest rate on this promissory note was variable and was equal to the applicable federal rate at the end of each month. Between 2000 and 2003, we borrowed $0.6 million, made principal payments of $32,801 and made interest payments of $81.

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       During 2000, Robert Strouse, president of The AMC Group, L.P., issued a promissory note to Little Round Top. The annual interest rate on this promissory note was 6.39%. During 2000, we loaned Mr. Strouse $0.3 million under the promissory note. During 2002 and 2003 we received interest payments of $32,642 and $20,577, respectively.

       During 2000, we made a demand promissory note with Wind River Investment, LLC. The annual rate of interest on this note was 6%. Between 2000 and 2003 we borrowed $0.1 million, made principal payments of $20,000 and made interest payments of $7,173. On August 28, 2003, we paid $96,113 to Wind River Investment, LLC to satisfy this loan in full, which included principal of $92,436 and interest of $3,677.

       During 2001, Little Round Top issued a promissory note to American Manufacturing Corporation (Delaware). The annual rate of interest on this note was 10%. Between 2001 and 2003, we borrowed $1.6 million under this promissory note.

       On August 18, 2003, Wind River Investment Corporation distributed its investment in Little Round Top to the Ball family trusts in anticipation of our acquisition of Wind River Investment Corporation.

       On August 25, 2003, Wind River Investment Corporation sold a series of limited partnership interests to Wind River Investments, LLC. Proceeds from the sale of these investments totaled $6.0 million.

       During the time that Wind River Investment Corporation was owned by the Ball family trusts, our employees were eligible for participation in the health and welfare and retirement benefits packages offered by American Manufacturing Corporation (Pennsylvania). In conjunction therewith, American Manufacturing Corporation (Pennsylvania) provided services such as selection of vendors, maintenance of plan documents, legal compliance, record keeping, coordination of actuarial studies and plan audits and preparation of all required regulatory filings.

       On September 5, 2003, we paid Fox Paine & Company a fee of $13.2 million, of which $12.0 million was a management fee related to the acquisition of Wind River Investment Corporation and $1.2 million was a management fee for services that will be rendered for the one-year period starting September 6, 2003, payable pursuant to the Management Agreement among us, Fox Paine & Company and The AMC Group, L.P.

       On September 5, 2003, we paid $0.3 million to The AMC Group, L.P., an affiliate of the Ball family trusts, a management fee for services that will be rendered for the one-year period starting September 6, 2003.

       On September 5, 2003, we paid Fox Paine & Company $0.5 million as reimbursement for expenses related to the acquisition of Wind River Investment Corporation.

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                          DESCRIPTION OF SHARE CAPITAL

       Our authorized share capital consists of $100,000, which is divided into 900,000,000 common shares and 100,000,000 preferred shares, each with a nominal or par value of $0.0001 per share. As of the date of this prospectus, our common shares are divided into two classes, Class A common shares and Class B common shares. As of the date of this prospectus, we have issued one series of preferred shares, which series has been designated as Series A preferred shares.

       We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association, the Companies Law (2003 Revision) and the common law of the Cayman Islands. The following is a summary of material provisions of our memorandum and articles of association as they will be amended and restated immediately prior to completion of this offering and the Companies Law, insofar as they relate to the material terms of our share capital. The following summary is qualified in its entirety by reference to our memorandum and articles of association, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

       For information concerning agreements relating to our share capital, see "Our Relationship with Fox Paine & Company -- Shareholders Agreement" and "Management -- Management Shareholders Agreement."

GENERAL

       All shares, whether common or preferred, will be issued fully paid as to nominal or par value and any premium determined by the Board of Directors at the time of issue and are non-assessable. All shares are to be issued in registered, and not bearer, form, and are issued when registered in the register of shareholders of United National Group. Each registered holder of shares is entitled, without payment, to a certificate representing such holder's shares. All unissued shares are under control of the Board of Directors and may be redesignated, allotted or disposed of in such manner as the Board of Directors may determine.

COMMON SHARES

  GENERAL

       As noted above, our common shares are divided into Class A common shares and Class B common shares. Except as set forth under " -- Voting Rights" and " -- Conversion," all Class A common shares and Class B common shares rank equal in all respects and have identical rights. The common shares are not entitled to any sinking fund or pre-emptive rights.

  VOTING RIGHTS AND GENERAL MEETINGS

       Subject to adjustment as described under " -- Voting Adjustments," holders of common shares are entitled to attend general meetings of United National Group and each Class A common share is entitled to one vote and each Class B common share is entitled to ten votes on all matters upon which the common shares are entitled to vote at any general meeting, including the election of directors. Voting at any general meeting of shareholders is by a poll. Our articles of association provide that actions by written consent of shareholders may only be taken if such action is executed by all holders of shares entitled to receive notice of and vote at a general meeting.

       We will hold an annual general meeting of shareholders at such time and place as the Board of Directors may determine. In addition, the Board of Directors may convene a general meeting of shareholders at any time upon ten days' notice. Further, general meetings may also be convened upon written requisition of shareholders holding not less than fifty percent of the votes entitled to be voted at any general meeting, which requisition must state the objects for the general meeting.

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       The required quorum for a general meeting of our shareholders consists of shareholders present in person or by proxy and entitled to vote that hold in the aggregate at least a majority of the votes entitled to be cast at such general meeting.

       Subject to the quorum requirements referred to in the previous paragraph, any ordinary resolution requires the affirmative vote of a simple majority of the votes cast in a general meeting of United National Group for shareholder approval while a special resolution requires the affirmative vote of two-thirds of the votes cast attaching to the common shares. A special resolution is required for matters such as a change of name, amending our memorandum and articles of association and placing us into voluntary liquidation. Holders of shares entitled to vote at a general meeting have the power, among other things, to elect directors, ratify appointment of auditors and make changes in the amount of our authorized share capital.

       Generally, all shareholders vote together as a single class, except when considering a scheme of arrangement or considering a materially adverse variation of the rights attached to a particular class of shares, in which case, the holders of such class must approve such variation of rights as a class.

  DIVIDENDS

       The holders of our common shares are entitled to receive such dividends, which may consist of cash or other property, as may be declared by our Board of Directors. Any such dividends will be paid equally on Class A common shares and Class B common shares. Any such dividends to be paid in cash may be paid only out of profits, which include net earnings and retained earnings undistributed in prior years, and out of share premium, a concept analogous to paid-in surplus in the United States, subject to a statutory solvency test.

  LIQUIDATION

       In the event of any liquidation, dissolution or winding up, holders of common shares shall be entitled to receive distributions in proportion to the number of common shares held by such holder, without regard to class. The liquidator in any such liquidation may, upon approval of an ordinary resolution of shareholders and subject to any preferences and priorities of issued share capital, divide among the shareholders in cash or in kind the whole or any part of our assets, determine how such division shall be carried out as between the shareholders or different classes of shareholders and may vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator, upon the approval of an ordinary resolution of the shareholders, sees fit, provided that a shareholder shall not be compelled to accept any shares or other assets that would subject the shareholder to liability.

  CONVERSION

       Each Class B common share is convertible at any time at the option of the holder thereof into one Class A common share. In addition, each Class B common share shall be automatically converted into one Class A common share upon any transfer by the registered holder of that share, whether or not for value, except for transfers to a nominee or affiliate of such holder in a transfer that will not result in a change of beneficial ownership as determined under Rule 13d-3 under the Exchange Act or to a person that already holds Class B common shares.

  REDEMPTION

       Each common share may be redeemed upon the approval by both the Board of Directors and an ordinary resolution of shareholders of any agreement entered into by United National Group relating to a business combination transaction involving United National Group.

       Relevant business combinations would include those effected by stock purchases or other means, after which any person or entity (other than Fox Paine & Company and its affiliates) would have a majority of the votes represented by our issued and outstanding shares. The terms of such redemption, including the consideration to be received by the holders of common shares in such redemption, which

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consideration may consist of cash or other property, shall be set forth in the agreement pursuant to which such redemption is to be made and that is approved as provided in the preceding sentence. The consideration to be received by the holders of Class A common shares and Class B common shares in any such redemption is required to be identical. Holders of common shares will not have appraisal or similar rights in any such redemption.

  TRANSFER RESTRICTIONS

       Our Board of Directors may decline to register a transfer of any common shares under certain circumstances, including if the Board of Directors has reason to believe that as a result of such transfer, any non-de minimis adverse tax, regulatory or legal consequences may occur to us, to any of our subsidiaries or to any of our shareholders.

  ACQUISITION OF COMMON SHARES BY UNITED NATIONAL GROUP

       Under our articles of association and subject to Cayman Islands law, if our Board of Directors determines that any shareholder's ownership of common shares may result in non-de minimis adverse tax, legal or regulatory consequences to us, to any of our subsidiaries or to any of our shareholders, we have the option but not the obligation to require such shareholders to sell to us, or to a third party to which we have assigned that right to repurchase shares, at fair market value, as determined in the good faith discretion of the minimum number of common shares that is necessary to avoid or cure any such adverse consequences.

  MISCELLANEOUS

       Share certificates registered in the names of two or more persons are deliverable to any one of them named in the share register, and if two or more such persons tender a vote, the vote of the person whose name first appears in the share register will be accepted to the exclusion of any other.

PREFERRED SHARES

       Under our articles of association, preferred shares may be issued from time to time in one or more series as the Board of Directors may determine. The Board of Directors has the power, without any vote or action on behalf of shareholders, to fix by resolution the rights and preferences of each series of preferred shares so issued, including:

       - the distinctive designation of such series and the number of preferred shares that will be so designated;

       - the dividend rate and preferences of such series, if any, the dividend payment dates, the periods in which dividends are payable, whether such dividends are to be cumulative and whether such dividends are to be payable in cash or in kind;

       - whether such preferred shares are to be convertible into or exchangeable for common or other shares of United National Group and the conversion price or rate, including any adjustments thereto, at which such conversion or exchange will be effected;

       - the preferences, and the amounts thereof, if any, such preferred shares are entitled to upon winding up, liquidation or dissolution of United National Group;

       -     the voting power, if any, of the preferred shares;

       - the redemption terms, transfer restrictions and preemptive rights, if any, of the preferred shares; and

       - such other terms, conditions, special rights and provisions as the Board of Directors may determine.

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       Any or all of the rights and preferences of such preferred shares may be greater than the rights of our common shares, and our Board of Directors, without shareholder approval, may issue preferred shares with voting, conversion or other rights that could adversely affect the voting power and other rights of holders of our common shares. Subject to the general duty of the Board of Directors to act in the best interest of United National Group, preferred shares can be issued quickly with terms calculated to delay or prevent a change in control of us or make removal of management more difficult. Additionally, the issuance of preferred shares may have the effect of decreasing the market price of the common shares, and may adversely affect the voting and other rights of the holders of common shares. We have no current plan to issue additional preferred shares.

  SERIES A PREFERRED SHARES

       On September 5, 2003, the Board of Directors designated a series of our preferred shares as "Series A preferred shares." The rights and preferences of the Series A preferred shares are described below:

     Ranking

       With respect to dividends rights and rights upon winding up, dissolution and liquidation, the Series A preferred shares rank prior to our common shares and equal to any shares that, pursuant to our articles of association or the resolution designating such shares, are entitled to share ratably with the Series A preferred shares in such regard.

     Dividends

       The holder of each Series A preferred share is entitled to receive dividends at an annual rate of 15% of the liquidation preference of each Series A preferred share plus all accrued but unpaid dividends beginning on the date of issuance of the Series A preferred shares. Dividends on the Series A preferred shares are payable semi-annually, beginning on March 1, 2004. Dividends with respect to each entire semi-annual period accrue on the first day of such period and are payable regardless of whether the Series A preferred shares remain outstanding at the end of such semi-annual period. Dividends on the Series A preferred shares are payable in cash, additional Series A preferred shares or any combination thereof, at the discretion of the Board of Directors.

     Liquidation Preference

       Upon winding up, dissolution or liquidation, each Series A preferred share is entitled to a liquidation preference of $10.00 plus all accrued but unpaid dividends, before any distribution is made with respect to common shares or other shares ranking junior to the Series A preferred shares. If upon a winding up, dissolution or liquidation, the liquidation preference on the Series A preferred shares is not paid in full, the holders of Series A preferred shares and other shares ranking equal to the Series A preferred shares, shall be entitled to share equally and ratably in any distribution to shareholders in proportion to the full liquidation preference and all accrued but unpaid dividends to which such holders are otherwise entitled.

     Voting Rights

       Subject to adjustments as described under "-- Voting Adjustments," holders of Series A preferred shares are entitled to notice of and to vote at general meetings of shareholders on all matters upon which the holders of common shares are entitled to vote. The Series A preferred shares and common shares shall vote together as a single class. Each Series A preferred share will have the same number of votes as could be cast by the holder of the number of Class B common shares into which each Series A preferred share could be converted as described under "-- Conversion" on the record date for such general meeting.

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       In addition, the affirmative vote of 90% of the outstanding Series A preferred shares is required to amend in any manner that would adversely affect, alter or change the powers, preferences or special rights of the Series A preferred shares.

     Conversion

       Each Series A preferred share is convertible at any time at the option of the holder thereof into one Class B common share, subject to adjustment in certain circumstances, including in the event of share splits and combinations, dividends of shares and other property, transactions in which the Class B common shares are exchanged and issuances of common shares at values below market value. In addition, on September 5, 2005, each Series A preferred share shall automatically convert into one Class B common share, subject to similar adjustments.

     Redemption

       Upon completion of an initial public offering of common shares resulting in net proceeds of $50.0 million or more to United National Group, a number of Series A preferred shares determined so that 110% of the aggregate liquidation preference plus accrued but unpaid dividends is equal to the net proceeds to United National Group from such initial public offering shall be redeemed. The redemption price will be paid as follows:

       - an amount equal to 100% of the liquidation preference shall be paid in cash; and

       - the remainder of the redemption price shall be through delivery of Class A common shares having a value (based on the initial offering price to the public, gross of any underwriting discounts or commissions, in such initial public offering) equal to 10.0% of the liquidation preference plus all accrued but unpaid dividends.

VOTING ADJUSTMENTS

       In general, and except as provided below, shareholders have one vote for each Class A common share and ten votes for each Class B common share or Series A preferred share held by them and are entitled to vote, on a non-cumulative basis, at all meetings of shareholders. However, pursuant to a mechanism specified in our articles of association, the voting rights exercisable by a shareholder may be limited. In any situation in which the "controlled shares" (as defined below) of a U.S. Person would constitute 9.5% or more of the votes conferred by the issued shares, the voting rights exercisable by a shareholder with respect to such shares will be limited so that no U.S. Person is deemed to hold 9.5% or more of the voting power conferred by our shares. The votes that could be cast by a shareholder but for these restrictions will be allocated to the other shareholders pro rata based on the voting power held by such shareholders, provided that no allocation of any such voting rights may cause a U.S. Person to exceed the 9.5% limitation as a result of such allocation. In addition, our Board of Directors may limit a shareholder's voting rights where it deems necessary to do so to avoid adverse tax, legal or regulatory consequences to United National Group, any of our subsidiaries, any shareholder or its affiliates. Our articles of association provide that shareholders will be notified of the applicable voting power exercisable with respect to their shares prior to any vote to be taken by the shareholders. "Controlled shares" include, among other things, shares that a U.S. Person owns directly, indirectly or constructively (within the meaning of Section 958 of the Code).

       We also have the authority under our articles of association to request information from any shareholder for the purpose of determining whether a shareholder's voting rights are to be limited or reallocated pursuant to the articles of association. If a shareholder fails to respond to our request for information or submits incomplete or inaccurate information in response to a request by us, we may, in our sole discretion, eliminate the shareholder's voting rights.

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OUR BOARD OF DIRECTORS

       Our articles of association provide that the size of the Board of Directors shall be determined from time to time by our Board of Directors, but unless such number is so fixed, our Board of Directors will consist of eleven directors. Any directors may be removed prior to the expiration of such director's term by ordinary resolution of the shareholders. The appointment or removal of a director requires the simple majority of votes cast, in person or by proxy, at the general meeting at which the proposal is put forth.

       Generally, the affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be required to authorize corporate action. In the case of equality of votes, the Chairman of our Board of Directors shall have the deciding vote. Corporate action may also be taken by a unanimous written resolution of the Board of Directors without a meeting. Unless otherwise fixed at a different number, a majority of the directors in office shall constitute a quorum.

TAX LIABILITY RESULTING FROM ACTS OF SHAREHOLDERS

       Our articles of association provide certain protections against adverse tax consequences to us resulting from laws that apply to our shareholders. If a shareholder's death or non-payment of any tax or duty payable by the shareholder, or any other act or thing involving the shareholder, causes any adverse tax consequences to us, (1) the shareholder or its executor or administrator is required to indemnify us against any tax liability that we incur as a result, (2) we will have a lien on any dividends or any other distributions payable to the shareholder by us to the extent of the tax liability and (3) if any amounts not covered by our lien on dividends and distributions are owed to us by the shareholder as a result of our tax liability, we have the right to refuse to register any transfer of the shareholder's shares.

VOTING OF SUBSIDIARY SHARES

       Our articles of association provide that if we are required or entitled to vote at a general meeting of our direct non-U.S. subsidiaries, our directors shall refer the subject matter of the vote to our shareholders and seek direction from our shareholders as to how we should vote on the resolution proposed by such direct non-U.S. subsidiary, other than resolutions regarding any subject matter relating to a U.S. indirect subsidiary. Substantially similar provisions are or will be contained in the by-laws of U.N. Barbados with respect to U.N. Holdings II, Inc. and any non-U.S. subsidiaries, including U.N. Bermuda, it may have and in the bye-laws of U.N. Bermuda with respect to any non-U.S. subsidiaries it may have.

INSURANCE REGULATIONS CONCERNING CHANGE OF CONTROL

       Many insurance regulatory laws intended primarily for the protection of policyholders contain provisions that require advance approval by insurance authorities of any proposed acquisition of an insurance company that is domiciled or, in some cases, having such substantial business that it is deemed to be commercially domiciled in that jurisdiction. See "Regulation -- United States -- Changes of Control."

DIFFERENCES IN CORPORATE LAW

       The Companies Law is modeled after that of England but does not follow recent United Kingdom statutory enactments and differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

  MERGERS AND SIMILAR ARRANGEMENTS

       Cayman Islands law does not provide for mergers as that expression is understood under U.S. corporate law. While Cayman Islands law does have statutory provisions that provide for the reconstruction and amalgamation of companies commonly referred to in the Cayman Islands as a "scheme of

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arrangement," the procedural and legal requirements necessary to consummate these transactions are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States. Under Cayman Islands law, a scheme of arrangement in relation to a solvent Cayman Islands company must be approved at a shareholders meeting by each class of shareholders, in each case, by a majority of the number of holders of each class of a company's shares who are present and voting (either in person or by proxy) at such a meeting, which holders must also represent 75% in value of such class issued and outstanding. The convening of this meeting and the terms of the amalgamation must also be sanctioned by the Grand Court of the Cayman Islands. Although there is no requirement to seek the consent of the creditors of the parties involved in the scheme of arrangement, the Grand Court typically seeks to ensure that the creditors have consented to the transfer of their liabilities to the surviving entity or that the scheme of arrangement does not otherwise materially adversely affect the creditors' interests. Furthermore, the Grand Court will only approve a scheme of arrangement if it is satisfied that:

       - the statutory provisions as to majority vote have been complied with;

       - the shareholders have been fairly represented at the meeting in question;

       - the scheme of arrangement is such as a businessman would reasonably approve; and

       - the scheme of arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

       If the scheme of arrangement and reconstruction is approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of U.S. corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

       In addition, if a third party purchases at least 90.0% of our outstanding shares within a four-month period, the purchaser may, during the following two months, require the holders of the remaining shares to transfer their shares on the same terms on which the purchaser acquired the first 90.0% of our outstanding shares. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

  SHAREHOLDER SUITS

       While our Cayman Islands counsel, Walkers, is aware of only a small number of derivative actions having been brought in the Cayman Islands, such actions are subject to procedural requirements and can only be brought in the following limited circumstances in which:

       - a company is acting or proposing to act illegally or outside the scope of its corporate authority;

       - the act complained of, although not outside the scope of the company's corporate authority, could be effected only if authorized by more than a simple majority vote of shareholders;

       - the individual rights of the plaintiff shareholder have been infringed or are about to be infringed; or

       - those who control the company are perpetrating a "fraud on the minority."

       Class actions that have been brought as representative actions in the Cayman Islands and are subject to the same procedural constraints.

  INDEMNIFICATION

       Cayman Islands law does not limit the extent to which a company may indemnify its directors, officers, employees and agents, except to the extent that any such provision may be held by the Cayman Islands courts to be contrary to public policy. For instance, a provision purporting to provide

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indemnification against civil fraud or the consequences of committing a crime may be deemed contrary to public policy. In addition, an officer or director may not be indemnified for his own fraud or willful default. Our articles of association make indemnification of directors and officers and advancement of expenses to defend claims against directors and officers mandatory on the part of United National Group to the fullest extent allowed by law.

  INSPECTION OF BOOKS AND RECORDS

       Holders of our shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements.

PROHIBITED SALE OF SECURITIES UNDER CAYMAN ISLANDS LAW

       An exempted company such as us that is not listed on the Cayman Islands Stock Exchange is prohibited from making any invitations to the public in the Cayman Islands to subscribe for any of its securities.

LISTING


       Our Class A common shares have been approved for quotation on the Nasdaq National Market under the symbol "UNGL."


TRANSFER AGENT AND REGISTRAR

       The transfer agent and registrar for the common shares will be StockTrans Inc.

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                        SHARES ELIGIBLE FOR FUTURE SALE

       We can make no prediction as to the effect, if any, that market sales of our Class A common shares or the availability of Class A common shares for sale will have on the market price prevailing from time to time. The sale of substantial amounts of our Class A common shares in the public market could adversely affect the prevailing market price of our Class A common shares and our ability to raise equity capital in the future. For information concerning agreements between us and our existing shareholders, including restrictions on transfer, registration rights and other matters, see "Our Relationship With Fox Paine & Company" and "Management -- Management Shareholders Agreement."

SALE OF RESTRICTED SHARES

       As of November 25, 2003, we had an aggregate of 30,198,750 outstanding Class A common shares (assuming full conversion of our Class B common shares and Series A preferred shares into Class A common shares in accordance with their terms), options to purchase an additional 1,256,699 Class A common shares and warrants to purchase an additional 55,000 Class A common shares. We expect to issue an additional 9,750,000 Class A common shares in this offering. Up to 5.0% of the Class A common shares for sale in this offering are reserved for purchase by our directors, officers and employees through a reserved share program. All of the Class A common shares to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any Class A common shares purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below. As defined in Rule 144, an affiliate of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer.

LOCK-UP AGREEMENTS

       United National Group, our directors and executive officers, all of our current shareholders and those persons who purchase common shares through the reserved share program have agreed with the underwriters not to, directly or indirectly, dispose of or hedge any of their common shares or securities convertible into or exchangeable for common shares, whether owned currently or acquired later, for a period of 180 days from the date of this prospectus, without the prior written consent of United National Group and Merrill Lynch, Pierce, Fenner & Smith Incorporated, subject to certain exceptions (which consent with respect to the reserved share program will not be granted for any sales during the first 90 days of such lock-up). Immediately following this offering, shareholders subject to lock-up agreements will own 17,248,244 Class A common shares (assuming full conversion of Class B common shares and Series A preferred shares in accordance with their terms), representing approximately 63.9% of the then outstanding Class A common shares, or approximately 60.6% if the underwriters' overallotment option is exercised in full.

       United National Group may, however, grant options to purchase Class A common shares under its share incentive plan and may issue Class A common shares upon the exercise of outstanding options under the share incentive plan as long as the holder of such common shares agrees in writing to be bound by the obligations and restrictions of the lock-up agreement.

RULE 144

       In general, under Rule 144 as currently in effect, a person that has beneficially owned common shares for at least one year, including a person that is an affiliate, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

       -     1% of the number of common shares then outstanding; or

       - the average weekly trading volume of the common shares on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to a sale, subject to restrictions specified in Rule 144.

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Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(k)

       Under Rule 144(k), a person that has not been one of our affiliates at any time during the three months preceding a sale, and that has beneficially owned the common shares proposed to be sold for at least two years, is entitled to sell those common shares without regard to the volume, manner-of-sale or other limitations contained in Rule 144.

STOCK OPTIONS

       We had granted options to purchase a total of 1,256,699 Class A common shares as of November 25, 2003, of which 256,074 were fully vested.

       Following the consummation of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register the Class A common shares issued or reserved for issuance under our Stock Incentive Plan. Any such Form S-8 registration statement will automatically become effective upon filing. Accordingly, Class A common shares registered under such registration statement will be available for sale in the open market, unless such common shares are subject to vesting restrictions with us or the lock-up restrictions described above, or unless such shares are held by persons who are considered our "affiliates," as such term is defined under the Securities Act.

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                          MATERIAL TAX CONSIDERATIONS

       The following summary of our taxation, and the taxation of our shareholders is based upon current law and does not purport to be a comprehensive discussion of all the tax considerations that may be relevant to a decision to purchase Class A common shares. Legislative, judicial or administrative changes may be forthcoming that could affect this summary.

       The following legal discussion (including and subject to the matters and qualifications set forth in such summary) of the material tax considerations under (1) "Taxation of United National Group and Subsidiaries -- Cayman" and "Taxation of Shareholders -- Cayman Taxation" is based upon the advice of Walkers, special Cayman legal counsel, (2) "Taxation of United National Group and Subsidiaries -- Barbados" is based upon the advice of David King & Co., (3) "Taxation of United National Group and Subsidiaries -- Bermuda" and "Taxation of Shareholders -- Bermuda Taxation" is based upon the advice of Appleby, Spurling and Kempe and (4) "Taxation of United National Group and Subsidiaries -- United States" and "Taxation of Shareholders -- United States Taxation" is based upon the advice of LeBoeuf, Lamb, Greene & MacRae, L.L.P., as special U.S. tax counsel. Each of these firms has reviewed the relevant portion of this discussion (as set forth above) and believes that such portion of the discussion constitutes, in all material respects, a fair and accurate summary of the relevant income tax considerations relating to United National Group and its subsidiaries and the ownership of United National Group's Class A common shares by investors that are U.S. Persons (as defined below) who acquire such shares in this offering. The advice of such firms does not include any factual or accounting matters, determinations or conclusions such as insurance accounting determinations or RPII, amounts and computations and amounts or components thereof (for example, amounts or computations of income or expense items or reserves entering into RPII computations) or facts relating to the business, income, reserves or activities of United National Group and its subsidiaries. The advice of these firms relies upon and is premised on the accuracy of factual statements and representations made by United National Group and its subsidiaries concerning the business and properties, ownership, organization, source of income and manner of operation of United National Group and its subsidiaries. The discussion is based upon current law. Legislative, judicial or administrative changes or interpretations may be forthcoming that could be retroactive and could affect the tax consequence to holders of Class A common shares. The tax treatment of a holder of Class A common shares, or of a person treated as a holder of Class A common shares for U.S. federal income, state, local or foreign tax purposes, may vary depending on the holder's particular tax situation. Statements contained herein as to the beliefs, expectations and conditions of United National Group and its subsidiaries as to the application of such tax laws or facts represent the view of management as to the application of such laws and do not represent the opinions of counsel. PROSPECTIVE INVESTORS (INCLUDING ALL NON-U.S. PERSONS AS DEFINED BELOW) SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF OWNING CLASS A COMMON SHARES UNDER THE LAWS OF THEIR COUNTRIES OF CITIZENSHIP, RESIDENCE, ORDINARY RESIDENCE OR DOMICILE.

TAXATION OF UNITED NATIONAL GROUP AND SUBSIDIARIES

  CAYMAN ISLANDS

       United National Group has been incorporated under the laws of the Cayman Islands as an exempted company and, as such, obtained an undertaking on September 2, 2003 from the Governor in Council of the Cayman Islands substantially that, for a period of 20 years from the date of such undertaking, no law that is enacted in the Cayman Islands imposing any tax to be levied on profit or income or gains or appreciation shall apply to us and no such tax and no tax in the nature of estate duty or inheritance tax will be payable, either directly or by way of withholding, on our common shares. Given the limited duration of the undertaking, we cannot be certain that we will not be subject to Cayman Islands tax after the expiration of the 20-year period.

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  BARBADOS

       Under the Barbados Act, no income tax, capital gains tax or other direct tax or impost is levied in Barbados on U.N. Barbados in respect of (1) its profits or gains, (2) the transfer of its securities to any person who is not a resident of Barbados, (3) its shareholders or transferees in respect of the transfer of all or any part of its securities or other assets to another licensee under the Barbados Act or to any person who is not a resident of Barbados or (4) any portion of any dividend, interest, or other return payable to any person in respect of his or her holding any shares or other of its securities. On November 17, 2003, U.N. Barbados received a guarantee from the Minister of Finance of Barbados that such benefits and exemptions effectively will be available for 30 years. U.N. Barbados will be required to pay an annual licensing fee that is currently approximately $2,500, and will be subject to tax at a rate of 2% on its first $125,000 of taxable income after the first 15 financial years and thereafter the amount of such tax will not exceed approximately $2,500 per annum. Given the limited duration of the guarantee, we cannot be certain that we will not be subject to Barbados tax after the expiration of the guarantee.

 BERMUDA

       Currently, there is no Bermuda income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by U.N. Bermuda or its shareholders, other than shareholders ordinarily resident in Bermuda, if any. Currently, there is no Bermuda withholding or other tax on principal, interest or dividends paid to holders of the common shares of U.N. Bermuda, other than holders ordinarily resident in Bermuda, if any. There can be no assurance that U.N. Bermuda or its shareholders will not be subject to any such tax in the future.

       U.N. Bermuda has received a written assurance from the Bermuda Minister of Finance under the Exempted Undertakings Tax Protection Act 1966 of Bermuda, that if any legislation is enacted in Bermuda that would impose tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of that tax would not be applicable to U.N. Bermuda or to any of its operations, shares, debentures or obligations through March 28, 2016; provided that such assurance is subject to the condition that it will not be construed to prevent the application of such tax to people ordinarily resident in Bermuda, or to prevent the application of any taxes payable by U.N. Bermuda in respect of real property or leasehold interests in Bermuda held by them. Given the limited duration of the assurance, we cannot be certain that we will not be subject to any Bermuda tax after March 28, 2016.

  UNITED STATES

       The following discussion is a summary of all material U.S. federal income tax considerations relating to our operations. Although we have not commenced business operations outside the United States, we intend to manage our business in a manner designed to reduce the risk that United National Group, U.N. Barbados and U.N. Bermuda will be treated as engaged in a U.S. trade or business for U.S. federal income tax purposes. However, whether business is being conducted in the United States is an inherently factual determination. Because the Code, regulations and court decisions fail to identify definitively activities that constitute being engaged in a trade or business in the United States, we cannot be certain that the IRS will not contend successfully that United National Group, U.N. Barbados or U.N. Bermuda are or will be engaged in a trade or business in the United States. A non-U.S. corporation deemed to be so engaged would be subject to U.S. income tax at regular corporate rates, as well as the branch profits tax, on its income that is treated as effectively connected with the conduct of that trade or business unless the corporation is entitled to relief under the permanent establishment provision of an applicable tax treaty, as discussed below. Such income tax, if imposed, would be based on effectively connected income computed in a manner generally analogous to that applied to the income of a U.S. corporation, except that a non-U.S. corporation is generally entitled to deductions and credits only if it timely files a U.S. federal income tax return. U.N. Barbados and U.N. Bermuda intend to file protective

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U.S. federal income tax returns on a timely basis in order to preserve the right to claim income tax deductions and credits if it is ever determined that they are subject to U.S. federal income tax. The highest marginal federal income tax rates currently are 35% for a corporation's effectively connected income and 30% for the "branch profits" tax.

       If U.N. Barbados is entitled to the benefits under the Barbados Treaty, U.N. Barbados would not be subject to U.S. income tax on any income found to be effectively connected with a U.S. trade or business unless that trade or business was conducted through a permanent establishment in the United States. For purposes of the Barbados Treaty, a permanent establishment in the United States is defined to include a branch, office or place of management through which the business of the enterprise is carried on, or an agent (other than an independent agent acting in the ordinary course of its business) that has, and habitually exercises in the United States, authority to conclude contracts in the name of the corporation. No regulations interpreting the Barbados Treaty have been issued. U.N. Barbados currently intends to conduct its activities to reduce the risk that it will have a permanent establishment in the United States, although we cannot be certain that we will achieve this result.

       An enterprise resident in Barbados generally will be entitled to the benefits of the Barbados Treaty if (1) more than 50% of its shares are owned beneficially, directly or indirectly, by individual residents of the United States or Barbados or U.S. citizens and its income is not used in substantial part, directly or indirectly, to make disproportionate distributions to, or to meet certain liabilities to, persons who are neither residents of either the United States or Barbados nor U.S. citizens, or (2) the company is a resident of Barbados engaged in a trade or business in Barbados and the income derived by such company from the United States is connected to such company's Barbados trade or business. We cannot be certain that U.N. Barbados will be eligible for Barbados Treaty benefits immediately following this offering or in the future because of factual and legal uncertainties regarding the residency and citizenship of United National Group's shareholders and further because of the factual and legal uncertainty regarding whether the income, if any, that U.N. Barbados may earn in the future will be sufficiently connected to the trade or business that U.N. Barbados will conduct in Barbados.

       If U.N. Bermuda is entitled to the benefits under the income tax treaty between Bermuda and the United States (the "Bermuda Treaty"), U.N. Bermuda would not be subject to U.S. income tax on any business profits of its insurance enterprise found to be effectively connected with a U.S. trade or business, unless that trade or business is conducted through a permanent establishment in the United States. No regulations interpreting the Bermuda Treaty have been issued. U.N. Bermuda currently intends to conduct its activities to reduce the risk that it will have a permanent establishment in the United States, although we cannot be certain that we will achieve this result.

       An insurance enterprise resident in Bermuda generally will be entitled to the benefits of the Bermuda Treaty if (1) more than 50% of its shares are owned beneficially, directly or indirectly, by individual residents of the United States or Bermuda or U.S. citizens and (2) its income is not used in substantial part, directly or indirectly, to make disproportionate distributions to, or to meet certain liabilities to, persons who are neither residents of either the United States or Bermuda nor U.S. citizens. We cannot be certain that U.N. Bermuda will be eligible for Bermuda Treaty benefits immediately following the offering or in the future because of factual and legal uncertainties regarding the residency and citizenship of our shareholders.

       Foreign insurance companies carrying on an insurance business within the United States have a certain minimum amount of effectively connected net investment income, determined in accordance with a formula that depends, in part, on the amount of U.S. risk insured or reinsured by such companies. If either U.N. Barbados or U.N. Bermuda is considered to be engaged in the conduct of an insurance business in the United States and it is not entitled to the benefits of the Barbados Treaty or Bermuda Treaty, respectively, in general (because it fails to satisfy one of the limitations on treaty benefits discussed above), the Code could subject a significant portion of U.N. Barbados' and U.N. Bermuda's investment income to U.S. income tax. In addition, while the Bermuda Treaty clearly applies to premium income, it

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is uncertain whether the Bermuda Treaty applies to other income such as investment income. If U.N. Bermuda is considered engaged in the conduct of an insurance business in the United States and is entitled to the benefits of the Bermuda Treaty in general, but the Bermuda Treaty is interpreted to not apply to investment income, a significant portion of U.N. Bermuda's investment income could be subject to U.S. income tax.

       Foreign corporations not engaged in a trade or business in the United States are subject to 30% U.S. income tax imposed by withholding on the gross amount of certain "fixed or determinable annual or periodic gains, profits and income" derived from sources within the United States (such as dividends and certain interest on investments), subject to exemption under the Code or reduction by applicable treaties. The Bermuda Treaty does not reduce the rate of tax in such circumstances. The Barbados Treaty reduces the rate of withholding tax on interest payments to 5% and on dividend payments to 15%, or 5% if the shareholder owns 10% or more of the company's voting stock. The United States also imposes an excise tax on insurance and reinsurance premiums paid to foreign insurers or reinsurers with respect to risks located in the United States. The rates of tax applicable to premiums paid to U.N. Barbados or U.N. Bermuda on such business are 4% for direct casualty insurance premiums and 1% for reinsurance premiums.

       U.N. Holdings II, Inc., U.N. Holdings Inc., AIS, United National Insurance Company, American Insurance Adjustment Agency, Inc., International Underwriters, Inc., Unity Risk Partners Insurance Service, Inc., Emerald Insurance Company, Diamond State Insurance Company, United National Specialty Insurance Company and United National Casualty Insurance Company are each subject to taxation in the United States at regular corporate rates. Additionally, dividends and other types of passive income paid by U.N. Holdings II, Inc. to U.N. Barbados would be subject to reduction under the Barbados Treaty as described above.

       Legislation has been introduced in the U.S. Congress that would override or renegotiate the Barbados Treaty. We cannot predict whether this proposed legislation or other similar legislation will be enacted. In addition, a recent press release by the U.S. Treasury Department indicates that the United States and Barbados are currently discussing revisions to the Barbados Treaty and that concluding these revisions is a matter of priority for both governments. Accordingly, no assurances can be given as to the availability of benefits under the Barbados Treaty in future years.

  Personal Holding Companies

       United National Group or any of its foreign subsidiaries could be subject to U.S. tax or any of its U.S. subsidiaries could be subject to additional U.S. tax on a portion of its income if any of them is considered to be a personal holding company, or "PHC," for U.S. federal income tax purposes. A corporation generally will be classified as a PHC for U.S. federal income tax purposes in a given taxable year if (1) at any time during the last half of such taxable year, five or fewer individuals (without regard to their citizenship or residency and including as individuals for this purpose certain entities such as certain tax-exempt organizations and pension funds) own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of the stock of the corporation by value and (2) at least 60% of the corporation's gross income, as determined for U.S. federal income tax purposes, for such taxable year consists of "PHC income." PHC income includes, among other things, dividends, interest, royalties, annuities and, under certain circumstances, rents. In the case of a non-U.S. corporation, PHC income does not include foreign source income, except to the extent such income is effectively connected with a U.S. trade or business. Under the constructive ownership rules, among other things, a partner will be treated as owning a proportionate amount of the stock owned by a partnership and a partner who is an individual will be treated as owning the stock owned by his or her partners. Also, stock treated as owned by such partner proportionally through such partnership will be treated as owned by the partner for purposes of reapplying the constructive ownership rules. The PHC rules contain an exception for foreign corporations that are classified as Foreign Personal Holding Companies (as discussed below).

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       If United National Group or any subsidiary were a PHC in a given taxable year, such corporation would be subject to a 15% PHC tax on its "undistributed PHC income" (which, in the case of United National Group, U.N. Barbados and U.N. Bermuda, would exclude PHC income that is from foreign sources, except to the extent that such income is effectively connected with a trade or business in the U.S.). Thus, the PHC income of United National Group, U.N. Barbados and U.N. Bermuda would not include underwriting income or investment income derived from foreign sources and should not include dividends received by United National Group from U.N. Barbados (as long as U.N. Barbados is not engaged in a trade or business in the U.S.). For taxable years beginning after December 31, 2008, the PHC tax rate on "undistributed PHC income" will be equal to the highest marginal rate on ordinary income applicable to individuals.

       We believe that five or fewer individuals or tax-exempt organizations will be treated as owning more than 50% of the value of our shares. Consequently, we or one or more of our subsidiaries could be or become PHCs, depending on whether we or any of our subsidiaries satisfy the PHC gross income test. We intend to manage our business to reduce the possibility that we will meet the 60% income threshold.

       We cannot be certain, however, that United National Group and its subsidiaries will not become PHCs following this offering or in the future because of various factors including legal and factual uncertainties regarding the application of the constructive ownership rules, the makeup of United National Group's shareholder base, the gross income of United National Group or any of its subsidiaries and other circumstances that could change the application of the PHC rules to United National Group and its subsidiaries. If United National Group or any of its subsidiaries is or were to become a PHC in a given taxable year, such company would be subject to PHC tax on its "undistributed PHC income." In addition, if United National Group or any of its subsidiaries were to become PHCs we cannot be certain that the amount of PHC income will be immaterial.

TAXATION OF SHAREHOLDERS

  CAYMAN ISLANDS TAXATION

       The following summary sets forth the material Cayman Islands income tax considerations related to the purchase, ownership and disposition of our Class A common shares. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor's particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

       You will not be subject to Cayman Islands taxation on payments of dividends or upon the repurchase by us of your common shares. In addition, you will not be subject to withholding tax on payments of dividends or distributions, including upon a return of capital, nor will gains derived from the disposal of common shares be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

       No Cayman Islands stamp duty will be payable by you in respect of the issue or transfer of common shares. However, an instrument transferring title to a common share, if brought to or executed in the Cayman Islands, would be subject to Cayman Islands stamp duty.

       Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling our common shares under the laws of their country of citizenship, residence or domicile.

  UNITED STATES TAXATION

       The following summary sets forth the material United States federal income tax considerations related to the purchase, ownership and disposition of our Class A common shares. Unless otherwise stated, this summary deals only with shareholders that are U.S. Persons (as defined below) who purchase their
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Class A common shares in this offering, who did not own (directly or indirectly through foreign entities or constructively) shares of United National Group prior to this offering and who hold their Class A common shares as capital assets within the meaning of section 1221 of the Code. The following discussion is only a discussion of the material U.S. federal income tax matters as described herein and does not purport to address all of the U.S. federal income tax consequences that may be relevant to a particular shareholder in light of such shareholder's specific circumstances. For example, if a partnership holds our Class A common shares, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the Class A common shares, you should consult your tax advisor. In addition, the following summary does not address the U.S. federal income tax consequences that may be relevant to special classes of shareholders, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, financial asset securitization investment trusts, dealers or traders in securities, tax-exempt organizations, expatriates, persons who are considered with respect to United National Group or any of its non-U.S. subsidiaries as "United States shareholders" for purposes of the "controlled foreign corporation," or "CFC," rules of the Code (generally, a U.S. Person, as defined below, who owns or is deemed to own 10% or more of the total combined voting power of all classes of shares of United National Group, U.N. Barbados or U.N. Bermuda entitled to vote (i.e., 10% U.S. Shareholders)), or persons who hold the Class A common shares as part of a hedging or conversion transaction or as part of a short-sale or straddle, who may be subject to special rules or treatment under the Code. This discussion is based upon the Code, treasury regulations under the Code and any relevant administrative rulings or pronouncements or judicial decisions, all as in effect on the date hereof and as currently interpreted, and does not take into account possible changes in such tax laws or interpretations thereof, which may apply retroactively. This discussion does not include any description of the tax laws of any state or local governments within the United States.

       For purposes of this discussion, the term "U.S. Person" means (1) a citizen or resident of the United States, (2) a partnership or corporation, or entity treated as a partnership or corporation, created or organized in or under the laws of the United States, or any political subdivision thereof, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (4) a trust if either (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. Persons have the authority to control all substantial decisions of such trust or (b) the trust has a valid election in effect to be treated as a U.S. Person for U.S. federal income tax purposes or (5) any other person or entity that is treated for U.S. federal income tax purposes as if it were one of the foregoing.

     Taxation of Dividends

       Subject to the discussions below relating to the potential application of the CFC, related person insurance income, or "RPII," foreign personal holding company, or "FPHC," and passive foreign investment company, or "PFIC," rules, cash distributions, if any, made with respect to the Class A common shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits of United National Group (as computed using U.S. tax principles). Under recently enacted legislation, we believe certain dividends paid before 2009 to individual shareholders should be eligible for reduced rates of tax, provided that certain holding period requirements are satisfied, because we believe our Class A common shares should be treated as readily tradeable on an established securities market in the United States. Dividends paid by us will not be eligible for the dividends received deduction. To the extent such distributions exceed United National Group's earnings and profits, they will be treated first as a return of the shareholder's basis in the Class A common shares to the extent thereof, and then as gain from the sale of a capital asset.

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     Classification of United National Group, U.N. Barbados or U.N. Bermuda as
     Controlled Foreign Corporations

       Each 10% U.S. Shareholder (as defined below) of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during a taxable year, and who owns shares in the CFC, directly or indirectly through foreign entities, on the last day of the CFC's taxable year, must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC's "subpart F income," even if the subpart F income is not distributed. A foreign corporation is considered a CFC if 10% U.S. Shareholders own (directly, indirectly through foreign entities or by attribution by application of the constructive ownership rules of section 958(b) of the Code (i.e., "constructively")) more than 50% of the total combined voting power of all classes of voting stock of such foreign corporation, or more than 50% of the total value of all stock of such corporation. For purposes of taking into account insurance income, which is a category of subpart F income, the term CFC also includes a foreign insurance company in which more than 25% of the total combined voting power of all classes of stock (or more than 25% of the total value of the stock) is owned by 10% U.S. Shareholders, on any day during the taxable year of such corporation, if the gross amount of premiums or other consideration for the reinsurance or the issuing of insurance or annuity contracts exceeds 75% of the gross amount of all premiums or other consideration in respect of all risks. A "10% U.S. Shareholder" is a U.S. Person that owns (directly, indirectly through foreign entities or constructively) at least 10% of the total combined voting power of all classes of stock entitled to vote of the foreign corporation. As a result of the attribution and constructive ownership rules described above, we believe that United National Group, U.N. Barbados and U.N. Bermuda are CFCs. That status as a CFC does not cause us or any of our subsidiaries to be subject to U.S. federal income tax. Such status also has no adverse U.S. federal income tax consequences for any U.S. Person that is not a 10% U.S. Shareholder.

       We believe that because of the anticipated dispersion of our share ownership, provisions in our organizational documents that limit voting power (these provisions are described in "Description of Share Capital") and other factors, no U.S. Person who acquires shares of United National Group in this offering directly or indirectly through foreign entities and that did not own (directly or indirectly through foreign entities or constructively) shares of United National Group prior to this offering should be treated as owning (directly, indirectly through foreign entities, or constructively) 10% or more of the total voting power of all classes of shares of United National Group, U.N. Barbados or U.N. Bermuda. It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge.

     The RPII CFC Provisions

       The following discussion generally is applicable only if the RPII of U.N. Barbados or U.N. Bermuda determined on a gross basis, is 20% or more of U.N. Barbados' or U.N. Bermuda's insurance income for the taxable year and the 20% Ownership Exception (as defined below) is not met. The following discussion generally would not apply for any fiscal year in which U.N. Barbados' and U.N. Bermuda's RPII falls below the 20% threshold. Although we cannot be certain, United National Group believes that the gross RPII of each of U.N. Barbados and U.N. Bermuda as a percentage of its gross insurance income will be for the foreseeable future below the 20% threshold for each tax year. Additionally, as United National Group is not licensed as an insurance company, we do not anticipate that United National Group will have insurance income, including RPII. RPII is any "insurance income" (as defined below) attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured is a "RPII shareholder" (as defined below) or a "related person" (as defined below) to such RPII shareholder. In general, and subject to certain limitations, "insurance income" is income (including premium and investment income) attributable to the issuing of any insurance or reinsurance contract that would be taxed under the portions of the Code relating to insurance companies if the income were the income of a domestic insurance company. For purposes of inclusion of the RPII of U.N. Bermuda or U.N. Barbados in the income of any shareholder of United National Group,

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unless an exception applies, the term "RPII shareholder" means any U.S. Person who owns (directly or indirectly through foreign entities) any amount of United National Group's shares. Generally, the term "related person" for this purpose means someone who controls or is controlled by the RPII shareholder or someone who is controlled by the same person or persons that control the RPII shareholder. Control is measured by either more than 50% in value or more than 50% in voting power of stock applying certain constructive ownership principles. A corporation's pension plan is ordinarily not a "related person" with respect to the corporation unless the pension plan owns, directly or indirectly through the application of certain constructive ownership rules, more than 50% measured by vote or value, of the stock of the corporation. U.N. Barbados and U.N. Bermuda will be treated as CFCs under the RPII provisions if RPII shareholders are treated as owning (directly, indirectly through foreign entities or constructively) 25% or more of the shares of United National Group by vote or value.

     RPII Exceptions

       The special RPII rules do not apply if (1) direct and indirect insureds and persons related to such insureds, whether or not U.S. Persons, are treated as owning (directly or indirectly through foreign entities) less than 20% of the voting power and less than 20% of the value of the stock of United National Group, which we refer to as the "20% Ownership Exception," (2) RPII, determined on a gross basis, is less than 20% of each of U.N. Barbados' and U.N. Bermuda's gross insurance income for the taxable year, which we refer to as the "20% Gross Income Exception," (3) each of U.N. Barbados and U.N. Bermuda elects to be taxed on its RPII as if the RPII were effectively connected with the conduct of a U.S. trade or business, waives all treaty benefits with respect to RPII and meets certain other requirements or (4) each of U.N. Barbados and U.N. Bermuda elects to be treated as a U.S. corporation, waives all treaty benefits and meets certain other requirements. Where none of these exceptions applies, each U.S. Person owning or treated as owning any shares in United National Group (and therefore, indirectly, in U.N. Barbados or U.N. Bermuda) on the last day of United National Group's taxable year will be required to include in its gross income for U.S. federal income tax purposes its share of the RPII for the portion of the taxable year during which U.N. Barbados or U.N. Bermuda was a CFC under the RPII provisions, determined as if all such RPII was distributed proportionately only to such U.S. Persons at that date, but limited by each such U.S. Person's share of U.N. Barbados' or U.N. Bermuda's current year earnings and profits as reduced by the U.S. Person's share, if any, of certain prior year deficits in earnings and profits. U.N. Barbados and U.N. Bermuda intend to operate in a manner that is intended to ensure that each qualifies for the 20% Gross Income Exception. Although we do not expect that the RPII of U.N. Barbados or U.N. Bermuda will equal or exceed 20% of its gross insurance income, it is possible that we will not be successful in qualifying under this exception.

     Computation of RPII

       In order to determine how much RPII U.N. Barbados or U.N. Bermuda has earned in each taxable year, U.N. Barbados and U.N. Bermuda may obtain and rely upon information from their insureds and reinsureds to determine whether any of the insureds, reinsureds or persons related thereto owning (directly or indirectly through non-U.S. entities) shares of United National Group are U.S. Persons. United National Group may not be able to determine whether any of the underlying direct or indirect insureds to which U.N. Barbados or U.N. Bermuda provides insurance or reinsurance are shareholders or related persons to such shareholders. Consequently, United National Group may not be able to determine accurately the gross amount of RPII earned by U.N. Barbados or U.N. Bermuda in a given taxable year. For any year in which either of U.N. Barbados or U.N. Bermuda does not meet the 20% Gross Income Exception and the 20% Ownership Exception, United National Group may also seek information from its shareholders as to whether beneficial owners of shares at the end of the year are U.S. Persons so that the RPII may be determined and apportioned among such persons; to the extent United National Group is unable to determine whether a beneficial owner of shares is a U.S. Person, United National Group may assume that such owner is not a U.S. Person, thereby increasing the per share RPII amount for all known RPII shareholders.
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       If, as expected, RPII is less than 20% of gross insurance income, RPII shareholders will not be required to include RPII in their taxable income. The amount of RPII includible in the income of a RPII shareholder is based upon the net RPII income for the year after deducting related expenses such as losses, loss reserves and operating expenses.

     Apportionment of RPII to U.S. Holders

       Every RPII shareholder who owns shares on the last day of any fiscal year of United National Group in which U.N. Barbados or U.N. Bermuda does not meet the 20% Gross Income Exception and the 20% Ownership Exception should expect that for such year it will be required to include in gross income its share of U.N. Barbados' or U.N. Bermuda's RPII for the portion of the taxable year during which U.N. Barbados or U.N. Bermuda was a CFC under the RPII provisions, whether or not distributed, even though it may not have owned the shares throughout such period. An RPII shareholder who owns shares during such taxable year but not on the last day of the taxable year is not required to include in gross income any part of U.N. Barbados' or U.N. Bermuda's RPII.

     Basis Adjustments

       An RPII shareholder's tax basis in its shares will be increased by the amount of any RPII that the shareholder includes in income. The RPII shareholder may exclude from income the amount of any distributions by United National Group out of previously taxed RPII income. The RPII shareholder's tax basis in its shares will be reduced by the amount of such distributions that are excluded from income.

     Uncertainty as to Application of RPII

       The RPII provisions have never been interpreted by the courts or the Treasury Department in final regulations, and regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made in the proposed regulation or whether any such changes, as well as any interpretation or application of RPII by the IRS, the courts or otherwise, might have retroactive effect. These provisions include the grant of authority to the Treasury Department to prescribe "such regulations as may be necessary to carry out the purpose of this subsection including . . . regulations preventing the avoidance of this subsection through cross insurance arrangements or otherwise." Accordingly, the meaning of the RPII provisions and their application to U.N. Barbados and U.N. Bermuda is uncertain. In addition, we cannot be certain that the amount of RPII or the amounts of the RPII inclusions for any particular RPII shareholder, if any, will not be subject to adjustment based upon subsequent IRS examination. Any prospective investor considering an investment in Class A common shares should consult his tax advisor as to the effects of these uncertainties.

     Tax-Exempt Shareholders

       Tax-exempt entities will be required to treat certain subpart F insurance income, including RPII, that is includible in income by the tax-exempt entity as unrelated business taxable income. Prospective investors that are tax-exempt entities are urged to consult their tax advisors as to the potential impact of the unrelated business taxable income provisions of the Code. A tax-exempt organization that is treated as a 10% U.S. Shareholder or a RPII Shareholder also must file IRS Form 5471 in the circumstances described below in "Information Reporting and Backup Withholding."

     Dispositions of Class A Common Shares

       Subject to the discussions below relating to the potential application of the Code section 1248, PFIC and FPHC rules, holders of Class A common shares generally should recognize capital gain or loss for U.S. federal income tax purposes on the sale, exchange or other disposition of Class A common shares
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in the same manner as on the sale, exchange or other disposition of any other shares held as capital assets. If the holding period for these Class A common shares exceeds one year, any gain will be subject to tax at a current maximum marginal tax rate of 15% for individuals and 35% for corporations. Moreover, gain, if any, generally will be U.S. source gain and generally will constitute "passive income" for foreign tax credit limitation purposes.

       Code section 1248 provides that if a U.S. Person sells or exchanges stock in a foreign corporation and such person owned, (directly, indirectly through certain foreign entities or constructively), 10% or more of the voting power of the corporation at any time during the five-year period ending on the date of disposition when the corporation was a CFC, any gain from the sale or exchange of the shares will be treated as a dividend to the extent of the CFC's earnings and profits (determined under U.S. federal income tax principles) during the period that the shareholder held the shares and while the corporation was a CFC (with certain adjustments). We believe, because of the anticipated dispersion of our share ownership, provisions in our organizational documents that limit voting power and other factors, that no U.S. shareholder of United National Group that acquires shares in this offering and did not own (directly, indirectly through foreign entities or constructively) shares of United National Group prior to this offering should be treated as owning (directly, indirectly through foreign entities or constructively) 10% of more of the total voting power of United National Group; to the extent this is the case, the application of Code section 1248 under the regular CFC rules should not apply to dispositions of our Class A common shares. It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge. A 10% U.S. Shareholder may, in certain circumstances, be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the U.S. federal income tax or information return that it would normally file for the taxable year in which the disposition occurs. In the event this is determined necessary, United National Group will provide a completed IRS Form 5471 or the relevant information necessary to complete the Form.

       Code section 1248 also applies to the sale or exchange of shares in a foreign corporation if the foreign corporation would be treated as a CFC for RPII purposes, regardless of whether the shareholder is a 10% U.S. Shareholder or whether the 20% Gross Income Exception or the 20% Ownership Exception applies. Existing proposed regulations do not address whether Code section 1248 would apply if a foreign corporation is not a CFC but the foreign corporation has a subsidiary that is a CFC and that would be taxed as an insurance company if it were a domestic corporation. We believe, however, that this application of Code section 1248 under the RPII rules should not apply to dispositions of Class A common shares because United National Group will not be directly engaged in the insurance business. We cannot be certain, however, that the IRS will not interpret the proposed regulations in a contrary manner or that the Treasury Department will not amend the proposed regulations to provide that these rules will apply to dispositions of Class A common shares. Prospective investors should consult their tax advisors regarding the effects of these rules on a disposition of Class A common shares.

     Passive Foreign Investment Companies

       In general, a foreign corporation will be a PFIC during a given year if
(1) 75% or more of its gross income constitutes "passive income" or (2) 50% or more of its assets produce passive income.

       If United National Group were characterized as a PFIC during a given year, U.S. Persons holding Class A common shares would be subject to a penalty tax at the time of the sale at a gain of, or receipt of an "excess distribution" with respect to, their shares, unless such persons made a "qualified electing fund election" or "mark-to-market" election. It is uncertain that United National Group would be able to provide its shareholders with the information necessary for a U.S. Person to make a "qualified electing fund election." In general, a shareholder receives an "excess distribution" if the amount of the distribution is more than 125% of the average distribution with respect to the shares during the three preceding taxable years (or shorter period during which the taxpayer held the shares). In general, the penalty tax is equivalent to an interest charge on taxes that are deemed due during the period the shareholder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to
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the shares was taken in equal portion at the highest applicable tax rate on ordinary income throughout the shareholder's period of ownership. The interest charge is equal to the applicable rate imposed on underpayments of U.S. federal income tax for such period. In addition, a distribution paid by United National Group to U.S. shareholders that is characterized as a dividend and is not characterized as an excess distribution would not be eligible for a reduced rate of tax under recently enacted legislation with respect to dividends paid before 2009. If United National Group were considered a PFIC, upon the death of any U.S. individual owning Class A common shares, such individual's heirs or estate may not be entitled to a "step-up" in the tax basis of the Class A common shares that might otherwise be available under U.S. federal income tax laws.

       For the above purposes, passive income generally includes interest, dividends, annuities and other investment income. The PFIC rules provide that income "derived in the active conduct of an insurance business by a corporation that is predominantly engaged in an insurance business . . . is not treated as passive income." The PFIC provisions also contain a look-through rule under which a foreign corporation shall be treated as if it "received directly its proportionate share of the income" and as if it "held its proportionate share of the assets" of any other corporation in which it owns at least 25% of the value of the stock.

       The insurance income exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. We expect for purposes of the PFIC rules that U.N. Bermuda will be predominantly engaged in an insurance business and is unlikely to have financial reserves in excess of the reasonable needs of U.N. Bermuda's insurance business in each year of operations. Accordingly, none of the income or assets of U.N. Bermuda should be treated as passive. Additionally, we expect that the passive income and assets (other than the stock of any indirect United National Group subsidiary) of any other U.N. Barbados subsidiary will be de minimis in each year of operations with respect to the overall income and assets of United National Group. Under the look-through rule, each of United National Group and U.N. Barbados should be deemed to own its proportionate share of the assets and to have received its proportionate share of the income of its direct and indirect subsidiaries for purposes of the 75% test and the 50% test. As a result, we believe that United National Group and U.N. Barbados should not be treated as PFICs. However, as there are currently no regulations regarding the application of the PFIC provisions to an insurance company and new regulations or pronouncements interpreting or clarifying these rules may be forthcoming, we can not be certain that the IRS will not challenge this position and that a court will not sustain such challenge. Prospective investors should consult their tax advisor as to the effects of the PFIC rules.

     Foreign Personal Holding Companies

       A foreign corporation will be classified as an FPHC for U.S. federal income tax purposes if (1) at any time during the taxable year at issue, five or fewer individuals who are U.S. citizens or residents own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of all classes of the corporation's stock measured by voting power or value and (2) at least 60% (or 50% in taxable years subsequent to the characterization of the foreign company as an FPHC) of its gross income for the year is "FPHC income." Under these constructive ownership rules, among other things, a partner will be treated as owning a proportionate amount of the stock owned by the partnership and a partner who is an individual will be treated as owning the stock owned by his partners. Also, stock treated as owned by such partner proportionally through such partnership will be treated as owned by the partner for purposes of reapplying the constructive ownership rules. If United National Group, U.N. Barbados or U.N. Bermuda were or were to become FPHCs, a portion of the "undistributed foreign personal holding company income" (as defined for U.S. federal income tax purposes) of each such FPHC would be imputed to all of United National Group's shareholders who are U.S. Persons. Such income would be taxable as a dividend even if no distributions were made, and should not be eligible for a reduced rate of tax under recently enacted legislation, with respect to dividends paid before 2009. In such event, subsequent cash distributions will first be treated as a tax-free return of any previously taxed and undistributed amounts. In addition, a distribution paid by United National Group to a U.S. shareholder that is not treated as a tax-free return of any previously taxed and undistributed amount and is characterized as a dividend would not be eligible for a reduced rate of tax under recently enacted legislation with respect to dividends paid before 2009. If United National Group were to become an FPHC in the year next preceding the date of the death of any U.S. individual owning Class A common shares, such individual's heirs or estate would not be entitled to a "step-up" in the basis of the Class A common shares that might otherwise be available under U.S. federal income tax laws. Moreover, each shareholder who owns, directly or indirectly, 10% or more of the value of an FPHC is required to file IRS Form 5471. We believe that five or fewer U.S. individuals may be treated as owning more than 50% of the voting power or value of our shares. Consequently, United National Group, U.N. Barbados or U.N. Bermuda could be or become an FPHC, depending on whether any company satisfies the FPHC gross income test. We intend to monitor the income of United National Group, U.N. Barbados and U.N. Bermuda to reduce the possibility that each company will meet the 60% income threshold. We cannot be certain, however, that United National Group, U.N. Barbados or U.N. Bermuda will not be considered an FPHC, because of factors including legal and factual uncertainties regarding the application of the constructive ownership rules, the makeup of United National Group's shareholder base, the gross income of United National Group, U.N. Barbados or U.N. Bermuda and other circumstances that could change the application of the FPHC rules to United National Group, U.N. Barbados and U.N. Bermuda. If United National Group, U.N. Barbados or U.N. Bermuda is or becomes an FPHC, there can be no assurance that the amount of FPHC income would be immaterial.

     Foreign Tax Credit

       Because it is anticipated that U.S. Persons will own a majority of our shares, only a portion of the current income inclusions, if any, under the CFC, RPII, FPHC and PFIC rules and of dividends paid by us (including any gain from the sale of Class A common shares that is treated as a dividend under section 1248 of the Code) will be treated as foreign source income for purposes of computing a shareholder's U.S. foreign tax credit limitations. We will consider providing shareholders with information regarding the portion of such amounts constituting foreign source income to the extent such information is reasonably available. It is also likely that substantially all of the "subpart F income," RPII and dividends that are foreign source income will constitute either "passive" or "financial services" income for foreign tax credit limitation purposes. Thus, it may not be possible for most shareholders to utilize excess foreign tax credits to reduce U.S. tax on such income.

     Information Reporting and Backup Withholding

       Under certain circumstances, U.S. Persons owning stock in a foreign corporation are required to file IRS Form 5471 with their U.S. federal income tax returns. Generally, information reporting on IRS Form 5471 is required by
(1) a person who is treated as a RPII shareholder, (2) a 10% U.S. Shareholder of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during any tax year of the foreign corporation, and who owned the stock on the last day of that year and (3) under certain circumstances, a U.S. Person who acquires stock in a foreign corporation and as a result thereof owns 10% or more of the voting power or value of such foreign corporation, whether or not such foreign corporation is a CFC. For any taxable year in which United National Group determines that gross RPII constitutes 20% or more of U.N. Barbados' or U.N. Bermuda's gross insurance income and the 20% Ownership Exception does not apply, United National Group will provide to all U.S. Persons registered as shareholders of its Class A common shares a completed IRS Form 5471 or the relevant information necessary to complete the form. Failure to file IRS Form 5471 may result in penalties.

       Information returns may be filed with the IRS in connection with distributions on the Class A common shares and the proceeds from a sale or other disposition of the Class A common shares unless the holder of the Class A common shares establishes an exemption from the information reporting rules. A holder of Class A common shares that does not establish such an exemption may be subject to U.S.

backup withholding tax on these payments if the holder is not a corporation or non-U.S. Person or fails to provide its taxpayer identification number or otherwise comply with the backup withholding rules. The amount of any backup withholding from a payment to a U.S. Person will be allowed as a credit against the U.S. Person's U.S. federal income tax liability and may entitle the U.S. Person to a refund, provided that the required information is furnished to the IRS.

     Proposed U.S. Tax Legislation

       Legislation has been introduced in the U.S. Congress intended to eliminate certain perceived tax advantages of companies (including insurance companies) that have legal domiciles outside the United States but have certain U.S. connections. In this regard, legislation has been introduced that includes a provision that permits the IRS to reallocate or recharacterize items of income, deduction or certain other items related to a reinsurance agreement between related parties to reflect the proper source, character and amount for each item (in contrast to current law, which only refers to source and character). While there are no currently pending legislative proposals that, if enacted, would have a material adverse effect on us or our shareholders, it is possible that broader based legislative proposals could emerge in the future that could have an adverse impact on us or our shareholders.

       Additionally, the U.S. federal income tax laws and interpretations regarding whether a company is engaged in a trade or business within the United States or is a PFIC, or whether U.S. Persons would be required to include in their gross income the subpart F income or the RPII of a CFC, are subject to change, possibly on a retroactive basis. There are currently no regulations regarding the application of the PFIC rules to insurance companies and the regulations regarding RPII are still in proposed form. New regulations or pronouncements interpreting or clarifying such rules may be forthcoming. We cannot be certain if, when or in what form such regulations or pronouncements may be provided and whether such guidance will have a retroactive effect.

                                  UNDERWRITING

       Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as book-running manager of this offering and, together with Banc of America Securities LLC, Dowling & Partners Securities, LLC, Fox-Pitt, Kelton Inc. and Keefe, Bruyette & Woods, Inc., is acting as representative of the underwriters named below. Subject to the terms and conditions described in a purchase agreement between us and the underwriters, we agreed to sell to the underwriters, and the underwriters severally agreed to purchase from us the number of Class A common shares listed opposite their names below.

                                                                NUMBER OF
                                                                 CLASS A
                                                              COMMON SHARES
UNDERWRITER                                                   -------------
-----------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
Banc of America Securities LLC..............................
Dowling & Partners Securities, LLC..........................
Fox-Pitt, Kelton Inc. ......................................
Keefe, Bruyette & Woods, Inc. ..............................
                                                                 -------
             Total..........................................
                                                                 =======

       The underwriters have agreed to purchase all of the Class A common shares sold under the purchase agreement if any of these Class A common shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the purchase agreement may be terminated.

       We agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

       The underwriters are offering the Class A common shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Class A common shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

       The representatives advised us that the underwriters propose initially to offer the Class A common shares to the public at the initial public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $ . per Class A common share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $ . per Class A common share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

       The following table shows the public offering price, underwriting discount and proceeds before expenses to United National Group. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

                                             PER SHARE   WITHOUT OPTION   WITH OPTION
                                             ---------   --------------   -----------
Public offering price......................      $             $               $
Underwriting discount......................      $             $               $
Proceeds, before expenses, to United
  National Group...........................      $             $               $

       The expenses of the offering, not including the underwriting discount,
are estimated at $          and are payable by United National Group.

OVERALLOTMENT OPTION

       We have granted an option to the underwriters to purchase up to 1,462,500 additional Class A common shares at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional Class A common shares proportionate to that underwriter's initial amount reflected in the above table.

RESERVED SHARES

       At our request, the underwriters have reserved for sale, at the initial public offering price, up to 487,500 Class A common shares offered by this prospectus for sale to some of our directors, officers, employees, distributors, dealers, business associates and related persons. If these persons purchase reserved Class A common shares, this will reduce the number of Class A common shares available for sale to the general public. Any reserved common shares that are not orally confirmed for purchase within one day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as the other Class A common shares offered by this prospectus. Persons that purchase shares through the Reserved Share Program will generally not be subject to any lock-up unless they are restricted persons under the NASD's Free-Riding and Withholding Interpretation, IM-2110-1 (the "Interpretation"). Persons who are restricted persons will not be allowed to purchase shares unless they are employees or directors of the issuer or its subsidiaries. In that case, they will be allowed to purchase, subject to a three month lock-up in reliance upon paragraph (d) of the Interpretation. Since senior officers and directors will already be subject to a lock-up, see "-- No Sales of Similar Securities," the only additional persons who will be locked up are such employee restricted persons. Non-employee restricted persons may not participate in the reserved share program.

NO SALES OF SIMILAR SECURITIES

       We and our executive officers and directors and all existing shareholders have agreed, with exceptions, not to sell or transfer any Class A common shares for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch. Specifically, we and these other individuals have agreed not to directly or indirectly:

       -     offer, pledge, sell or contract to sell any Class A common shares;

       -     sell any option or contract to purchase any Class A common shares;

       -     purchase any option or contract to sell any Class A common shares;

       - grant any option, right or warrant for the sale of any Class A common shares;

       -     lend or otherwise dispose of or transfer any Class A common shares;

       - request or demand that we file a registration statement related to any sale of Class A common shares; or

       - enter into any swap or any other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of any Class A common shares, whether any such swap or transaction is to be settled by delivery of Class A common shares or other securities, in cash or otherwise.

       This lockup provision applies to Class A common shares and to securities convertible into or exchangeable or exercisable for or repayable with Class A common shares, including our Class B common shares and our Series A preferred shares, but permits the redemption of the Series A preferred shares. It also applies to common shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement has or later acquires the power of disposition.

NASDAQ QUOTATION


       Our Class A common shares have been approved for quotation on the Nasdaq National Market under the symbol "UNGL."


       Prior to this offering, there has been no public market for our Class A common shares. The initial public offering price will be determined through negotiations between us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price include, among others:

       - the valuation multiples of publicly traded companies that the representatives believe to be comparable to us;

       -     our financial information;

       - the history of, and the prospects for, our company and the industry in which we compete;

       - an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

       -     the present state of our development; and

       - the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

       An active trading market for the Class A common shares may not develop. It is also possible that after the offering, the Class A common shares will not trade in the public market at or above the initial public offering price.

       The underwriters do not expect to sell more than 5.0% of the Class A common shares in the aggregate to accounts over which they exercise discretionary authority.

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

       Until the distribution of the Class A common shares is completed, SEC rules may limit underwriters from bidding for and purchasing our Class A common shares. However, the representatives may engage in transactions that stabilize the price of our Class A common shares, such as bids or purchases to peg, fix or maintain that price.

       If the underwriters create a short position in our Class A common shares in connection with the offering, i.e., if they sell more Class A common shares than are listed on the cover of this prospectus, the representatives may reduce that short position by purchasing Class A common shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the overallotment option described above. Purchases of our Class A common shares to stabilize their price or to reduce a short position may cause the price of our Class A common shares to be higher than it might be in the absence of such purchases.

       The representatives may also impose a penalty bid on underwriters. This means that if the representatives purchase Class A common shares in the open market to reduce the underwriters' short position or to stabilize the price of such Class A common shares, they may reclaim the amount of the selling concession from the underwriters who sold those Class A common shares. The imposition of a penalty bid may also affect the price of our Class A common shares in that it discourages resales of those Class A common shares.

       Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A common shares. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

OTHER RELATIONSHIPS

       Some of the underwriters or their affiliates have interests in investment funds affiliated with Fox Paine & Company. Some of the underwriters or their affiliates have engaged in, and in the future may engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates, including Fox Paine & Company. They have received customary fees and commissions for these transactions. We are involved in legal proceedings involving an affiliate of one of the underwriters. See "Business -- Legal Proceedings."


       An affiliate of Fox-Pitt, Kelton Inc., one of the underwriters, has an interest in the fund affiliated with Fox Paine & Company that holds the majority of the United National Group's outstanding shares. As a result the 538,832 shares of United National Group attributable to Fox-Pitt, Kelton Inc.'s affiliate may be deemed underwriting compensation and, with certain exceptions, shall not be sold, transferred, assigned, pledged or hypothecated for a period of one year following the effective date of the registration statement or such shorter period as may be applicable pursuant to any amendment to NASD Rule 2710.


                                 LEGAL MATTERS

       Legal matters in connection with the offering of the Class A common shares have been passed upon for United National Group by its Cayman Islands counsel, Walkers, Cayman Islands. Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, acts as counsel for the underwriters. The underwriters are being advised as to certain legal matters with respect to Cayman Islands law by Maples and Calder, Cayman Islands.

                                    EXPERTS

       The financial statements as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 included in this prospectus are included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

       We have filed a Registration Statement on Form S-1 with the Securities and Exchange Commission, or SEC, regarding this offering. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement, and you should refer to the registration statement, as it may be amended, and its exhibits to read that information. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement, as it may be amended, for copies of the actual contract or document. You may read and copy the registration statement, the related exhibits and the reports and other information we file with the SEC at the SEC's public reference facilities maintained at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The website's Internet address is www.sec.gov.


       Upon completion of this offering, we will become subject to the informational requirements of the Exchange Act and will be required to file reports, proxy statements and other information with the SEC. You will be able to obtain copies of this material from the public reference room of the SEC as described above, or inspect them without charge at the SEC's website. In addition, you will be able to inspect such reports free of charge on our company Internet website, www.ungl.ky.

            ENFORCEABILITY OF CIVIL LIABILITIES UNDER UNITED STATES
                   FEDERAL SECURITIES LAWS AND OTHER MATTERS

       United National Group is an exempted company incorporated with limited liability under the laws of the Cayman Islands. In addition, some of its directors and officers reside outside the United States, and all or a substantial portion of their assets and United National Group's assets are or may be located in jurisdictions outside the United States. Therefore, it may be difficult for investors to effect service of process within the United States upon our non-U.S. based directors and officers or to recover against United National Group, or such directors and officers, or obtain judgments of U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws against them.

       However, United National Group may be served with process in the United States with respect to actions against it arising out of or in connection with violations of U.S. federal securities laws relating to offers and sales of Class A common shares made hereby by serving NRAI, Inc., P. O. Box 927, 41 Everett Drive, Suite 107B, West Windsor, NJ 08550, our U.S. agent irrevocably appointed for that purpose.

       We have been advised by our Cayman Islands counsel that, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will, based on the principle that a judgment by a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given, recognize and enforce a foreign judgment of a court of competent jurisdiction if such judgment is final, for a liquidated sum, not in respect of taxes or a fine or penalty, is not inconsistent with a Cayman Islands judgment in respect of the same matters, and was not obtained in a manner, and is not a kind for which the enforcement is contrary to the public policy of the Cayman Islands. There is doubt, however, as to whether the courts of the Cayman Islands will (a) recognize or enforce judgments of U.S. courts predicated upon the civil liability provisions of the securities laws of the United States or any state of the United States, or (b) in original actions brought in the Cayman Islands, impose liabilities predicated upon the civil liability provisions of the securities laws of the United States or any state of the United States, on the grounds that such provisions are penal in nature.

       A Cayman Islands court may stay proceedings if concurrent proceedings are being brought elsewhere.

                         INDEX TO FINANCIAL STATEMENTS

WIND RIVER INVESTMENT CORPORATION:

  Report of Independent Auditors............................   F-2

  Consolidated Balance Sheets as of December 31, 2001 and
     2002...................................................   F-3

  Consolidated Statements of Operations For the Years Ended
     December 31, 2000, 2001 and 2002.......................   F-4

  Consolidated Statements of Comprehensive Income For the
     Years Ended December 31, 2000, 2001 and 2002...........   F-5

  Consolidated Statements of Changes in Shareholders' Equity
     For the Years Ended December 31, 2000, 2001 and 2002...   F-6

  Consolidated Statements of Cash Flows For the Years Ended
     December 31, 2000, 2001 and 2002.......................   F-7

  Notes to Consolidated Financial Statements................   F-8

UNITED NATIONAL GROUP:

  Consolidated Balance Sheets as of December 31, 2002 and
     September 30, 2003 (Unaudited).........................  F-26

  Consolidated Statements of Operations For the Nine Months
     Ended September 30, 2002 and 2003 (Unaudited)..........  F-27

  Consolidated Statements of Comprehensive Income For the
     Nine Months Ended September 30, 2002 and 2003
     (Unaudited)............................................  F-28

  Consolidated Statements of Changes in Shareholders' Equity
     For the Nine Months Ended September 30, 2002 and 2003
     (Unaudited)............................................  F-29

  Consolidated Statements of Cash Flows For the Nine Months
     Ended September 30, 2002 and 2003 (Unaudited)..........  F-30

  Notes to Consolidated Financial Statements (Unaudited)....  F-31

  Report of Independent Auditors ...........................  F-46

  Balance Sheet as of August 29, 2003.......................  F-47

  Notes to Balance Sheet....................................  F-48

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of Wind River Investment Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive income, changes in shareholders' equity and cash flows present fairly, in all material respects, the financial position of Wind River Investment Corporation and its subsidiaries at December 31, 2001 and 2002, and the results of their operations and their cash flows for the three years ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PRICEWATERHOUSECOOPERS LLP
Philadelphia, PA
June 25, 2003

                       WIND RIVER INVESTMENT CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 2001 AND 2002
                             (DOLLARS IN THOUSANDS)

                                                                 2001         2002
                           ASSETS                             ----------   ----------
Bonds:
  Trading securities, at fair value (amortized cost:
     2001-$15,766; 2002-$14,913)............................  $   16,196   $   14,607
  Available for sale securities, at fair value (amortized
     cost: 2001-$334,250; 2002-$434,957)....................     337,167      446,418
Preferred stocks:
  Trading securities, at fair value.........................       1,893        3,106
  Available for sale securities, at fair value..............         865           --
Common stocks:
  Trading securities, at fair value.........................      49,006       31,604
Other invested assets.......................................      32,998       41,285
Mortgage loans..............................................       1,226        1,167
                                                              ----------   ----------
     Total investments......................................     439,351      538,187
Cash and cash equivalents...................................      77,057       72,942
Receivable for securities...................................         280           --
Agents' balances, net of allowance..........................      40,724       50,744
Reinsurance receivables, net of allowance...................     799,066    1,743,524
Funds held by reinsured companies...........................       8,250           --
Accrued investment income...................................       4,932        6,567
Federal income taxes receivable.............................       2,144       31,798
Deferred federal income taxes...............................      15,663       29,970
Deferred acquisition costs, net.............................         428        3,289
Prepaid reinsurance premiums................................     172,988      196,172
Other assets................................................      14,871       12,427
                                                              ----------   ----------
     Total assets...........................................  $1,575,754   $2,685,620
                                                              ==========   ==========
            LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Unpaid losses and loss adjustment expenses..................  $  907,357   $2,004,422
Unearned premiums...........................................     214,028      247,138
Amounts held for the account of others......................       5,794       13,766
Ceded balances payable......................................      53,853       61,787
Payable for securities......................................          --        6,250
Contingent commissions......................................       9,496        5,426
Due to affiliates...........................................         101          163
Other liabilities...........................................      60,281       78,031
                                                              ----------   ----------
     Total liabilities......................................   1,250,910    2,416,983
                                                              ----------   ----------
Commitments and Contingencies (Note 11).....................          --           --
SHAREHOLDERS' EQUITY:
Common stock, $0.01 par value; 100 shares authorized, issued
  and outstanding...........................................          --           --
Additional paid-in capital..................................      81,186       81,186
Accumulated other comprehensive income......................       1,873        7,329
Retained earnings...........................................     241,785      180,122
                                                              ----------   ----------
     Total shareholders' equity.............................     324,844      268,637
                                                              ----------   ----------
     Total liabilities and shareholders' equity.............  $1,575,754   $2,685,620
                                                              ==========   ==========

          See accompanying notes to consolidated financial statements.

                       WIND RIVER INVESTMENT CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              2000        2001        2002
REVENUES:                                                   ---------   ---------   ---------
Gross premiums written....................................  $ 453,464   $ 670,520   $ 793,083
                                                            =========   =========   =========
Net premiums written......................................  $ 127,572   $ 169,310   $ 172,689
                                                            =========   =========   =========
Net premiums earned.......................................  $ 136,931   $ 150,336   $ 162,763
Net investment income.....................................     22,490      19,353      17,685
Net realized investment gains (losses)....................        593     (12,719)    (11,702)
                                                            ---------   ---------   ---------
     Total revenues.......................................    160,014     156,970     168,746
                                                            ---------   ---------   ---------
LOSSES AND EXPENSES:
Net losses and loss adjustment expenses...................    113,151     128,338     201,750
Acquisition costs and other underwriting expenses.........     14,999      15,867      18,938
Provision for doubtful reinsurance receivables............         --          --      44,000
Other operating expenses..................................      2,918       2,220       5,874
Interest expense..........................................        322          77         115
                                                            ---------   ---------   ---------
     Income (loss) before income taxes....................     28,624      10,468    (101,931)
Income tax (benefit) expense..............................      5,883         295     (40,520)
                                                            ---------   ---------   ---------
     Net income (loss) before equity in net income (loss)
       of partnerships....................................     22,741      10,173     (61,411)
Equity in net income (loss) of partnerships...............         --         664        (252)
                                                            ---------   ---------   ---------
     Net income (loss)....................................  $  22,741   $  10,837   $ (61,663)
                                                            =========   =========   =========
PER SHARE DATA:
     Weighted-average common shares outstanding...........        100         100         100
     Weighted-average share equivalents outstanding.......         --          --          --
                                                            ---------   ---------   ---------
     Weighted-average share and share equivalents
       outstanding........................................        100         100         100
                                                            =========   =========   =========
     Basic and diluted earnings per share.................  $     227   $     108   $    (617)
                                                            =========   =========   =========

          See accompanying notes to consolidated financial statements.

                       WIND RIVER INVESTMENT CORPORATION

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
              FOR THE YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002
                             (DOLLARS IN THOUSANDS)

                                                                2000       2001       2002
                                                              --------   --------   --------
Net income (loss)...........................................  $ 22,741   $ 10,837   $(61,663)
Other comprehensive income (loss), before tax:
  Unrealized gains (losses) on securities:
     Unrealized holding gains (losses) arising during
       period...............................................    14,512    (10,016)    (3,880)
     Less:
       Reclassification adjustment for (losses) gains
          included in net income (loss).....................    (2,915)     7,961     12,275
                                                              --------   --------   --------
  Other comprehensive income (loss), before tax.............    11,597     (2,055)     8,395
  Income tax (expense) benefit related to items of other
     comprehensive loss.....................................    (4,059)       719     (2,939)
                                                              --------   --------   --------
  Other comprehensive income (loss), net of tax.............     7,538     (1,336)     5,456
                                                              --------   --------   --------
Comprehensive income (loss), net of tax.....................  $ 30,279   $  9,501   $(56,207)
                                                              ========   ========   ========

          See accompanying notes to consolidated financial statements.

                       WIND RIVER INVESTMENT CORPORATION

                       CONSOLIDATED STATEMENTS OF CHANGES
                            IN SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002
                             (DOLLARS IN THOUSANDS)

                                                                2000       2001       2002
Common shares:                                                --------   --------   --------
  Balance at beginning and end of year......................       100        100        100
Common stock:
  Balance at beginning and end of year......................  $     --   $     --   $     --
Additional paid-in capital:
  Balance at beginning and end of year......................    81,186     81,186     81,186
Accumulated other comprehensive income:
  Net of deferred income taxes:
     Balance at beginning of year...........................    (4,329)     3,209      1,873
     Other comprehensive income (loss), net of taxes........     7,538     (1,336)     5,456
                                                              --------   --------   --------
       Balance at end of year...............................     3,209      1,873      7,329
                                                              --------   --------   --------
Retained earnings:
     Balance at beginning of year...........................   208,207    230,948    241,785
     Net income (loss)......................................    22,741     10,837    (61,663)
                                                              --------   --------   --------
       Balance at end of year...............................   230,948    241,785    180,122
                                                              --------   --------   --------
Total shareholders' equity..................................  $315,343   $324,844   $268,637
                                                              ========   ========   ========

          See accompanying notes to consolidated financial statements.

                       WIND RIVER INVESTMENT CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002
                             (DOLLARS IN THOUSANDS)

                                                                 2000         2001         2002
CASH FLOWS FROM OPERATING ACTIVITIES:                         ----------   ----------   ----------
  Net income (loss).........................................  $   22,741   $   10,837   $  (61,663)
  Adjustments to reconcile net income (loss) to net cash
    from operating activities:
    Deferred federal income taxes...........................       1,986       (4,533)     (17,104)
    Amortization of bond premium and discount, net..........      (1,178)         (81)         853
    (Loss) gain on sale of investments......................      (2,917)       7,961       12,275
    Unrealized loss (gain) on trading securities............       2,324        4,758         (573)
    Equity in net income or loss of partnerships............          --         (664)         252
    Proceeds from sale or maturity of trading securities....       2,142       20,855       33,598
    Purchase of trading securities..........................     (49,281)     (49,471)     (27,896)
    Provision for doubtful agent's balances.................          --           --        2,500
    Provision for doubtful reinsurance receivables..........          --           --       44,000
  CHANGES IN:
    Agents' balances........................................      19,467       (3,280)     (12,520)
    Reinsurance receivables.................................     (46,578)    (104,300)    (988,458)
    Unpaid losses and loss adjustment expenses..............      (5,087)     106,727    1,097,065
    Unearned premiums.......................................       4,668       63,950       33,110
    Ceded balances payable..................................      (2,121)      15,855        7,934
    Other liabilities.......................................      19,170        4,232       17,750
    Amounts held for the account of others..................      (2,144)       2,961        7,972
    Funds held by reinsured companies.......................      45,381       (7,250)       8,250
    Contingent commissions..................................       1,961          444       (4,070)
    Federal income tax receivable...........................       3,559          255      (29,655)
    Prepaid reinsurance premiums............................     (14,027)     (44,981)     (23,184)
    Receivable for securities...............................       4,566         (400)       6,530
    Other -- net............................................      (5,080)      (5,829)      (1,993)
                                                              ----------   ----------   ----------
       Net cash from operating activities...................        (448)      18,046      104,973
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of bonds and preferred stocks..........      36,264       95,255      187,391
  Proceeds from maturity of bonds...........................         675        3,075        6,000
  Proceeds from sale of other invested assets...............       1,977          196        4,347
  Purchase of bonds and preferred stocks....................     (54,855)    (142,105)    (292,410)
  Proceeds from sale or repayment of mortgage principal.....          --           51           59
  Purchase of mortgages.....................................          --       (1,277)          --
  Purchase of other invested assets, including promissory
    notes...................................................     (10,321)     (20,962)     (14,475)
                                                              ----------   ----------   ----------
       Net cash from investing activities...................     (26,260)     (65,767)    (109,088)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under credit facility..........................          --           --       17,600
  Repayments of credit facility.............................          --           --      (17,600)
                                                              ----------   ----------   ----------
       Net cash from financing activities...................          --           --           --
                                                              ----------   ----------   ----------
       Net decrease in cash and cash equivalents............     (26,708)     (47,721)      (4,115)
Cash and cash equivalents at beginning of year..............     151,486      124,778       77,057
                                                              ----------   ----------   ----------
Cash and cash equivalents at end of year....................  $  124,778   $   77,057   $   72,942
                                                              ==========   ==========   ==========
Supplemental disclosure of cash flows information:
  Income taxes paid.........................................  $    4,650   $    4,470   $    6,147
                                                              ==========   ==========   ==========

          See accompanying notes to consolidated financial statements.

                       WIND RIVER INVESTMENT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 2001 AND 2002

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

       The consolidated financial statements include the accounts of Wind River Investment Corporation ("Wind River") and its wholly-owned subsidiary, American Insurance Service, Inc. ("AIS")(collectively, the "Company"). AIS owns all of the outstanding shares of American Insurance Adjustment Agency, Inc., International Underwriters, Inc., Unity Risk Partners Insurance Services, Inc. and United National Insurance Company ("UNIC"). UNIC owns all of the outstanding shares of Diamond State Insurance Company ("DSIC"). DSIC owns all of the outstanding shares of United National Specialty Insurance Company ("UNSIC"), United National Casualty Insurance Company ("UNCIC") and J.H. Ferguson & Associates, LLC. All significant intercompany balances and transactions have been eliminated in consolidation.

       The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP"), which differ in certain respects from those followed in reports to insurance regulatory authorities. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  FORMATION OF UNITED NATIONAL CASUALTY INSURANCE COMPANY

       During 2002, UNIC and its subsidiaries formed UNCIC. On May 9, 2002, DSIC purchased $5.0 million of UNCIC common stock. UNIC subsequently contributed $40.2 million to DSIC. DSIC contributed $20.0 million of capital to UNSIC and $15.0 million to UNCIC. The formation of a new insurance carrier and capital contributions to DSIC and UNSIC were completed to increase the admitted writing capabilities of the group.

  DESCRIPTION OF BUSINESS

       The Company writes property and casualty insurance lines on both a surplus lines and admitted basis. These coverages include general liability (consisting of owners, landlords and tenants, manufacturers and contractors, products, comprehensive personal, liquor law and umbrella liability forms), commercial multiple peril, commercial and private passenger auto, fire coverages and miscellaneous errors and omissions. Facilities are also available for writing of unique and unusual risks. Collectively, Wind River's insurance subsidiaries are licensed in all 50 states and the District of Columbia.

  CASH AND CASH EQUIVALENTS

       For the purpose of the statements of cash flows, the Company considers all liquid instruments with maturities, at date of acquisition, of three months or less to be cash equivalents. The Company has a cash management program that provides for the investment of excess cash balances primarily in short-term money market instruments. Generally, bank balances exceed federally insured limits. The carrying amount of cash and cash equivalents approximates fair value.

  INVESTMENTS

       The Company's investments in bonds classified as available for sale and trading are carried at their fair value. The difference between book value and fair value of bonds classified as available for sale, net of the effect of deferred income taxes, is reflected in accumulated other comprehensive income in

                       WIND RIVER INVESTMENT CORPORATION
shareholders' equity and, accordingly, has no effect on net income other than for impairments deemed to be other than temporary. The current year change in the difference between book value and fair value of bonds classified as trading is included in income.

       Preferred stocks are carried at fair value. The difference between book and fair value of preferred stocks classified as available for sale, net of the effect of deferred income taxes, is reflected in accumulated other comprehensive income in shareholders' equity and, accordingly, has no effect on net income other than for impairments deemed to be other than temporary. The current year change in the difference between book value and fair value of preferred stocks classified as trading is included in income.

       Common stocks are carried at fair value. All of the Company's investments in common stock are classified as trading as of December 31, 2001 and 2002. The current year change in the difference between book value and fair value of common stocks is included in income.

       Other invested assets are comprised primarily of limited liability partnerships interests and uncollateralized commercial loans. Partnership interests of three percent ownership or greater are accounted for under the equity method. Partnership interests of less than three percent ownership are carried at their fair value. The difference between book value and fair value of partnership interests of less than three percent ownership, net of the effect of deferred income taxes, is reflected in accumulated other comprehensive income in shareholders' equity and, accordingly, has no effect on net income other than for impairments deemed to be other than temporary. Uncollateralized commercial loans are stated at unpaid principal balance, net of allowances.

       Net realized gains and losses on investments are reported as a component of income from investments. Such gains or losses are determined based on the specific identification method.

       The Company's investments are regularly evaluated to determine if declines in market value below amortized cost are other than temporary. If market value declines are determined to be other than temporary, the security's cost basis is adjusted to the market value of the security, with the loss recognized in the current period.

       The Company measures the fair value of investments in fixed income and equity portfolios based upon quoted market prices. The Company also holds investments in several limited partnerships, which were valued at $24.5 million and $37.7 million as of December 31, 2001 and 2002, respectively. Several of these partnerships invest solely in securities that are publicly traded and are valued at the net asset value as reported by the investment manager. As of December 31, 2001 and 2002, respectively, the limited partnership portfolio includes $9.2 million and $16.8 million in securities for which there is no readily available independent market price. The estimated fair value of such securities is determined by the general partner of each limited partnership based on comparisons to transactions involving similar investments. Material assumptions and factors utilized in pricing these securities include future cash flows, constant default rates, recovery rates and any market clearing activity that may have occurred since the prior month-end pricing period.

       The provisions of Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities," require, among other things, that all derivatives be recognized in the consolidated balance sheets as either assets or liabilities and measured at fair value. The corresponding derivative gains and losses should be reported based upon the hedge relationship, if such a relationship exists. Changes in the fair value of derivatives that are not designated as hedges or that do not meet the hedge accounting criteria in SFAS 133 are required to be reported in income. The Company held no derivative financial instruments, nor embedded financial derivatives, as of December 31, 2001 or 2002.

                       WIND RIVER INVESTMENT CORPORATION

  AGENTS' BALANCES

       In the normal course of business, the Company has various receivables due from agents or insureds. However, cash received prior to the processing of the related policies is recorded as a credit to agents' balances. During 2002, the Company established a $2.5 million allowance for uncollectible receivables due from agents or insureds. The expense associated with the establishment of this reserve has been reflected in the Company's results of operation in 2002. The five largest general agencies accounted for approximately 37.5% of the net premiums written for the year ended December 31, 2002.

  DEFERRED ACQUISITION COSTS/FUTURE SERVICING COSTS

       The excess of the Company's costs of acquiring new and renewal insurance and reinsurance contracts over the related ceding commissions earned from reinsurers is capitalized as deferred acquisition costs and amortized over the period in which the related premiums are earned. The excess of the ceding commissions earned from reinsurers over the Company's costs of acquiring new and renewal insurance and reinsurance contracts is capitalized as future servicing costs and amortized over the period in which the related premiums are earned. Deferred acquisition costs and future servicing costs are netted in the accompanying consolidated financial statements. The costs of acquiring new and renewal insurance and reinsurance contracts include commissions, premium taxes and certain other costs that are directly related to and vary with the production of business. The method followed in computing such amounts limits them to their estimated realizable value that gives effect to the premium to be earned, related investment income, losses and loss adjustment expenses, and certain other costs expected to be incurred as the premium is earned.

  UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES

       The liability for unpaid losses and loss adjustment expenses represents the Company's best estimate of future amounts needed to pay losses and related settlement expenses with respect to insured events. This liability is based upon the accumulation of individual case estimates for losses reported prior to the close of the accounting period with respect to direct business, estimates received from ceding reinsurers with respect to assumed reinsurance and estimates of unreported losses established by management.

       The process of establishing the liability for property and casualty unpaid losses and loss adjustment expenses is complex, requiring the use of informed estimates and judgments. In some cases, significant periods of time, up to several years or more, may elapse between the occurrence of an insured loss and the reporting of the loss to the Company. To establish this liability, the Company reviews past loss experience and considers a variety of other factors such as legal, social and economic developments. The Company regularly reviews and updates the methods of making such estimates and establishing the resulting liabilities. Any resulting adjustments are recorded in income during the period in which the determination is made.

  PREMIUMS

       Premiums are recognized as revenue ratably over the term of the respective policies. Unearned premiums are computed to the day of expiration. Premium suspense is recorded in Other Liabilities in the accompanying balance sheets.

  INCOME TAXES

       The Company files a consolidated federal tax return. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement

                       WIND RIVER INVESTMENT CORPORATION
carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

       A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. Management believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the remaining deferred tax assets.

  CONTINGENT COMMISSIONS

       Certain managing general agencies receive special incentives when certain premium thresholds are met or when loss results of programs are more favorable than predetermined thresholds. These costs are estimated and charged to other underwriting expenses when incurred.

  REINSURANCE

       In the normal course of business, the Company seeks to reduce the loss that may arise from events that cause unfavorable underwriting results by reinsuring certain levels of risk in various areas of exposure with reinsurers. Amounts receivable from reinsurers are estimated in a manner consistent with the reinsured policy. The Company regularly reviews the collectibility of reinsurance receivables. Any allowances resulting from this review are included in income during the period in which the determination is made. During 2002, the Company recorded an allowance for doubtful reinsurance receivables of $44.0 million.

  EARNINGS PER SHARE

       Basic earnings per share has been calculated by dividing net income available to common shareholders by the weighted-average common shares outstanding. Diluted earnings per share has been calculated by dividing net income available to common shareholders by the weighted-average common shares outstanding and the weighted-average share equivalents outstanding.

(2)  INVESTMENTS

       Bonds, included in the available for sale category, with an amortized cost of approximately $84.1 million and $136.3 million, and an estimated fair market value of approximately $86.6 million and $141.4 million, were deposited with various governmental authorities in accordance with statutory requirements at December 31, 2001 and 2002, respectively.

                       WIND RIVER INVESTMENT CORPORATION

       The cost and estimated fair value of investments classified as available for sale are as follows as of December 31, 2001 and 2002:

                                              COST OR      GROSS        GROSS
                                             AMORTIZED   UNREALIZED   UNREALIZED   ESTIMATED
2001      (DOLLARS IN THOUSANDS)               COST        GAINS        LOSSES     FAIR VALUE
--------------------------------             ---------   ----------   ----------   ----------
Bonds:
  Obligations of states and political
     subdivisions..........................  $253,550      $5,212       $2,479      $256,283
  Mortgage-backed securities...............    48,450       1,225          552        49,123
  U.S. treasury and agency obligations.....    18,847         400            8        19,239
  Corporate notes..........................    13,403         192        1,073        12,522
                                             --------     -------       ------      --------
     Total bonds...........................   334,250       7,029        4,112       337,167
Preferred stock............................       900          --           35           865
                                             --------     -------       ------      --------
     Total.................................  $335,150      $7,029       $4,147      $338,032
                                             ========     =======       ======      ========

                                              COST OR      GROSS        GROSS
                                             AMORTIZED   UNREALIZED   UNREALIZED   ESTIMATED
2002      (DOLLARS IN THOUSANDS)               COST        GAINS        LOSSES     FAIR VALUE
--------------------------------             ---------   ----------   ----------   ----------
Bonds:
  Obligations of states and political
     subdivisions..........................  $391,706     $13,446       $2,072      $403,080
  Mortgage-backed securities...............     8,566          35          451         8,150
  U.S. treasury and agency obligations.....    29,364       1,303           --        30,667
  Corporate notes..........................     5,321          --          800         4,521
                                             --------     -------       ------      --------
     Total.................................  $434,957     $14,784       $3,323      $446,418
                                             ========     =======       ======      ========

       The Company held no debt or equity investments in a single issuer totaling in excess of 10% of shareholders' equity at December 31, 2001 or 2002.

       The amortized cost and estimated fair value of debt securities classified as available for sale at December 31, 2002, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                              AMORTIZED   ESTIMATED
                   (DOLLARS IN THOUSANDS)                       COST      FAIR VALUE
                                                              ---------   ----------
Due in one year or less.....................................  $ 27,071     $ 28,319
Due after one year through five years.......................   141,163      145,104
Due after five years through ten years......................   203,264      207,968
Due after ten years.........................................    54,893       56,877
Mortgage-backed securities..................................     8,566        8,150
                                                              --------     --------
                                                              $434,957     $446,418
                                                              ========     ========

       Proceeds from sales of investments in debt and preferred stocks classified as available for sale were $36.3 million, $95.3 million and $187.4 million during 2000, 2001 and 2002, respectively. Gross gains of $1.4 million, $1.2 million and $3.2 million and gross losses of $0.3 million, $3.6 million and $1.6 million were realized on those sales during 2000, 2001 and 2002, respectively. During 2001, the Company recorded realized losses, net of tax, of $2.9 million for bonds that experienced other than temporary declines in their estimated market value. During 2000, 2001, and 2002, the Company recorded realized losses, net of tax, of

                       WIND RIVER INVESTMENT CORPORATION

$0, $1.6 million, and $0.8 million for other invested assets that experienced other than temporary declines in their estimated market value.

       Investments in debt securities classified as trading securities at December 31, 2001 and 2002, had a fair value of $16.2 million and $14.6 million, respectively. In addition, common stocks with a fair value of $49.0 million and $31.6 million at December 31, 2001 and 2002, respectively, were classified as trading securities.

       A loss of $1.5 million, net of tax benefit of $0.8 million in 2000, a loss of $3.1 million, net of tax benefit of $1.7 million in 2001, and a gain of $0.4 million, net of tax expense of $0.2 million in 2002, on debt and equity securities classified as trading securities were included in earnings in 2000, 2001 and 2002, respectively.

The sources of net investment income for the years ended December 31, 2000, 2001 and 2002 are as follows:

                 (DOLLARS IN THOUSANDS)                    2000      2001      2002
                                                          -------   -------   -------
Fixed maturities........................................  $17,991   $19,307   $20,868
Equity securities.......................................      271       976       872
Cash and cash equivalents...............................    2,119     3,665     1,411
Short term investments..................................    8,197        66        --
Other...................................................       --       477     1,444
                                                          -------   -------   -------
     Total investment income............................   28,578    24,491    24,595
Investment expense......................................   (6,088)   (5,138)   (6,910)
                                                          -------   -------   -------
     Net investment income..............................  $22,490   $19,353   $17,685
                                                          =======   =======   =======

There were no material investments in fixed maturity securities that were non-income producing for the years ended December 31, 2000, 2001 or 2002.

(3)  FEDERAL INCOME TAXES

       The effective tax rate for the years ended December 31, 2000, 2001 and 2002 differs from the United States statutory rate principally due to tax-exempt investment income.

       For income tax purposes, property and casualty insurance companies are required to recalculate the liability for unpaid losses and loss adjustment expenses on a discounted basis and to recalculate unearned premium.

       The Company incurred a net operating loss and realized losses in 2002 and will carry those losses back to prior years to recover federal income taxes. The current tax receivable represents the expected refund claim for the carryback along with the refund request for estimated payments and similar payments

                       WIND RIVER INVESTMENT CORPORATION
made for the 2002 federal income tax return. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at December 31, 2001 and 2002 are presented below:

                                                               2001      2002
                   (DOLLARS IN THOUSANDS)                     -------   -------
Deferred tax assets:
  Losses on trading securities..............................  $ 1,986   $ 2,004
  Losses on other securities................................    2,400     2,279
  Discounted unpaid losses and loss adjustment expenses.....    9,190    15,808
  Unearned premiums.........................................    2,873     3,568
  Alternative minimum tax credit carryover..................       --     7,301
  Other.....................................................      781     4,760
                                                              -------   -------
     Total deferred tax assets..............................   17,230    35,720
Deferred tax liabilities:
  Unrealized gain on securities available for sale..........    1,366     4,011
  Deferred acquisition costs................................      150     1,151
  Other.....................................................       51       588
                                                              -------   -------
     Total deferred tax liabilities.........................    1,567     5,750
                                                              -------   -------
     Total net deferred tax assets..........................  $15,663   $29,970
                                                              =======   =======

       The alternative minimum tax credit carryover is available for future years and does not expire.

       Management believes it is more likely than not that the deferred tax assets will be completely utilized in future years.

       Cash paid for federal income taxes was $4.7 million, $4.5 million and $6.1 million in 2000, 2001 and 2002, respectively.

(4)  REINSURANCE

       The Company cedes insurance to unrelated insurers in the ordinary course of business to limit its net loss exposure. In addition, there are excess of loss contracts that protect against losses over stipulated amounts. Reinsurance ceded arrangements do not discharge the Company of primary liability as the originating insurer.

                       WIND RIVER INVESTMENT CORPORATION

       As of December 31, 2002, the Company had reinsurance receivables (including prepaid reinsurance premiums) due from the following reinsurers that exceeded 3% of shareholders' equity:

                                                                            A.M. BEST
                                                                             RATINGS
                                                                              (AS OF
                                                           REINSURANCE     DECEMBER 31,
                                                           RECEIVABLES        2002)
                  (DOLLARS IN MILLIONS)                    ------------    ------------
Berkshire Hathaway.......................................    $   84.7          A++
CNA Insurance Group......................................        10.9           A
Converium Re (North America).............................       103.9           A
Everest Reinsurance Company..............................        23.4           A+
Fairfax Financial........................................        29.8           A
GE Global Group..........................................       424.5           A+
Gerling Global Re Group..................................        29.9       NR-5/NR-3
Hartford Fire Insurance Co. .............................       111.1           A+
Insurance Corp of Hannover...............................        12.1           A+
Lumbermans Mutual Casualty Co. ..........................        19.0           D
Motors Insurance Corporation.............................        15.1           A
Munich Group.............................................       708.3           A+
Penn Mfr Asn Ins.........................................         8.9           A-
Riunione Adriatica Di Sicurta............................        23.5           A+
SCOR Reinsurance Company.................................        49.0           A-
St. Paul Group...........................................        24.5           A
Swiss Re Group...........................................        64.8         A++\A+
Trenwick America Reins Corp. ............................        29.7          NR-4
White Mountains Group....................................         8.2           A-
XL Reinsurance Company...................................        28.9           A+
                                                             --------
                                                             $1,810.2
                                                             ========

       During 2000, the Company commuted several assumed reinsurance treaties. These commutations release the Company from all future obligations under the agreement. No gain or loss was recognized on the transactions. Losses and loss adjustment expenses paid in connection with these commutations, totaling $36.5 million in 2000, were offset by funds held by the reinsured companies relative to these treaties.

       On April 6, 2001, the Company commuted all of its reinsurance arrangements with Reliance Insurance Company. As a result of this commutation, the Company has reported in its operations in 2001 losses and loss adjustment expenses incurred of $5.0 million.

       During 2002, the Company established a $44.0 million allowance for potentially uncollectible reinsurance. The Company believes its reinsurance receivables are collectible net of the allowance.

       On April 16, 2002, the Company commuted an assumed aggregate stop loss retrocession agreement. The commutation released the Company from all future obligations under the agreement. Losses paid in connection with this commutation, totaling $82.9 million, were offset by funds held by the reinsurer relative to this treaty. Losses and loss adjustment expenses incurred during 2001 were $49.9 million and $5.4 million, respectively. Premiums earned were $52.0 million for the year ended December 31, 2001 in connection with this assumed agreement. No gain or loss was recognized as a result of this commutation.

                       WIND RIVER INVESTMENT CORPORATION

       At December 31, 2001 and 2002, the Company had letters of credit totaling $159.2 million and $104.5 million, respectively, collateralizing reinsurance receivables.

       During 2002, the Company was involved in arbitration proceedings with one of its reinsurers, Riunione Adriatica Di Sicurta ("RAS"). RAS was seeking to rescind the reinsurance agreement and prohibit the Company from drawing down on available lines of credit, and demanding repayment of funds drawn from the line of credit. On October 1, 2002, the arbitration panel issued an Order and Award holding RAS liable for a portion of the total amount in dispute. RAS was also ordered to pay interest at a rate of 4% compounded annually with respect to balances currently due. The panel further ordered a portion of the reinsurance agreement between RAS and the Company to be rescinded from inception. RAS was released from all future liabilities or responsibilities to the Company with respect to the rescinded portion of the reinsurance agreement. This rescission had a $20.6 million detrimental impact on the underwriting results of the Company during 2002.

       In connection with this rescission, the Company reported the following amounts in its operations for the year ended December 31, 2002:

                   (DOLLARS IN THOUSANDS)
Losses and loss adjustment expense incurred.................         $(23,610)
Premium earned..............................................            3,968
Reversal of ceding commission income........................             (938)
                                                                     --------
     Total -- underwriting income effect....................         $(20,580)
                                                                     ========

The effect of reinsurance on premiums written and earned is as follows:

                   (DOLLARS IN THOUSANDS)                     WRITTEN     EARNED
For the year ended December 31, 2000:                         --------   --------
  Direct business...........................................  $389,348   $374,179
  Reinsurance assumed.......................................    64,116     74,627
  Reinsurance ceded.........................................   325,892    311,875
                                                              --------   --------
       Net premiums.........................................  $127,572   $136,931
                                                              ========   ========
Percentage assumed of net...................................                 54.5%
                                                                         ========
For the year ended December 31, 2001:
  Direct business...........................................  $604,738   $547,963
  Reinsurance assumed.......................................    65,782     58,599
  Reinsurance ceded.........................................   501,210    456,226
                                                              --------   --------
       Net premiums.........................................  $169,310   $150,336
                                                              ========   ========
Percentage assumed of net...................................                 39.0%
                                                                         ========
For the year ended December 31, 2002:
  Direct business...........................................  $791,864   $750,426
  Reinsurance assumed.......................................     1,220      9,538
  Reinsurance ceded.........................................   620,395    597,201
                                                              --------   --------
       Net premiums.........................................  $172,689   $162,763
                                                              ========   ========
Percentage assumed of net...................................                  5.9%
                                                                         ========

                       WIND RIVER INVESTMENT CORPORATION

(5)  PENSION AND DEFERRED COMPENSATION PLANS

       UNIC participates in a non-contributory pension plan with the American Manufacturing Corporation (an affiliate) covering all employees. The plan provides pension benefits that are based on length of service and a percentage of average qualifying compensation for the highest five consecutive years of employment. The funding policy is to contribute the requirements set forth in the Employee Retirement Income Security Act ("ERISA") plus such additional amounts that the Company may determine to be appropriate. Total plan assets exceeded the projected benefit obligations at December 31, 2001 and 2002. The Company recorded prepaid pension assets of $1.3 million and $0.8 million, as of December 31, 2001 and 2002, respectively. The Company recorded pension income of $0.5 million for 2000 and pension expense of $0.1 million and $0.5 million in 2001 and 2002, respectively.

       The Company has a qualified 401(k) defined contribution plan that covers substantially all of its full-time employees. Eligible employees may elect to defer up to 15% of their salary. The Company matches 50% of employees' contributions up to 6% of their salary. Eligible employees are vested in the Company's contribution and related investment income after five years of service. Expense for the plan in 2000, 2001 and 2002 was $0.2 million, $0.2 million and $0.3 million, respectively.

       The Company also has a qualified deferred compensation plan for certain key executives. At December 31, 2000, 2001 and 2002, the Company accrued $3.5 million, $4.7 million and $3.9 million, respectively, in other liabilities related to this plan, and the Company recorded expense (income) of $1.4 million, $1.1 million and $(0.8) million for the years ended December 31, 2000, 2001 and 2002, respectively, for this plan.

(6)  STATUTORY FINANCIAL INFORMATION

       These consolidated financial statements vary in certain respects from those prepared using statutory accounting practices prescribed or permitted by the applicable state Departments of Insurance ("Insurance Departments"). Prescribed Statutory Accounting Practices ("SAP") include state laws, regulations and general administrative rules, as well as a variety of National Association of Insurance Commissioners ("NAIC") publications. Permitted SAP encompasses all accounting practices that are not prescribed. In 1998, the NAIC adopted the Codification of Statutory Accounting Principles ("Codification") guidance that replaced the previous version of the Accounting Practices and Procedures manual as the NAIC's primary guidance on statutory accounting beginning in 2001. Codification provides guidance for areas where statutory accounting has been silent and changes current statutory accounting in some areas, such as deferred income taxes, which are recorded under the Codification. The effect of the adoption on the Company's statutory surplus as of January 1, 2001 was an increase of $4.2 million, primarily as a result of the recording of a deferred tax asset.

       GAAP differs in certain respects from SAP as prescribed or permitted by the Insurance Departments. The principal differences between SAP and GAAP are as follows:

       - Under SAP, investments in debt securities are carried at amortized cost, while under GAAP the Company records its debt securities at estimated fair value.

       - Under SAP, policy acquisition costs, such as commissions, premium taxes, fees and other costs of underwriting policies are charged to current operations as incurred, while under GAAP such costs are deferred and amortized on a pro rata basis over the period covered by the policy.

       - Under SAP, certain assets, designated as "Non-admitted Assets" (such as prepaid expenses) are charged against surplus.

                       WIND RIVER INVESTMENT CORPORATION

       - Under SAP, net deferred income tax assets are admitted following the application of certain criteria, with the resulting admitted deferred tax amount being credited directly to surplus.

       -     Under SAP, receivables are non-admitted based upon aging criteria.

       - Under SAP, the costs and related recoverables for guaranty funds and other assessments are recorded based on management's estimate of the ultimate liability and related recoverable settlement, while under GAAP such costs are accrued when the liability is probable and reasonably estimable and the related recoverable amount is based on future premium collections or policy surcharges from in-force policies.

       The NAIC issues model laws and regulations, many of which have been adopted by state insurance regulators, relating to: (a) risk-based capital ("RBC") standards; (b) codification of insurance accounting principles; (c) investment restrictions; and (d) restrictions on the ability of insurance companies to pay dividends.

       Wind River's subsidiaries are required by law to maintain certain minimum surplus on a statutory basis, and are subject to regulations under which payment of a dividend from statutory surplus is restricted and may require prior approval of regulatory authorities. Applying the current regulatory restrictions as of December 31, 2002, approximately $22.9 million is available for distribution during 2003. The Company paid no dividends during the three years ended December 31, 2003.

       The NAIC's risk-based capital model provides a tool for insurance regulators to determine the levels of statutory capital and surplus an insurer must maintain in relation to its insurance and investment risks, as well as its reinsurance exposures, to assess the potential need for regulatory attention. The model provides four levels of regulatory attention, varying with the ratio of the insurance company's total adjusted capital to its authorized control level RBC ("ACLRBC"): (a) if a company's total adjusted capital is less than or equal to 200%, but greater than 150% of its ACLRBC (the "Company Action Level"), the company must submit a comprehensive plan to the regulatory authority proposing corrective actions aimed at improving its capital position; (b) if a company's total adjusted capital is less than or equal to 150%, but greater than 100% of its ACLRBC (the "Regulatory Action Level"), the regulatory authority will perform a special examination of the company and issue an order specifying the corrective actions that must be followed; (c) if a company's total adjusted capital is less than or equal to 100%, but greater than 70% of its ACLRBC (the "Authorized Control Level"), the regulatory authority may take any action it deems necessary, including placing the company under regulatory control; and (d) if a company's total adjusted capital is less than or equal to 70% of its ACLRBC (the "Mandatory Control Level"), the regulatory authority must place the company under its control.

       The following is selected information for Wind River's domestic insurance subsidiaries, net of intercompany eliminations, where applicable, as determined in accordance with SAP:

                                                         2000       2001       2002
               (DOLLARS IN THOUSANDS)                  --------   --------   --------
Statutory capital and surplus........................  $299,198   $304,266   $228,751
Statutory net income (loss)..........................  $ 33,025   $ 11,651   $(78,015)

       As of December 31, 2002, the total adjusted capital of UNIC, DSIC, UNSIC, and UNCIC exceeds the levels that would result in regulatory action under these standards. However, UNIC's ACLRBC ratio has declined significantly during the past year and is near the level that would require it to submit a comprehensive plan aimed at improving its capital position.

                       WIND RIVER INVESTMENT CORPORATION

(7)  LEASE COMMITMENTS

       Total rental expense under operating leases for the years ended December 31, 2000, 2001 and 2002 aggregated $1.3 million, $1.6 million and $1.8 million, respectively. Future minimum payments under non-cancelable operating leases are as follows:

                   (DOLLARS IN THOUSANDS)
2003........................................................         $ 2,084
2004........................................................           1,953
2005........................................................           1,923
2006........................................................           1,953
2007 and thereafter.........................................           3,999
                                                                     -------
  Total.....................................................         $11,912
                                                                     =======

(8)  LIABILITY FOR UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES

       Activity in the liability for unpaid losses and loss adjustment expenses is summarized as follows:

                                                              2000         2001         2002
                 (DOLLARS IN THOUSANDS)                    ----------   ----------   ----------
Unpaid losses and loss adjustment expenses at January
  1......................................................    $805,717     $800,630     $907,357
Less gross reinsurance receivables on unpaid losses and
  loss adjustment expenses...............................     637,850      669,504      750,573
                                                           ----------   ----------   ----------
     Net balance at January 1............................     167,867      131,126      156,784
Incurred losses and loss adjustment expenses related to:
  Current year...........................................     123,476      134,558      130,327
  Prior years............................................     (10,325)      (6,220)      71,423
                                                           ----------   ----------   ----------
     Total incurred losses and loss adjustment
       expenses..........................................     113,151      128,338      201,750
Paid losses and loss adjustment expenses related to:
  Current year...........................................      85,811       76,508       34,045
  Prior years(1).........................................      64,081       26,172       63,669
                                                           ----------   ----------   ----------
     Total paid losses and loss adjustment expenses......     149,892      102,680       97,714
                                                           ----------   ----------   ----------
Net balance at December 31...............................     131,126      156,784      260,820
Plus gross reinsurance receivables on unpaid losses and
  loss adjustment expenses...............................     669,504      750,573    1,743,602
                                                           ----------   ----------   ----------
Unpaid losses and loss adjustment expenses at December
  31.....................................................    $800,630     $907,357   $2,004,422
                                                           ==========   ==========   ==========

------------

(1) Paid losses and loss adjustment expenses in 2001, related to prior years, included the commutation with Reliance Insurance Company in the amount of $9.9 million.

       The increase in losses and loss adjustment expenses of $71.4 million related to prior years is primarily attributable to higher than anticipated losses of $47.8 million in the multiple peril and other liability lines of both our excess and surplus ("E&S") and specialty admitted segments and the results of an arbitration proceeding that resulted in the rescission of a reinsurance agreement that caused prior year losses to increase by $23.6 million. See Note 4 for additional details regarding the rescission.

                       WIND RIVER INVESTMENT CORPORATION

       Prior to 2002, management used its traditional methods of examining reserves for losses and loss adjustment expenses relative to these accident years. In 2002, management determined that it was necessary to increase the projected ultimate loss ratios, relative to these accident years, due to the fact that losses relative to these accident years were emerging at a rate that was greater than originally expected. As a result, prior year losses were increased by $47.8 million.

       In the past, the Company underwrote a product of multi-peril business insuring general contractors and developers that has resulted in significant exposure to construction defect claims. Management believes its reserves for this product ($36.8 million as of December 31, 2002, net of reinsurance) are appropriately established based upon known facts, existing case law and generally accepted actuarial methodologies. However, due to the inherent uncertainty concerning this type of business, the ultimate exposure for these claims may vary significantly from the amounts currently recorded.

       The Company has 37 direct claims related to the September 11th terrorist attacks as of December 31, 2002. The majority of these claims are first party property claims while a few stem from event interruption. Estimated direct indemnity exposure as of December 31, 2002 was $5.0 million with ceded exposure to non-affiliates totaling $4.6 million, leaving net indemnity exposure of $0.4 million. The Company does not anticipate any additional material impact to its financial statements, nor does it expect any future obligations related to this tragedy.

       The Company has exposure to environmental and asbestos claims. The environmental exposure arises from the sale of general liability and commercial multi-peril insurance and the asbestos exposure primarily arises from the sale of product liability insurance. In establishing the liability for unpaid losses and loss adjustment expenses related to asbestos and environmental exposures, management considers facts currently known and the current state of the law and coverage litigation. Liabilities are recognized for known claims (including the cost of related litigation) when sufficient information has been developed to indicate the involvement of a specific insurance policy, and management can reasonably estimate its liability. In addition, liabilities have been established to cover additional exposures on both known and unasserted claims. Estimates of the liabilities are reviewed and updated continually. Developed case law and adequate claim history do not exist for such claims, especially because significant uncertainty exists about the outcome of coverage litigation and whether past claim experience will be representative of future claim experience. In 2001 and prior years, environmental and asbestos claims were aggregated and reviewed with other long-tailed lines of business. IBNR was established in the aggregate for these long-tailed lines. In 2002, asbestos and environmental reserves were separately analyzed. Included in net unpaid losses and loss adjustment expenses as of December 31, 2002 were IBNR reserves of $6.4 million and case reserves of approximately $1.8 million for known asbestos- and environmental-related claims.

(9)  SEGMENT INFORMATION

       The Company's operations are classified into three reportable business segments that are organized around its three underwriting divisions: E&S lines, specialty admitted and reinsurance. The segments follow the same accounting policies used for the Company's consolidated financial statements as described in the summary of significant accounting policies. Management evaluates a segment's performance based upon premium production and the associated losses and loss adjustment expenses experience. Investments and investment performance including investment income and net realized investment gains and losses; acquisition costs and other underwriting expenses including commissions, premium taxes and other acquisition costs; and other operating expenses are managed at a corporate level by the corporate accounting function in conjunction with other corporate departments and are included in "Corporate." The reinsurance segment was de-emphasized in 2002 and the Company did not write any business in this segment in 2002.

                       WIND RIVER INVESTMENT CORPORATION

       Gross premiums written, excluding the reinsurance segment, by product class for the years ended December 31, 2000, 2001, and 2002 are as follows:

                                                                2000       2001       2002
                   (DOLLARS IN THOUSANDS)                     --------   --------   --------
Specific specialty..........................................  $277,167   $375,962   $439,364
Umbrella and excess.........................................    58,095    138,425    209,369
Property and general liability..............................    32,360     50,725     75,376
Non-medical professional liability..........................    23,842     43,408     68,974
                                                              --------   --------   --------
    Total...................................................  $391,464   $608,520   $793,083
                                                              ========   ========   ========

       The gross premiums written information above is not segregated by business segment because product lines cross segments.

       Following is a tabulation of business segment information for each of the past three years. Corporate information is included to reconcile segment data to the consolidated financial statements.

                                                           SPECIALTY
          (DOLLARS IN THOUSANDS)                E&S        ADMITTED     REINSURANCE    CORPORATE       TOTAL
2000:                                       -----------   -----------   -----------   -----------   -----------
Revenues:
Gross premiums written....................  $  260,730    $  130,734    $   62,000    $       --    $  453,464
Net premiums written......................      40,663        24,909        62,000            --       127,572
Net premiums earned.......................      40,504        25,677        70,750            --       136,931
Net investment income.....................          --            --            --        22,490        22,490
Net realized investment gains.............          --            --            --           593           593
                                            ----------    ----------    ----------    ----------    ----------
    Total revenues........................      40,504        25,677        70,750        23,083       160,014
Losses and expenses:
Net losses and loss adjustment expenses...      24,613        18,408        70,130            --       113,151
Acquisition costs and other underwriting
  expenses................................          --            --            --        14,999        14,999
Other operating expenses..................          --            --            --         2,918         2,918
Interest expense..........................          --            --            --           322           322
                                            ----------    ----------    ----------    ----------    ----------
    Income (loss) before income taxes.....      15,891         7,269           620         4,844        28,624
Income tax (benefit) expense..............          --            --            --         5,883         5,883
                                            ----------    ----------    ----------    ----------    ----------
    Net income (loss) before equity in net
      income (loss) of partnerships.......      15,891         7,269           620        (1,039)       22,741
Equity in net income (loss) of
  partnerships............................          --            --            --            --            --
                                            ----------    ----------    ----------    ----------    ----------
    Net income (loss).....................  $   15,891    $    7,269    $      620    $   (1,039)   $   22,741
                                            ==========    ==========    ==========    ==========    ==========
Total assets..............................                                            $1,376,528    $1,376,528
                                                                                      ==========    ==========
                                                           SPECIALTY
          (DOLLARS IN THOUSANDS)                E&S        ADMITTED     REINSURANCE    CORPORATE       TOTAL
2001:                                       -----------   -----------   -----------   -----------   -----------
Revenues:
Gross premiums written....................  $  398,308    $  210,212    $   62,000    $       --    $  670,520
Net premiums written......................      68,226        39,084        62,000            --       169,310
Net premiums earned.......................      59,004        36,582        54,750            --       150,336
Net investment income.....................          --            --            --        19,353        19,353
Net realized and unrealized gains
  (loss)..................................          --            --            --       (12,719)      (12,719)
                                            ----------    ----------    ----------    ----------    ----------
    Total revenues........................      59,004        36,582        54,750         6,634    $  156,970

                       WIND RIVER INVESTMENT CORPORATION

          (DOLLARS IN THOUSANDS)                           SPECIALTY
                                                E&S        ADMITTED     REINSURANCE    CORPORATE       TOTAL
2001:                                       -----------   -----------   -----------   -----------   -----------
Losses and Expenses:
Net losses and loss adjustment expenses...      43,880        29,075        55,383            --       128,338
Acquisition costs and other underwriting
  expenses................................          --            --            --        15,867        15,867
Other operating expenses..................          --            --            --         2,220         2,220
Interest expense..........................          --            --            --            77            77
                                            ----------    ----------    ----------    ----------    ----------
    Income (loss) before income taxes.....      15,124         7,507          (633)      (11,530)       10,468
Income tax (benefit) expense..............          --            --            --           295           295
                                            ----------    ----------    ----------    ----------    ----------
    Net income (loss) before equity in net
      income (loss) of partnerships.......      15,124         7,507          (633)      (11,825)       10,173
Equity in net income (loss) of
  partnerships............................          --            --            --           664           664
                                            ----------    ----------    ----------    ----------    ----------
    Net income (loss).....................  $   15,124    $    7,507    $     (633)   $  (11,161)   $   10,837
                                            ==========    ==========    ==========    ==========    ==========
Total assets..............................                                            $1,575,754    $1,575,754
                                                                                      ==========    ==========
2002:
Revenues:
Gross premiums written....................  $  543,998    $  249,085    $       --    $       --    $  793,083
Net premiums written......................     112,110        60,579            --            --       172,689
Net premiums earned.......................     101,474        53,039         8,250            --       162,763
Net investment income.....................          --            --            --        17,685        17,685
Net realized and unrealized gains
  (loss)..................................          --            --            --       (11,702)      (11,702)
                                            ----------    ----------    ----------    ----------    ----------
    Total revenues........................     101,474        53,039         8,250         5,983       168,746
Losses and Expenses:
Net losses and loss adjustment expenses...     140,943        52,556         8,251            --       201,750
Acquisition costs and other underwriting
  expenses................................          --            --            --        62,938        62,938
Other operating expenses..................          --            --            --         5,874         5,874
Interest expense..........................          --            --            --           115           115
                                            ----------    ----------    ----------    ----------    ----------
    Income (loss) before income taxes.....     (39,469)          483            (1)      (62,944)     (101,931)
Income tax (benefit) expense..............          --            --            --       (40,520)      (40,520)
                                            ----------    ----------    ----------    ----------    ----------
    Net income (loss) before equity in net
      income (loss) of partnerships.......     (39,469)          483            (1)      (22,424)      (61,411)
Equity in net income (loss) of
  partnerships............................          --            --            --          (252)         (252)
                                            ----------    ----------    ----------    ----------    ----------
    Net income (loss).....................  $  (39,469)   $      483    $       (1)   $  (22,676)   $  (61,663)
                                            ==========    ==========    ==========    ==========    ==========
Total assets..............................                                            $2,685,620    $2,685,620
                                                                                      ==========    ==========

(10)  RELATED PARTY TRANSACTIONS

       During 2000, 2001 and 2002, the Company paid management and investment advisory fees of approximately $7.1 million, $7.1 million and $9.9 million, respectively, to affiliates.

       As of December 31, 2001 and 2002, the Company had payable balances due to affiliates totaling approximately $0.1 million and $0.2 million, respectively.

                       WIND RIVER INVESTMENT CORPORATION

       During 2001, the Company purchased a promissory note from Wind River Investments, LLC, an affiliate, for $3.9 million, which included a note receivable of $3.5 million and interest receivable of $0.4 million. The annual rate of interest on this note was 6%. During 2002, this note was sold for $4.2 million (the sum of book value plus accrued interest) to American Manufacturing Corporation (an affiliate). No gain or loss was realized on the sale to American Manufacturing Corporation.

       During 2001, the Company issued a promissory note for $1.4 million to The AMC Group, LLC, an affiliate. The annual rate of interest on this note is 6%. This note, which was carried at amortized cost of $1.2 million and $0.8 million, was included in other invested assets as of December 31, 2001 and 2002, respectively. In April 2003, this note was sold for $0.6 million (the amortized value as of April 30, 2003) to American Manufacturing Corporation (an affiliate). No gain or loss was realized on the sale to American Manufacturing Corporation.

       During 2001, the Company purchased a promissory note from Philadelphia Gear Corporation, an affiliate, for $2.4 million. The annual rate of interest on this note was 6.3%. The promissory note was a loan to 181 Properties, LP (an affiliate). This note, which was carried at amortized cost of $2.4 million, was included in other invested assets as of December 31, 2001 and 2002, respectively. In April 2003, this note was sold for $2.4 million (the amortized value as of April 30, 2003) to American Manufacturing Corporation (an affiliate). No gain or loss was realized on the sale to American Manufacturing Corporation.

       For the year ended December 31, 2000, the Company issued insurance policies with premiums totaling approximately $0.1 million to affiliates.

(11)  COMMITMENTS AND CONTINGENCIES

       The Company has committed to investing $62.2 million over a period of time into several limited liability partnership funds. As of December 31, 2002, $41.2 million has been invested. During the period of January 1st to May 31st, 2003, an additional $2.9 million has been invested. The timing and funding of the remaining commitment of $18.1 million has not been determined. As investment opportunities are identified by the partnerships, capital calls will be made.

       Various lawsuits against the Company have arisen in the ordinary course of business, including defending coverage claims brought against the Company by its policyholders or others. The Company's litigation, including coverage claims matters, is subject to many uncertainties, and given their complexity and scope, the outcomes cannot be predicted with certainty. It is possible that the results of operations in a particular quarterly or annual period could be materially affected by an ultimately unfavorable outcome of litigation or coverage claim matters. Management believes, however, that the ultimate outcome of all litigation and coverage claim matters after consideration of applicable reserves should not have a material adverse effect on the Company's financial condition.

       On January 26, 2001, our subsidiary DSIC was named a defendant in a lawsuit filed in the United States Court for the Southern District of New York by Bank of America N.A. and Platinum Indemnity Limited for breach of contract, negligent supervision and reckless disregard of an agent, and related claims for relief. Bank of America and Platinum seek indemnification of approximately $29 million, plus interest in excess of $10 million and fees and costs, under alleged "facultative reinsurance policies" issued by Worldwide Weather Insurance Agency, Inc., purportedly on behalf of DSIC. The complaint alleges that the facultative certificates reinsure Platinum for losses paid under Weather Risk Mitigation Insurance Policies issued by Platinum to Palladium Insurance Limited covering specific weather derivative trades. Bank of America is the issuing bank for a letter of credit in favor of Palladium, and is allegedly the assignee of Platinum's rights against DSIC. DSIC denies the allegations in the complaint and takes the position, among other things, that even if the facultative certificates were issued in its name, they are

                       WIND RIVER INVESTMENT CORPORATION
unenforceable because Worldwide Weather Insurance Agency and its principal exceeded any authority, either actual or apparent, to issue the "facultative reinsurance policies." The parties are currently engaged in discovery, and a trial date has not been set. The Company believes that this claim is without merit and is vigorously defending this action.

       In related proceedings, DSIC has preserved its potential avenues of recovery in the event it is found liable to Bank of America and Platinum. DSIC is in arbitration against Partner Reinsurance Company Ltd. and Partner Reinsurance Company of the U.S. is seeking recovery under a reinsurance agreement covering the business produced by Worldwide Weather Insurance Agency on a 100% quota share basis. In addition, if it were held liable to Bank of America on the grounds that DSIC was negligent in appointing the Worldwide Weather Insurance Agency, DSIC is claiming indemnification and contribution from Partner Reinsurance Company of the U.S. because of its role in the appointment of the agency's principal and the Worldwide Weather Insurance Agency. The arbitration has been consolidated into the Bank of America litigation for discovery purposes, and is not likely to proceed to a hearing until the Bank of America litigation is resolved.

       During 2002, the Company established a $25 million Revolving Credit Facility with Citizens Bank of Pennsylvania. Interest is payable monthly at either the London inter-bank "offered" rate (LIBOR) plus 65 basis points or the Prime Rate. As of December 31, 2002, there were no balances due in connection with this credit facility. The Revolving Credit Facility was converted to a Demand Discretionary Facility in February 2003.

(12)  SUBSEQUENT EVENTS

       On May 1, 2003, affiliates of Fox Paine and Company, LLC, a San Francisco, California based private equity firm, entered into an Investment Agreement in which they agreed to acquire a controlling interest in the Company.

       In March 2003, the Company resolved a claim by one of its producers that his agency sustained damages in loss of business and in the value of his agency as a result of the alleged delay in DSIC obtaining regulatory approval of rates and forms necessary to support the producer's business. The Company paid the agent $0.4 million in connection with this resolution.

       On February 28, 2003, AIS converted from a C Corporation to an S Corporation. AIS will file a consolidated federal tax return as of February 28, 2003. In subsequent periods, UNIC and its subsidiaries will file a consolidated federal income tax return and AIS and its other subsidiaries, AIAA, IUI and URP, will each file a separate, stand-alone federal income tax return.

(13)  NEW ACCOUNTING PRONOUNCEMENTS

       In May 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity ("SFAS No. 150"). The objective of SFAS No. 150 is to establish standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equities. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. Management has determined that this interpretation will have no effect on the Company's consolidated financial statements.

       In December 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure ("SFAS NO. 148") which amends SFAS Statement No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"). The objective of SFAS No. 148 is to provide alternative methods of

                       WIND RIVER INVESTMENT CORPORATION
transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 does not change the provisions of SFAS No. 123 that permit entities to continue to apply the intrinsic value method of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"). In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Management has determined that this interpretation will have no effect on the Company's consolidated financial statements.

       FASB Interpretation 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, became effective December 15, 2002. This interpretation elaborates on the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued. Management has determined that this interpretation will have no effect on the Company's consolidated financial statements.

       FASB Interpretation 46, Consolidation of Variable Interest Entities, was issued in January 2003 and is effective at various dates for various requirements. This interpretation addresses consolidation of variable interest entities (formerly known as special purpose entities). Management has determined that this interpretation will have no effect on the Company's consolidated financial statements.

                          UNITED NATIONAL GROUP, LTD.

                          CONSOLIDATED BALANCE SHEETS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 PREDECESSOR            SUCCESSOR
                                                              AS OF DECEMBER 31,   AS OF SEPTEMBER 30,
                                                                     2002                 2003
                                                              ------------------   -------------------
                                                                                       (UNAUDITED)
                                                ASSETS
Bonds:
  Trading securities, at fair value (amortized cost:
    2002 -- $14,913; 2003 -- $0)............................      $   14,607           $       --
  Available for sale securities, at fair value (amortized
    cost: 2002 -- $434,957; 2003 -- $475,117)...............         446,418              486,519
Preferred shares:
  Trading securities, at fair value.........................           3,106                   --
  Available for sale securities, at fair value..............              --                3,354
Common shares:
  Trading securities, at fair value.........................          31,604                   --
  Available for sale securities, at fair value..............              --               31,237
Other invested assets.......................................          41,285               44,703
Mortgage loans..............................................           1,167                   --
                                                                  ----------           ----------
    Total investments.......................................         538,187              565,813
Cash and cash equivalents...................................          72,942              234,356
Agents' balances............................................          50,744               68,915
Reinsurance receivables.....................................       1,743,524            1,785,213
Accrued investment income...................................           6,567                6,403
Federal income taxes receivable.............................          31,798                7,557
Deferred federal income taxes...............................          29,970               22,882
Deferred acquisition costs, net.............................           3,289                1,373
Prepaid reinsurance premiums................................         196,172              118,892
Other assets................................................          12,427               23,515
                                                                  ----------           ----------
    Total assets............................................      $2,685,620           $2,834,919
                                                                  ==========           ==========
                                 LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Unpaid losses and loss adjustment expenses..................      $2,004,422           $2,085,658
Unearned premiums...........................................         247,138              168,146
Amounts held for the account of others......................          13,766               12,919
Ceded balances payable......................................          61,787               78,592
Payable for securities......................................           6,250                   --
Contingent commissions......................................           5,426                7,219
Senior notes payable to related party.......................              --               72,848
Due to affiliates...........................................             163                  158
Subordinated Company-obligated mandatorily redeemable
  preferred securities of subsidiary trust holding solely
  junior subordinated securities............................              --               10,000
Other liabilities...........................................          78,031               42,465
                                                                  ----------           ----------
    Total liabilities.......................................      $2,416,983           $2,478,005
                                                                  ----------           ----------
Commitments and contingencies (Note 9)......................              --                   --
SHAREHOLDERS' EQUITY:
Common shares, $0.0001 par value, 900,000,000 common shares
  authorized, 2,698,750 Class A common shares issued and
  outstanding and 12,687,500 Class B common shares issued
  and outstanding...........................................              --                    1
Preferred shares, $0.0001 par value, 100,000,000 shares
  authorized, 15,000,000 issued and outstanding.............              --                    2
Additional paid-in capital..................................          81,186              315,107
Accumulated other comprehensive income......................           7,329                8,689
Retained earnings...........................................         180,122               33,115
                                                                  ----------           ----------
    Total shareholders' equity..............................         268,637              356,914
                                                                  ----------           ----------
    Total liabilities and shareholders' equity..............      $2,685,620           $2,834,919
                                                                  ==========           ==========

          See accompanying notes to consolidated financial statements.

                          UNITED NATIONAL GROUP, LTD.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   PREDECESSOR          PREDECESSOR          SUCCESSOR
                                                   NINE MONTHS        JANUARY 1, 2003    SEPTEMBER 6, 2003
                                                      ENDED               THROUGH             THROUGH
                                                SEPTEMBER 30, 2002   SEPTEMBER 5, 2003   SEPTEMBER 30, 2003
                                                ------------------   -----------------   ------------------
REVENUES:
Gross premiums written........................      $ 680,817            $ 510,623          $    33,190
                                                    =========            =========          ===========
Net premiums written..........................        171,047              139,116                9,692
                                                    =========            =========          ===========
Net premiums earned...........................        157,557              128,254               10,687
Net investment income.........................         12,968               13,289                  792
Net realized investment (losses) gains........        (15,039)               5,589                 (718)
                                                    ---------            ---------          -----------
     Total revenues...........................        155,486              147,132               10,761
LOSSES AND EXPENSES:
Net losses and loss adjustment expenses.......        143,187               84,885                7,349
Acquisition costs and other underwriting
  expenses....................................         14,339               30,543                4,587
Provision for doubtful reinsurance
  receivables.................................                               1,750                   --
Other operating expenses......................          2,436                  288                  124
Interest expense..............................            676                   46                  249
                                                    ---------            ---------          -----------
  Income (loss) before income taxes...........         (5,152)              29,620               (1,548)
Income tax (benefit) expense..................         (5,333)               6,850               (1,106)
                                                    ---------            ---------          -----------
  Net income (loss) before equity in net
     income (loss) of partnerships............            181               22,770                 (442)
Equity in net income (loss) of partnerships...           (995)               1,834                  258
                                                    ---------            ---------          -----------
  Net income (loss) before extraordinary
     gain.....................................           (814)              24,604                 (184)
Extraordinary gain............................             --                   --               46,424
                                                    ---------            ---------          -----------
  Net income..................................      $    (814)           $  24,604          $    46,240
                                                    =========            =========          ===========
PER SHARE DATA:
Net income (loss) available to common
  shareholders before extraordinary gain......      $    (814)           $  24,604          $   (13,309)
  Basic.......................................      $  (8,140)           $ 246,040          $     (1.04)
                                                    =========            =========          ===========
  Diluted.....................................      $  (8,140)           $ 246,040          $     (1.04)
                                                    =========            =========          ===========
Extraordinary gain............................      $      --            $      --          $    46,424
  Basic.......................................      $      --            $      --          $      3.63
                                                    =========            =========          ===========
  Diluted.....................................      $      --            $      --          $      3.63
                                                    =========            =========          ===========
Net income (loss) available to common
  shareholders................................      $    (814)           $  24,604          $    33,115
  Basic.......................................      $  (8,140)           $ 246,040          $      2.59
                                                    =========            =========          ===========
  Diluted.....................................      $  (8,140)           $ 246,040          $      2.59
                                                    =========            =========          ===========
Weighted-average number of shares outstanding
  Basic.......................................            100                  100           12,806,250
                                                    =========            =========          ===========
  Diluted.....................................            100                  100           12,806,250
                                                    =========            =========          ===========

          See accompanying notes to consolidated financial statements.

                          UNITED NATIONAL GROUP, LTD.

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                          PREDECESSOR      SUCCESSOR
                                                         PREDECESSOR      JANUARY 1,     SEPTEMBER 6,
                                                         NINE MONTHS         2003            2003
                                                            ENDED           THROUGH         THROUGH
                                                        SEPTEMBER 30,    SEPTEMBER 5,    SEPTEMBER 30,
                                                             2002            2003            2003
                                                        --------------   -------------   -------------
Net income (loss).....................................     $   (814)       $ 24,604        $ 46,240
  Other comprehensive income (loss), before tax:
     Unrealized gains (losses) on securities:
       Unrealized holding gains (losses) arising
          during period...............................       14,333          (2,450)         13,538
       Less:
          Reclassification adjustment for (losses)
            gains included in net income..............       (1,407)           (568)           (170)
                                                           --------        --------        --------
  Other comprehensive income (loss), before tax.......       12,926          (3,018)         13,368
  Income tax expense (benefit) related to items of
     other comprehensive income (loss)................        4,524          (1,056)          4,679
                                                           --------        --------        --------
  Other comprehensive income (loss), net of tax.......        8,402          (1,962)          8,689
                                                           --------        --------        --------
Comprehensive income, net of tax......................     $  7,588        $ 22,642        $ 54,929
                                                           ========        ========        ========

          See accompanying notes to consolidated financial statements.

                          UNITED NATIONAL GROUP, LTD.

                       CONSOLIDATED STATEMENTS OF CHANGES
                            IN SHAREHOLDERS' EQUITY
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                PREDECESSOR          PREDECESSOR           SUCCESSOR
                                                NINE MONTHS        JANUARY 1, 2003     SEPTEMBER 6, 2003
                                                   ENDED               THROUGH              THROUGH
                                             SEPTEMBER 30, 2002   SEPTEMBER 5, 2003    SEPTEMBER 30, 2003
                                             ------------------   ------------------   ------------------
Common shares:
  Number at beginning of period............            100                  100                    --
  Class A common shares issued.............             --                   --             2,698,750
  Class B common shares issued.............                                                10,000,000
  Class B common shares issued in exchange
     for Series A preferred shares.........             --                   --             2,687,500
                                                  --------             --------           -----------
     Number at end of period...............            100                  100            15,386,250
                                                  --------             --------           -----------
Common stock:
  Balance at beginning of period...........       $     --             $     --           $        --
  Class A common shares issued.............             --                   --                    --
  Class B common shares issued in exchange
     for Series A preferred shares.........             --                   --                     1
                                                  --------             --------           -----------
     Balance at end of period..............       $     --             $     --           $         1
                                                  --------             --------           -----------
Preferred shares:
  Number at beginning of period............             --                                         --
  Preferred shares issued..................             --                                 17,500,000
  Preferred shares exchanged for Class B
     common shares.........................                                                (2,500,000)
                                                  --------             --------           -----------
     Number at end of period...............             --                   --            15,000,000
                                                  --------             --------           -----------
Preferred stock:
  Balance at beginning of period...........       $     --             $     --           $        --
  Preferred stock issued...................             --                   --                     2
  Preferred shares exchanged for Class B
     common shares.........................             --                   --                    --
                                                  --------             --------           -----------
     Balance at end of period..............       $     --             $     --           $         2
                                                  --------             --------           -----------
Additional paid-in capital:
  Balance at beginning of period...........       $ 81,186             $ 81,186           $        --
  Preferred shares exchanged for Class B
     common shares.........................                                                     1,875
  Preferred share dividends................                                                    11,250
  Contributed capital......................             --                5,638               301,982
                                                  --------             --------           -----------
     Balance at end of period..............       $ 81,186             $ 86,824           $   315,107
                                                  --------             --------           -----------
Accumulated other comprehensive income net
  of deferred income:
  Balance at beginning of period...........       $  1,873             $  7,329           $        --
  Other comprehensive income, net of
     taxes.................................          8,402               (1,962)                8,689
                                                  --------             --------           -----------
     Balance at end of period..............       $ 10,275             $  5,367           $     8,689
                                                  --------             --------           -----------
Retained earnings:
  Balance at beginning of period...........       $241,785             $180,122           $        --
  Net income...............................           (814)              24,604                46,240
  Preferred share dividends................                                                   (11,250)
  Preferred share dividends received and
     exchanged for Class B common shares...                                                    (1,875)
                                                  --------             --------           -----------
     Balance at end of period..............        240,971              204,726                33,115
                                                  --------             --------           -----------
       Total shareholders' equity..........       $332,432             $296,917           $   356,914
                                                  ========             ========           ===========

          See accompanying notes to consolidated financial statements.

                          UNITED NATIONAL GROUP, LTD.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                      PREDECESSOR          PREDECESSOR          SUCCESSOR
                                                          NINE           JANUARY 1, 2003    SEPTEMBER 6, 2003
                                                      MONTHS ENDED           THROUGH             THROUGH
                                                   SEPTEMBER 30, 2002   SEPTEMBER 5, 2003   SEPTEMBER 30, 2003
      CASH FLOWS FROM OPERATING ACTIVITIES:        ------------------   -----------------   ------------------
  Net income.....................................     $      (814)          $  24,604           $  46,240
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Extraordinary gain...........................              --                  --             (46,424)
    Deferred federal income taxes................          (6,173)                 39               2,253
    Amortization of bond premium and discount,
      net........................................             518               1,504                 266
    Net realized investment gains................           6,400               2,994                 718
    Equity in loss (income) of partnerships......             995              (1,834)               (258)
    Unrealized loss (gain) on trading
      securities.................................           8,639              (8,583)                 --
    Provision for doubtful reinsurance
      receivables................................            (569)              1,750                  --
    Proceeds from sale or maturity of trading
      securities.................................          24,182               9,827                  --
    Purchase of trading securities...............         (17,736)             (9,764)                 --
CHANGES IN:
    Agents' balances.............................         (44,604)            (32,077)             13,906
    Reinsurance receivables......................         (46,827)           (102,611)              9,049
    Unpaid losses and loss adjustment expenses...          87,011             116,172              14,469
    Unearned premiums............................          73,946               5,450              (4,570)
    Ceded balances payable.......................          37,428              25,691              (8,886)
    Other liabilities............................          13,115             (24,170)            (13,167)
    Amounts held for the account of others.......          10,966               5,070              (5,917)
    Funds held by reinsured companies............           8,250                  --                  --
    Contingent commissions.......................          (4,393)              1,718                  75
    Federal income tax receivable................          (6,378)             31,099              (6,858)
    Prepaid reinsurance premiums.................         (60,456)              5,100               3,890
    Payable for securities.......................             190              (6,227)                (23)
    Other -- net.................................            (729)              1,489             (20,113)
                                                      -----------           ---------           ---------
      Net cash from operating activities.........          82,961              47,241             (15,350)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of bonds and preferred
    stocks.......................................         140,481              71,654              12,473
  Proceeds from maturity of bonds................           5,000               2,500                  --
  Proceeds from sale of other invested assets....             937              14,433                 125
  Purchase of bonds and preferred stocks.........        (222,777)           (101,924)             (1,151)
  Proceeds from sale or repayment of mortgage
    principal....................................              44                   8                  --
  Proceeds from sale of mortgage.................              --               1,166                  --
  Purchase of other invested assets..............         (12,077)             (8,663)             (2,892)
  Acquisition of business, net of cash
    acquired.....................................              --                  --             (10,837)
                                                      -----------           ---------           ---------
      Net cash from investing activities.........         (88,392)            (20,826)             (2,282)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under credit facility...............              --               4,650                  --
  Repayments of credit facility..................              --              (4,650)                 --
  Capital contribution from Ball family trusts...              --               5,638                  --
  Issuance of common shares under stock purchase
    plan.........................................              --                  --               1,988
  Issuance of trust preferred securities.........              --                  --              10,000
                                                      -----------           ---------           ---------
      Net cash from financing activities.........              --               5,638              11,988
                                                      -----------           ---------           ---------
      Net decrease in cash and cash
         equivalents.............................          (5,431)             32,053              (5,644)
  Cash and cash equivalents at beginning of
    period.......................................          77,057              72,942             240,000
                                                      -----------           ---------           ---------
  Cash and cash equivalents at end of period.....     $    71,626           $ 104,995           $ 234,356
                                                      ===========           =========           =========

          See accompanying notes to consolidated financial statements.

                          UNITED NATIONAL GROUP, LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          SEPTEMBER 30, 2002 AND 2003
                                  (UNAUDITED)

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  CAPITALIZATION OF UNITED NATIONAL GROUP, LTD.

       United National Group, Ltd. ("United National Group" or the "Company") was organized by affiliates of Fox Paine & Company, LLC ("Fox Paine") on August 26, 2003, for the purpose of acquiring Wind River Investment Corporation and its subsidiaries ("Wind River" or the "Predecessor"). On September 5, 2003, Fox Paine made a capital contribution of $240.0 million to the Company, in exchange for 10.0 million Class B common shares and 14.0 million Series A preferred shares. $100.0 million of this capital contribution was used to purchase a portion of the common stock of the Predecessor from a group of family trusts affiliated with the Ball family of Philadelphia, Pennsylvania. Of the remaining $140.0 million contributed, $80.0 million was contributed to our U.S. Operations, $43.5 million was used to capitalize our Non-U.S. Operations and $16.5 million was used to fund fees and expenses incurred in connection with the acquisition. A total of $17.6 million of expenses was incurred in connection with the acquisition. The remaining unpaid costs of acquisition will be paid through the U.S. Operations. Also during September 2003, Fox Paine exchanged 2.5 million Series A preferred shares for 2,687,500 Class B common shares. United National Group did not have any material assets or operations prior to September 5, 2003.

  PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

       The consolidated financial statements as of September 30, 2003 and for the nine months ended September 30, 2002 and 2003 are unaudited, but in the opinion of management, have been prepared on the same basis as the annual audited consolidated financial statements of Wind River and reflect all adjustments, consisting of only normal recurring accruals, necessary for a fair statement of the information set forth therein. The December 31, 2002 consolidated balance sheet was derived from audited financial statements but does not include all disclosures required by accounting principles generally accepted in the United States of America (GAAP). The results of operations for the nine months ended September 30, 2003 are not necessarily indicative of the operating results to be expected for the full year or any other period.

       The consolidated financial statements include the accounts of United National Group and its wholly-owned subsidiaries, Wind River Insurance Company (Barbados), Ltd., U.N. Holdings II, Inc., U.N. Holdings Inc. and Wind River Investment Corporation, and its wholly-owned subsidiary, American Insurance Service, Inc. ("AIS"). AIS owns all of the outstanding shares of American Insurance Adjustment Agency, Inc. ("AIAA"), International Underwriters, Inc. ("IUI"), Unity Risk Partners Insurance Services, Inc. ("URP") and United National Insurance Company ("UNIC"). UNIC owns all of the outstanding shares of Diamond State Insurance Company ("DSIC"). DSIC owns all of the outstanding shares of United National Specialty Insurance Company ("UNSIC"), United National Casualty Insurance Company ("UNCIC") and J.H. Ferguson & Associates, LLC. All significant intercompany balances and transactions have been eliminated in consolidation.

       The consolidated financial statements have been prepared in conformity with GAAP, which differ in certain respects from those followed in reports to insurance regulatory authorities. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                          UNITED NATIONAL GROUP, LTD.

                                  (UNAUDITED)

       These financial statements should be read in conjunction with the consolidated financial statements and notes included in the Predecessor's annual audited consolidated financial statements as of and for the year ended December 31, 2002.

  INVESTMENTS

       As a result of the preliminary purchase price allocation, all of the Predecessor's investments at September 5, 2003 were adjusted to their fair value on that date. Thus, the fair value of all investments on September 5, 2003 became the book value prospectively for the Company. In addition, the Company used different classifications for its investments when compared to the classifications used by the Predecessor.

       The Predecessor's investments in bonds were classified as available for sale and trading and were carried at their fair value. The difference between book value and fair value of bonds classified as available for sale, net of the effect of deferred income taxes, was reflected in accumulated other comprehensive income in shareholders' equity and, accordingly, has no effect on net income other than for impairments deemed to be other than temporary. The current year change in the difference between book value and fair value of bonds classified as trading was included in income.

       The Company's investments in bonds are classified as available for sale and are carried at their fair value. The difference between book value and fair value of bonds, excluding the derivative components, net of the effect of deferred income taxes, is reflected in accumulated other comprehensive income in shareholders' equity and, accordingly, has no effect on net income other than for impairments deemed to be other than temporary. The difference between book value and fair value of the derivative components of the bonds is included in income.

       As of September 5, 2003, the Predecessor owned approximately $15.3 million of convertible securities, which were classified as trading. After the acquisition, the Company's convertible securities were classified as available for sale and the Company bifurcated the embedded derivative component of these securities from the host contract. During the period September 6, 2003 through September 30, 2003, the Company recorded a $0.5 million loss in current operations due to the change in fair value of the embedded derivatives.

       The Predecessor's investments in preferred stocks were classified as trading and were carried at fair value. The current year change in the difference between book value and fair value of preferred stocks was included in income.

       The Company's investments in preferred stocks are classified as available for sale and are carried at fair value. The difference between book and fair value of preferred stocks, net of the effect of deferred income taxes, is reflected in accumulated other comprehensive income in shareholders' equity and, accordingly, has no effect on net income other than for impairments deemed to be other than temporary.

       The Predecessor's investments in common stocks were classified as trading and were carried at fair value. The current year change in the difference between book value and fair value of common stocks was included in income.

       The Company's investments in common stocks are classified as available for sale and carried at fair value. The difference between book and fair value of common stocks, net of the effect of deferred income taxes, is reflected in accumulated other comprehensive income in shareholders' equity and, accordingly, has no effect on net income other than for impairments deemed to be other than temporary.

       During 2003, the Predecessor recorded other than temporary impairment losses of $1.9 million on its fixed income portfolio and $0.7 million on its investments in limited partnerships. No such losses were incurred during the nine months ended September 30, 2002.

                          UNITED NATIONAL GROUP, LTD.

                                  (UNAUDITED)

       Other invested assets are comprised primarily of limited liability partnership interests and uncollateralized commercial loans. Partnership interests of 3% ownership or greater are accounted for under the equity method. Partnership interests of less than 3% ownership are carried at their fair value. The difference between book value and fair value of partnership interests of less than 3% ownership, net of the effect of deferred income taxes, is reflected in accumulated other comprehensive income in shareholders' equity and, accordingly, has no effect on net income other than for impairments deemed to be other than temporary. Uncollateralized commercial loans are stated at unpaid principal balances, net of allowances.

       Net realized gains and losses on investments are reported as a component of income from investments. Such gains or losses are determined based on the specific identification method.

       The Company's investments are regularly evaluated to determine if declines in market value below amortized cost are other than temporary. If market value declines are determined to be other than temporary, the security's cost basis is adjusted to the market value of the security, with the loss recognized in the current period.

       Realized losses recorded, as a result of other than temporary impairment evaluations, for the nine months ended September 30, 2002 and 2003 were $0 and $2.6 million, respectively.

       Fair value is defined as the amount at which the instrument could be exchanged in a current transaction with willing parties. The fair values of the Company's investments in bonds and stocks are determined on the basis of quoted market prices.

  OTHER UNDERWRITING EXPENSES

       In March 2003, the Predecessor resolved a claim by one of its producers. The Predecessor paid the agent $0.4 million in connection with this resolution. This $0.4 million charge is included in the Predecessor's results of operations in 2003 as an other underwriting expense.

       During 2003, the Predecessor increased its allowance for doubtful uncollectible reinsurance receivables by $1.8 million.

  INCOME TAXES

       The Company files a consolidated federal tax return. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

       A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. Management believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the remaining deferred income tax assets.

       On February 28, 2003, AIS converted from a C Corporation to an S Corporation. AIS will file a consolidated federal tax return as of February 28, 2003. In subsequent periods, UNIC and its subsidiaries will file a consolidated federal income tax return and AIS and its other subsidiaries, AIAA, IUI and URP, will each file a separate, stand-alone federal income tax return.

                          UNITED NATIONAL GROUP, LTD.

                                  (UNAUDITED)

       On September 5, 2003, Wind River and AIS converted from an S Corporation to a C Corporation. A consolidated income tax return will be filed for all U.S. entities for the stub period from September 5, 2003 to December 31, 2003.

(2)  ACQUISITION OF WIND RIVER

       On September 5, 2003, the Company acquired 100% of the outstanding common stock of Wind River from a group of family trusts affiliated with the Ball family of Philadelphia, Pennsylvania. The purchase price for Wind River consisted of $100.0 million in cash, the issuance of 2.5 million Class A common shares valued at $10.00 per share, the issuance of 3.5 million Series A preferred shares valued at $10.00 per share and the issuance of senior notes by Wind River having an aggregate principal amount of approximately $72.8 million. The fair market valuations of the Class A common shares and Series A preferred shares were determined by using the book value of the shares on September 5, 2003, since the Company received its initial capitalization on that date.

       The primary reason for the acquisition was that the Company valued the significance of Wind River's leading role in the specialty insurance markets. In addition, the Company believed that Wind River was properly positioned to take advantage of the strengthening market conditions in the property and casualty insurance industry.

       In connection with the acquisition on September 5, 2003, the $250.4 million purchase price was allocated to the estimated fair values of the acquired assets and liabilities as follows (dollars in thousands):

ASSETS
  Investments and cash......................................  $  667,836
  Agents' balances..........................................      82,821
  Reinsurance receivables...................................   1,794,262
  Accrued investment income.................................       5,176
  Federal income taxes receivable...........................         699
  Deferred federal income taxes.............................      (5,462)
  Prepaid reinsurance premiums..............................     122,782
  Intangible assets.........................................      96,350
  Other assets..............................................       9,535
                                                              ----------
     Total..................................................  $2,773,999
                                                              ----------
LIABILITIES
  Unpaid losses and loss adjustment expenses................  $2,071,189
  Unearned premiums.........................................     172,716
  Amounts held for the account of others....................      12,857
  Ceded balances payable....................................      87,478
  Payable for securities....................................          23
  Contingent commissions....................................       7,144
  Due to affiliates.........................................         104
  Other liabilities.........................................      59,840
                                                              ----------
     Total..................................................  $2,411,351
                                                              ----------
Estimated fair value of net assets acquired.................  $  362,648

                          UNITED NATIONAL GROUP, LTD.

                                  (UNAUDITED)

Less: write-down of non-current non-financial assets, net of tax
  Intangible assets, net of $33,722 of taxes................     (62,628)
  Other assets, net of $1,694 of taxes......................      (3,146)
                                                              ----------
     Total write-downs......................................     (65,774)
Adjusted estimated fair value of net assets acquired........     296,874
                                                              ----------
Excess of estimated fair value of net assets over purchase
  price.....................................................  $  (46,424)
                                                              ==========

       The transaction was accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations (SFAS No. 141). The $46.4 million excess of the estimated fair value of net assets over purchase price was recognized as an extraordinary gain in the consolidated statement of operations for the period September 6, 2003 to September 30, 2003.

       In connection with the acquisition of Wind River, the assets and liabilities acquired by the Company were adjusted to fair value. Accordingly, the fair value of the reserve for unpaid losses and loss adjustment expenses and reinsurance receivables was estimated by (1) discounting the gross reserves and reinsurance receivables, (2) applying a risk margin to the gross reserves and reinsurance receivables and (3) reducing gross reinsurance receivables by an amount equal to Wind River's estimate of potentially uncollectible reinsurance receivables as of the acquisition date. The final factor did not affect net reinsurance receivables because Wind River had recorded an allowance for uncollectible reinsurance, which was considered a reasonable estimate of the credit risk inherent in the reinsurance receivables as of the acquisition date.

       Wind River discounted the reserve for unpaid losses and loss adjustment expenses and reinsurance receivables based on the present value of the expected underlying cash flows using a risk-free interest rate of 3%, which approximated the U.S. Treasury rate on the acquisition date. The discounting pattern was developed by Wind River's actuarial department based on historical loss data.

       A risk margin of approximately 10% was applied to the discounted reserve for unpaid losses and loss adjustment expenses to reflect management's estimate of the cost Wind River would incur to reinsure the full amount of its unpaid losses and loss adjustment expenses with a third-party reinsurer. This risk margin was based upon management's assessment of the uncertainty inherent in the reserve for unpaid losses and loss adjustment expenses and their knowledge of the reinsurance marketplace.

       As a result of these adjustments, the fair value of the reserve for losses and loss adjustment expenses was reduced by $49.4 million as of the acquisition date. Based on the nature of Wind River's reinsurance program and expected future payout patterns, its reinsurance receivables were also reduced by $49.4 million.

       As of the acquisition date, Wind River adjusted its gross and net unearned premium reserves to fair value by (1) discounting the unearned premium reserves and (2) applying a risk margin to the unearned premium reserves. The risk margin utilized to record the gross unearned premium reserves at fair value was 25%. A slightly lower 20% risk margin was utilized to calculate the net unearned premium reserves because of the shorter period of the underlying exposures, which produces a lower degree of variability in the embedded future profits. Wind River discontinued the unearned premium reserves based on the present value of the expected underlying cash flows using a risk-free interest rate of 3%, which approximated the U.S. Treasury rate on the acquisition date. The discounting pattern was developed by Wind River's actuarial department based on historical loss data.

                          UNITED NATIONAL GROUP, LTD.

                                  (UNAUDITED)

       As a result of these adjustments, the fair value of the gross unearned premium reserves was reduced by $79.9 million as of September 5, 2003, with a $68.3 million decrease in prepaid reinsurance premiums, thereby resulting in an $11.6 million decrease in the net unearned premium reserves. The adjustments to the gross and net unearned premium reserves had a directly proportional impact to gross and net premiums earned.

(3)  DEBT

       As a result of the acquisition of Wind River, senior notes in an aggregate principal amount of approximately $72.8 million, subject to adjustment, were issued to the Ball family trusts by Wind River, as part of the purchase price. These senior notes have an interest rate of 5%, which may be paid either in cash or in kind. These senior notes mature on September 5, 2015; however, in certain circumstances Wind River is required to make mandatory prepayments on these senior notes. Wind River is required to make such mandatory prepayments if "excess cash flow," as defined, was generated in the preceding fiscal year. "Excess cash flow" generally means an amount equal to consolidated net income, less such amounts as the Company's Board of Directors may determine are necessary to: (1) maintain an A.M. Best rating of at least "A" (Excellent) for each of our U.S. Insurance Subsidiaries; (2) make permitted dividend payments; (3) maintain the statutory surplus of our U.S. Insurance Subsidiaries at acceptable levels; and (4) provide the Company's U.S. Insurance Subsidiaries with adequate levels of working capital.

       On September 30, 2003, AIS sold $10.0 million (aggregate principal amount) of Floating Rate Preferred Securities to Dekania CDO I, Ltd., an exempted company incorporated with limited liability under the law of the Cayman Islands ("Dekania"), in a private placement through AIS's wholly owned Delaware subsidiary United National Group Capital Trust I (the "Trust").

       AIS, through the Trust, together with other insurance companies and insurance holding companies, issued trust preferred securities to the collateralized debt obligation pool organized by Dekania, which in turn issued its securities to institutional and accredited investors. The Trust issued 10,000 trust preferred securities, having a stated liquidation amount of $1,000 per security, which mature on September 30, 2033 and bear a floating interest rate, reset quarterly, equal to LIBOR plus 4.05%. AIS, through the Trust, has the right to call the trust preferred securities at par after September 30, 2008. The trust preferred securities have not been and will not be registered under the Securities Act of 1933, as amended, and satisfy the eligibility requirements of Rule 144A(d)(3) under the Act.

       The entire proceeds from the sale of the trust preferred securities was used for the purchase of $10.0 million of unsecured junior subordinated deferrable interest notes issued by AIS under a junior subordinated indenture dated as of September 30, 2003 between AIS and JPMorgan Chase Bank, as indenture trustee.

(4)  PENSION AND DEFERRED COMPENSATION PLANS

       Prior to September 5, 2003, UNIC participated in a non-contributory pension plan with American Manufacturing Corporation (an affiliate) covering all employees. The plan provided pension benefits that were based on length of service and a percentage of the average qualifying compensation for the highest five consecutive years of employment. On September 5, 2003, the non-contributory pension plan was terminated. As a result of the acquisition of Wind River, all employees became immediately vested.

       The Company maintains a 401(k) defined contribution plan covering substantially all U.S. employees. Prior to September 5, 2003, American Manufacturing Corporation had managed the Predecessor's 401(k) plan. This 401(k) plan covered substantially all full-time employees. Eligible employees could defer up to 15% of their salary. The Predecessor matched 50% of employees'

                          UNITED NATIONAL GROUP, LTD.

                                  (UNAUDITED)

contributions up to 6% of their salary. Eligible employees were vested in the Predecessor's contribution and related investment income after five years of service. As a result of the acquisition, all employees who participated in the plan were immediately vested. The Company is now responsible for managing its own 401(k) plan. Starting on September 5, 2003, the Company matches 75% of the first 6% contributed by the employee. In addition, the Company contributes 1% of the employee's salary regardless of whether the employee contributes to the plan.

       The Predecessor had a qualified deferred compensation plan for certain key executives. Through September 5, 2003, the Predecessor had accrued $7.6 million in other liabilities related to this plan. This plan was settled and terminated upon completion of the acquisition.

(5)  STOCK COMPENSATION PLANS

       The Company follows Statement of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), which establishes a fair value-based method of accounting for stock-based compensation plans.

       The Company has various stock option plans to reward key executives and employees of the Company. The fair value of options at the date of grant are charged to compensation costs over the vesting or performance period. $0.4 million of compensation expense was recognized for the period ended September 30, 2003. A summary of the options granted is as follows:

                                OPTION-A TRANCHE

                                                                           WEIGHTED
                                                              NUMBER       AVERAGE
                                                                OF      EXERCISE PRICE
                                                              SHARES      PER SHARE
                                                              -------   --------------
Options outstanding August 29, 2003.........................       --          --
Options issued and exercisable..............................  256,074       $6.50
Options cancelled (reversed)................................       --          --
Options exercised...........................................       --          --
                                                              -------
Options outstanding September 30, 2003......................  256,074       $6.50
                                                              =======       =====

       256,074 Option-A tranche options were granted on September 5, 2003 at an exercise price of $6.50 per share and are fully vested at the time of the grant. The Company recognized compensation expense of $0.4 million for the period ended September 30, 2003.

                          UNITED NATIONAL GROUP, LTD.

                                  (UNAUDITED)

                               TIME-BASED OPTIONS

                                                                           WEIGHTED
                                                              NUMBER       AVERAGE
                                                                OF      EXERCISE PRICE
                                                              SHARES      PER SHARE
                                                              -------   --------------
Options outstanding August 29, 2003.........................       --           --
Options issued and exercisable..............................  341,875       $10.00
Options cancelled (reversed)................................       --           --
Options exercised...........................................       --           --
                                                              -------
Options outstanding September 30, 2003......................  341,875       $10.00
                                                              =======       ======

       341,875 options were granted on September 5, 2003 at an exercise price of $10.00 per share. The options vest in 20% increments over a five-year period, with any unvested options forfeitable upon termination of employment for any reason. The first vesting period ends on December 31, 2004. The Company recognized compensation expense of $0.01 million for the period ended September 30, 2003.

                           PERFORMANCE-BASED OPTIONS

                                                                           WEIGHTED
                                                              NUMBER       AVERAGE
                                                                OF      EXERCISE PRICE
                                                              SHARES      PER SHARE
                                                              -------   --------------
Options outstanding August 29, 2003.........................       --           --
Options issued and exercisable..............................  540,625       $10.00
Options cancelled (reversed)................................       --           --
Options exercised...........................................       --           --
                                                              -------
Options outstanding September 30, 2003......................  540,625       $10.00
                                                              =======       ======

       540,625 performance-based options were granted on September 5, 2003 at an exercise price of $10.00 per share. The options vest in 25% increments and are conditioned upon the Company achieving various operating targets or Fox Paine achieving an agreed upon rate of return. The first vesting period ends on December 31, 2004.

       The weighted average fair value of options granted under employee incentive plans was $1.55 using a Black-Scholes option-pricing model and the following assumptions:

Dividend yield......................................  0.0%
Expected volatility.................................  0.0%
Risk-free interest rate.............................  3.51%
Expected option life................................  5 years

       The Company will utilize an expected volatility factor for all options granted subsequent to September 17, 2003.

       The Company also issued a total of 55,000 warrants at an exercise price of $10.00 per share.

(6)  EARNINGS PER SHARE

       Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. The effects of stock options, warrants and conversion of Series A preferred

                          UNITED NATIONAL GROUP, LTD.

                                  (UNAUDITED)

shares have not been included in the computation of diluted earnings per share for the period September 6, 2003 through September 30, 2003 as their effect would have been anti-dilutive. Weighted average shares for the diluted earnings per share calculation would have been 18,705,000 higher if stock options, warrants and conversion of Series A Preferred Shares were included.

       The following table sets forth the computation of basic and diluted earnings per share.

                                                                     PREDECESSOR          SUCCESSOR
                                                PREDECESSOR       -----------------   ------------------
                                             ------------------    JANUARY 1, 2003    SEPTEMBER 6, 2003
                                             NINE MONTHS ENDED         THROUGH             THROUGH
                                             SEPTEMBER 30, 2002   SEPTEMBER 5, 2003   SEPTEMBER 30, 2003
 (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)   ------------------   -----------------   ------------------
Net income (loss) before extraordinary
  gain.....................................       $  (814)            $ 24,604           $      (184)
Less: Preferred stock dividends............            --                   --               (13,125)
                                                  -------             --------           -----------
     Income (loss) available to common
       shareholders before extraordinary
       gain................................          (814)              24,604               (13,309)
Extraordinary gain.........................            --                   --                46,424
                                                  -------             --------           -----------
     Net income (loss).....................       $  (814)            $ 24,604           $    33,115
                                                  =======             ========           ===========
Weighted average shares for basic earnings
  per share................................           100                  100            12,806,250
                                                  =======             ========           ===========
BASIC EARNINGS (LOSS) PER SHARE:
Net income (loss) available to common
  shareholders before extraordinary gain...       $(8,140)            $246,040           $     (1.04)
Extraordinary gain.........................            --                   --                  3.63
                                                  -------             --------           -----------
     Net income (loss).....................       $(8,140)            $246,040           $      2.59
                                                  =======             ========           ===========
DILUTED EARNINGS (LOSS) PER SHARE:
Weighted average shares for diluted
  earnings per share.......................           100                  100            12,806,250
                                                  =======             ========           ===========
     Net income (loss) available to common
       shareholders before extraordinary
       gain................................       $(8,140)            $246,040           $     (1.04)
Extraordinary gain.........................            --                   --                  3.63
                                                  -------             --------           -----------
     Net income (loss).....................       $(8,140)            $246,040           $      2.59
                                                  =======             ========           ===========

(7)  SEGMENT INFORMATION

       The Company's operations are classified into three reportable business segments that are organized around its three underwriting divisions: E&S lines, specialty admitted and reinsurance. The segments follow the same accounting policies used for the Company's consolidated financial statements as described in the summary of significant accounting policies. Management evaluates a segment's performance based upon premium production and the associated losses and loss adjustment expense experience. Investments and investment performance, acquisition costs and other underwriting expenses including commissions, premium taxes and other acquisition costs; other operating expenses are managed at a corporate level and are included in "Corporate."

       The reinsurance segment was de-emphasized in 2002. Subsequent to September 30, 2002, the Company amended the treaty with the reinsurer to reduce the net premiums written and earned for 2002 to $0; subsequently, the treaty was commuted.

                          UNITED NATIONAL GROUP, LTD.

                                  (UNAUDITED)

       Gross premiums written, excluding the reinsurance segment, by product class are as follows:

                                                PREDECESSOR          PREDECESSOR           SUCCESSOR
                                             ------------------   ------------------   ------------------
                                                NINE MONTHS        JANUARY 1, 2003     SEPTEMBER 6, 2003
          (DOLLARS IN THOUSANDS)                   ENDED               THROUGH              THROUGH
                                             SEPTEMBER 30, 2002   SEPTEMBER 5, 2003    SEPTEMBER 30, 2003
                                             ------------------   ------------------   ------------------
Specific specialty.........................       $361,330             $230,183             $14,962
Umbrella and excess........................        170,090              126,617               8,230
Property and general liability.............         59,192               91,022               5,916
Non-medical professional liability.........         56,205               62,801               4,082
                                                  --------             --------             -------
                                                  $646,817             $510,623             $33,190
                                                  ========             ========             =======

       The gross premiums written information is not segregated by business segment because product lines cross segments.

NINE MONTHS ENDED SEPTEMBER 30, 2002:                             PREDECESSOR
-------------------------------------     ------------------------------------------------------------
         (DOLLARS IN THOUSANDS)                      SPECIALTY
                                            E&S      ADMITTED    REINSURANCE   CORPORATE      TOTAL
                                          --------   ---------   -----------   ----------   ----------
REVENUES:
Gross premiums written..................  $446,071   $200,746      $34,000     $       --   $  680,817
                                          ========   ========      =======     ==========   ==========
Net premiums written....................    92,270     44,777       34,000             --      171,047
                                          ========   ========      =======     ==========   ==========
Net premiums earned.....................    77,274     38,033       42,250                     157,557
Net investment income...................        --         --           --         12,968       12,968
Net realized investment (losses)
  gains.................................        --         --           --        (15,039)     (15,039)
                                          --------   --------      -------     ----------   ----------
  Total revenues........................    77,274     38,033       42,250         (2,071)     155,486
LOSSES AND EXPENSES:
Net losses and loss adjustment
  expenses..............................    73,799     27,138       42,250             --      143,187
Acquisition costs and other underwriting
  expenses..............................        --         --           --         14,339       14,339
Provision for doubtful reinsurance
  receivables...........................        --         --           --             --           --
Other operating expenses................        --         --           --          2,436        2,436
Interest expense........................        --         --           --            676          676
                                          --------   --------      -------     ----------   ----------
  Income (loss) before income taxes.....     3,475     10,895           --        (19,522)      (5,152)
Income tax (benefit) expense............        --         --           --         (5,333)      (5,333)
                                          --------   --------      -------     ----------   ----------
  Net income (loss) before equity in net
     (loss) income of partnerships......     3,475     10,895           --        (14,189)         181
Equity in net income (loss) of
  partnerships..........................                                             (995)        (995)
                                          --------   --------      -------     ----------   ----------
  Net income (loss) before extraordinary
     gain...............................     3,475     10,895           --        (15,184)        (814)
Extraordinary gain......................        --         --           --             --           --
                                          --------   --------      -------     ----------   ----------
  Net income (loss).....................  $  3,475   $ 10,895      $    --     $  (15,184)  $     (814)
                                          ========   ========      =======     ==========   ==========
Total assets............................                                       $1,804,256   $1,804,256
                                                                               ==========   ==========

                          UNITED NATIONAL GROUP, LTD.

                                  (UNAUDITED)

                                                       SPECIALTY
                                              E&S      ADMITTED    REINSURANCE   CORPORATE      TOTAL
JANUARY 1, 2003 THROUGH SEPTEMBER 5, 2003:  --------   ---------   -----------   ----------   ----------
          (DOLLARS IN THOUSANDS)
REVENUES:
Gross premiums written...................   $357,394   $153,229       $  --      $       --   $  510,623
                                            ========   ========       =====      ==========   ==========
Net premiums written.....................     83,046     56,070          --              --      139,116
                                            ========   ========       =====      ==========   ==========
Net premiums earned......................     77,942     50,312          --              --      128,254
Net investment income....................         --         --          --          13,289       13,289
Net realized investment (losses) gains...         --         --          --           5,589        5,589
                                            --------   --------       -----      ----------   ----------
  Total revenues.........................     77,942     50,312          --          18,878      147,132
LOSSES AND EXPENSES:
Net losses and loss adjustment expenses...    50,990     33,895          --              --       84,885
Acquisition costs and other underwriting
  expenses...............................         --         --          --          30,543       30,543
Provision for doubtful reinsurance
  receivables............................         --         --          --           1,750        1,750
Other operating expenses.................         --         --          --             288          288
Interest expense.........................         --         --          --              46           46
                                            --------   --------       -----      ----------   ----------
  Income (loss) before income taxes......     26,952     16,417          --         (13,749)      29,620
Income tax (benefit) expense.............         --         --          --           6,850        6,850
                                            --------   --------       -----      ----------   ----------
  Net income (loss) before equity in net
     income (loss) of partnerships.......     26,952     16,417          --         (20,599)      22,770
Equity in net income (loss) of
  partnerships...........................         --         --          --           1,834        1,834
                                            --------   --------       -----      ----------   ----------
  Net income (loss) before extraordinary
     gain................................     26,952     16,417          --         (18,765)      24,604
Extraordinary gain.......................         --         --          --              --           --
                                            --------   --------       -----      ----------   ----------
  Net income (loss)......................   $ 26,952   $ 16,417       $  --      $  (18,765)  $   24,604
                                            ========   ========       =====      ==========   ==========

                          UNITED NATIONAL GROUP, LTD.

                                  (UNAUDITED)

                                                 E&S      SPECIALTY
                                                LINES     ADMITTED    REINSURANCE   CORPORATE      TOTAL
SEPTEMBER 6, 2003 THROUGH SEPTEMBER 30, 2003:  --------   ---------   -----------   ----------   ----------
           (DOLLARS IN THOUSANDS)
REVENUES:
Gross premiums written....................     $ 23,230   $  9,960       $  --      $       --   $   33,190
                                               ========   ========       =====      ==========   ==========
Net premiums written......................        5,786      3,906          --              --        9,692
                                               ========   ========       =====      ==========   ==========
Net premiums earned.......................        6,495      4,192          --              --       10,687
Net investment income.....................           --         --          --             792          792
Net realized investment (losses) gains....           --         --          --            (718)        (718)
                                               --------   --------       -----      ----------   ----------
  Total revenues..........................        6,495      4,192          --              74       10,761
LOSSES AND EXPENSES:
Net losses and loss adjustment expenses...        4,415      2,934          --              --        7,349
Acquisition costs and other underwriting
  expenses................................           --         --          --           4,587        4,587
Provision for doubtful reinsurance
  receivables.............................           --         --          --              --           --
Other operating expenses..................           --         --          --             124          124
Interest expense..........................           --         --          --             249          249
                                               --------   --------       -----      ----------   ----------
  Income (loss) before income taxes.......        2,080      1,258          --          (4,886)      (1,548)
Income tax (benefit) expense..............           --         --          --          (1,106)      (1,106)
                                               --------   --------       -----      ----------   ----------
  Net income (loss) before equity in net
     income (loss) of partnerships........        2,080      1,258          --          (3,780)        (442)
Equity in net income (loss) of
  partnerships............................           --         --          --             258          258
                                               --------   --------       -----      ----------   ----------
  Net income (loss) before extraordinary
     gain.................................        2,080      1,258          --          (3,522)        (184)
Extraordinary gain........................           --         --          --          46,424       46,424
                                               --------   --------       -----      ----------   ----------
  Net income (loss).......................     $  2,080   $  1,258       $  --      $   42,902   $   46,240
                                               ========   ========       =====      ==========   ==========
Total assets..............................                                          $2,834,919   $2,834,919
                                                                                    ==========   ==========

(8)  RELATED PARTY TRANSACTIONS

       During 2001, the Company made a loan to The AMC Group, LLC (an affiliate). This note, which was carried at amortized cost of $0.8 million, was included in other invested assets as of December 31, 2002. In April 2003, this note was sold for $0.6 million (the amortized value as of April 30, 2003) to American Manufacturing Corporation (an affiliate). No gain or loss was realized on the sale to American Manufacturing Corporation.

       During 2001, AIS purchased a promissory note from Philadelphia Gear Corporation (an affiliate) for $2.3 million. The annual rate of interest on this note was 6.3%. The promissory note was a loan to 181 Properties, LP (an affiliate). This note, which was carried at amortized cost of $2.3 million, was included in other invested assets as of December 31, 2002. In April 2003, this note was sold for $2.3 million to American Manufacturing Corporation. No gain or loss was realized on the sale to American Manufacturing Corporation.

                          UNITED NATIONAL GROUP, LTD.

                                  (UNAUDITED)

       On August 25, 2003, the Predecessor sold its interest in six limited liability partnership funds to American Manufacturing Corporation, an affiliate, for $6.0 million, the sum of carrying values per UNIC's March 31, 2003 statutory financial statement plus any capital calls and less any distributions between July 1, 2003 and August 25, 2003. The Predecessor recorded a capital loss of $0.1 million in connection with this transaction.

       On September 5, 2003, the Company prepaid $1.5 million of management fees to Fox Paine & Company ($1.2 million) and The AMC Group, L.P. ($0.3 million), an affiliate of the Ball family trusts. The prepaid management fees cover the period from September 5, 2003 through September 4, 2004 and will be recognized ratably over that period.

       As of December 31, 2002 and September 30, 2003, the Company had balances payable due to affiliates totaling approximately $0.2 million and $0.2 million, respectively.

       On August 25, 2003, Wind River sold a series of limited partnership interests to Wind River Investments, LLC. Proceeds from the sale of those investments totaled $6.0 million.

       On September 5, 2003, the Company paid Fox Paine a fee of $12.0 million related to the Company's acquisition of Wind River and reimbursed Fox Paine for $0.5 million of related expenses.

(9)  COMMITMENTS AND CONTINGENCIES

       The Company has committed to investing $45.1 million over a period of time into several limited liability partnership funds. As of September 30, 2003, $39.7 million has been invested. The Company has a remaining commitment of $5.4 million. The timing and funding of this remaining commitment has not been determined.

       Various lawsuits against the Company have arisen in the ordinary course of the Company's business, including defending coverage claims brought against the Company by its policyholders or others. The Company's litigation, including coverage claims matters, is subject to many uncertainties, and given their complexity and scope, the outcomes cannot be predicted with certainty. It is possible that the results of operations in a particular quarterly or annual period could be materially affected by an ultimate unfavorable outcome of litigation and/or coverage claim matters. Management believes, however, that the ultimate outcome of all litigation and coverage claim matters after consideration of applicable reserves should not have a material adverse effect on the Company's financial condition.

       On January 26, 2001, our subsidiary DSIC was named a defendant in a lawsuit filed in the United States Court for the Southern District of New York by Bank of America N.A. and Platinum Indemnity Limited for breach of contract, negligent supervision and reckless disregard of an agent, and related claims for relief. Bank of America and Platinum seek indemnification of approximately $29.0 million, plus interest in excess of $10.0 million and fees and costs, under alleged "facultative reinsurance policies" issued by Worldwide Weather Insurance Agency, Inc. purportedly on behalf of DSIC. The complaint alleges the facultative certificates reinsure Platinum for losses paid under Weather Risk Mitigation Insurance Policies issued by Platinum to Palladium Insurance Limited covering specific weather derivative trades. Bank of America is the issuing bank for a letter of credit in favor of Palladium, and is allegedly the assignee of Platinum's rights against DSIC. DSIC denies the allegations in the complaint, and takes the position, among other things, that even if the facultative certificates were issued in its name, they are unenforceable because Worldwide Weather Insurance Agency and its principal exceeded any authority, either actual or apparent, to issue the "facultative reinsurance policies." The parties are currently engaged in discovery, and a trial date has not been set. The Company believes that this claim is without merit and is vigorously defending this action.

                          UNITED NATIONAL GROUP, LTD.

                                  (UNAUDITED)

       In related proceedings, DSIC has preserved its potential avenues of recovery in the event it is found liable to Bank of America and Platinum. DSIC is in arbitration against Partner Reinsurance Company Ltd. and Partner Reinsurance Company of the U.S. seeking recovery under a reinsurance agreement covering the business produced by Worldwide Weather Insurance Agency on a 100% quota share basis. In addition, if it were held liable to Bank of America on the grounds DSIC was negligent in appointing Worldwide Weather Insurance Agency, DSIC is claiming indemnification and contribution from Partner Reinsurance Company of the U.S. because of its role in the appointment of the agency's principal and Worldwide Weather Insurance Agency. The arbitration has been consolidated into the Bank of America litigation for discovery purposes, and is not likely to proceed to a hearing until the Bank of America litigation is resolved.

       During 2002, the Company established a $25.0 million Revolving Credit Facility with Citizens Bank of Pennsylvania. Interest is payable monthly at either the London inter-bank "offered" rate (LIBOR) plus 65 basis points or the Prime Rate. The Revolving Credit Facility was converted to a Demand Discretionary Facility in February 2003. As of September 30, 2003, there were no balances due in connection with this credit facility.

       On July 11, 2003, our subsidiary United National Insurance Company was named a defendant in a lawsuit filed in the Superior Court of Fulton County, Georgia (since removed to the United States District Court for the Northern District of Georgia), by Gulf Underwriters Insurance Company seeking rescission of a facultative reinsurance certificate issued to United National Insurance Company with regard to an individual insurance policy. The facultative reinsurance certificate provided 100% reinsurance to United National Insurance Company for loss and loss adjustment expenses paid under the insurance policy. The rescission claim is based on allegations of breach of contract; misrepresentation; non-disclosure and breach of duty of good faith; and fraud. The complaint also seeks attorney's fees and costs. United National Insurance Company denies the allegations in the complaint and has filed a counterclaim for $1.6 million. This litigation has just begun and a trial date has not been set. In the opinion of management, the ultimate disposition of this matter is not expected to have a material adverse effect on the Company's financial condition.

(10)  NEW ACCOUNTING PRONOUNCEMENTS

       In May 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity ("SFAS No. 150"). The objective of SFAS No. 150 is to establish standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equities. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. Management has determined that this interpretation will have no effect on the Company's consolidated financial statements.

       In December 2002, the FASB issued Statement of Financial Accounting Standard No. 148, Accounting for Stock-Based Compensation -- Transition and Disclosure ("SFAS No. 148"), which amends SFAS Statement No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"). The objective of SFAS No. 148 is to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 does not change the provisions of SFAS No. 123 that permit entities to continue to apply the intrinsic value method of Accounting Principles Board Opinion No. 25, Accounting for Stock issued to Employees ("APB No. 25"). In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of

                          UNITED NATIONAL GROUP, LTD.

                                  (UNAUDITED)

accounting for stock-based employee compensation and the effect of the method used on reported results. Management has determined that this interpretation will have no effect on the Company's consolidated financial statements.

       FASB Interpretation 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, became effective December 15, 2002. This interpretation elaborates on the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued. Management has determined that this interpretation will have no effect on the Company's consolidated financial statements.

       FASB Interpretation 46, Consolidation of Variable Interest Entities, was issued in January 2003 and is effective at various dates for various requirements. The interpretation addresses consolidation of variable interest entities (formerly known as special purpose entities). Management has determined that this interpretation will have no effect on the Company's consolidated financial statements.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholder of United National Group, Ltd.:

       In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of United National Group, Ltd. (the "Company") at August 29, 2003 in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Company's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
Philadelphia, PA
October 7, 2003

                          UNITED NATIONAL GROUP, LTD.

                                 BALANCE SHEET
                             AS OF AUGUST 29, 2003

                                ASSETS
Cash........................................................  $150,000
                                                              --------
     Total assets...........................................  $150,000
                                                              ========
                 LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Commitments and contingencies...............................        --
SHAREHOLDERS' EQUITY
Common shares, Class A $0.0001 par value 900,000,000 common
  shares authorized, 0 Class A shares issued and
  outstanding...............................................        --
Common shares, Class B $0.0001 par value 900,000,000 shares
  authorized, 15,000 shares issued and outstanding..........         2
Preferred shares, $0.0001 par value, 100,000,000 shares
  authorized, 0 shares issued and outstanding...............        --
Additional paid-in capital..................................  $149,998
                                                              --------
     Total shareholders' equity.............................  $150,000
                                                              --------
     Total liabilities and shareholders' equity.............  $150,000
                                                              ========

                    See accompanying notes to balance sheet

                          UNITED NATIONAL GROUP, LTD.

                             NOTES TO BALANCE SHEET

(1)  FORMATION

       On August 26, 2003, United National Group, Ltd. (the "Company") was formed by U.N. Holdings (Cayman), Ltd., which was established by affiliates of Fox Paine & Company, LLC. On August 29, 2003, the Company issued 15,000 Class B common shares to U.N. Holdings (Cayman), Ltd. in exchange for $150,000.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

       The balance sheet has been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP").

  CASH AND CASH EQUIVALENTS

       The Company considers all investments with maturities of three months or less at the date of acquisition to be cash equivalents.

(3)  SHAREHOLDERS' EQUITY

       Upon the formation of the Company, its board of directors authorized 900,000,000 common shares and 100,000,000 preferred shares. As of August 29, 2003, 15,000 Class B common shares were issued and outstanding. No preferred shares were issued and outstanding as of August 29, 2003.

  COMMON SHARES

       Class A common shares and Class B common shares have identical rights and rank equally in all respects except for voting rights and conversion features. Neither Class A common shares nor Class B common shares are entitled to any sinking or preemptive rights.

       Each Class A common share is entitled to one vote, while each Class B common share is entitled to ten votes on all matters upon which the common shareholders is entitled to vote, including the election of directors.

       Each Class B common share is convertible at any time into one Class A common share at the option of the holder. Additionally, each Class B common share will automatically convert into one share of Class A common share upon any transfer by the registered holder of that share, whether or not for value, except for transfers to (1) a nominee or affiliate of such holder that will not result in a change of beneficial ownership as determined under Rule 13d-3 under the Exchange Act or (2) a person who already holds Class B common shares.

  PREFERRED SHARES

       Each Series A preferred share is convertible at any time into one Class B common share, subject to adjustment in certain circumstances, including in the event of share splits and combinations, dividends of shares and other property, transactions in which the shares are exchanged and issuances of common shares at values below market value. In addition, on September 5, 2005, each Series A preferred share will automatically convert into one Class B common share, subject to similar adjustments.

       Upon completion of a public offering of common shares resulting in net proceeds of $50.0 million or more to the Company, a number of Series A preferred shares (determined so that 110% of the aggregate liquidation preference plus accrued but unpaid dividends is equal to the net proceeds to United

                          UNITED NATIONAL GROUP, LTD.

National Group from such initial public offering) shall be redeemed. The redemption price will be paid as follows:

       - an amount equal to 100% of the liquidation preference shall be paid in cash; and

       - the remainder of the redemption price shall be through delivery of Class A common shares having a value (based on the initial public offering price to the public, gross of any underwriting discounts or commissions, in such public offering) equal to 10% of the liquidation preference plus all accrued but unpaid dividends.

       Upon winding up, dissolution or liquidation, each Series A preferred share is entitled to a liquidation preference of $10.00 plus all accrued but unpaid dividends, before any distribution is made to holders of the Company's common shares or other shares ranking junior to Series A preferred shares.

       Series A preferred shares are entitled to receive dividends at an annual rate of 15% of the liquidation preference of each such share plus all accrued but unpaid dividends. Dividends on Series A preferred shares are payable semi-annually, beginning on March 1, 2004. Such dividends are accrued on the first day of each semi-annual period. Dividends on the Series A preferred shares are payable in cash, additional Series A preferred shares or any combination thereof, at the discretion of the Company's board of directors.

       Holders of Series A preferred shares are entitled to notice of and to vote at general meetings of shareholders on all matters upon which the holders of common shares are entitled to vote. The holders of Series A preferred shares and common shares vote together as a single class. Each Series A preferred share has the same number of votes that could be cast by the holder of the number of Class B common shares into which each Series A preferred share could be converted.

(4)  SUBSEQUENT EVENTS

       On September 5, 2003, U.N. Holdings (Cayman) Ltd. contributed an additional $239.9 million to the Company in exchange for 14,000,000 shares of Series A preferred stock and 9,985,000 shares of Class B common stock.

       On September 5, 2003, the Company acquired 100% of the outstanding common stock of Wind River Investment Corporation in exchange for $100.0 million of cash, 2.5 million shares of the Company's Class A common stock, 3.5 million shares of the Company's Series A preferred stock and $72.8 million of Senior Notes issued by Wind River Investment Corporation. The Senior Notes bear interest at 5.0% per annum and mature on September 5, 2015. However, in certain circumstances, Wind River Investment Corporation may be required to make prepayments on these Senior Notes on October 1 of each year if "excess cash flow" was generated by the Company in the preceding fiscal year. "Excess cash flow" generally means an amount equal to consolidated net income, less such amounts that the Company's board of directors determines necessary to (1) maintain an A.M. Best rating of at least "A" (Excellent) for each of the U.S. Insurance Subsidiaries; (2) make dividend payments from certain subsidiaries;
(3) maintain the statutory surplus of the Company's U.S. Insurance Subsidiaries at acceptable levels; and (4) allow the Company's U.S. Insurance Subsidiaries to maintain adequate levels of working capital.

       On September 4, 2003, the Company contributed $130,000 to Wind River Insurance Company (Barbados), Ltd. On September 5, 2003, the Company contributed Wind River Investment Corporation and $197.5 million to Wind River Insurance Company (Barbados), Ltd.

       In connection with the acquisition of Wind River Investment Corporation on September 5, 2003, certain key executives purchased 198,750 shares of Class A common stock at $10.00 per share.

                          UNITED NATIONAL GROUP, LTD.

       On September 5, 2003, the Company issued options to purchase 1,138,574 shares of Class A common stock and on September 11, 2003, issued warrants to purchase 55,000 shares of Class A common stock.

       On September 17, 2003, the Company filed a Registration Statement under the Securities Act of 1933 stating that it intends to sell shares of Class A common stock to the public. The Company intends to use the proceeds from the offering to redeem the outstanding shares of Series A preferred shares. Any remaining proceeds are expected to be used for general corporate purposes, including capital contributions to the Company's insurance subsidiaries.

       On September 30, 2003, our subsidiary, American Insurance Service, Inc., a Delaware Corporation ("AIS"), sold $10.0 million (aggregate liquidation preference) of Floating Rate Preferred Securities to Dekania CDO I, Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands ("Dekania"), in a private placement through AIS's wholly-owned Delaware subsidiary, United National Group Capital Trust I (the "Trust").

       AIS, through the Trust, together with other insurance companies and insurance holding companies, issued trust preferred securities to the collateralized debt obligation pool organized by Dekania, which in turn issued its securities to institutional and accredited investors. The Trust issued 10,000 trust preferred securities, having a stated liquidation amount of $1,000 per security, which mature on September 30, 2033 and bear a floating interest rate, reset quarterly, equal to LIBOR plus 4.05%. AIS, through the Trust, has the right to call the trust preferred securities at par after September 30, 2008. The trust preferred securities have not been and will not be registered under the Securities Act of 1933, as amended, and satisfy the eligibility requirements of Rule 144A(d)(3) under the Act.

       The entire proceeds from the sale of the trust preferred securities was used for the purchase of $10.0 million (in principal amount) of unsecured junior subordinated deferrable interest notes issued by AIS under a junior subordinated indenture dated as of September 30, 2003 between AIS and JPMorgan Chase Bank, as indenture trustee.

       During September 2003, $25.0 million of Series A preferred shares were exchanged for 2,687,500 Class B common shares.

                      GLOSSARY OF SELECTED INSURANCE TERMS

Admitted......................   An insurer that is authorized and licensed to
                                 do business in a given jurisdiction.

Broker........................   An intermediary that negotiates contracts of
                                 insurance or reinsurance on behalf of an insured party, receiving a commission from the insurer or reinsurer for placement and other services rendered.

Capacity......................   The percentage of surplus, or the dollar amount
                                 of exposure, that an insurer or reinsurer is willing or able to place at risk. Capacity may apply to a single risk, a program, a line of business or an entire book of business.
                                 Capacity may be constrained by legal
                                 restrictions, corporate restrictions or
                                 indirect restrictions.

Casualty Insurance or
Reinsurance...................   Insurance or reinsurance that is primarily
                                 concerned with the losses caused by injuries to third persons, i.e., not the insured, or to property owned by third persons and the legal liability imposed on the insured resulting therefrom. It includes, but is not limited to, employers' liability, workers' compensation, public liability, automobile liability, personal liability and aviation liability insurance. It excludes certain types of losses that by law or custom are considered as being exclusively within the scope of other types of insurance or reinsurance, such as fire or marine.

Catastrophe...................   A severe loss, typically involving multiple
                                 claimants. Common perils include earthquakes, hurricanes, hailstorms, severe winter weather, floods, fires, tornadoes, explosions and other natural or man-made disasters. Catastrophe losses may also arise from acts of war, acts of terrorism and political instability.

Cede; Ceding Company..........   When an insurer reinsures some or all of its
                                 liability with another insurer, it "cedes" business and is referred to as the "ceding company."

Claim.........................   Request by an insured or reinsured for
                                 indemnification by an insurance company or a reinsurance company for loss incurred from an insured peril or event.

Clash.........................   Exposure to a larger single loss than intended
                                 due to losses incurred under two or more coverages or policies for the same event.

Combined Ratio................   The sum of the expense ratio and the losses and
                                 loss adjustment expense ratio. The combined ratio of an insurance company is generally viewed as an indication of underwriting profitability of that insurance company, but does not take into account the effect of investing activities on net income.

Development...................   The difference between the amount of reserves
                                 for losses and loss adjustment expenses
                                 initially estimated by an insurer and the amount reestimated in an evaluation on a later date.

Direct Insurance..............   Insurance sold by an insurer that contracts
                                 with the insured, as distinguished from
                                 reinsurance.

Directors and Officers
Liability.....................   Insurance that covers liability for corporate
                                 directors and officers for wrongful acts, subject to applicable exclusions, terms and conditions of the policy.

Excess and Surplus Lines......   Lines of insurance that admitted companies
                                 generally are not providing in a given
                                 jurisdiction and which are placed through excess and surplus line brokers with companies not admitted in the jurisdiction. Excess and surplus lines policies generally are not subject to regulations governing premium rates or policy language. Excess and surplus lines coverage may be provided for specialty products or for standard coverages that at such time are not being offered by admitted companies in the particular jurisdiction.

Excess of Loss................   Reinsurance or insurance that indemnifies the
                                 reinsured or insured against all or a specified portion of losses over a specified currency amount or "retention."

Exclusions....................   Provisions in an insurance or reinsurance
                                 policy excluding certain risks or otherwise limiting the scope of coverage.

Expense Ratio.................   Under SAP, the ratio of underwriting expenses
                                 to net premiums written. Under generally accepted accounting principles, the ratio of acquisition costs and underwriting expenses to net premiums earned.

Exposure......................   The possibility of loss. A unit of measure of
                                 the amount of risk a company assumes.

Frequency.....................   The number of claims occurring during a given
                                 coverage period.

General Agency................   An independent agency that represents one or
                                 more insurers and has the authority to appoint sub-agents who write their business through the general agency. A general agency places insurance with an insurance company in accordance with underwriting criteria, terms and rates established by the insurance company.

Gross Premiums Written and
Acquired......................   Total premiums for insurance written and
                                 assumed reinsurance during a given period.

Incurred but Not Reported, or
"IBNR"........................   The liability for future payments on losses
                                 which have occurred but have not yet been reported in the insurer's records. This may include expected future development on reported claims.

Liability Insurance...........   Same as casualty insurance.

Loss; Losses..................   An occurrence that is the basis for submission
                                 or payment of a claim. Losses may be covered, limited or excluded from coverage, depending on the terms of the policy.

Loss Adjustment Expenses......   The expenses of settling claims, including
                                 legal and other fees.

Loss Expenses.................   The expenses of settling claims, including
                                 legal and other fees and the portion of general expenses allocated to claim settlement costs.

Losses and Loss Adjustment
Expense Ratio.................   The ratio of incurred losses and loss
                                 adjustment expenses to premiums earned.
                                 Incurred losses include an estimated provision for incurred but not reported claims.

Loss Reserves.................   Liabilities established by insurers and
                                 reinsurers to reflect the estimated cost of claims incurred that the insurer or reinsurer will ultimately be required to pay in respect of insurance or reinsurance it has written. Reserves are established for losses and for loss expenses, and consist of case reserves and IBNR reserves.
                                 As the term is used in this prospectus, "loss reserves" is meant to include reserves for both losses and for loss expenses.

Losses Incurred...............   The total losses sustained by an insurer or
                                 reinsurer under a policy or policies, whether paid or unpaid. Incurred losses include a provision for IBNR.

National Association of
Insurance Commissioners, or
"NAIC"........................   An organization of the insurance commissioners
                                 or directors of all 50 states and the District of Columbia organized to promote consistency of regulatory practice and statutory accounting standards throughout the United States.

Net Premiums Earned...........   The portion of net premiums written during or
                                 prior to a given period that was actually recognized as income during such period.

Net Premiums Written..........   Premiums retained by an insurer after deducting
                                 premiums on business ceded to others.

Non-Admitted..................   An insurer not licensed in a given
                                 jurisdiction, but writing insurance in that jurisdiction on an unregulated basis with the permission of the insurance regulatory authorities of that jurisdiction. In some jurisdictions, non-admitted companies appear on a list of approved, non-admitted companies.

Policyholders' Surplus........   The amount remaining after all liabilities of
                                 an insurance company are subtracted from all of its assets, applying statutory accounting principles. This amount is regarded as financial protection to policyholders in the event an insurer suffers unexpected or unreserved losses.

Premiums......................   The amount charged during the term on policies
                                 and contracts issued, renewed or reinsured by an insurance company or reinsurance company.

Premiums Earned...............   That portion of property and casualty premiums
                                 written that applies to the expired portion of the policy term. Earned premiums are recognized as revenues under both SAP and U.S. GAAP.

Professional Liability........   Insurance that provides coverage for attorneys,
                                 doctors, accountants and other professionals.

Rates.........................   Amounts charged per unit of insurance and
                                 reinsurance.

Reinsurance...................   A procedure whereby an insurer remits or cedes
                                 a portion of the premium to a reinsurer as payment to the reinsurer for assuming a portion of the related risk.

Reported Losses...............   Claims or potential claims that have been
                                 identified to a reinsurer by a ceding company or to an insurer by an insured.

Reserves......................   Estimates at a given point in time of amounts
                                 that an insurance carrier expects to pay on losses based on facts and circumstances then known.

Retention.....................   The amount of exposure a policyholder company
                                 retains on any one risk or group of risks. The term may apply to an insurance policy, where the policyholder is an individual, family or business, or a reinsurance policy, where the policyholder is an insurance company.

Risk-Based Capital, or
"RBC".........................   A measure adopted by the NAIC and enacted by
                                 states for determining the minimum statutory capital and surplus requirements of insurers with required regulatory and company actions that apply when an insurer's capital and surplus is below these minimums.

Specialty Lines...............   Lines of insurance for risks that are unique,
                                 unusual or otherwise difficult to find insurers willing to insure.

Statutory Accounting
Principles, or "SAP"..........   Those principles required by state law that
                                 must be followed by insurers in submitting their financial statements to state insurance departments.

TPAs..........................   Third-party administrators that are used to
                                 assist in the processing of claims.

Underwriting..................   The process of reviewing applications submitted
                                 for insurance coverage and determining whether to accept all or part of the coverage being requested and what the applicable premiums, terms and conditions should be.

Underwriting Expenses.........   As used in the definition of "Expense Ratio,"
                                 the aggregate of policy acquisition costs and the portion of general and administrative and other expenses of an insurer attributable to underwriting operations.

U.S. GAAP.....................   United States generally accepted accounting
                                 principles as defined by the American Institute of Certified Public Accountants or statements of the Financial Accounting Standards Board.
                                 U.S. GAAP is the method of accounting to be used by the Company for reporting to shareholders.

Umbrella Liability............   A form of insurance protection against losses
                                 in excess of amounts covered by other liability insurance policies or amounts not covered by the usual liability policies.

Underwriter...................   An employee of an insurance or reinsurance
                                 company who examines, accepts or rejects risks and classifies accepted risks in order to charge an appropriate premium for each accepted risk. The underwriter is expected to select business that will produce an average risk of loss no greater than that anticipated for the class of business.

Unearned Premium..............   The portion of premiums written that is
                                 allocable to the unexpired portion of the policy term.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Through and including           , 2003 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                9,750,000 SHARES

                          [UNITED NATIONAL GROUP LOGO]

                          UNITED NATIONAL GROUP, LTD.

                             CLASS A COMMON SHARES

                             ---------------------

                                   PROSPECTUS
                             ---------------------

                              MERRILL LYNCH & CO.
                         BANC OF AMERICA SECURITIES LLC
                       DOWLING & PARTNERS SECURITIES, LLC
                                FOX-PITT, KELTON
                         KEEFE, BRUYETTE & WOODS, INC.

                                           , 2003

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

       The following table sets forth the estimated expenses expected to be incurred by the registrant in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions.


Securities and Exchange Commission registration fee.........   $   18,607
National Association of Securities Dealers, Inc. filing
  fee.......................................................       23,500
Nasdaq National Market listing fee..........................      100,000
Legal fees and expenses.....................................    1,100,000
Accounting fees and expenses................................    1,000,000
Blue sky fees and expenses..................................        2,500
Printing and engraving expenses.............................    1,000,000
Registrar and transfer agent fees and expenses..............        6,500
Miscellaneous fees and expenses.............................            0
                                                               ----------
     Total..................................................   $3,251,107
                                                               ==========


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

       The articles of association of the registrant provide for the indemnification of its directors and officers. Specifically, under the indemnification provisions, the registrant will indemnify its directors and officers to the fullest extent permitted by law against liabilities that are incurred by the directors or officers while executing the duties of their respective offices. The directors and officers, however, will not be entitled to the indemnification if they incurred the liabilities through their own willful default or fraud.

       The board resolutions of the registrant provide for the indemnification of its directors and officers against any claims arising out of or relating to the preparation, filing and distribution of this registration statement or the prospectus contained in this registration statement. The resolutions expressly authorize the registrant to indemnify its directors and officers to the fullest extent permitted by law.

       The registrant is an exempted company with limited liability incorporated in the Cayman Islands. As such, it is subject to and governed by the laws of the Cayman Islands with respect to the indemnification provisions. Although The Companies Law (2003 Revision) of the Cayman Islands does not specifically restrict a Cayman Islands company's ability to indemnify its directors or officers, it does not expressly provide for such indemnification either. Certain English case law (which is likely to be persuasive in the Cayman Islands), however, indicates that the indemnification is generally permissible, unless there had been fraud, willful default or reckless disregard on the part of the director or officer in question.

       The registrant has entered into indemnification agreements with its directors and officers, whereby the registrant agreed to indemnify its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the registrant, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of the registrant. At present, there is no pending litigation or proceeding involving a director or officer of the registrant regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

       The registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act of 1933 and the Securities Exchange Act of 1934 that might be incurred by any director or officer in his capacity as such.

       The underwriters are obligated, under certain circumstances, pursuant to the underwriting agreement to be filed as Exhibit 1.1 hereto, to indemnify the registrant, the directors, certain officers and controlling persons of the registrant against liabilities under the Securities Act of 1933, as amended.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

       In the three years prior to the filing of this registration statement, the registrant issued the following unregistered securities:

       1. Upon the incorporation of the registrant on August 26, 2003, one subscriber share was issued to the incorporator, Roderick Palmer, which share was repurchased by the registrant on September 5, 2003. Such sale was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction not involving any public offering.

       2. On August 29, 2003, the registrant issued 15,000 Class B Common Shares, par value $0.0001 per share (the "Class B Shares") to U.N. Holdings (Cayman) Ltd. in exchange for consideration of $150,000 in cash. Such sale was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction not involving any public offering.

       3. On September 5, 2003, the registrant issued an aggregate of 2,500,000 Class A Common Shares, par value $0.0001 per share (the "Class A Shares"), 9,985,000 Class B Shares, and 17,500,000 Series A Preferred Shares, par value $0.0001 per share (the "Preferred Shares"), in connection as described under "Our Relationship with Fox Paine & Company." Such sales were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction not involving any public offering. The Amended and Restated Investment Agreement pursuant to which such issuances were effected is filed as an exhibit to this registration statement.

       4. On September 5, 2003, the registrant issued an aggregate of 198,750 Class A Shares to Seth A. Freudberg, Richard S. March, Kevin L. Tate, Robert Cohen, William F. Schmidt and Jonathan Ritz, each of whom is an officer of subsidiaries of the registrant, in exchange for an aggregate of $2 million in cash. Such sales were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction not involving any public offering.

       5. On September 5, 2003, options to purchase an aggregate of 1,138,574 Class A Shares were granted under the registrant's Stock Incentive Plan at a weighted average exercise price of $9.21 per share. The issuance of such options under such plan was deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated under Section 3(b) of the Securities Act as transactions pursuant to compensation benefit plans and contracts relating to compensation.

       6. On September 11, 2003, the registrant issued warrants to purchase an aggregate of 55,000 Class A Shares with an exercise price of $10.00 per share. Such issuances were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction not involving any public offering.

       7. On November 24, 2003, the registrant issued options to purchase 118,125 Class A Shares to Timothy J. Dwyer, an officer of subsidiaries of the registrant, under the registrant's Stock Incentive Plan at an exercise price of $10.00 per share. The issuance of such options under such plan was deemed to be exempt from registration under the Securities Act by virtue of

Rule 701 promulgated under Section 3(b) of the Securities Act as a transaction pursuant to compensation benefit plans and a contract relating to compensation.

       8. On November 24, 2003, the registrant issued a total of 13,125 Class A Shares to Timothy J. Dwyer, an officer of subsidiaries of the registrant, in exchange for an aggregate of $131,250. Such sale was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) thereof.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

       The following exhibits are being filed with this registration statement pursuant to Item 601 of Regulation S-K.


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  1.1     Form of Underwriting Agreement
  2.1+    Amended and Restated Investment Agreement, dated as of
          September 5, 2003, by and among U.N. Holdings (Cayman),
          Ltd., United National Group, Ltd., U.N. Holdings II, Inc.,
          U.N. Holdings LLC, U.N. Holdings Inc., Wind River Investment
          Corporation and certain Trusts Listed on Schedule A thereof
  3.1+    Amended and Restated Memorandum and Articles of Association
          of United National Group, Ltd.
  3.2+    Written Resolutions of the Board of Directors Designating
          the Rights and Preferences of the Series A Preferred Shares
          of United National Group, Ltd., dated September 5, 2003
  4.1+    Form of Amended and Restated 5.0% Senior Note, due September
          5, 2015, of Wind River Investment Corporation
  4.2+    Form of Amended and Restated Deed of Guaranty, dated
          November 25, 2003, by United National Group, Ltd. in favor of the holders of the 5.0% Senior Notes, due September 5,
          2015, of Wind River Investment Corporation
  4.3     Form of Specimen Certificate for Registrant's Class A Common
          Shares
  5.1+    Form of Legal Opinion of Walkers
 10.1+    Form of Amended and Restated Shareholders Agreement, by and
          among United National Group, Ltd., U.N. Holdings (Cayman)
          Ltd. and those trusts signatory thereto
 10.2+    Management Shareholders Agreement, dated as of September 5,
          2003, by and among United National Group, Ltd. and those
          management shareholders signatory thereto
 10.3+    Management Agreement, dated as of September 5, 2003, by and among United National Group, Ltd., Fox Paine & Company, LLC and The AMC Group, L.P., with related Indemnity Letter
 10.4+    United National Group, Ltd. Stock Incentive Plan and
          Amendment No. 1 thereto
 10.5+    Employment Agreement, dated as of September 5, 2003, by and between United National Insurance Company and Seth D.
          Freudberg
 10.6+    Employment Agreement, dated as of September 5, 2003, by and between United National Insurance Company and Richard S.
          March
 10.7+    Employment Agreement, dated as of September 5, 2003, by and between United National Insurance Company and Kevin L. Tate
 10.8+    Employment Agreement, dated as of September 5, 2003, by and between United National Insurance Company and Robert Cohen
 10.9+    Employment Agreement, dated as of September 5, 2003, by and between United National Insurance Company and William F.
          Schmidt
 10.10+   Employment Agreement, dated as of September 5, 2003, by and between United National Insurance Company and Jonathan Ritz

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 10.11+   Letter Agreement, dated November 8, 2003, by and between
          David R. Bradley and United National Group
 10.12+   United National Group Annual Incentive Awards Plan
 11.1+    Statement Regarding Computation of Per Share Earnings
 21.1+    List of Subsidiaries
 23.1     Consent of PricewaterhouseCoopers LLP
 23.2+    Consent of Walkers (included in Exhibit 5.1)
 23.3+    Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P.
 23.4+    Consent of David King & Co.
 23.5+    Consent of Appleby Spurling & Kempe
 24.1+    Powers of Attorney
 99.1+    Form F-N


------------


+ Previously filed.


ITEM 17.  UNDERTAKINGS

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

       The undersigned registrant hereby undertakes that:

                1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                2. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


       Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on December 15, 2003.


                                          UNITED NATIONAL GROUP, LTD.

                                          By:     /s/ DAVID R. BRADLEY
                                            ------------------------------------
                                          Name:  David R. Bradley
                                          Title:   Chief Executive Officer


       Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on December 15, 2003.


SIGNATURE                                                         TITLE
---------                                                         -----

                        /s/ SAUL A. FOX                           Chairman and Director
 --------------------------------------------------------------
                          Saul A. Fox


                      /s/ DAVID R. BRADLEY                        Chief Executive Officer
 --------------------------------------------------------------
                        David R. Bradley


                      /s/ TROY W. THACKER                         Vice Chairman and Director
 --------------------------------------------------------------
                        Troy W. Thacker


                       /s/ KEVIN L. TATE                          Principal Financial and Accounting
 --------------------------------------------------------------   Officer
                         Kevin L. Tate


                    /s/ W. DEXTER PAINE, III                      Director
 --------------------------------------------------------------
                      W. Dexter Paine, III


                     /s/ ANGELOS J. DASSIOS                       Director
 --------------------------------------------------------------
                       Angelos J. Dassios


                               *                                  Director
 --------------------------------------------------------------
                      Russell C. Ball, III


* By:                     /s/ TROY W. THACKER                     Attorney-in-Fact
        --------------------------------------------------------
                            Troy W. Thacker

                       REPORT OF INDEPENDENT AUDITORS ON
                         FINANCIAL STATEMENT SCHEDULES

To the Board of Directors and Shareholders of Wind River Investment Corporation:

Our audits of the consolidated financial statements referred to in our report dated June 25, 2003 appearing in this Registration Statement on Form S-1 also included an audit of the financial statement schedules listed in Item 16(a)(2) of this Registration Statement. In our opinion, these financial statement schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

PricewaterhouseCoopers LLP
Philadelphia, PA
June 25, 2003

                       WIND RIVER INVESTMENT CORPORATION

         SCHEDULE I -- SUMMARY OF INVESTMENTS -- OTHER THAN INVESTMENTS IN RELATED PARTIES AS OF DECEMBER 31, 2002

                                                                                     AMOUNT AT
                                                                                       WHICH
                                                                                   SHOWN IN THE
                                                        COST*          VALUE       BALANCE SHEET
                                                     ------------   ------------   -------------
TYPE OF INVESTMENT:
BONDS
  United States Government and government agencies
     and authorities...............................  $ 29,364,450   $ 30,667,363   $ 30,667,363
  States, municipalities, and political
     subdivisions..................................   395,938,043    407,297,598    407,297,598
  Foreign Governments..............................            --             --             --
  Public Utilities.................................       823,049        748,125        748,125
  Convertibles and bonds with warrants attached....    14,090,269     13,859,313     13,859,313
  All other corporate bonds........................     9,654,972      8,452,673      8,452,673
Certificates of deposit............................            --             --             --
Redeemable preferred stock.........................       825,404        653,600        653,600
                                                     ------------   ------------   ------------
       Total fixed maturities......................  $450,696,187   $461,678,672   $461,678,672
                                                     ============   ============   ============
EQUITY SECURITIES
Common Stocks......................................       669,740        542,327        542,327
  Public Utilities.................................     4,437,379      3,863,048      3,863,048
  Banks, trusts and insurance companies............    32,038,313     27,198,250     27,198,250
Non-redeemable preferred stock.....................     2,159,780      2,452,888      2,452,888
                                                     ------------   ------------   ------------
       Total equity securities.....................  $ 39,305,212   $ 34,056,513   $ 34,056,513
                                                     ============   ============   ============
Mortgage loans on real estate......................  $  1,166,556   $  1,166,556   $  1,166,556
Real estate........................................            --             --             --
Policy loans.......................................            --             --             --
Other long-term investments........................    42,354,777     41,285,106     41,285,106
Short-term investments.............................            --             --             --
                                                     ------------   ------------   ------------
       Total Investments...........................  $533,522,732   $538,186,847   $538,186,847
                                                     ============   ============   ============

------------

* Original cost of equity securities; original cost of fixed maturities adjusted for amortization of premiums and accretion of discounts. All amounts are shown net of impairment losses.

                       WIND RIVER INVESTMENT CORPORATION

              SCHEDULE III -- SUPPLEMENTARY INSURANCE INFORMATION
         AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002

                                     FUTURE POLICY                    OTHER                                   BENEFITS,
                        DEFERRED       BENEFITS,                      POLICY                                   CLAIMS,
                         POLICY      LOSSES, CLAIMS                    AND                         NET        LOSSES AND
                       ACQUISITION      AND LOSS        UNEARNED     BENEFITS     PREMIUM      INVESTMENT     SETTLEMENT
       SEGMENT            COSTS         EXPENSES        PREMIUMS     PAYABLE      REVENUE        INCOME        EXPENSES
       -------         -----------   --------------   ------------   --------   ------------   -----------   ------------
2000:
Excess and Surplus
  Lines..............  $       --    $           --   $         --    $  --     $ 40,504,000   $        --   $ 24,613,000
Specialty Admitted...          --                --             --       --       25,677,000            --     18,408,000
Reinsurance..........          --                --             --       --       70,750,000            --     70,130,000
Corporate............      (8,000)      800,630,000    150,078,000       --               --    22,490,000             --
Total................  $   (8,000)   $  800,630,000   $150,078,000    $  --     $136,931,000   $22,490,000   $113,151,000

2001:
Excess and Surplus
  Lines..............  $       --    $           --   $         --    $  --     $ 59,004,000   $        --   $ 43,880,000
Specialty Admitted...          --                --             --       --       36,582,000            --     29,075,000
Reinsurance..........          --                --             --       --       54,750,000            --     55,383,000
Corporate............     428,000       907,357,000    214,028,000       --               --    19,353,000             --
Total................  $  428,000    $  907,357,000   $214,028,000    $  --     $150,336,000   $19,353,000   $128,338,000

2002:
Excess and Surplus
  Lines..............  $       --    $           --   $         --    $  --     $101,474,000   $        --   $128,642,000
Specialty Admitted...          --                --             --       --       53,039,000            --     64,857,000
Reinsurance..........          --                --             --       --        8,250,000            --      8,251,000
Corporate............   3,289,000     2,004,422,000    247,138,000       --               --    17,685,000             --
Total................  $3,289,000    $2,004,422,000   $247,138,000    $  --     $162,763,000   $17,685,000   $201,750,000

                       AMORTIZATION
                       OF DEFERRED
                          POLICY         OTHER
                       ACQUISITION     OPERATING      PREMIUMS
       SEGMENT            COSTS        EXPENSES       WRITTEN
       -------         ------------   -----------   ------------
2000:
Excess and Surplus
  Lines..............  $        --    $             $ 40,663,000
Specialty Admitted...           --             --     24,909,000
Reinsurance..........           --             --     62,000,000
Corporate............      280,000      2,918,000             --
Total................  $   280,000    $ 2,918,000   $127,572,000

2001:
Excess and Surplus
  Lines..............  $        --    $        --   $ 68,226,000
Specialty Admitted...           --             --     39,084,000
Reinsurance..........           --             --     62,000,000
Corporate............     (436,000)     2,220,000             --
Total................  $  (436,000)   $ 2,220,000   $169,310,000

2002:
Excess and Surplus
  Lines..............  $        --    $        --   $112,110,000
Specialty Admitted...           --             --     60,579,000
Reinsurance..........           --             --             --
Corporate............    2,861,000      5,874,000             --
Total................  $ 2,861,000    $ 5,874,000   $172,689,000

------------

                       WIND RIVER INVESTMENT CORPORATION

                           SCHEDULE IV -- REINSURANCE
                                EARNED PREMIUMS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002

                                                                                         PERCENTAGE
                                                 CEDED TO    ASSUMED FROM                OF AMOUNT
                                       GROSS       OTHER        OTHER                    ASSUMED TO
                                       AMOUNT    COMPANIES    COMPANIES     NET AMOUNT      NET
       (DOLLARS IN THOUSANDS)         --------   ---------   ------------   ----------   ----------
2000
Property & Liability Insurance......  $374,179   $311,875      $74,627       $136,931        54%
2001
Property & Liability Insurance......  $547,963   $456,226      $58,599       $150,336        39%
2002
Property & Liability Insurance......  $750,426   $597,201      $ 9,538       $162,763         6%

                       WIND RIVER INVESTMENT CORPORATION
  SCHEDULE VI -- SUPPLEMENTARY INFORMATION FOR PROPERTY CASUALTY UNDERWRITERS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                      RESERVES FOR
                         DEFERRED     UNPAID CLAIMS
                          POLICY        AND CLAIM     DISCOUNT IF ANY
                        ACQUISITION    ADJUSTMENT       DEDUCTED IN     UNEARNED    EARNED    NET INVESTMENT
                           COSTS        EXPENSES         COLUMN C       PREMIUMS   PREMIUMS       INCOME
(DOLLARS IN THOUSANDS)  -----------   -------------   ---------------   --------   --------   --------------
Consolidated Property
  & Casualty Entities
  2002...............     $3,289       $2,004,422                       $247,138   $162,763      $17,685
  2001...............        428          907,357                       214,028    150,336        19,353
  2000...............         (8)         800,630                       150,078    136,931        22,490
Unconsolidated
  Property Casualty
  Entities(1)
  2002...............
  2001...............
  2000...............
Proportionate share of
  UNG and its
  subsidiaries
  50-percent-or-less-
  owned property
  casualty
  investees(1)
  2002...............
  2001...............
  2000...............

                            CLAIMS AND CLAIM
                           ADJUSTMENT EXPENSE       AMORTIZATION OF   PAID CLAIMS
                           INCURRED RELATED TO      DEFERRED POLICY    AND CLAIM
                        -------------------------     ACQUISITION     ADJUSTMENT    PREMIUMS
                        CURRENT YEAR   PRIOR YEAR        COSTS         EXPENSES     WRITTEN
(DOLLARS IN THOUSANDS)  ------------   ----------   ---------------   -----------   --------
Consolidated Property
  & Casualty Entities
  2002...............     $130,327      $ 71,423        $(2,861)       $ 97,714     $172,689
  2001...............      134,558        (6,220)          (436)        102,680      169,310
  2000...............      123,476       (10,325)           280         149,892      127,572
Unconsolidated
  Property Casualty
  Entities(1)
  2002...............
  2001...............
  2000...............
Proportionate share of
  UNG and its
  subsidiaries
  50-percent-or-less-
  owned property
  casualty
  investees(1)
  2002...............
  2001...............
  2000...............

------------

(1) All of the Company's subsidiaries are 100% owned and consolidated.

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  1.1     Form of Underwriting Agreement
  2.1+    Amended and Restated Investment Agreement, dated as of
          September 5, 2003, by and among U.N. Holdings (Cayman),
          Ltd., United National Group, Ltd., U.N. Holdings II, Inc.,
          U.N. Holdings LLC, U.N. Holdings Inc., Wind River Investment
          Corporation and certain Trusts Listed on Schedule A thereof
  3.1+    Amended and Restated Memorandum and Articles of Association
          of United National Group, Ltd.
  3.2+    Written Resolutions of the Board of Directors Designating
          the Rights and Preferences of the Series A Preferred Shares
          of United National Group, Ltd., dated September 5, 2003
  4.1+    Form of Amended and Restated 5.0% Senior Note, due September
          5, 2015, of Wind River Investment Corporation
  4.2+    Form of Amended and Restated Deed of Guaranty, dated
          November 25, 2003, by United National Group, Ltd. in favor of the holders of the 5.0% Senior Notes, due September 5,
          2015, of Wind River Investment Corporation
  4.3     Form of Specimen Certificate for Registrant's Class A Common
          Shares
  5.1+    Form of Legal Opinion of Walkers
 10.1+    Form of Amended and Restated Shareholders Agreement, by and
          among United National Group, Ltd., U.N. Holdings (Cayman)
          Ltd. and those trusts signatory thereto
 10.2+    Management Shareholders Agreement, dated as of September 5,
          2003, by and among United National Group, Ltd. and those
          management shareholders signatory thereto
 10.3+    Management Agreement, dated as of September 5, 2003, by and among United National Group, Ltd., Fox Paine & Company, LLC and The AMC Group, L.P., with related Indemnity Letter
 10.4+    United National Group, Ltd. Stock Incentive Plan and
          Amendment No. 1 thereto
 10.5+    Employment Agreement, dated as of September 5, 2003, by and between United National Insurance Company and Seth D.
          Freudberg
 10.6+    Employment Agreement, dated as of September 5, 2003, by and between United National Insurance Company and Richard S.
          March
 10.7+    Employment Agreement, dated as of September 5, 2003, by and between United National Insurance Company and Kevin L. Tate
 10.8+    Employment Agreement, dated as of September 5, 2003, by and between United National Insurance Company and Robert Cohen
 10.9+    Employment Agreement, dated as of September 5, 2003, by and between United National Insurance Company and William F.
          Schmidt
 10.10+   Employment Agreement, dated as of September 5, 2003, by and between United National Insurance Company and Jonathan Ritz
 10.11+   Letter Agreement, dated November 8, 2003, by and between
          David R. Bradley and United National Group
 10.12+   United National Group Annual Incentive Awards Plan
 11.1+    Statement Regarding Computation of Per Share Earnings
 21.1+    List of Subsidiaries
 23.1     Consent of PricewaterhouseCoopers LLP
 23.2+    Consent of Walkers (included in Exhibit 5.1)
 23.3+    Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P.
 23.4+    Consent of David King & Co.
 23.5+    Consent of Appleby Spurling & Kempe
 24.1+    Powers of Attorney
 99.1+    Form F-N


------------


+ Previously filed.